                                                Filed pursuant to Rule 424(b)(3)
                                                Registration No. 333-83027

PROSPECTUS                                                          $147,000,000

                            [ARCH LOGO APPEARS HERE]

                              Note Exchange Offer

                           ARCH COMMUNICATIONS, INC.

     We are offering to exchange $147,000,000 principal amount of our new 13 3/4% senior notes due 2008, which have been registered under the Securities Act of 1933, for $147,000,000 principal amount of our outstanding 13 3/4% senior notes due 2008 that were issued in a private placement on June 3, 1999. The new notes are substantially identical to the old notes except that their transfer is not restricted as are the old notes.

     The exchange offer will expire at 5:00 p.m., New York City time, on September 23, 1999 unless extended.

     We do not expect the new notes to trade on Nasdaq or on any securities exchange. The note exchange should be non-taxable for federal income tax purposes.

     To learn how to exchange your old notes for new notes, see
     "Prospectus Summary--The Exchange Offer" beginning on page 4, "The Exchange Offer" beginning on page 20 and "Plan of Distribution" beginning on page 131.

-----------------------------------      --------------------------------------
 Neither the SEC nor any state                We urge you to carefully read the
 securities regulators have                   "Risk Factors" section,
 approved or disapproved the                  beginning on page 9, before you
 notes or the exchange offer or               make any investment decision.
 determined if this prospectus is
 accurate or adequate. Anyone who
 tells you otherwise is
 committing a crime.
-----------------------------------      --------------------------------------

                The date of this prospectus is August 26, 1999.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Summary...................................................................   1
  Our Business............................................................   1
    Arch..................................................................   1
    MobileMedia...........................................................   2
    The MobileMedia Acquisition...........................................   2
    The Combined Company..................................................   2
    Other Information About Arch..........................................   3
  The Exchange Offer......................................................   4
  The Notes...............................................................   6
Risk Factors..............................................................   9
  Risks Related to the Notes and Outstanding Indebtedness.................   9
  Uncertainties Related to the MobileMedia Acquisition ...................  13
  Business and Financial Risks............................................  14
Forward-Looking Statements................................................  18
Use of Proceeds...........................................................  18
Capitalization............................................................  19
The Exchange Offer........................................................  20
Selected Historical Consolidated Financial and Operating Data--Arch.......  28
Arch Management's Discussion and Analysis of Financial Condition and
 Results of Operations....................................................  30
Selected Historical Consolidated Financial and Operating Data--
 MobileMedia..............................................................  40
MobileMedia Management's Discussion and Analysis of Financial Condition
 and Results of Operations................................................  42
Unaudited Selected Pro Forma Consolidated Financial Data..................  54

                                                                           Page
                                                                           ----
Unaudited Pro Forma Condensed Consolidated Financial Statements ..........  55
Industry Overview.........................................................  61
Business..................................................................  66
  Business Strategy.......................................................  66
  Arch's Paging and Messaging Services, Products and Operations...........  67
  MobileMedia's Paging and Messaging Services, Products and Operations....  69
  Networks and Licenses...................................................  70
  Subscribers and Marketing...............................................  72
  Sources of Equipment....................................................  74
  Employees...............................................................  74
  Trademarks..............................................................  75
  Properties..............................................................  75
  Litigation..............................................................  75
  Predecessors to the Combined Company; Events Leading up to MobileMedia's
   Bankruptcy Filings.....................................................  76
  The MobileMedia Acquisition.............................................  77
Management................................................................  79
Principal Stockholders....................................................  85
Description of Outstanding Indebtedness...................................  88

Description of Notes......................................................  92

Material Federal Income Tax Considerations................................ 125

Plan of Distribution...................................................... 131

Legal Matters............................................................. 132

Experts................................................................... 132
Index to Financial Statements............................................. F-1

                                    SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. It may not contain all of the information that is important to you. We urge you to read the entire prospectus, including financial statements and "Risk Factors". We--Arch Communications, Inc.--are a wholly owned subsidiary of Arch Communications Group, Inc., which we refer to in this prospectus as our parent company. We use the name "Arch" to refer to ourselves--Arch Communications, Inc.--and our consolidated subsidiaries both before and after the MobileMedia acquisition described below, unless we indicate otherwise. Sometimes we use the phrase "combined company" when we wish to emphasize that we are referring specifically to Arch after the MobileMedia acquisition.

                                  Our Business

Arch is now the second largest provider of wireless messaging services, primarily paging services, in the United States based on its net revenues and its approximately 7.1 million units in service. This reflects Arch's acquisition of MobileMedia Communications, Inc. and its subsidiaries on June 3, 1999. Before the MobileMedia acquisition, Arch and MobileMedia separately conducted two of the largest paging operations in the country. Arch believes that the MobileMedia acquisition will benefit Arch through operating synergies, cost savings and a reduction in Arch's financial leverage. However, the integration of the companies' businesses may present difficulties. See "Risk Factors--Integrating the two companies presents challenges".

Arch's operating objectives are to increase its EBITDA, or earnings before interest, taxes, depreciation and amortization; deploy its capital efficiently; reduce its financial leverage; and expand its customer relationships. To achieve its operating objectives, Arch:

  . has selected a low-cost operating strategy as its principal competitive tactic;

  . is seeking to reduce its financial leverage by reducing capital requirements and increasing EBITDA;

  . is distributing its products and services through several different channels; and

  . is pursuing new revenue opportunities associated with its units in service, including applications in narrowband personal communications services, which are commonly referred to as N-PCS.

Arch

Arch has been a leading provider of wireless messaging services, primarily paging services. At March 31, 1999, Arch was the third largest paging company in the United States based on its 4.3 million units then in service. Arch has:

  . operated in 41 states and more than 180 of the 200 largest markets in the United States;

  . offered local, regional and nationwide paging services employing digital networks covering approximately 85% of the United States population;

  . offered four types of paging services through its networks: digital display, alphanumeric display, tone-only and tone-plus-voice. These types of services are described in detail under "Business--Arch's Paging and Messaging Services, Products and Operations" beginning on page 69; and

  . offered enhanced and complementary services, including voice mail, personalized greeting, message storage and retrieval, pager loss protection and pager maintenance.

Prior to the MobileMedia acquisition, Arch achieved significant growth in units in service through a combination of internal growth and acquisitions. From January 1, 1996 through March 31, 1999, Arch's total number of units in service grew at a compound rate on an annualized basis of 26.7%. For the same period on an annualized basis, Arch's compound rate of internal growth in units in service was 22.3%, excluding units added through acquisitions. From commencement of operations in September 1986 through March 31, 1999, Arch completed 33 acquisitions involving an aggregate of 1.7 million units in service at the time of purchase. The MobileMedia acquisition has added approximately 2.8 million additional units, net of intercompany units and adjustments to conform the definitions of units in service used by Arch and MobileMedia.

Arch had revenues of $413.6 million and a net loss of $167.1 million for the year ended December 31, 1998 and revenues of $100.9 million and a net loss of $38.7 million for the three months ended March 31, 1999.

MobileMedia

Prior to its acquisition by Arch, MobileMedia operated one of the largest paging companies in the United States, with approximately 3.1 million units in service as of March 31, 1999. Through its sales offices, nationwide retail distribution network, company-operated retail stores and resellers, MobileMedia has offered local, regional and national coverage to subscribers in all 50 states and the District of Columbia. This has included local coverage to each of the 100 most populated metropolitan markets in the United States.

MobileMedia has marketed its services primarily under the MobileComm brand name. MobileMedia's paging and wireless messaging services have consisted principally of numeric and alphanumeric paging services. See "Business-- MobileMedia's Paging and Messaging Services, Products and Operations".

Between January 30, 1997 and June 3, 1999, MobileMedia and several affiliated companies operated as debtors-in-possession under Chapter 11 of the Bankruptcy Code. MobileMedia's insolvency proceedings are described under "Business-- Predecessors to the Combined Company; Events Leading Up to MobileMedia's Bankruptcy Filings" and "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations".

MobileMedia had revenues of $449.7 million and net income of $35.6 million for the year ended December 31, 1998 and revenues of $105.8 million and a net loss of $7.7 million for the three months ended March 31, 1999.

The MobileMedia Acquisition

Arch's parent company acquired MobileMedia on June 3, 1999 and MobileMedia is now a wholly owned subsidiary of Arch.

Arch's parent company paid approximately $537.0 million in cash, including fees and expenses and elimination of certain debt. Arch's parent company also issued a total of 35.6 million shares of its common stock and 5.4 million shares of its Class B common stock to creditors of MobileMedia and stockholders of Arch's parent company. Arch's parent company issued some of these shares in exchange for cancellation of creditors' claims and received cash proceeds of approximately $217.2 million for the other shares. Arch's parent company also borrowed approximately $320.0 million to help fund the acquisition. See "Business--The MobileMedia Acquisition".

The Combined Company

The combined company is the second largest paging operator in the United States as measured by units in service and net revenues. On a pro forma basis, but excluding the impact of expected operational cost synergies, at and for the year ended December 31, 1998, the combined company would have had:

  . approximately 7.2 million units in service;
  . net revenues of $802.7 million;
  . adjusted pro forma EBITDA, as described below, of $252.6 million; . net loss before extraordinary items of $154.2 million; and . total debt of $933.9 million.

For the year ended December 31, 1998, on a similar pro forma basis, cash flows provided by operating activities would have been $139.1 million, cash flows used in investing activities would have been $506.0 million and cash flows provided by financing activities would have been $358.1 million.

For the three months ended March 31, 1999, the combined company would have had:

  . net revenues of $194.2 million;
  . adjusted pro forma EBITDA of $64.6 million;
  . net loss before extraordinary items of $49.6 million;

  . total debt of $957.0 million; and
  . cash flows of $30.2 million provided by operating activities, $588.9 million used in investing activities and $568.1 million provided by financing activities.

This adjusted pro forma information assumes that the MobileMedia acquisition had been effected as of January 1, 1998.

The combined company's leverage on a pro forma basis, as measured by the ratio of total debt to annualized adjusted pro forma EBITDA, would have been 3.7 to 1 for the year ended December 31, 1998 and 3.7 to 1 for the three months ended March 31, 1999. Adjusted pro forma EBITDA is EBITDA net of restructuring charges and bankruptcy related expenses, equity in loss of affiliates, extraordinary items, amortization of deferred gain on tower sale, impairment of long-lived assets and reduction of liabilities subject to compromise. See "Business" and "Unaudited Pro Forma Condensed Consolidated Financial Statements".

This financial data for the combined company excludes financial data for Arch's parent company. The parent company has no material assets except for the stock of its subsidiaries, but it has approximately $393.0 million of its own indebtedness which is not included in Arch's indebtedness above. The parent company incurred interest expenses and other expenses of approximately $37.8 million during the year ended December 31, 1998 and approximately $10.2 million during the three months ended March 31, 1999. These expenses are not included in the calculation of Arch's net losses above. See "--Corporate Structure" on page 8.

Other Information About Arch

Arch is an intermediate level holding company with no material assets except the stock of its subsidiaries, which now include MobileMedia as well as Arch's historical subsidiaries.

Our principal office is located at 1800 West Park Drive, Suite 250, Westborough, Massachusetts 01581. Our telephone number is (508) 870-6700.

Arch was incorporated in Delaware in 1988 as USA Mobile Communications, Inc. II and changed its name to Arch Communications, in June 1998.

"Arch" and "Arch Paging" are service marks of Arch. "MobileComm" is a registered service mark of MobileMedia, which is not associated with MobilComm Inc. of Cincinnati, Ohio. Additional trademarks, service marks and trade names of Arch and MobileMedia also appear in this prospectus. See "Business-- Trademarks". Other trademarks, service marks and trade names used in this prospectus are owned by persons who are not associated with Arch.

Our web site is not part of this prospectus.

                               The Exchange Offer

The Exchange Offer..........  Arch is offering to exchange $1,000 principal amount of new notes for each $1,000 principal amount of old notes that are properly tendered and accepted. Arch will issue new notes on or promptly after the expiration date. There is $147.0 million aggregate principal amount of notes outstanding.

Resales of New Notes........  Based on an interpretation by the staff of the
                              SEC expressed in no-action letters issued to other companies, Arch believes that the new notes issued in the exchange offer in exchange for old notes may generally be offered for resale, resold and otherwise transferred by a holder who is not an affiliate of Arch or a broker-dealer without compliance with the registration and prospectus delivery provisions of the Securities Act if the holder is acquiring new notes in the ordinary course of its business and is not participating in a distribution of the new notes and had no arrangement or understanding with any person to do so. For information pertinent to affiliates and broker-dealers, see "The Exchange Offer-- Resale of New Notes".

Exchange and Registration
Rights Agreement............  Arch and the initial purchasers of the notes entered into an exchange and registration rights agreement which grants the holders of the old notes various exchange rights and registration rights. The exchange offer is intended to satisfy those rights, and those rights will terminate upon the effectiveness of the exchange offer. See "The Exchange Offer--Termination of Certain Rights".

Expiration Date.............  The exchange offer will expire at 5:00 p.m., New
                              York City time, on September 23, 1999, unless Arch extends the expiration date of the exchange offer in its sole discretion. See "The Exchange Offer--Expiration Date; Extensions; Amendments".

Accrued Interest on the
Notes.......................  Interest accrued through the expiration date of the exchange offer on old notes that are exchanged will be paid to holders of record of the new notes on the next regular payment date. See "The Exchange Offer--Interest on the New Notes".

Conditions to the Exchange
Offer.......................  Arch may at any time:

                               . delay the acceptance of old notes for
                                 exchange;

                               . terminate the exchange offer if specified
                                 conditions have not been satisfied;

                               . extend the expiration date of the exchange
                                 offer and retain all old notes tendered, subject, however, to the right of noteholders to withdraw their tendered notes; or

                               . waive any condition or otherwise amend the
                                 terms of the exchange offer in any way.

                              See "The Exchange Offer--Terms of the Exchange Offer". The exchange offer is subject to customary conditions that may be waived by Arch. The exchange offer is not conditioned upon any minimum amount of notes being tendered for exchange. See "The Exchange Offer--Conditions".

Exchange Agent..............  IBJ Whitehall Bank & Trust Company. For
                              assistance and requests for additional copies of this prospectus or the appended letter of transmittal or notice of guaranteed delivery, contact Customer Service by telephone at (212) 858-2103, or by facsimile at (212) 858-2611.

How to Tender Notes.........  If you wish to accept the exchange offer, you must do one of the following:

                               . if your notes are represented by physical
                                 certificates, you must complete, sign and date a letter of transmittal, following all the instructions, and mail or deliver the letter of transmittal, together with your tendered notes and any other required documentation, to the exchange agent; or

                               . if you hold your old notes through the
                                 Depository Trust Company, you must tender notes through DTC's Automated Tender Offer Program. See "The Exchange Offer--Procedures for Tendering".

Special Procedures for
Beneficial Owners...........  If you are a beneficial owner whose notes are registered in the name of a financial institution or other nominee and you wish to tender your notes in the exchange offer, you should contact the registered holder promptly and instruct it to tender for you. If you wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your notes, either make appropriate arrangements to register ownership of the notes in your own name or obtain a properly completed bond power from the registered holder. Transfer of registered ownership may take considerable time and it may not be possible to complete it before the expiration date. See "The Exchange Offer-- Procedures for Tendering".

Guaranteed Delivery
Procedures..................  If you wish to tender your notes but your notes are not immediately available or you cannot deliver your notes, the letter of transmittal or any other documentation required by the letter of transmittal to the exchange agent before the expiration date, you must tender your notes by using the guaranteed delivery procedures described under "The Exchange Offer--Guaranteed Delivery Procedures".

Acceptance of Tenders and
Delivery of New Notes ......  Subject to the satisfaction or waiver of the conditions to the exchange offer, Arch will accept for exchange any and all notes that are properly tendered in the exchange offer before the expiration date. New notes issued in exchange for old notes will be delivered as soon as practicable after the expiration date. See "The Exchange Offer--Terms of the Exchange Offer".

Withdrawal Rights...........  Tenders of old notes may be withdrawn at any time before the expiration date. See "The Exchange Offer--Withdrawal of Tenders".

Material Federal Income Tax
Considerations .............  The exchange of old notes for new notes should be non-taxable for federal income tax purposes. As a result, no material federal income tax consequences should result if you exchange old notes for new notes. See "Material Federal Income Tax Considerations".

                                   The Notes

   On June 3, 1999, Arch received the proceeds of the offering of $147.0 million principal amount of 13 3/4% senior notes due 2008 to qualified institutional buyers under Rule 144A. The notes were sold at 95.091% of the face amount for proceeds of $139.8 million, before selling discounts and expenses.

Issuer......................  Arch Communications, Inc.

Notes Offered...............  $147.0 million aggregate principal amount of 13
                              3/4% senior notes due 2008.

Maturity....................  April 15, 2008

Interest Rate...............  13 3/4% per year, payable twice a year in arrears on April 15 and October 15, beginning October 15, 1999, and also upon maturity or redemption.

Ranking.....................  Senior obligations of Arch ranking equal in right of payment to our existing and future senior debt. We are an intermediate holding company and neither our parent company nor any of our subsidiaries has guaranteed the notes. See "Risk Factors--Payments on the notes are structurally subordinated to other debt under Arch's holding company structure".

Security....................  Not secured by any collateral.

Optional Redemption.........  Beginning on April 15, 2004, we can redeem any of the notes at prices ranging from 106.875% to 100.0% of their principal amount. Before April 15, 2004 we can redeem up to 35% of the notes at 113.75% of their principal amount out of the proceeds of an equity offering so long as at least $95.6 million aggregate principal amount of notes remains outstanding.

Change of Control...........  Upon a change in control, as defined on page 119, we must offer to repurchase all of the notes at 101% of their principal amount. We cannot be sure, however, that we will have sufficient financial resources to make the repurchases.

Covenants...................  The indenture for the notes restricts our ability to incur more debt, issue preferred stock, pay dividends or make distributions, repurchase capital stock, repay subordinated debt or make other restricted payments, as defined, create liens, enter into transactions with affiliates, sell assets, issue or sell capital stock of our subsidiaries or merge or consolidate.

Special Offer to Purchase...  The indenture for our parent company's outstanding discount notes permits us to take some actions that would not otherwise be permissible under the indenture for your notes. We will be obligated to make a special offer to purchase all of your notes if

                               . the indenture for the discount notes ceases to apply to us and

                               .  either

                                   .  our 12 3/4% notes and other qualified
                                      public debt, as defined on page 125, are no longer outstanding or

                                   .  we seek specified types of waivers from
                                      the holders of the 12 3/4% notes and
                                      other qualified public debt.

Original Issue Discount.....  The notes were issued at a discount from their stated principal amount. A holder must include this discount in gross income as ordinary income on an economic accrual basis, before receiving the associated cash. See "Material Federal Income Tax Considerations".

The Exchange Notes

  The exchange offer applies to all the old notes. The form and terms of the new notes will be the same as the form and terms of the old notes except that:

  . the new notes will have been registered under the Securities Act and, therefore, will not bear legends restricting their transfer;

  . the new notes will not entitle their holders to have the notes registered again; and

  . provisions increasing the stated interest rate on the notes if they are not registered will be eliminated.

  The new notes will evidence the same debt as the old notes which they replace. They will be issued under the indenture that governs the old notes and will be entitled to the benefits of the indenture. For further information, see "Description of Notes".

                              Corporate Structure

  The following chart summarizes the organizational structure of Arch, its parent company and their principal operating subsidiaries. It also shows their principal debt obligations and guarantees of those obligations. See "Capitalization", "Description of Notes" and Arch's consolidated financial statements and notes.


                        Arch Communications Group, Inc.
                            (Arch's parent company)

                     10 7/8% senior discount notes due 2008
              6 3/4% convertible subordinated debentures due 2003
                    Guarantee of secured credit facility(1)


                           Arch Communications, Inc.
                                     (Arch)

                         13 3/4% senior notes due 2008
                        12 3/4% senior notes due 2007(2)
                        9 1/2% senior notes due 2004(2)
                          14% senior notes due 2004(2)
                    Guarantee of secured credit facility(2)


                               Arch Paging, Inc.

                           Secured credit facility(3)

                            --------------------



   Arch Communications Enterprises         MobileMedia Communications, Inc.
               LLC(4)                                (MobileMedia)


Guarantee of secured credit facility(5)   Guarantee of secured credit facility


                                         Mobile Communications Corporation of
                                                        America

                                          Guarantee of secured credit facility

--------------------
(1) This obligation is secured by the parent company's pledge of the capital stock and notes of Arch.
(2) The notes being exchanged in the exchange offer rank equal in right of payment with this obligation.
(3) The notes being exchanged in the exchange offer are structurally subordinated in right of payment to this obligation. This obligation is secured by a pledge of Arch's membership interests in Arch Communications Enterprises LLC, also known as Arch LLC.
(4) On December 31, 1998, Arch consolidated most of the former operating subsidiaries of Arch Communications Enterprises, Inc., also known as ACE, into Arch LLC. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Subsidiary Restructuring".
(5) Arch LLC, together with Arch Connecticut Valley, Inc., provides a guarantee that is secured by a security interest in those assets that were pledged under ACE's former credit facility.

                                  RISK FACTORS

  You should consider carefully the following risks in making an investment decision about Arch. If any of these possible developments occur, Arch's business, financial condition and/or results of operations would likely suffer.

Risks Related to the Notes and Outstanding Indebtedness

High degree of leverage burdens operations

  Each of Arch and MobileMedia has been highly leveraged, and the combined company expects to continue to be highly leveraged. The following table compares the total debt, total assets and latest three-month annualized adjusted EBITDA of Arch, MobileMedia and the combined company at or as of March 31, 1999.

                                                                       Pro Forma
                                                                       Combined
                                                     Arch  MobileMedia  Company
                                                    ------ ----------- ---------
                                                       (dollars in millions)
       Total debt.................................. $645.0   $910.7    $  957.0
       Total assets................................ $874.0   $554.0    $1,523.9
       Annualized adjusted EBITDA.................. $140.1   $118.5    $  258.6

  Adjusted EBITDA is not a measure defined in GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Adjusted EBITDA, as determined by Arch and MobileMedia, may not necessarily be comparable to similarly titled data of other paging companies. See "Selected Historical Consolidated Financial and Operating Data-- Arch".

  Arch's high degree of leverage may have adverse consequences for Arch. These include the following:

  . High leverage may impair or extinguish Arch's ability to obtain additional financing necessary for acquisitions, working capital, capital expenditures or other purposes on acceptable terms, if at all.

  . A substantial portion of Arch's cash flow will be required to pay interest expense; this will reduce the funds which would otherwise be available for operations and future business opportunities.

  . Arch's credit facilities and indentures contain financial and restrictive covenants; the failure to comply with these covenants may result in an event of default which could have a material adverse effect on Arch if not cured or waived.

  . Arch may be more highly leveraged than its competitors which may place it at a competitive disadvantage.

  . Arch's high degree of leverage will make it more vulnerable to a downturn in its business or the economy generally.

  . Arch's high degree of leverage may impair its ability to participate in the future consolidation of the paging industry.

There can be no assurance that Arch will be able to reduce its financial leverage as it intends, nor that Arch will achieve an appropriate balance between growth which it considers acceptable and future reductions in financial leverage. If Arch is not able to achieve continued growth in EBITDA, it may be precluded from incurring additional indebtedness due to cash flow coverage requirements under existing debt instruments. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Outstanding Indebtedness" and the consolidated financial statements and notes of Arch and MobileMedia.

Payments on the notes are structurally subordinated to other debt under Arch's holding company structure

  Arch is an intermediate level holding company with no material assets except the capital stock of its subsidiaries. Arch's subsidiaries have no obligation to pay any amounts due on the notes or to make any funds available to facilitate payment. The notes are structurally subordinated to all current or future liabilities of Arch's subsidiaries. This includes trade payables and indebtedness for money borrowed. If Arch sought to repay the notes using assets of any subsidiary upon the subsidiary's liquidation or reorganization, Arch's right to obtain the subsidiary's assets would be structurally subordinated to the claims of that subsidiary's creditors. Even if Arch was itself recognized as a creditor of a subsidiary, Arch's claims would still be subject to any security interests in the assets of the subsidiary and to any liabilities of such subsidiary senior to Arch's claims and could be challenged in a liquidation or reorganization proceeding. At March 31, 1999, after giving pro forma effect to the MobileMedia acquisition, the notes would have been structurally subordinated to $574.6 million of liabilities of Arch's subsidiaries. In addition, the notes will be effectively subordinated to indebtedness outstanding under the subsidiaries' secured credit facility to the extent of the assets that secure borrowings under that facility. Arch has two other issues of unsecured senior subordinated notes which have the right to receive security interests in some of Arch's assets in specified circumstances and become effectively senior to the notes in respect of those assets. See "Description of Notes--Certain Covenants--Liens".

  Arch's parent company has no obligation to pay any amounts due on the notes or to make any funds available to facilitate payment. At March 31, 1999, the parent company had $393.0 million of liabilities, excluding liabilities of its subsidiaries and its guarantees of these liabilities. Commencing September 15, 2001, the parent company will need to pay $50.8 million annually on discount notes which have a $467.4 million principal amount at maturity. The parent company expects to service these interest payments out of cash made available to it by Arch and Arch's subsidiaries, but there can be no assurance that Arch and Arch's subsidiaries will be able to generate sufficient cash flow to service the interest payments. In addition, limitations contained in the indentures for other issues of Arch's senior subordinated notes and in the subsidiaries' secured credit facility would not currently permit Arch and its subsidiaries to make sufficient payments to Arch's parent company to enable it to pay interest on its discount notes. Arch may need to modify the subsidiaries' secured credit facility, amend the indentures or redeem its other senior subordinated notes in order to make payments to enable Arch's parent company to pay interest on the discount notes. No assurance can be given that, if necessary, Arch would be able to modify the subsidiaries' secured credit facility, amend the indentures or redeem the senior subordinated notes. A default by Arch's parent company in its payment obligations under its discount notes could have a material adverse effect on the business, financial condition, results of operations or prospects of Arch and its parent company, or Arch's ability to make payments with respect to the notes when due, and would cause a default under the subsidiaries' secured credit facility. See "Capitalization", "Arch's Selected Consolidated Financial and Operating Data", "Description of Outstanding Indebtedness" and "Description of Notes".

  The assets and adjusted EBITDA of Arch's new MobileMedia subsidiaries will primarily benefit the creditors of Arch's subsidiaries and only indirectly benefit the holders of the notes or other creditors of Arch, if at all. See "Prospectus Summary--Corporate Structure".

Cash flow of operating subsidiaries may not be available to service the notes

  Arch expects to service the interest payments on the notes out of cash made available to it by its subsidiaries. Arch's ability to make payments of principal and interest on the notes will depend upon Arch's subsidiaries achieving and sustaining levels of performance in the future that would permit such subsidiaries to pay dividends, distributions or fees to Arch in amounts sufficient to permit such payments on the notes. Many factors will affect the performance of Arch's subsidiaries. Some of them will be beyond Arch's control, such as prevailing economic conditions. Arch's subsidiaries may not be able to generate sufficient cash flow to cover required interest and principal payments on their current and future indebtedness or the notes. If Arch is unable to meet interest and principal payments in the future, it may, depending upon the circumstances which then exist, seek additional equity or debt financing, attempt to refinance its existing indebtedness or sell all or part of its business or assets to raise funds to repay its indebtedness. However, sufficient equity or debt financing may not be available or, if available, it may not be available on terms acceptable to Arch; Arch may not be able to refinance its existing indebtedness; and it may be impossible to raise sufficient funds through asset sales. See

"Use of Proceeds", "Arch's Selected Consolidated Financial and Operating Data", "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations", "Description of Outstanding Indebtedness" and Arch's consolidated financial statements and notes.

Holders must pay taxes on the original issue discount on the notes long before receiving the associated cash payments

  The notes will be issued at a discount from their stated principal amount. A holder subject to United States federal income tax with respect to a note will be required to include the discount in gross income as ordinary interest income on an economic accrual basis, without regard to the holder's regular method of accounting. Consequently, a holder will be required to include the discount in taxable income long before receiving the cash representing that income at maturity. See "Material Federal Income Tax Considerations".

Arch may be unable to repurchase notes upon a change of control

  The subsidiaries' secured credit facility limits Arch's ability to repurchase any of the notes. The facility also provides that certain change of control events involving Arch or Arch's parent company will constitute a default. Any future credit agreements or other agreements relating to indebtedness may contain similar restrictions and provisions. If a change of control event occurs at a time when Arch is prohibited from repurchasing the notes, Arch could seek the consent of its lenders to repurchase the notes or could attempt to refinance the borrowings that contain the prohibition. If Arch does not obtain the required consent or repay the borrowings, Arch will remain prohibited from repurchasing the notes. In such case, Arch's failure to repurchase the tendered notes would constitute an event of default under the indenture governing the notes. This, in turn, would constitute a default under the secured credit facility and could constitute a default under other indebtedness. Furthermore, no assurance can be given that Arch will have sufficient funds available to satisfy its obligation to repurchase the notes following such a change of control event. See "Description of Notes".

Arch may be unable to make a special offer to purchase

  The secured credit facility may limit Arch's ability to make a special offer to purchase. Any future credit agreements or other agreements relating to indebtedness may contain similar restrictions and provisions. If Arch becomes obligated to make a special offer to purchase at a time when it is prohibited from making such an offer, Arch could seek the consent of its lenders to make such an offer or could attempt to refinance the borrowings that contain the prohibition. If Arch does not obtain the required consent or repay the borrowings, Arch will remain prohibited from making such special offer to purchase. In such case, Arch's failure to make a special offer to purchase would constitute an event of default under the indenture for the notes which would, in turn, constitute a default under the secured credit facility and could constitute a default under other indebtedness. Furthermore, no assurance can be given that Arch will have sufficient funds available to satisfy its obligations to make a special offer to purchase. See "Description of Outstanding Indebtedness" and "Description of Notes--Repurchase at the Option of Holders--Special Offer to Purchase".

Debt instruments restrict operations

  Various debt instruments impose operating and financial restrictions on Arch. The subsidiaries' secured credit facility requires Arch's operating subsidiaries to maintain specified financial ratios, including a maximum leverage ratio and a minimum fixed charge coverage ratio. In specified circumstances Arch itself would have to meet these requirements. In addition, the secured credit facility limits or restricts, among other things, the operating subsidiaries' ability to:

  .  declare dividends or redeem or repurchase capital stock;

  .  prepay, redeem or purchase debt;

  .  incur liens and engage in sale/leaseback transactions;

  .  make loans and investments;

  .  incur indebtedness and contingent obligations;

  .  amend or otherwise alter debt instruments and other material agreements;

  .  engage in mergers, consolidations, acquisitions and asset sales;

  .  engage in transactions with affiliates; and

  .  alter its lines of business or accounting methods.

  The indentures for the notes and for Arch's other issues of senior subordinated notes limit, among other things:

  . the incurrence of additional indebtedness by Arch and most of its subsidiaries;

  . the payment of dividends and other restricted payments by Arch and most of its subsidiaries;

  .  asset sales;

  .  transactions with affiliates;

  .  the incurrence of liens; and

  .  mergers and consolidations.

  Arch's ability to comply with such covenants may be affected by events beyond its control, including prevailing economic and financial conditions. A breach of any of these covenants could result in a default under the secured credit facility and/or other debt instruments. Upon the occurrence of an event of default, the creditors could elect to declare all amounts outstanding to be immediately due and payable, together with accrued and unpaid interest. If Arch were unable to repay any such amounts, the secured creditors could proceed against the collateral securing a portion of the indebtedness. If the lenders under the secured credit facility or other debt instruments accelerated the payment of such indebtedness, we cannot assure you that the assets of Arch would be sufficient to repay in full such indebtedness and other indebtedness of Arch. In addition, because the secured credit facility and other debt instruments limit Arch's ability to engage in various types of transactions except under specified circumstances, Arch may be prohibited from entering into transactions that could be beneficial to Arch. See "Description of Outstanding Indebtedness".

No public market for the notes is likely to develop

  The notes are not expected to trade on Nasdaq or any securities exchange, and we cannot predict how much interest or sales volume there will be in private transactions. Purchases and sales of notes may be very sporadic. Any degree of liquidity of the notes will depend upon the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. Unless an active trading market for the notes develops, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their face value, depending upon prevailing interest rates, the market for similar securities, our performance and various other factors. Although the new notes will be registered under the Securities Act, holders who are affiliates, as defined under Rule 405 of the Securities Act, of Arch may publicly offer and resell the new notes only in compliance with the provisions of Rule 144 under the Securities Act. In order to do so, the notes would have to trade on Nasdaq or a securities exchange.

Failure to exchange private notes will impair liquidity

  New notes will be issued in exchange for old notes only after timely receipt by the exchange agent of all required documentation. Therefore, if you wish to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. Neither we nor the exchange agent is under any duty to give notification of defects or irregularities in your documentation. Notes that are not tendered or are tendered but not accepted will continue to be subject to existing restrictions on transfer. To the extent that notes are tendered and accepted in the exchange offer, the trading market for unexchanged notes could be adversely affected due to the limited amount, or "float", of the old notes that are expected to remain outstanding following the exchange offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of notes are not exchanged in the exchange offer, the trading market for the new notes could be adversely affected. See "The Exchange Offer" and "Plan of Distribution".

Uncertainties Related to the MobileMedia Acquisition

Integrating the two companies presents challenges

  Arch may not be able to successfully integrate MobileMedia's operations. Any difficulties or problems encountered in the integration process could have a material adverse effect on the combined company. Even if integrated in a timely manner, there can be no assurance that Arch's operating performance after the MobileMedia acquisition will be successful or will fulfill management's objectives described in "Business--Business Strategy". Until integration is complete, the two companies will continue to operate with some autonomy. This degree of autonomy may blunt the implementation of the combined company's operating strategy.

  The combination of the two companies will require, among other things, coordination of administrative, sales and marketing, distribution and accounting and finance functions and expansion of information and management systems. The integration process could cause the interruption of the activities of the two businesses, or a loss of momentum. The difficulties of such integration may initially be increased by the necessity of coordinating geographically separate organizations and integrating personnel with disparate business backgrounds and corporate cultures. Arch may not be able to retain key employees. The process of integrating the businesses of Arch and MobileMedia may require a disproportionate amount of time and attention of Arch's management and financial and other resources of Arch and may involve other, unforeseen difficulties.

  Similar risks will attend future acquisition opportunities which Arch intends to pursue. Furthermore, no assurance can be given that suitable acquisition transactions can be identified, financed and completed on acceptable terms, or that Arch will participate in any future consolidation of the paging industry.

Disruption of MobileMedia's operations that occurred during insolvency proceedings may continue

  MobileMedia's business operations were adversely affected by difficulties in integrating the operations of businesses acquired in 1995 and 1996, by liquidity problems arising before its January 30, 1997 bankruptcy filing and by the reluctance of some customers and potential customers to do business with MobileMedia while it operated under Chapter 11. Any continued deterioration of MobileMedia's business following MobileMedia's acquisition by Arch, including the loss of significant numbers of key employees could have material adverse effects. See "Business".

Downturn in MobileMedia's units in service may continue

  Cancellation of units in service can significantly affect the results of operations of wireless messaging service providers. The sales and marketing costs associated with attracting new subscribers are substantial compared to the costs of providing service to existing customers. Because the paging business is characterized by high fixed costs, cancellations directly and adversely affect EBITDA.

  After filing for bankruptcy protection on January 30, 1997, MobileMedia experienced a significant decline in units in service. At March 31, 1999, MobileMedia had 3,106,775 units in service compared to 3,440,342 units in service at December 31, 1997. A failure to correct this cancellation trend could have a material adverse effect on the combined company. See "Business-- MobileMedia's Paging and Messaging Services, Products and Operations".

Amortization charges may affect earnings sooner than expected

  Under purchase accounting treatment for the MobileMedia acquisition, Arch must record a substantial amount of goodwill and other intangible assets. This will result in substantial amortization charges to the consolidated income of Arch over the useful lives of such assets. Arch estimates the incremental amount of such charges to be approximately $26.0 million per year for ten years. However, actual charges could vary significantly if the underlying assets are impaired or if the useful lives of such assets are less than currently estimated. See "Unaudited Selected Pro Forma Consolidated Financial Data".

Creditors may allege defaults

  It is possible that holders of some of Arch's outstanding indebtedness may allege that the MobileMedia acquisition constituted either a breach or a default or a change in control of Arch entitling them to immediate repayment of their indebtedness. See "Description of Outstanding Indebtedness". The magnitude of any resulting adverse consequences would depend upon, among other factors, the diligence and vigor with which debt holders may seek to assert any such rights and pursue any such remedies, and Arch's ability to prevail in its interpretation of the loan documents or otherwise resolve matters on acceptable terms.

Business and Financial Risks

Continued losses are likely

  The combined company expects to continue to report net losses for the foreseeable future and cannot predict when, if ever, it is likely to attain profitability. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations", "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations", and the consolidated financial statements and notes of Arch and MobileMedia.

  Arch and MobileMedia have reported losses in all but one of the periods shown in the table below:

                                        Year Ended December 31,
                                       ---------------------------
                                                                    Three Months
                                                                       Ended
                                                                     March 31,
                                         1996      1997     1998        1999
                                       ---------  -------  -------  ------------
      Net income (loss):                       (dollars in millions)
        Arch.......................... $   (87.0) $(146.6) $(167.1)    $(38.7)
        MobileMedia................... $(1,059.9) $(124.6) $  35.6     $ (7.7)

  Furthermore, MobileMedia had net income during the year ended December 31, 1998 solely because of a $94.2 million gain on the sale of transmission towers and related equipment. After giving effect to the MobileMedia acquisition, Arch would have incurred, on a pro forma basis, losses before extraordinary item of $154.2 million for the year ended December 31, 1998 and $49.6 million for the three months ended March 31, 1999. See the consolidated financial statements and notes of Arch and MobileMedia and "Unaudited Pro Forma Condensed Consolidated Statement of Operations".

  For both Arch and MobileMedia, these historical net losses have resulted principally from substantial depreciation and amortization expense, primarily related to intangible assets and pager depreciation, interest expense, the impairment of long-lived assets in the case of MobileMedia and other costs of growth. Substantial and increased amounts of debt are expected to be outstanding for the foreseeable future. This will result in significant additional interest expense which could have a material adverse effect on Arch's future income or loss. See "--Funding for future capital needs is not assured" and "--High degree of leverage burdens operations".

Revenues and operating results may fluctuate

  Arch believes that future fluctuations in its revenues and operating results may occur due to many factors, including competition, subscriber turnover, new service developments and technological change. Arch's current and planned debt repayment levels are, to a large extent, fixed in the short term, and are based in part on its expectations as to future revenues and cash flow growth. Arch may be unable to adjust spending in a timely manner to compensate for any revenue or cash flow shortfall. It is possible that, due to future fluctuations, Arch's revenue, cash flow or operating results may not meet the expectations of securities analysts or investors.

This may have a material adverse effect on the amount of cash flow available for debt service. If shortfalls were to cause Arch not to meet the financial covenants contained in its debt instruments, the debtholders could declare a default and seek immediate repayment. See "--Payments on the notes are structurally subordinated to other debt under Arch's holding company structure".

Funding for future capital needs is not assured

  Arch's business strategy requires substantial funds to be available to finance the continued development and future growth and expansion of its operations, including possible acquisitions. Future amounts of capital required by Arch will depend upon a number of factors. These factors include subscriber growth, the type of paging devices and services demanded by customers, service revenues, technological developments, marketing and sales expenses, competitive conditions, the nature and timing of Arch's N-PCS strategy and acquisition strategies and opportunities. No assurance can be given that additional equity or debt financing will be available to Arch when needed on acceptable terms, if at all. If sufficient financing is unavailable when needed, Arch may experience material adverse effects. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Description of Outstanding Indebtedness".

Competition and technological change may undermine Arch's business

  There can be no assurance that the combined company will be able to compete successfully with current and future competitors in the paging business or with competitors offering alternative communication technologies. See "Industry Overview--Competition".

 Competition may intensify and may adversely affect margins

  Arch and MobileMedia have each faced competition from other paging service providers in all markets in which they operate, including some competitors who hold nationwide licenses. Due in part to competitive conditions, monthly fees for basic paging services have generally declined in recent years. The combined company may face significant price-based competition in the future which could have a material adverse effect on its revenues and EBITDA. Some competitors possess greater financial, technical and other resources than the combined company. A trend towards increasing consolidation in the paging industry in particular and the wireless communications industry in general in recent years has led to competition from increasingly larger and better capitalized competitors. If any of such competitors were to devote additional resources to the paging business or focus on Arch's or MobileMedia's historical markets, there could be a material adverse effect on the combined company.

 New two-way paging technology may adversely affect Arch's competitive position

    Competitors are currently using and developing a variety of two-way paging technologies. Neither Arch nor MobileMedia currently provides such two-way services, other than as a reseller. Although these services generally are higher priced than traditional one-way paging services, this situation may change. Technological improvements could result in increased capacity and efficiency for two-way paging technologies and this could result in increased competition for the combined company. Future technological advances in the telecommunications industry could increase new services or products competitive with the paging services historically provided by Arch and MobileMedia. Future technological advances could also require the combined company to reduce the price of its paging services or incur additional capital expenditures to meet competitive requirements. Recent and proposed regulatory changes by the FCC are aimed at encouraging such technological advances and new services. Other forms of wireless two-way communications technology also compete with the paging services that the combined company provides. These include cellular and broadband personal communications services, which are commonly referred to as PCS, as well as specialized mobile radio services. Although these services are primarily focused on two-way voice communications, many service providers are electing to provide paging services as an adjunct to their primary services.

 Obsolescence in company-owned units may impose additional costs on Arch

  Technological change may also adversely affect the value of the paging units owned by Arch and MobileMedia that are leased to their subscribers. If Arch's or MobileMedia's current subscribers request more technologically advanced units, including two-way units, the combined company could incur additional inventory costs and capital expenditures if required to replace units leased to its subscribers within a short period of time. Such additional investment or capital expenditures could have a material adverse effect on the combined company.

Government regulation may burden operations

 Licenses may not be automatically renewed

  The combined company's FCC paging licenses are for varying terms of up to 10 years. When the licenses expire, renewal applications must receive approval from the FCC. To date, the FCC has approved each assignment and transfer of control for which Arch and MobileMedia have sought approval; however, no assurance can be given that any of the combined company's renewal applications will be free of challenge or will be granted by the FCC.

 Regulatory changes could add burdens or benefit competing technologies

  The FCC continually reviews and revises its rules affecting paging companies. Therefore, regulatory requirements that apply to the combined company may change significantly over time. Specific examples of regulatory changes that could impose additional administrative and/or economic burdens on the combined company, or that could benefit competing technologies, are discussed under "Industry Overview--FCC Regulatory Approval and Authorizations", "-- Telecommunications Act of 1996", "--Future Regulation", "--State Regulation", and "--Competition".

 Acquisitions of stock of Arch's parent company by foreigners could jeopordize Arch's licenses

  The Communications Act limits foreign investment in and ownership of radio common carriers licensed by the FCC, as well as their parent companies. Arch's parent company may not have more than 25% of its stock owned or voted by aliens or their representatives, a foreign government or its representatives or a foreign corporation if the FCC finds that the public interest would be served by denying such ownership. Arch's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. See "Industry Overview--Regulation". The certificate of incorporation of Arch's parent company permits the redemption of shares of its capital stock from foreign stockholders where necessary to protect FCC licenses held by Arch or its subsidiaries, but such a redemption would be subject to the availability of capital to the parent company and any restrictions contained in applicable debt instruments and under the Delaware corporations statute. These restrictions currently would not permit any such redemptions. The failure to redeem shares promptly could jeopardize the FCC licenses held by Arch or its subsidiaries. See "--High degree of leverage burdens operations", "--Competition and technological change may undermine Arch's business" and "Industry Overview--Regulation".

Arch cannot control third parties on whom Arch depends for products and services

  The combined company does not manufacture any of the paging units used in its paging operations. It is dependent primarily on Motorola and NEC America Inc. to obtain sufficient pager inventory for new subscriber and replacement needs and on Glenayre Electronics, Inc. and Motorola for sufficient terminals and transmitters to meet its expansion and replacement requirements. Significant delays in obtaining paging units, terminals or transmitters, such as MobileMedia experienced before its bankruptcy filing, could lead to disruptions in operations and adverse financial consequences. Purchase agreements with Motorola expire on March 17, 2000, and February 6, 2000. There can be no assurance that the agreements with Motorola will be renewed or, if renewed, that such agreements will be on terms and conditions as favorable to the combined company as those under the current agreements. See "Business--Sources of Equipment".

  The combined company relies on third parties to provide satellite transmission for some aspects of its paging services. To the extent there are satellite outages or if satellite coverage is impaired in other ways, the combined company may experience a loss of service until such time as satellite coverage is restored, which could have a material adverse effect.

Loss of key personnel could adversely impact operations

  Arch's success will depend, to a significant extent, upon the continued services of a relatively small group of executive personnel. Arch does not have employment agreements with any of its current executive officers, or maintain life insurance on their lives, although all executive officers have entered into executive retention agreements with Arch. The loss or unavailability of one or more of its executive officers or the inability to attract or retain key employees in the future could have a material adverse effect on Arch. See "Management".

Divisional reorganization may not achieve objectives

  Arch is currently reorganizing its operating divisions. Once fully implemented, this divisional reorganization is expected to result in annual cost savings of approximately $15.0 million. Arch recorded a restructuring charge of $14.7 million in 1998. There can be no assurance that the expected cost savings will be achieved or that the reorganization of Arch's business will be accomplished smoothly, expeditiously or successfully. The difficulties of the divisional reorganization may be increased by the need to integrate MobileMedia's operations in many locations and to combine two corporate cultures. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Divisional Reorganization".

Impact of the Year 2000 issue is not fully known

  The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Any of the combined company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business activities.

  The combined company is in the process of reviewing, evaluating and, where necessary, modifying or replacing its computerized systems and applications to enable it to be Year 2000 ready. This includes both information and non-information technology systems. Any failure of systems or products to be Year 2000 ready could have a material adverse effect on the combined company's business, financial condition, results of operations or prospects.

  Although Arch and MobileMedia each began testing its internal business-related hardware and software applications in 1998, there can be no assurance that such testing has detected or will detect all applications that may be affected by Year 2000 compliance problems. The combined company's objective is to make its internal computer systems Year 2000 ready by end of year 1999 but there can be no assurance that this objective will be met. Furthermore, it is possible that one or more mission critical vendors, such as utility providers, telephone carriers, other paging carriers, satellite carriers or other telecommunication providers, may not be Year 2000 compliant. Because of the unique nature of those vendors, alternative providers of these services may not be available. Furthermore, all pagers and paging-related equipment used by the combined company and its customers are manufactured by third parties. Although the combined company has initiated testing of such equipment, it has relied to a large extent on the representations of its vendors with respect to their readiness and cannot offer any assurance about the accuracy of its vendors' representations. See "Arch Management's Discussion of Financial Condition and Results of Operations--Year 2000 Compliance" and "MobileMedia Management's Discussion of Financial Condition and Results of Operations--Year 2000 Compliance".

                         FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements that are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You should consider any statements that are not statements of historical fact to be forward-looking statements. These include statements to the effect that Arch or its management or board of directors "believe", "expect", "anticipate", "plan" and similar expressions. A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements. See "Risk Factors". Arch undertakes no obligation to update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                USE OF PROCEEDS

  We will not receive any proceeds from the exchange offer. We will issue new, registered notes in exchange for old, unregistered notes having an identical principal amount. The old notes surrendered in exchange for new notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the new notes will not result in a change in the outstanding indebtedness of Arch. See "The Exchange Offer". The terms of the new notes will be identical in all material respects to the old notes except that

  . the new notes have been registered under the Securities Act and, therefore, they are not subject to transfer restrictions and

  . the provisions relating to registration rights and liquidated damages through an increase in the stated interest rate on the old notes will be eliminated.

  The net cash proceeds of the old notes, after deducting the discount to the initial purchasers and offering expenses paid by Arch, were $134.6 million. The table below sets forth how the net proceeds of the notes and other sources of cash were used to consummate the MobileMedia acquisition:

                             (dollars in millions)

               Sources
               -------
Rights offerings.............. $217.2
Notes (net of discounts and
  expenses)...................  134.6
Secured credit facility.......  181.0
                               ------
                               $532.8
                               ======

                 Uses
                 ----
Cash to secured creditors....... $479.0
Administrative claims...........   34.6
Transaction fees and expenses...   19.2
                                 ------
                                 $532.8
                                 ======

                                 CAPITALIZATION

  The following table sets forth the capitalization of Arch at March 31, 1999
(1) on an actual basis and (2) pro forma as adjusted to reflect the consummation of the MobileMedia acquisition and related transactions. See "Use of Proceeds", "Description of Outstanding Indebtedness" and "Description of Notes". This table should be read together with the other financial information appearing elsewhere in this prospectus.

                                                        As of March 31, 1999
                                                       -------------------------
                                                                    Pro Forma
                                                         Actual    As Adjusted
                                                       ----------  -------------
                                                       (dollars in thousands)
Current maturities of long-term debt.................. $    1,250  $      1,250
                                                       ==========  ============
Long-term debt, less current maturities:
  Amended Credit Facility(1).......................... $  288,750  $    469,750
  13 3/4% Senior Notes due 2008.......................        --        139,784
  12 3/4% Senior Notes due 2007(2)....................    127,675       127,675
  9 1/2% Senior Notes due 2004(2) ....................    125,000       125,000
  14% Senior Notes due 2004(2) .......................    100,000       100,000
  Other...............................................      2,275         2,275
                                                       ----------  ------------
    Total long-term debt..............................    643,700       964,484
Stockholder's equity:
  Common stock--$.01 par value,
   authorized 1,000 shares, issued and
   outstanding 849 shares.............................        --            --
  Additional paid-in capital..........................    642,266       887,956
  Accumulated deficit.................................   (521,282)     (521,282)
                                                       ----------  ------------
                                                          120,984       366,674
                                                       ----------  ------------
    Total capitalization.............................. $  765,934  $1,332,408
                                                       ==========  ============

--------
(1) The new notes offered by this prospectus will be structurally subordinated in right of payment to this obligation. This obligation is secured by various assets and pledges of capital stock and benefits from guarantees. See "Prospectus Summary--Corporate Structure".
(2) The new notes will rank equal in right of payment with this obligation.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

  As a condition to the sale of the old notes, Arch agreed to make an exchange offer of new notes registered under the Securities Act for old notes. This will remove most of the transfer restrictions originally imposed on the notes by federal securities laws. In the exchange and registration rights agreement, Arch further agreed to take the following actions, unless the exchange offer is not permitted by applicable law or SEC policy:

  . file a registration statement under the Securities Act with respect to the new notes by July 18, 1999;

  . use its best efforts to cause the registration statement to become effective under the Securities Act by October 31, 1999; and

  . use its best efforts to complete the exchange offer within 30 business days after the registration statement is declared effective.

Resale of New Notes

  Based upon an interpretation by the staff of the SEC contained in no-action letters issued to other companies, Arch believes that a noteholder will be allowed to resell new notes to the public without further registration under the Securities Act and without delivering a prospectus to the purchasers of the new notes if the noteholder

  . is not an affiliate of Arch within the meaning of Rule 405 under the Securities Act;

  . is not a broker-dealer who purchases such new notes directly from Arch to resell pursuant to Rule 144A or any other available exemption under the Securities Act; and

  . exchanges old notes for new notes in the ordinary course of business and is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the new notes.

  However, any holder who acquires new notes in the exchange offer for the purpose of distributing or participating in the distribution of the new notes or is a broker-dealer cannot rely on the position of the staff of the Commission enumerated in these no-action letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives new notes for its own account in exchange for old notes, where such old notes were acquired by it as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of new notes. The letter of transmittal to be used in the exchange offer states that by doing this, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where the old notes were acquired by the broker-dealer as a result of market-making or other trading activities. In the exchange and registration rights agreement, Arch has agreed to make this prospectus, including any amendments or supplements, available to broker-dealers for use in connection with any resale for a period of one year after the expiration date of the exchange offer. See "Plan of Distribution".

Terms of the Exchange Offer

  Arch will accept any and all old notes validly tendered and not withdrawn before the expiration date, upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal which accompanies this prospectus. Arch will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered pursuant to the exchange offer. Old notes may be tendered only in whole multiples of $1,000.

  The form and terms of the new notes are the same as the form and terms of the old notes except that

  . the new notes have been registered under the Securities Act and, therefore, the new notes will not bear legends restricting their transfer; and

  . holders of the new notes will not be entitled to any of the rights of holders of the old notes under the exchange and registration rights agreement including registration rights and the right to receive additional interest as liquidated damages if registration of their notes is delayed past specified deadlines.

  The new notes will evidence the same indebtedness as the old notes which they replace and will be issued under the indenture governing the notes, which also authorized the issuance of the old notes. The new notes, like the old notes, will be entitled to the benefits of the indenture. Both series of notes will be treated as a single class of debt securities under the indenture.

  As of the date of this prospectus, $147.0 million in aggregate principal amount of old notes are outstanding. Only a registered holder of old notes, or such holder's legal representative or attorney-in-fact, as reflected on the records of the trustee under the indenture, may participate in the exchange offer. There will be no fixed record date for determining registered holders of the old notes entitled to participate in the exchange offer.

  Holders of old notes do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. Arch intends to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreement and the applicable requirements of the Securities Act, the Exchange Act of 1934, and the rules and regulations of the SEC.

  Arch will be deemed to have accepted validly tendered old notes only when, as and if Arch gives oral or written notice of acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes from Arch.

  Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees with respect to the exchange of old notes pursuant to the exchange offer and will be required to pay transfer taxes only as provided in the instructions in the letter of transmittal. Arch will pay all charges and expenses in connection with the exchange offer, other than applicable taxes described below. See "--Fees and Expenses".

Expiration Date; Extensions; Amendments

  The expiration date will be 5:00 p.m., New York City time on September 23, 1999, unless Arch, in its sole discretion, extends the exchange offer. In that case, the term expiration date will mean the latest date and time to which the exchange offer is extended.

  In order to extend the exchange offer, Arch must

  .  notify the exchange agent of any extension by oral or written notice;
     and

  . mail to the registered holders an announcement disclosing the approximate number of old notes already deposited, before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

  Arch reserves the right, in its reasonable discretion,

  .  to delay accepting any old notes;

  .  to extend the exchange offer; or

  . if any conditions set forth below under "--Conditions" is not satisfied, to terminate the exchange offer by giving oral or written notice of such delay, extension or termination to the exchange agent. Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders. If the exchange offer is amended in a manner that Arch determines to constitute a material change, Arch will promptly disclose the amendment in a prospectus supplement that will be distributed to the registered holders. Arch will also extend the exchange offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Interest on the New Notes

  The new notes will bear interest at 13 3/4% per year from and including April 6, 1999. Interest on the new notes will be payable twice a year, on each April 15 and October 15, beginning October 15, 1999. In order to avoid duplicative payment of interest, all interest accrued on old notes that are accepted for exchange before October 15, 1999 will be superseded by the interest that is deemed to have accrued on the new notes from April 6, 1999 through the date of the exchange.

Procedures for Tendering

  Only a registered holder of old notes may tender old notes in the exchange offer. To tender in the exchange offer, a holder must either

  .  follow DTC's Automated Tender Offer Program procedures; or

  .  do the following:

    .  complete, sign and date the letter of transmittal, or a facsimile;

    . have the signatures guaranteed if required by the letter of transmittal; and

    . mail or otherwise deliver the letter of transmittal or facsimile to the exchange agent at the address set forth below under "--Exchange Agent" for receipt prior to the expiration date.

In addition, either

  . the exchange agent must receive certificates for the old notes along with the letter of transmittal;

  . prior to the expiration date, the exchange agent must receive a timely confirmation of a book-entry transfer of the old notes, if such procedure is available, into the exchange agent's account at its depositary, DTC, pursuant to the procedure for book-entry transfer described below; or

  . the holder must comply with the guaranteed delivery procedures described below.

  A tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and Arch in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

  The method of delivery of old notes and the letter of transmittal and all other required documents to the exchange agent is at your choice and your risk. Instead of delivery by mail, it is recommended that you use an overnight or hand delivery service, properly insured. In all cases, sufficient time should be allowed to assure delivery to the exchange agent before the expiration date. No letter of transmittal or old notes should be sent to Arch. You may request your broker, dealer, commercial bank, trust company or nominee to effect these transactions for you.

  If you are the beneficial owner of old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. Holders who intend to tender old notes through DTC's ATOP procedures need not submit a letter of transmittal. If you are a beneficial owner and you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your own name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may therefore be impractical.

  Signatures on a letter of transmittal or a notice of withdrawal described below under "--Withdrawal of Tenders" must be guaranteed by an eligible institution, as defined below, unless the old notes are tendered

  . by a registered holder who has not completed the box titled "Special Delivery Instructions" on the letter of transmittal; or

  .  for the account of an eligible institution, as defined below.

Where signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantee must be made by an eligible institution that is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an eligible guarantor institution as described in Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

  If the letter of transmittal is signed by a person other than the registered holder of the old notes being tendered, the old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the old notes.

  If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should indicate that fact when signing, and should submit evidence satisfactory to Arch of their authority to act in that capacity with the letter of transmittal, unless Arch waives the requirement.

  The exchange agent and the depositary have confirmed that any financial institution that is a participant in DTC's system may use DTC's ATOP procedures to tender old notes. All questions as to the validity, form, eligibility, including time of receipt, acceptance and withdrawal of tendered old notes will be determined by Arch in its sole discretion. Arch's determination will be final and binding. Arch reserves the absolute right to reject any and all old notes not properly tendered or any old notes if Arch's acceptance of those notes would be unlawful, in the opinion of Arch's legal counsel. Arch also reserves the right to waive any defects, irregularities or conditions of tender as to particular old notes. Arch's interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Any defects or irregularities in connection with tenders of old notes must be cured by the deadline set by Arch, unless Arch waives them. Although Arch intends to notify holders of defects or irregularities with respect to tenders of old notes, neither Arch, the exchange agent nor any other person shall incur any liability for failure to give that kind of notification. Tenders of old notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

  Although Arch has no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any old notes that are not tendered pursuant to the exchange offer, Arch reserves the right in its sole discretion to purchase or make offers for any old notes that remain outstanding after the expiration date or, as set forth below under "--Conditions", to terminate the exchange offer and purchase old notes in the open market, in privately negotiated transactions or otherwise, to the extent permitted by applicable law. The terms of any such purchases or offers could differ from the terms of the exchange offer.

  By tendering, each holder of old notes will represent to Arch that, among other things,

  . it is acquiring new notes in the exchange offer in the ordinary course of its business;

  . it has no arrangement or understanding with any person to participate in the distribution of the new notes;

  . it agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the exchange offer for the purpose of distributing the new notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the new notes acquired by such holder and cannot rely on the position of the staff of the SEC set forth in various no-action letters;

  . it understands that any secondary resale transaction as described in the third clause above and any resales of new notes obtained by it in exchange for old notes acquired by it directly from Arch should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508 of the SEC's Regulation S-K;

  . it is not a broker-dealer that owns old notes acquired directly from Arch or an affiliate of Arch; and

  .  it is not an affiliate, as defined in Rule 405, of Arch.

Return of Old Notes

  If any tendered notes are not accepted for any reason set forth in the terms and conditions of the exchange offer or if old notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, Arch will return the unaccepted, withdrawn or non-exchanged notes without expense to their holder as promptly as practicable. Old notes tendered by book-entry transfer into the exchange agent's account at the depositary pursuant to the book-entry transfer procedures described below will be credited to an account maintained with the depositary.

Book-Entry Transfer

  The exchange agent will seek to establish an account with respect to the old notes at the depositary for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the depositary's systems may make book-entry delivery of old notes by causing the depositary to transfer them into the exchange agent's account at the depositary in accordance with the depositary's procedures for transfer. However, although a holder may effect delivery of old notes through book-entry transfer at the depositary, it must also either follow the depositary's ATOP procedures, submit the letter of transmittal or facsimile, with any required signature guarantees and any other required documents, to the exchange agent on or before the expiration date or follow the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

  Holders whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, may effect a tender if:

  .  the tender is made through an eligible institution;

  . before the expiration date, the exchange agent receives from the eligible institution, by facsimile transmission, mail or hand delivery, a properly completed and duly executed notice of guaranteed delivery substantially in the form provided by Arch

    . setting forth the name and address of the holder, the certificate number(s) of the old notes and the principal amount of old notes tendered;

    .  stating that the tender is being made; and

    . guaranteeing that it will deposit with the exchange agent, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal or a facsimile, together with the certificate(s) representing the old notes in proper form for transfer or a book-entry confirmation and any other documents required by the letter of transmittal; and

  . the properly executed letter of transmittal or facsimile, as well as the certificate(s) representing all tendered notes in proper form for transfer and all other documents required by the letter of transmittal are received by the exchange agent within five New York Stock Exchange trading days after the expiration date.

  Upon request to the exchange agent, a notice of guaranteed delivery will be sent to all holders who wish to tender their old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

  You may withdraw tenders of old notes at any time before 5:00 p.m. on the expiration date, except as otherwise provided below.

  To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in this prospectus before 5:00 p.m., New York City time, on the expiration date. Any such notice of withdrawal must

  .  specify the name of the holder who deposited the notes to be withdrawn,

  . identify the notes to be withdrawn, including the certificate number or numbers and principal amount of such notes, and

  . be signed by such holder in the same manner as the original signature on the letter of transmittal by which the notes were tendered, including any required signature guarantees.

  Arch will determine, in its sole discretion, all questions as to the validity, form and eligibility of withdrawal notices including time of receipt. Arch's determination will be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no new notes will be issued in exchange for them unless the old notes that are withdrawn are later validly retendered. Properly withdrawn old notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time before the expiration date.

Conditions

  Regardless of any other term of the exchange offer, Arch will not be required to exchange new notes for any old notes if it reasonably believes that the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC. In that case, Arch may

  . refuse to accept any old notes and return all tendered old notes to their holders; or

  . extend the exchange offer and retain all old notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw those notes as described under "--Withdrawal of Tenders".

Liquidated Damages

  The old notes will accrue liquidated damages if specified deadlines are not met in connection with the exchange offer. See "Description of Notes-- Registration Rights; Liquidated Damages".

Termination of Certain Rights

  After the exchange offer is consummated, all rights of noteholders under the exchange and registration rights agreement, including registration rights, will terminate except with respect to Arch's continuing obligations

  . to indemnify the holders, including any broker-dealers and specified parties related to the holders against certain liabilities, including liabilities under the Securities Act,

  . to provide, upon the request of any holder of an old note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of the note pursuant to Rule 144A,

  . use its best efforts to keep the registration statement effective and to amend and supplement this prospectus in order to permit this prospectus to be lawfully delivered by all persons subject to the prospectus delivery requirements of the Securities Act for so long as those persons must comply with that requirement in order to resell the new notes, and

  . to provide copies of the latest version of this prospectus to broker-dealers upon their request for a period of not less than one year after the expiration date.

Exchange Agent

  IBJ Whitehall Bank & Trust Company has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notice of guaranteed delivery, to the exchange agent addressed as follows:

     By Registered or Certified        By Facsimile: 212-858-2611
     Mail or
     Overnight Delivery:               Attn: Customer Service
     IBJ Whitehall Bank & Trust
     Company
     1 State Street New York, New
     York 10004
                                       Confirm by Telephone: 212-858-
                                       2103

  Delivery of the letter of transmittal to a different address or transmission of instructions to a different facsimile address does not constitute a valid delivery of such letter of transmittal.

Fees and Expenses

  Arch will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, by telephone or in person by officers and regular employees of Arch and its affiliates.

  Arch has not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. Arch, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

  The cash expenses to be incurred in connection with the exchange offer will be paid by Arch and are estimated in the aggregate to be approximately $125,000. These expenses include registration fees, fees and expenses of the exchange agent and the trustee, accounting and legal fees and printing costs, among others.

  Arch will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the old notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or any exemption from having to pay is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to the tendering holder.

Consequence of Failure to Exchange

  Participation in the exchange offer is voluntary. Holders of old notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

  The old notes that are not exchanged for new notes in the exchange offer will remain restricted securities. Accordingly, such old notes may be resold only

  . to an entity which the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A under the Securities Act,

  . in a transaction meeting the requirements of Rule 144 under the Securities Act,

  . outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act,

  . in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if Arch so requests,

  .  to Arch, or

  .  pursuant to an effective registration statement,

and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

Accounting Treatment

  For accounting purposes, Arch will recognize no gain or loss as a result of the exchange offer. The expenses of the exchange offer will be amortized over the term of the new notes.

      SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--ARCH

  The following table sets forth selected historical consolidated financial and operating data of Arch for the year ended August 31, 1994, the four months ended December 31, 1993 and 1994, each of the five years ended December 31, 1998 and the three months ended March 31, 1998 and 1999. The selected financial and operating data as of December 31, 1996, 1997 and 1998 and for each of the three years ended December 31, 1998 have been derived from Arch's audited consolidated financial statements and notes. The selected financial and operating data as of March 31, 1999 and for the three months ended March 31, 1998 and 1999 have been derived from Arch's unaudited consolidated financial statements and notes. The following summary financial information and operating data as of and for the four months ended December 31, 1993 and 1994 and the year ended December 31, 1994 and the year ended August 31, 1994 have been derived from the parent company's consolidated financial statements which are not included in this prospectus. You should read the following consolidated financial information in conjunction with "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" and Arch's consolidated financial statements and notes.

  Effective January 1, 1995, the parent company changed its fiscal year end from August 31 to December 31. Arch has elected to include in the following table, for comparative purposes, unaudited financial statements for the periods September 1, 1993 through December 31, 1993 and January 1, 1994 through December 31, 1994.

  In the following table, equity in loss of affiliate represents Arch's share of net losses of Benbow PCS Ventures, Inc. since Arch's acquisition of Westlink Holdings, Inc. in May 1996. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

  The extraordinary item is an extraordinary charge resulting from prepayment of indebtedness. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations".

  Adjusted EBITDA, as determined by Arch, does not reflect restructuring charge, equity in loss of affiliate, and extraordinary items; consequently adjusted EBITDA may not necessarily be comparable to similarly titled data of other paging companies. EBITDA is commonly used by analysts and investors as a principal measure of financial performance in the paging industry. EBITDA is also one of the primary financial measures used to calculate whether Arch and its subsidiaries are in compliance with financial covenants under their debt agreements. These covenants, among other things, limit the ability of Arch and its subsidiaries to: incur additional indebtedness, advance funds to Benbow, pay dividends, grant liens on its assets, merge, sell or acquire assets, repurchase or redeem capital stock, incur capital expenditures and prepay certain indebtedness. EBITDA is also one of the financial measures used by analysts to value Arch. Therefore Arch management believes that the presentation of EBITDA provides relevant information to investors. EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. Amounts reflected as EBITDA or adjusted EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing indebtedness and limitations imposed by applicable law upon the payment of dividends or distributions, among other things. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations".

  For the purpose of determining the ratio of earnings to fixed charges, earnings consist of net income (loss) before income taxes, restructuring charges and fixed charges. Fixed charges consist of interest expense and amortization of debt discount and related expenses believed by management to be representative of the interest factor thereon. Earnings were insufficient to cover fixed charges for the year ended August 31, 1994, the four months ended December 31, 1993 and 1994, the years ended December 31, 1994, 1995, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999 by $5.1 million, $1.9 million, $3.3 million, $6.5 million, $34.9 million, $138.2 million, $167.8 million, $167.1 million, $36.5 million and $38.7 million, respectively.

  Adjusted EBITDA margin is calculated by dividing Arch's adjusted EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the paging industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure.

                   Year Ended  Four Months Ended
                   August 31,    December 31,                    Year Ended December 31,
                   ----------  -------------------   --------------------------------------------------------
                      1994       1993       1994       1994       1995        1996        1997        1998
                   ----------  --------   --------   --------   ---------   ---------   ---------   ---------
                                              (dollars in thousands)
Statements of Operations
 Data:
Service, rental
 and maintenance
 revenues........   $ 55,139   $ 16,457   $ 22,847   $ 61,529   $ 138,466   $ 291,399   $ 351,944   $ 371,154
Product sales....     12,108      2,912      5,178     14,374      24,132      39,971      44,897      42,481
                    --------   --------   --------   --------   ---------   ---------   ---------   ---------
Total revenues...     67,247     19,369     28,025     75,903     162,598     331,370     396,841     413,635
Cost of products
 sold............    (10,124)    (2,027)    (4,690)   (12,787)    (20,789)    (27,469)    (29,158)    (29,953)
                    --------   --------   --------   --------   ---------   ---------   ---------   ---------
                      57,123     17,342     23,335     63,116     141,809     303,901     367,683     383,682
Operating
 expenses:
 Service, rental
  and
  maintenance....     13,123      3,959      5,231     14,395      29,673      64,957      79,836      80,782
 Selling.........     10,243      3,058      4,338     11,523      24,502      46,962      51,474      49,132
 General and
  administrative.     17,717      5,510      7,022     19,229      40,448      86,181     106,041     112,181
 Depreciation and
  amortization...     16,997      5,549      6,873     18,321      60,037     191,101     231,376     220,172
 Restructuring
  charge.........        --         --         --         --          --          --          --       14,700
                    --------   --------   --------   --------   ---------   ---------   ---------   ---------
Operating income
 (loss)..........       (957)      (734)      (129)      (352)    (12,851)    (85,300)   (101,044)    (93,285)
Interest and non-
 operating
 expenses, net...     (4,112)    (1,132)    (1,993)    (4,973)    (20,397)    (49,060)    (62,884)    (66,409)
Equity in loss of
 affiliate.......        --         --         --         --          --       (1,968)     (3,872)     (5,689)
                    --------   --------   --------   --------   ---------   ---------   ---------   ---------
Income (loss)
 before income
 tax benefit,
 extraordinary
 item and
 accounting
 change..........     (5,069)    (1,866)    (2,122)    (5,325)    (33,248)   (136,328)   (167,800)   (165,383)
Income tax
 benefit.........        --         --         --         --        4,600      51,207      21,172         --
                    --------   --------   --------   --------   ---------   ---------   ---------   ---------
Income (loss)
 before
 extraordinary
 item and
 accounting
 change..........     (5,069)    (1,866)    (2,122)    (5,325)    (28,648)    (85,121)   (146,628)   (165,383)
Extraordinary
 item............        --         --      (1,137)    (1,137)     (1,684)     (1,904)        --       (1,720)
Cumulative effect
 of accounting
 change..........        --         --         --         --          --          --          --          --
                    --------   --------   --------   --------   ---------   ---------   ---------   ---------
Net income
 (loss)..........   $ (5,069)  $ (1,866)  $ (3,259)  $ (6,462)  $ (30,332)  $ (87,025)  $(146,628)  $(167,103)
                    ========   ========   ========   ========   =========   =========   =========   =========
Other Operating
 Data:
Adjusted EBITDA..   $ 16,040   $  4,815   $  6,744   $ 17,969   $  47,186   $ 105,801   $ 130,332   $ 141,587
Adjusted EBITDA
 margin..........         28 %       28 %       29 %       28 %        33 %        35 %        35 %        37 %
Capital
 expenditures,
 excluding
 acquisitions....   $ 25,657   $  7,486   $ 15,279   $ 33,450   $  60,468   $ 155,575   $ 102,767   $ 113,184
Cash flows
 provided by
 operating
 activities......     14,781      5,306      4,680     14,155      16,874      40,476      64,606      81,935
Cash flows used
 in investing
 activities......    (28,982)    (7,486)   (30,364)   (51,860)   (192,549)   (480,995)   (102,767)    (82,868)
Cash flows
 provided by
 (used in)
 financing
 activities......     14,636     11,290     26,108     29,454     176,966     438,163      38,777        (932)
Units in service
 at end of
 period..........    410,000    288,000    538,000    538,000   2,006,000   3,295,000   3,890,000   4,276,000
Ratio of earnings
 to fixed
         charges.........        --         --         --         --          --          --          --          --
                   Three Months Ended
                        March 31,
                   -----------------------
                     1998        1999
                   ----------- -----------
                        (unaudited)
Statements of Operations
 Data:
Service, rental
 and maintenance
 revenues........  $  91,397   $  90,529
Product sales....     10,642      10,359
                   ----------- -----------
Total revenues...    102,039     100,888
Cost of products
 sold............     (7,366)     (6,926)
                   ----------- -----------
                      94,673      93,962
Operating
 expenses:
 Service, rental
  and
  maintenance....     20,189      20,293
 Selling.........     11,870      13,011
 General and
  administrative.     28,318      25,626
 Depreciation and
  amortization...     53,471      50,876
 Restructuring
  charge.........        --          --
                   ----------- -----------
Operating income
 (loss)..........    (19,175)    (15,844)
Interest and non-
 operating
 expenses, net...    (16,270)    (16,253)
Equity in loss of
 affiliate.......     (1,055)     (3,200)
                   ----------- -----------
Income (loss)
 before income
 tax benefit,
 extraordinary
 item and
 accounting
 change..........    (36,500)    (35,297)
Income tax
 benefit.........        --          --
                   ----------- -----------
Income (loss)
 before
 extraordinary
 item and
 accounting
 change..........    (36,500)    (35,297)
Extraordinary
 item............        --          --
Cumulative effect
 of accounting
 change..........        --       (3,361)
                   ----------- -----------
Net income
 (loss)..........  $ (36,500)  $ (38,658)
                   =========== ===========
Other Operating
 Data:
Adjusted EBITDA..  $  34,296   $  35,032
Adjusted EBITDA
 margin..........         36 %        37 %
Capital
 expenditures,
 excluding
 acquisitions....  $  21,319   $  25,528
Cash flows
 provided by
 operating
 activities......  $   9,982   $  12,506
Cash flows used
 in investing
 activities......  $ (21,319)  $ (24,910)
Cash flows
 provided by
 (used in)
 financing
 activities......  $  12,539   $  22,860
Units in service
 at end of
 period..........  4,016,000   4,329,000
Ratio of earnings
 to fixed
 charges.........        --          --

                           As of
                         August 31,               As of December 31,                March 31,
                         ---------- ---------------------------------------------- -----------
                            1994     1994     1995      1996      1997      1998      1999
                         ---------- -------- -------- --------- --------- -------- -----------
                                          (dollars in thousands)                   (unaudited)
Balance Sheet Data:
Current assets..........  $ 6,751   $  8,483 $ 33,655 $  41,385 $  49,584 $ 49,101  $ 60,386
Total assets............   76,255    117,858  784,019 1,134,328 1,010,046  894,585   873,961
Long-term debt, less
 current maturities.....   67,328     93,420  429,559   605,513   623,000  620,629   643,700
Stockholder's equity
 (deficit)..............   (3,304)     9,368  276,543   451,847   302,042  159,782   120,984

  The following table reconciles net income to the presentation of Arch's adjusted EBITDA:

                                  Four Months
                     Year Ended      Ended                                                             Three Months
                     August 31,  December 31,                Year Ended December 31,                  Ended March 31,
                     ---------- ----------------  -------------------------------------------------  ------------------
                        1994     1993     1994     1994      1995      1996      1997       1998       1998      1999
                     ---------- -------  -------  -------  --------  --------  ---------  ---------  --------  --------
                                                       (dollars in thousands)
Net income (loss)..   $(5,069)  $(1,866) $(3,259) $(6,462) $(30,332) $(87,025) $(146,628) $(167,103) $(36,500) $(38,658)
Interest and non-
 operating
 expenses, net.....     4,112     1,132    1,993    4,973    20,397    49,060     62,884     66,409    16,270    16,253
Income tax benefit.       --        --       --       --     (4,600)  (51,207)   (21,172)       --        --        --
Depreciation and
 amortization......    16,997     5,549    6,873   18,321    60,037   191,101    231,376    220,172    53,471    50,876
Restructuring
 charge............       --        --       --       --        --        --         --      14,700       --        --
Equity in loss of
 affiliate.........       --        --       --       --        --      1,968      3,872      5,689     1,055     3,200
Extraordinary Item.       --        --     1,137    1,137     1,684     1,904        --       1,720       --        --
Cumulative effect
 of accounting
 change............       --        --       --       --        --        --         --         --        --      3,361
                      -------   -------  -------  -------  --------  --------  ---------  ---------  --------  --------
Adjusted EBITDA....   $16,040   $ 4,815  $ 6,744  $17,969  $ 47,186  $105,801  $ 130,332  $ 141,587  $ 34,296  $ 35,032
                      =======   =======  =======  =======  ========  ========  =========  =========  ========  ========

ARCH MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

Overview

  You should read the following discussion and analysis in conjunction with Arch's consolidated financial statements and notes.

  Arch derives most of its revenues from fixed monthly or other periodic fees charged to subscribers for paging services. Such fees are not dependent on usage. As long as a subscriber remains on service, operating results benefit from the recurring payments of the fixed periodic fees without incurrence of additional selling expenses by Arch. Arch's service, rental and maintenance revenues and the related expenses exhibit substantially similar growth trends. Arch's average revenue per subscriber has declined over the last three years for two principal reasons:

   . an increase in the number of subscriber owned and reseller owned units for which Arch receives no recurring equipment revenue and

   . an increase in the number of reseller customers who purchase airtime at wholesale rates.

  The reduction in average paging revenue per subscriber resulting from these trends has been more than offset by the elimination of associated expenses so that Arch's margins have improved over this period. Furthermore, recent data indicates that the rate of decline in revenue per customer has slowed.

  Arch has achieved significant growth in units in service and adjusted EBITDA through a combination of internal growth and acquisitions. From January 1, 1996 through March 31, 1999, Arch's total number of units in service grew at a compound rate on an annualized basis of 26.7%. For the same period on an annualized basis, Arch's compound rate of internal growth in units in service was 22.3%, excluding units added through acquisitions. Arch's total revenues have increased from $331.4 million in the year ended December 31, 1996 to $396.8 million in the year ended December 31, 1997 and to $413.6 million in the year ended December 31, 1998. Over the same periods, through operating efficiencies and economies of scale, Arch has been able to reduce its per pager operating costs to enhance its competitive position in its markets. Due to the rapid growth in its subscriber base, Arch has incurred significant selling expenses, which are charged to operations in the period incurred. Arch had net losses of $87.0 million in the year ended December 31, 1996, $146.6 million in the year ended December 31, 1997 and $167.1 million in the year ended December 31, 1998, as a result of significant depreciation and amortization expenses related to acquired and developed assets and interest charges associated with indebtedness. However, as its subscriber base has grown, Arch's operating results have improved, as evidenced by an increase in Arch Adjusted EBITDA from $105.8 million in the year ended December 31, 1996 to $130.3 million in the year ended December 31, 1997 and to $141.6 million in the year ended December 31, 1998.

  EBITDA is a commonly used measure of financial performance in the paging industry. Adjusted EBITDA is also one of the financial measures used to calculate whether Arch and its subsidiaries are in compliance with the financial covenants under their debt agreements. Adjusted EBITDA should not be construed as an alternative to operating income or cash flows from operating activities as determined in accordance with GAAP. One of Arch's financial objectives is to increase its adjusted EBITDA, since this is a significant source of funds for servicing indebtedness and for investment in continued growth, including purchase of units and paging system equipment, construction and expansion of paging systems, and possible acquisitions. Adjusted EBITDA, as determined by Arch, may not necessarily be comparable to similarly titled data of other paging companies. Amounts reflected as adjusted EBITDA are not necessarily available for discretionary use as a result of restrictions imposed by the terms of existing or future indebtedness, including the repayment of such indebtedness or the payment of associated interest, limitations imposed by applicable law upon the payment of dividends or distributions or capital expenditure requirements.

  The potential effects of the MobileMedia acquisition on Arch are described under "Business--Business Strategy".

Divisional Reorganization

  To reduce redundancy and take advantage of various operating efficiencies, Arch is reorganizing its operating divisions over a period of 18 to 24 months. Arch has consolidated its former Midwest, Western, and Northern divisions into four existing operating divisions, and is in the process of consolidating regional administrative support functions, such as customer service, collections, inventory and billing. Arch expects to complete the divisional reorganization in mid to late 2000.

  Arch estimates that the divisional reorganization, once fully implemented, will result in annual cost savings of approximately $15.0 million. These cost savings will consist primarily of a reduction in compensation expense of approximately $11.5 million and a reduction in rental expense of facilities and general and administrative costs of approximately $3.5 million. Arch expects to reinvest a portion of these cost savings to expand its sales activities, although to date the extent and cost of this reinvestment has not yet been determined.

  In connection with the divisional reorganization, Arch (1) anticipates a net reduction of approximately 10% of its workforce, (2) is closing certain office locations and redeploying other real estate assets and (3) recorded a restructuring charge of $14.7 million during 1998. The restructuring charge consisted of approximately (1) $9.7 million for employee severance, (2) $3.5 million for lease obligations and terminations and (3) $1.5 million of other costs. The severance costs and lease obligations will require cash outlays throughout the 18 to 24 month restructuring period. Arch will fund these cash outlays from operations or its secured credit facility. Due to the MobileMedia acquisition, Arch's management is reassessing the size and scope of the divisional reorganization. Arch is also determining the size and scope of additional restructuring reserves required as a direct result of the MobileMedia acquisition. There can be no assurance that the desired cost savings will be achieved or that the anticipated reorganization of Arch's business will be accomplished smoothly, expeditiously or successfully. The difficulties of such reorganization may be increased by the need to integrate MobileMedia's operations in multiple locations and to combine two corporate cultures. The inability to successfully integrate the operations of MobileMedia could have a material adverse effect on Arch. See Note 9 to Arch's consolidated financial statements.

Results of Operations

  The following table presents selected items from Arch's consolidated statements of operations as a percentage of net revenues and certain other information for the periods indicated. Net revenues are total revenues less cost of products sold.

                                   Year Ended                  Three Months
                                  December 31,                Ended March 31,
                          --------------------------------   -------------------
                            1996        1997        1998       1998       1999
                          ---------   ---------   --------   --------   --------
Total revenues..........      109.0 %     107.9 %    107.8 %    107.8 %    107.4 %
Cost of products sold...       (9.0)       (7.9)      (7.8)      (7.8)      (7.4)
                          ---------   ---------   --------   --------   --------
Net revenues............      100.0       100.0      100.0      100.0      100.0
Operating expenses:
Service, rental and
 maintenance............       21.4        21.7       21.1       21.3       21.6
Selling.................       15.4        14.0       12.8       12.6       13.8
General and
 administrative.........       28.4        28.9       29.2       29.9       27.3
Depreciation and
 amortization...........       62.9        62.9       57.4       56.5       54.1
Restructuring charge....        --          --         3.8        --         --
                          ---------   ---------   --------   --------   --------
Operating income (loss).      (28.1)%     (27.5)%    (24.3)%    (20.3)%    (16.8)%
                          =========   =========   ========   ========   ========
Net income (loss).......      (28.6)%     (39.9)%    (43.6)%    (38.6)%    (41.1)%
                          =========   =========   ========   ========   ========
Arch adjusted EBITDA....       34.8 %      35.4 %     36.9 %     36.2 %     37.3 %
                          =========   =========   ========   ========   ========
Cash flows provided by
 operating activities...  $  40,476   $  64,606   $ 81,935   $  9,982   $ 12,506
Cash flows used in in-
 vesting activities.....  $(480,995)  $(102,767)  $(82,868)  $(21,319)  $(24,910)
Cash flows provided by
 financing activities...  $ 438,163   $  38,777   $   (932)  $ 12,539   $ 22,860
Annual service, rental
 and maintenance
 expenses per pager.....  $      25   $      22   $     20   $     20   $     19

Results of Operations

 Three Months Ended March 31, 1999 Compared with Three Months Ended March 31,
1998

  Total revenues decreased $1.2 million, or 1.1%, to $100.9 million in the three months ended March 31, 1999 from $102.0 million in the three months ended March 31, 1998, and net revenues decreased $0.7 million or 0.8% from $94.7 million to $94.0 million over the same period. Total revenues and net revenues in the 1999 period were adversely affected by a general slowing of paging industry growth, compared to prior years. Revenues were also adversely affected by: (1) Arch's decision in the fourth quarter of 1998, in anticipation of the MobileMedia acquisition, not to replace normal attrition among direct sales personnel; (2) the reduced effectiveness of the reseller channel of distribution; and (3) reduced sales through Arch's company-owned stores. Service, rental and maintenance revenues, which consist primarily of recurring revenues associated with the sale or lease of pagers, decreased $0.9 million or 1.0% to $90.5 million in the three months ended March 31, 1999 from $91.4 million in the three months ended March 31, 1998. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in the three months ended March 31, 1999 and 1998. Arch does not differentiate between service and rental revenues. Product sales, less cost of products sold, increased 4.8% to $3.4 million in the three months ended March 31, 1999 from $3.3 million in the three months ended March 31, 1998.

  Service, rental and maintenance expenses, which consist primarily of telephone line and site rental expenses, increased to $20.3 million, or 21.6% of net revenues, in the three months ended March 31, 1999 from $20.2 million, or 21.3% of net revenues, in the three months ended March 31, 1998. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. As existing paging systems become more populated through the addition of new subscribers, the fixed costs of operating these paging systems are spread over a greater subscriber base. Annualized service, rental and maintenance expenses per subscriber decreased to $19 in the three months ended March 31, 1999 from $20 in the three months ended March 31, 1998.

  Selling expenses increased to $13.0 million, or 13.8% of net revenues, in the three months ended March 31, 1999 from $11.9 million, or 12.6% of net revenues, in the three months ended March 31, 1998 due primarily to increased hiring of direct sales personnel.

  General and administrative expenses decreased to $25.6 million, or 27.3% of net revenues, in the three months ended March 31, 1999 from $28.3 million, or 29.9% of net revenues, in the three months ended March 31, 1998. The decrease was due primarily to reduction of headcount as a result of the divisional reorganization which began in June 1998.

  Depreciation and amortization expenses decreased to $50.9 million, or 54.1% of net revenues, in the three months ended March 31, 1999 from $53.5 million, or 56.5% of net revenues, in the three months ended March 31, 1998. These expenses principally reflect Arch's acquisitions of paging businesses in prior periods accounted for as purchases, and investment in pagers and other system expansion equipment to support growth.

  Operating loss decreased to $15.8 million in the three months ended March 31, 1999 from $19.2 million in the three months ended March 31, 1998 as a result of the factors outlined above.

  Initial application of SOP 98-5 resulted in a $3.4 million charge which was reported as the cumulative effect of a change in accounting principle. See "-- Recent and Pending Accounting Pronouncements".

  Net losses increased to $38.7 million in the three months ended March 31, 1999 from $36.5 million in the three months ended March 31, 1998 as a result of the factors outlined above.

 Year Ended December 31, 1998 Compared with Year Ended December 31, 1997

  Total revenues increased to $413.6 million, a 4.2% increase, in 1998 from $396.8 million in 1997. Net revenues increased to $383.7 million, a 4.4% increase, in 1998 from $367.7 million in 1997. Total revenues and net revenues in 1998 were adversely affected by a general slowing of industry growth, compared to prior years. Although industry sources estimate that the number of paging units in service grew at an annual rate of approximately 25% between 1992 and 1997, growth in basic paging services has slowed considerably since 1997. Revenues were also adversely affected in the fourth quarter of 1998 by:

  . Arch's decision, in anticipation of the MobileMedia acquisition, not to replace normal attrition among direct sales personnel

  .  the reduced effectiveness of Arch's reseller channel of distribution

  .  reduced sales through Arch-operated retail stores.

  Arch expects revenue to continue to be adversely affected in 1999 due to these factors.

  Service, rental and maintenance revenues, which consist primarily of recurring revenues associated with the sale or lease of units, increased to $371.2 million, a 5.5% increase, in 1998 from $351.9 million in 1997. These increases in revenues were due primarily to the increase, through internal growth, in the number of units in service from 3.9 million at December 31, 1997 to 4.3 million at December 31, 1998. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in 1998 and 1997. Arch does not differentiate between service and rental revenues. Product sales, less cost of products sold, decreased to $12.5 million, a 20.4% decrease, in 1998 from $15.7 million in 1997, as a result of a decline in the average revenue per pager sold.

  Service, rental and maintenance expenses, which consist primarily of telephone line and site rental expenses, increased to $80.8 million, or 21.1% of net revenues, in 1998 from $79.8 million, or 21.7% of net revenues, in 1997. The increase was due primarily to increased expenses associated with system expansions and an increase in the number of units in service. As existing paging systems became more populated through the addition of new subscribers, the fixed costs of operating these paging systems are spread over a greater subscriber base. Annualized service, rental and maintenance expenses per subscriber were $20.00 in 1998 compared to $22.00 in 1997.

  Selling expenses decreased to $49.1 million, or 12.8% of net revenues, in 1998 from $51.5 million, or 14.0% of net revenues, in 1997. The decrease was due primarily to a decrease in the number of net new units in service and to nonrecurring marketing costs incurred in 1997 to promote Arch's new Arch Paging brand identity. The number of net new units in service resulting from internal growth decreased by 35.1% in 1998 compared to 1997 primarily due to the factors set forth above that adversely affect revenues. Arch expects its selling expenses to increase in 1999 due to increased hiring of direct sales personnel.

  General and administrative expenses increased to $112.2 million, or 29.2% of net revenues, in 1998, from $106.0 million, or 28.9% of net revenues, in 1997. The increase was due primarily to administrative and facility costs associated with supporting more units in service.

  Depreciation and amortization expenses decreased to $220.2 million in 1998 from $231.4 million in 1997. These expenses principally reflect Arch's acquisitions of paging businesses in prior periods accounted for as purchases. They also reflect investment in units and other system expansion equipment to support growth.

  Operating losses were $93.3 million in 1998 compared to $101.0 million in 1997, as a result of the factors outlined above.

  Net interest expense increased to $66.4 million in 1998 from $62.9 million in 1997. The increase is principally attributable to an increase in Arch's outstanding debt.

  Arch recognized an income tax benefit of $21.2 million in 1997. This benefit represented the tax benefit of operating losses incurred after the acquisitions of USA Mobile and Westlink which were available to offset deferred tax liabilities arising from those acquisitions. The tax benefit of these operating losses was fully recognized during 1997. Accordingly, Arch has established a valuation reserve against its deferred tax assets which reduced the income tax benefit to zero as of December 31, 1998. Arch does not expect to recover its deferred tax asset in the foreseeable future and will continue to increase its valuation reserve accordingly. See Note 5 to Arch's consolidated financial statements.

  In June 1998, Arch recognized an extraordinary charge of $1.7 million representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under prior credit facilities.

  Net loss increased to $167.1 million in 1998 from $146.6 million in 1997, as a result of the factors outlined above.

 Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

  Total revenues increased $65.5 million, or 19.8%, to $396.8 million in 1997 from $331.4 million in 1996 and net revenues increased $63.8 million, or 21.0%, from $303.9 million to $367.7 million over the same period. Service, rental and maintenance revenues increased $60.5 million, or 20.8%, to $351.9 million in 1997 from $291.4 million in 1996. These increases in revenues were due primarily to the increase in the number of units in service from 3.3 million at December 31, 1996 to 3.9 million at December 31, 1997 and the full year impact of the Westlink acquisition which was completed in May 1996. Maintenance revenues represented less than 10% of total service, rental and maintenance revenues in 1996 and 1997. Product sales, less cost of products sold, increased 25.9% to $15.7 million in 1997 from $12.5 million in 1996 as a result of a greater number of pager unit sales.

  Service, rental and maintenance expenses increased to $79.8 million, or 21.7% of net revenues, in 1997 from $65.0 million, or 21.4% of net revenues, in 1996. The increase was due primarily to increased expenses associated with system expansions and the provision of paging services to a greater number of subscribers. Annual service, rental and maintenance expenses per subscriber decreased to $22.00 in 1997 from $25.00 in 1996.

  Selling expenses increased to $51.5 million, or 14.0% of net revenues, in 1997 from $47.0 million, or 15.4% of net revenues, in 1996. The increase in selling expenses was due to the full year impact of the Westlink acquisition and the marketing costs incurred to promote Arch's Arch Paging brand identity. Arch's selling cost per net new pager in service increased to $87.00 in 1997 from $58.00 in 1996, primarily due to fixed selling costs and increased marketing costs being spread over fewer net new units put into service.

  General and administrative expenses increased to $106.0 million, or 28.9% of net revenues, in 1997 from $86.2 million, or 28.4% of net revenues, in 1996. The increase in absolute dollars was due primarily to increased expenses associated with supporting more units in service, including the full year impact of Westlink, as well as expenses associated with the establishment of Arch's national services division. See "Business-- Subscribers and Marketing-- Arch".

  Depreciation and amortization expenses increased to $231.4 million, or 62.9% of net revenues, in 1997 from $191.1 million, or 62.9% of net revenues, in 1996. These expenses reflect Arch's acquisitions of paging businesses, accounted for as purchases, and continued investment in units and other system expansion equipment to support continued growth.

  Operating loss increased to $101.0 million in 1997 from $85.3 million in 1996 as a result of the factors outlined above.

  Net interest expense increased to $62.9 million in 1997 from $49.1 million in 1996. The increase was attributable to an increase in Arch's average outstanding debt.

  Arch recognized income tax benefits of $21.2 million in 1997 and $51.2 million in 1996, representing the tax benefit of operating losses subsequent to the acquisitions of USA Mobile in September 1995 and Westlink in May 1996 which were available to offset deferred tax liabilities arising from Arch's acquisitions of USA Mobile and Westlink.

  During 1996, Arch recognized an extraordinary charge of $1.9 million, representing the write-off of unamortized deferred financing costs associated with the prepayment of indebtedness under a prior credit facility.

  Net loss increased to $146.6 million in 1997 from $87.0 million in 1996 as a result of the factors outlined above. Included in the net loss were charges of $3.9 million for 1997 and $2.0 million for 1996, representing Arch's pro rata share of Benbow's losses since the Westlink acquisition in May 1996.

Liquidity and Capital Resources

  Arch's business strategy requires the availability of substantial funds to finance the expansion of existing operations, to fund capital expenditures for paging units and paging system equipment, to service debt and to finance acquisitions.

 Capital Expenditures and Commitments

  Excluding acquisitions of paging businesses, Arch's capital expenditures were $155.6 million in 1996, $102.8 million in 1997 and $113.2 million in 1998. To date, Arch has funded its capital expenditures with net cash provided by operating activities, the incurrence of debt and advances from its parent company.

  Arch's 1998 capital expenditures primarily involved the purchase of paging units, paging system equipment and transmission equipment, information systems, advances to Benbow, as described below, and capitalized financing costs.

  Arch estimates the amount of capital that will be required to fund capital expenditures by the combined company for 1999 will be approximately $140.0 million. Such expenditures will be used primarily for subscriber equipment, network infrastructure, information systems and the construction of certain markets for a nationwide N-PCS network. However, the actual amount of capital to be required by the combined company will depend upon a number of factors. These include subscriber growth, the type of paging devices and services demanded by customers, service revenues, technological developments, marketing and sales expenses, competitive conditions, the nature and timing of Arch's N-PCS strategy, and acquisition strategies and opportunities. Arch believes it will have sufficient cash available from operations and from borrowings under the secured credit facility to fund anticipated capital expenditures of the combined company for 1999.

  Arch's parent company was formerly obligated to advance to Benbow sufficient funds to service debt obligations incurred by Benbow in connection with its acquisition of its N-PCS licenses and to finance construction of an N-PCS system unless funds were available to Benbow from other sources. This obligation was subject to the approval of the parent company's designee on Benbow's board of directors. As of March 31, 1999, Arch's parent company had advanced approximately $23.7 million to Benbow. In June 1999, Arch's parent company, Benbow and Ms. Walsh agreed that:

  . the shareholders agreement, the management agreement and the employment agreement governing the establishment and operation of Benbow will be terminated

  . Benbow will not make any further FCC payments and will not pursue construction of an N-PCS system

  . Arch's parent company will not be obligated to fund FCC payments or construction of an N-PCS system by Benbow

  . the parties will seek FCC approval of the forgiveness of Benbow's remaining payment obligations and the transfer of Ms. Walsh's Benbow shares to Arch's parent company

  . the closing of the transaction will occur on the earlier of January 23, 2001 or receipt of FCC approval

  . Arch's parent company will pay Ms. Walsh, in installments, $3.5 million (if the transaction closes before January 23, 2001) or $3.8 million (if the transaction closes on January 23, 2001)

As a result of these arrangements, Benbow will not have any meaningful business operations and is unlikely to retain its N-PCS licenses. The closing of the transaction will not affect the funding obligations of Arch's parent company in connection with Benbow's acquisition of Page Call in June 1998. See "Business-- Arch's Investments in N-PCS Licenses".

 Other Commitments and Contingencies

  Commencing October 15, 1999, payments of $10.1 million, representing six months' interest on the notes, will be payable on April 15 and October 15 of each year until scheduled maturity on April 15, 2008. On January 1, 1999, payments of $8.3 million, representing six months' interest on Arch's 12 3/4% notes, became payable on January 1 and July 1 of each year until scheduled maturity on July 1, 2007. Arch expects to service these interest payments out of cash made available to it by its subsidiaries. Arch's ability to make payments of principal and interest on the notes and the 12 3/4% notes will be dependent upon Arch's subsidiaries achieving and sustaining levels of performance in the future that would permit such subsidiaries to pay dividends, distributions or fees to Arch which are sufficient to permit such payments. Many factors will affect the performance of Arch's subsidiaries. Some of them will be beyond Arch's control, such as prevailing economic conditions. We cannot assure you that Arch's subsidiaries will be able to generate sufficient cash flow to cover required interest and principal payments on their current and future indebtedness or the notes and the 12 3/4% notes. If Arch is unable to meet interest and principal payments in the future, it may, depending upon the circumstances which then exist, seek additional equity or debt financing, attempt to refinance its existing indebtedness or sell all or part of its business or assets to raise funds to repay its indebtedness. However, sufficient equity or debt financing may not be available or, if available, it may not be on terms acceptable to Arch; Arch may not be able to refinance its existing indebtedness; and it may not be possible to raise sufficient funds through asset sales. See "Risk Factors--Cash flow of operating subsidiaries may not be available to service the notes".

  Interest payments on the $467.4 million principal amount at maturity of the parent company's discount notes commence September 15, 2001. The parent company expects to service such interest payments out of cash made available to it by Arch and Arch's subsidiaries. Based on the principal amount of discount notes now outstanding, these semi-annual interest payments will equal $25.4 million on March 15 and September 15 of each year until scheduled maturity on March 15, 2008. Limitations contained in the indentures for other issues of Arch's senior subordinated notes and in the subsidiaries' credit facility would not currently permit Arch and its subsidiaries to make sufficient payments to Arch's parent company to enable it to pay interest on its discount notes. Arch may need to modify the subsidiaries' credit facility, amend the indentures or redeem its other senior subordinated notes in order to make payments to enable Arch's parent company to pay interest on the discount notes. No assurance can be given that, if necessary, Arch would be able to modify the subsidiaries' secured credit facility, amend the indentures or redeem the senior subordinated notes. A default by the parent company in its payment obligations under the discount notes could have a material adverse effect on the business, financial condition, results of operations or prospects of the parent company and Arch or on Arch's ability to make payments on the notes when due. See "Risk Factors-- High degree of leverage burdens operations".

  On June 29, 1998, Benbow acquired Page Call's outstanding stock by issuing to Page Call's former stockholders preferred stock and a 12% promissory note for $17.2 million. Benbow also agreed to pay one of Page Call's stockholders $911,000 over five years for consulting services. Benbow's preferred stock and promissory note are exchangeable for common stock

  . at any time at the holders' option, at an exchange price equal to the higher of (1) $13.00 per share or (2) the market price of common stock,

  . mandatorily on April 8, 2000, at the then prevailing market price of common stock, or

  . automatically at an exchange price of $13.00 per share, if the market price of common stock equals or exceeds $13.00 for 20 consecutive trading days.

  Arch's parent company is permitted to require Benbow to redeem its preferred stock and promissory note at any time for cash. The parent company guaranteed all obligations of Benbow under the Benbow preferred stock, promissory note and consulting agreement described above. The parent company may elect to make payments under its guarantee in common stock or cash. Benbow's redemption of its preferred stock and promissory note for cash, or the parent company's payment of cash pursuant to its guarantees of Benbow's preferred stock and promissory note, would depend upon the availability of capital and any restrictions contained in applicable debt instruments and under the Delaware corporations statute, which currently would not permit any such cash redemptions or payments. If the parent company issues common stock or pays cash pursuant to its guarantees, the parent company will receive from Benbow a promissory note and non-voting, non-convertible preferred stock of Benbow with an annual yield of 14.5% payable upon an acquisition of Benbow or earlier to the extent that available cash and applicable law permit. Page Call's stockholders received customary registration rights for any shares of common stock issued in exchange for Benbow's preferred stock and promissory note or pursuant to the parent company's guarantees.

 Sources of Funds

  Arch's net cash provided by operating activities was $40.5 million in 1996, $64.6 million in 1997, $81.9 million in 1998 and $12.5 million in the three months ended March 31, 1999. Arch expects to fund its capital needs for the foreseeable future with borrowings under current and future credit facilities, net cash provided by operations and, depending on Arch's needs and market conditions, possible sales of equity or debt securities by Arch or the parent company. For additional information, see Note 3 to Arch's consolidated financial statements. Arch's ability to access future borrowings will depend, in part, on its ability to continue to grow its EBITDA. At June 3, 1999, after giving effect to the MobileMedia acquisition and the associated drawdown of funds, Arch's operating subsidiaries had approximately $100.0 million in available borrowing capacity under the secured credit facility.

 Secured Credit Facility

  In June 1998 and March 1999, Arch amended an existing credit facility to establish senior secured revolving credit and term loan facilities with a wholly owned subsidiary as borrower in the aggregate amount of $581.0 million consisting of:

  .  Tranche A: a $175.0 million reducing revolving credit facility;

  . Tranche B: a $100.0 million 364-day revolving credit facility under which the principal amount outstanding on June 27, 1999 was converted into a term loan; and

  . Tranche C: a $306.0 million term loan of which $125.0 million was made available in a single drawing on June 29, 1998 and $181.0 million was made available in a single drawing on June 3, 1999.

  The amount of these facilities will reduce as time passes. See "Description of Outstanding Indebtedness--Secured Credit Facility".

 Recent Issuances of Notes

  Arch raised $139.8 million, before deducting selling discounts and expenses, through the issuance of the 13 3/4% notes during the second quarter of 1999. In June 1998, Arch issued $130.0 million principal amount of 12 3/4% senior notes due 2007 for net proceeds of $127.5 million, before deducting selling discounts and expenses, in a private placement made pursuant to Rule 144A under the Securities Act. These notes were sold at an initial price to investors of 98.049% of the face amount of their investment. See "Description of Outstanding Indebtedness--Arch's Senior Notes".

 Sandler Equity Investment

  On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., an investment management firm, together with certain other private investors, made an equity investment in Arch's parent company of $25.0 million in the form of Series C preferred stock. Simultaneously, the parent company contributed to Arch $24.0 million of the net proceeds from the sale of the Series C preferred stock. Arch contributed this amount to a subsidiary as an equity investment and the subsidiary used such amount to repay indebtedness under a former credit facility as part of the establishment of the current secured credit facility. During 1999 the parent company will accrue dividends of $2.1 million on the Series C preferred stock, payable upon redemption or conversion of the Series C preferred stock or liquidation of the parent company.

 Inflation

  Inflation has not had a material effect on Arch's operations to date. Paging systems equipment and operating costs have not increased in price and Arch's pager costs have declined substantially in recent years. This reduction in costs has generally been reflected in lower pager prices charged to subscribers who purchase their units. Arch's general operating expenses, such as salaries, employee benefits and occupancy costs, are subject to normal inflationary pressures.

Year 2000 Compliance

  Arch has created a cross-functional Y2K project group to work on the Year 2000 problem. The Y2K project group is continuing its analysis of external and internal areas likely to be affected by the Year 2000 problem and classifying the identified areas of concern into either a mission critical or non-mission critical status. For external areas, Arch has distributed, and continues to distribute, surveys requesting information about the Year 2000 readiness of certain vendors. As part of its evaluation of Year 2000 vulnerability related to its pager and paging equipment vendors, Arch has discussed their efforts with them to identify potential issues associated with their equipment and/or software. Internally, Arch is completing an inventory audit of hardware and software testing for both its corporate and divisional operations.

  The costs associated with the replacement of existing hardware, software and paging equipment will be capitalized and amortized in accordance with Arch's existing accounting policies and any future costs relating thereto are expected to be capitalized and amortized in a similar manner. Maintenance or modification costs will be expensed as incurred. Based on Arch's costs incurred to date, as well as estimated costs to be incurred later in 1999, Arch does not expect that resolution of the Year 2000 problem will have a material adverse effect on its results of operations and financial condition. Costs of the Year 2000 project are based on current estimates and actual results may vary significantly from such estimates once plans are further developed and implemented.

  For a discussion of risks associated with the Year 2000 problem, see "Risk Factors--Impact of the Year 2000 issue is not fully known".

  Arch is designing and implementing contingency plans relating to the Year 2000 problem, identifying the likely risks and determining commercially reasonable solutions. Arch intends to complete its Year 2000 contingency planning during calendar year 1999.

Recent and Pending Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income". SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Arch adopted SFAS No. 130 in 1998. The adoption of this standard did not have an effect on its reporting of income.

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information". SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. Arch adopted SFAS No. 131 for its year ending December 31, 1998. Adoption of this standard did not have a significant impact on Arch's reporting.

  In March 1998, the Accounting Standards Committee of the Financial Accounting Standards Board issued Statement of Position 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." SOP 98-1 establishes criteria for capitalizing costs of computer software developed or obtained for internal use. Arch adopted SOP 98-1 in 1998. The adoption of SOP 98-1 has not had a material effect on Arch's financial position or results of operations.

  In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Arch adopted SOP 98-5 effective January 1, 1999. The initial application of SOP 98-5 resulted in a $3.4 million charge which was reported as the cumulative effect of a change in accounting principle. The charge represents the unamortized portion of start-up and organization costs which had been deferred in prior years. The adoption of SOP 98-5 is not expected to have a material effect on Arch's financial position or results of operations.

  In June 1998, the Financial Accounting Standards Board issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings. Arch intends to adopt this standard effective January 1, 2001. Arch has not yet quantified the impact of adopting SFAS No. 133 on its financial statements; however, adopting SFAS No. 133 could increase volatility in earnings and other comprehensive income.

   SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA--MOBILEMEDIA

  The following table sets forth selected historical consolidated financial and operating data of MobileMedia for each of the five years in the period ended December 31, 1998 and the three months ended March 31, 1998 and 1999. The historical financial and operating data presented under consolidated statements of operations data and consolidated balance sheet data for each of the five years in the period ended December 31, 1998 have been derived from MobileMedia's audited consolidated financial statements and notes. The selected financial and operating data as of March 31, 1998 and for the three months ended March 31, 1998 and 1999 have been derived from MobileMedia's unaudited consolidated financial statements and notes. You should read the following consolidated financial information in conjunction with "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations" and MobileMedia's consolidated financial statements and notes.

  MobileMedia completed its acquisition of the paging and wireless messaging business of Dial Page, Inc. on August 31, 1995 for a purchase price of $187.4 million. The consolidated statement of operations data includes Dial Page's results of operations from that date. See Note 3 to MobileMedia's consolidated financial statements and "Business--Predecessors to the Combined Company; Events Leading Up to MobileMedia's Bankruptcy Filings". MobileMedia completed the acquisition of Mobile Communications Corporation of America, commonly known as MobileComm, on January 4, 1996 for a purchase price of $928.7 million. The consolidated statement of operations data includes MobileComm results of operations from that date. See Note 3 to MobileMedia's consolidated financial statements and "Business--Predecessors to the Combined Company; Events Leading Up to MobileMedia's Bankruptcy Filings".

  In the following table, services, rents and maintenance, selling, general and administrative expenses includes non-recurring adjustments to record executive separation expenses of $2.5 million in 1994 and $0.7 million in 1995.

  Impairment of long-lived assets includes a non-recurring adjustment to record, effective December 31, 1996, a $792.5 million write-down of intangible assets based upon MobileMedia's determination that an impairment of long-lived assets existed pursuant to Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of". See Note 2 to MobileMedia's consolidated financial statements.

  Restructuring costs includes non-recurring adjustments to record restructuring costs related to MobileMedia's bankruptcy filing on January 30, 1997.

  MobileMedia's adjusted EBITDA represents earnings before other income (expense), taxes, depreciation, amortization, amortization of deferred gain on tower sale, impairment of long-lived assets and restructuring costs. EBITDA is a financial measure commonly used in MobileMedia's industry and should not be construed as an alternative to operating income, as determined in accordance with GAAP, as an alternative to cash flows from operating activities, as determined in accordance with GAAP, or as a measure of liquidity. MobileMedia's adjusted EBITDA is, however, the primary financial measure by which MobileMedia's covenants are calculated under the agreements governing MobileMedia's indebtedness. EBITDA is also one of the financial measures used by analysts to value MobileMedia. MobileMedia's adjusted EBITDA in 1996 excludes the impact of the $792.5 million writedown of intangible assets. MobileMedia's adjusted EBITDA may not necessarily be comparable to similarly titled data of other paging companies.

  Adjusted EBITDA margin is calculated by dividing MobileMedia's adjusted EBITDA by total revenues less cost of products sold. EBITDA margin is a measure commonly used in the paging industry to evaluate a company's EBITDA relative to total revenues less cost of products sold as an indicator of the efficiency of a company's operating structure. MobileMedia's adjusted EBITDA margin in 1996 excludes the impact of the $792.5 million writedown of intangible assets.

  The interim financial information as of March 31, 1999 and for the three months ended March, 1998 and 1999 contained in this prospectus is unaudited. However, in the opinion of MobileMedia management, it includes all adjustments of a normal recurring nature that are necessary for a fair presentation of the financial position, results of operations and cash flows for the periods presented. Results of operations for the interim periods presented are not necessarily indicative of results of operations for the entire year or any future period.

                                                                                                 (Unaudited)
                                                                                                Three Months
                                                                                                    Ended
                                          Year Ended December 31,                                 March 31,
                          ---------------------------------------------------------------   -----------------------
                             1994         1995         1996          1997         1998         1998         1999
                          ----------   ----------   -----------   ----------   ----------   ----------   ----------
                                                           MobileMedia
                          -----------------------------------------------------------------------------------------
                                                     (dollars in thousands)
Statements of Operations
 Data:
Total revenues..........  $  203,149   $  252,996   $   640,710   $  527,392   $  449,681   $  115,163   $  105,824
Cost of products sold...     (18,705)     (26,885)      (72,595)     (35,843)     (22,162)      (5,513)      (3,516)
                          ----------   ----------   -----------   ----------   ----------   ----------   ----------
                             184,444      226,111       568,115      491,549      427,519      109,650      102,308
Services, rents and
 maintenance, selling,
 and general and
 administrative
 expenses...............     136,672      164,037       459,474      388,476      305,698       79,510       72,694
Reduction of liabilities
 subject to compromise .         --           --            --           --       (10,461)         --        (3,050)
Impairment of long-lived
 assets.................         --           --        792,478          --           --           --           --
Restructuring costs.....         --           --          4,256       19,811       18,624        4,558        5,067
Depreciation and
 amortization...........      67,651       71,408       348,698      140,238      116,459       31,671       27,969
Amortization of deferred
 gain on tower sale.....         --           --            --           --        (1,556)         --        (1,167)
                          ----------   ----------   -----------   ----------   ----------   ----------   ----------
Operating (loss) income.     (19,879)      (9,334)   (1,036,791)     (56,976)      (1,245)      (6,089)         795
Other income (expense)
Interest expense........     (18,237)     (31,745)      (92,663)     (67,611)     (53,043)     (14,626)     (10,018)
(Loss) gain on sale of
 assets.................       1,049          --             68            3       94,165            1         (323)
Other...................         --           --            --           --          (338)         --         2,063
                          ----------   ----------   -----------   ----------   ----------   ----------   ----------
 Total other income
  (expense).............     (17,188)     (31,745)      (92,595)     (67,608)      40,784      (14,625)      (8,278)
                          ----------   ----------   -----------   ----------   ----------   ----------   ----------
Income (loss) before
 income tax provision
 (benefit)..............     (37,067)     (41,079)   (1,129,386)    (124,584)      39,539      (20,714)      (7,483)
Income tax benefit
 (provision)............         --           --         69,442          --        (3,958)         --          (209)
                          ----------   ----------   -----------   ----------   ----------   ----------   ----------
Net income (loss).......  $  (37,067)  $  (41,079)  $(1,059,944)  $ (124,584)  $   35,581   $  (20,714)  $   (7,692)
                          ==========   ==========   ===========   ==========   ==========   ==========   ==========
Other Data
Adjusted EBITDA.........  $   47,772   $   62,074   $   108,641   $  103,073   $  121,821   $   30,140   $   29,614
Adjusted EBITDA margin..        25.9 %       27.5 %        19.1 %       21.0 %       28.5 %       27.5 %       28.9 %
Units in service (at end
 of period).............   1,447,352    2,369,101     4,424,107    3,440,342    3,143,968    3,319,553    3,106,775
Capital expenditures....  $   65,574   $   86,163   $   161,861   $   40,556   $   53,867   $    4,854   $   26,806
Cash flows provided by
 operating activities...  $   53,781   $   43,849   $    57,194   $   14,920   $   54,462   $   19,542   $   17,552
Cash flows provided by
 (used in) investing
 activities.............  $  (50,878)  $ (312,698)  $(1,028,321)  $  (40,556)  $  115,836   $   (4,854)  $  (25,025)
Cash flows provided by
 (used in) financing
 activities.............         --    $  671,794   $   586,111   $   13,396   $ (180,000)  $  (10,000)  $    6,255

                                         As of December 31,
                         -----------------------------------------------------
                                                                                   As of
                                                                                 March 31,
                           1994      1995       1996        1997       1998        1999
                         -------- ---------- ----------  ----------  ---------  -----------
                                       (dollars in thousands)                   (unaudited)
Consolidated Balance
 Sheet Data
Total assets............ $353,703 $1,128,546 $  790,230  $  655,134  $ 561,454   $ 554,009
Debt....................  195,677    476,156  1,074,196   1,075,681    905,681     910,681
Total stockholders'
 equity (deficit).......  101,500    578,753   (468,391)   (589,579)  (553,998)   (561,690)

The following table reconciles net income to the presentation of MobileMedia's adjusted EBITDA.

                                                                                   (Unaudited)
                                                                                   Three Months
                                       Year Ended December 31,                   Ended March 31,
                          -----------------------------------------------------  -----------------
                            1994       1995       1996        1997       1998      1998     1999
                          ---------  --------  -----------  ---------  --------  --------  -------
                                                     MobileMedia
                          ------------------------------------------------------------------------
                                       (dollars in thousands)
Net income (loss).......  $(37,067)  $(41,079) $(1,059,944) $(124,584) $ 35,581  $(20,714) $(7,692)
Interest expense........     18,237    31,745       92,663     67,611    53,043    14,626   10,018
Income tax provision
 (benefit)..............        --        --       (69,442)       --      3,958       --       209
Depreciation and
 amortization...........     67,651    71,408      348,698    140,238   116,459    31,671   27,969
Amortization of deferred
 gain on tower sale.....        --        --           --         --     (1,556)      --    (1,167)
Restructuring costs.....        --        --         4,256     19,811    18,624     4,558    5,067
Impairment of long lived
 assets.................        --        --       792,478        --        --        --       --
Reduction of liabilities
 subject to compromise..        --        --           --         --    (10,461)      --    (3,050)
Gain/loss on sale of
 assets.................     (1,049)      --           (68)        (3)  (94,165)       (1)     323
Other income/expense....        --        --           --         --        338       --    (2,063)
                          ---------  --------  -----------  ---------  --------  --------  -------
Adjusted EBITDA.........  $  47,772  $ 62,074  $   108,641  $ 103,073  $121,821  $ 30,140  $29,614
                          =========  ========  ===========  =========  ========  ========  =======

  MOBILEMEDIA MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

Presentation of Financial Condition and Results of Operations

  The following are principal components of MobileMedia's operating results:

  . Services, rents and maintenance revenues, also referred to as paging revenue: includes primarily monthly, quarterly, semi-annually and annually billed recurring revenue, not dependent on usage, charged to subscribers for paging and related services such as voice mail and pager repair and replacement.

  . Net revenues: includes primarily paging revenues and sales of customer owned and maintained units less cost of units sold.

  . Services, rents and maintenance expenses: includes costs related to the management, operation and maintenance of MobileMedia's network systems.

  . Selling expenses: includes salaries, commissions and administrative costs for MobileMedia's sales force and related marketing and advertising expenses.

  . General and administrative expenses: includes primarily customer service expense, executive management, accounting, office telephone, rents and maintenance and information services.

  . Average revenues per unit, or ARPU: calculated by dividing (1) the average monthly services, rents and maintenance revenues for the period by (2) the weighted average number of units in service for the period. ARPU, as determined by MobileMedia, may not necessarily be comparable to similarly titled data of other paging companies.

  . Average monthly operating expense per unit: calculated by dividing (1) the average monthly services, rents and maintenance, selling and general and administrative expenses for the period by (2) the weighted average number of units in service for the period.

  MobileMedia's adjusted EBITDA represents earnings before other income (expense), taxes, depreciation, amortization, impairment of long-lived assets, amortization of deferred gain on the tower sale and restructuring costs. See Notes 2 and 3 to MobileMedia's consolidated financial statements. EBITDA is a financial measure commonly used in the paging industry and should not be construed as an alternative to operating income as determined in accordance with GAAP, as an alternative to cash flows from operating activities as determined in accordance with GAAP or as a measure of liquidity. EBITDA is, however, the primary financial measure by which MobileMedia's covenants are calculated under the agreements governing MobileMedia's indebtedness.

  As used below, the term "acquisitions" refers to both the MobileComm acquisition and the Dial Page acquisition.

Overview

  The following discussion and analysis should be read in conjunction with MobileMedia's consolidated financial statements and notes.

  MobileMedia builds and operates wireless messaging and communications systems and generates revenues from the provision of paging and other wireless communications services. MobileMedia's strategy is to strengthen its industry leadership position by providing superior paging and messaging services at competitive prices.

  MobileMedia's revenues are derived primarily from fixed periodic recurring fees charged to MobileMedia's subscribers for paging services. These fees are not dependent on usage. While a subscriber remains in MobileMedia's service, future operating results benefit from this recurring revenue stream with minimal requirements for incremental selling expenses or other costs.

  MobileMedia completed its acquisition of MobileComm in January 1996 and MobileMedia purchased the paging business of Dial Page in August 1995. MobileMedia incurred integration related costs in excess of those originally anticipated to (1) transfer units-in-service between paging networks to rationalize capacity, (2) temporarily operate duplicative functions, primarily customer service, and (3) hire additional employees and consultants to focus on the integration. MobileMedia also experienced increased loss of subscribers related to the integration difficulties. MobileMedia's financial results have been negatively impacted by the higher than anticipated integration costs and increased loss of subscribers.

  On January 30, 1997, MobileMedia and its parent company filed voluntary petitions for relief under the Bankruptcy Code in order to implement an operational and financial restructuring. Until Arch's acquisition of MobileMedia on June 3, 1999, MobileMedia and its parent company operated their business as debtors-in-possession subject to the jurisdiction of the Bankruptcy Court. The Bankruptcy Code required MobileMedia Communications, Inc. and its parent company to file monthly operating reports with the United States Trustee. Copies of the reports were filed as Current Reports on Form 8-K with the SEC. Financial statements included in MobileMedia's periodic reports for the months of February 1997 through June 1998 were not prepared in accordance with GAAP due to MobileMedia's inability at the time of such filings to determine the amount of an impairment loss related to long-lived assets pursuant to Financial Accounting Standard No. 121. Such financial statements are unaudited and have been revised periodically based on subsequent determination of changes in facts and circumstances impacting previously filed unaudited financial statements. The audited financial statements of MobileMedia included in this prospectus reflect adjustments from the unaudited statements, including an impairment adjustment of approximately $792.5 million recorded as of December 31, 1996.

Results of Operations

  The following table presents selected items from MobileMedia's consolidated statement of operations and selected other information for the periods indicated:

                                            Three Months Ended March 31,
                                            ---------------------------------
                                                 1998              1999
                                            ---------------   ---------------
                                                (in thousands, except
                                              percentage and unit data)
Consolidated Statement of Operations Data
Revenues
  Services, rents and maintenance.......... $108,542   99.0 % $100,631   98.4 %
  Equipment sales and activation fees......    6,621    6.0      5,193    5.1
                                            --------  -----   --------  -----
Total revenues.............................  115,163  105.0    105,824  103.4
Cost of products sold......................   (5,513)  (5.0)    (3,516)  (3.4)
                                            --------  -----   --------  -----
Net revenues...............................  109,650  100.0    102,308  100.0
Operating expenses
  Services, rents and maintenance..........   28,899   26.4     27,077   26.5
  Selling..................................   15,703   14.3     14,136   13.8
  General and administrative...............   34,908   31.8     31,481   30.8
  Reduction of liabilities subject to
   compromise..............................      --     --      (3,050)  (3.0)
  Restructuring costs......................    4,558    4.2      5,067    5.0
  Depreciation and amortization............   31,671   28.9     27,969   27.3
  Amortization of deferred gain on tower
   sale....................................      --     --      (1,167)  (1.1)
                                            --------  -----   --------  -----
Total operating expenses...................  115,739  105.6    101,513   99.2
                                            --------  -----   --------  -----
Operating income (loss)....................   (6,089)  (5.6)       795    0.8
Other income (expense)
  Interest expense (net)...................  (14,626) (13.3)   (10,018)  (9.8)
  Gain (loss) on sale of assets............        1    0.0       (323)  (0.3)
  Other income ............................      --     --       2,063    2.0
                                            --------  -----   --------  -----
Total other income (expense)...............  (14,625) (13.3)    (8,278)  (8.1)
                                            --------  -----   --------  -----
Income from continuing operations before
 income tax provision......................  (20,714) (18.9)    (7,483)  (7.3)
Income tax provision.......................      --     --         209    0.2
                                            --------  -----   --------  -----
Income from continuing operations.......... $(20,714) (18.9)% $ (7,692)  (7.5)%
                                            ========  =====   ========  =====

                                                Three Months Ended March 31,
                                                ------------------------------
                                                     1998            1999
                                                --------------  --------------
                                                    (in thousands, except
                                                  percentage and unit data)
Other Data
Adjusted EBITDA................................ $       30,140  $       29,614
Cash flows provided by operating activities.... $       19,542  $       17,552
Cash flows used in investing activities........ $       (4,854) $      (25,025)
Cash flows provided by (used in) financing
 activities.................................... $      (10,000) $        6,255
ARPU........................................... $        10.70  $        10.73
Average monthly operating expense per unit..... $         7.84  $         7.75
Units in service (at end of period)............      3,319,553       3,106,775

 Three Months Ended March 31, 1999 Compared With Three Months Ended March 31,
1998

  Units in service decreased 212,778 from 3,319,553 as of March 31, 1998 to 3,106,775 as of March 31, 1999, a decrease of 6.4%. The decrease was primarily attributable to gross additions which were below expectations.

  Services, rents and maintenance revenues decreased 7.3% to $100.6 million for the three months ended March 31, 1999 compared to $108.5 million for the three months ended March 31, 1998. The decrease was attributable to fewer units in service and partially offset by a $0.03 increase in ARPU from $10.70 for the three months ended March 31, 1998 to $10.73 for the three months ended March 31, 1999. The increase in ARPU was largely due to a greater percentage of alphanumeric units in service and a smaller percentage in the reseller distribution channel. Alphanumeric units generally are sold at higher ARPU and units sold through the reseller distribution channel generally are sold at lower ARPU.

  Equipment sales and activation fees decreased 21.6% to $5.2 million for the three months ended March 31, 1999 compared to $6.6 million for the three months ended March 31, 1998. The decrease in equipment sales was primarily due to a $0.7 million decrease in equipment sold through the direct distribution channel and a $0.6 million decrease in billings for non-returned equipment. Equipment sales and activation fees, less cost of products sold, increased to $1.7 million for the three months ended March 31, 1999 from $1.1 million for the three months ended March 31, 1998. This increase was primarily attributable to improved equipment sales margins on units sold through the retail distribution channel.

  Net revenues decreased 6.7% to $102.3 million for the three months ended March 31, 1999 compared to $109.7 million for the three months ended March 31, 1998.

  Services, rents and maintenance expenses decreased 6.3% to $27.1 million for the three months ended March 31, 1999 compared to $28.9 million for the three months ended March 31, 1998. This decrease resulted primarily from lower subcontracted paging expenses of approximately $3.2 million arising from billing reconciliations, increased unit cancellations and customer migration to company-owned networks, lower paging-related telecommunications expenses of approximately $0.6 million as a result of continued usage of lower cost facilities and lower pager repair expenses of $0.4 million. These expense reductions were offset by an increase in antenna site lease expense of $2.7 million primarily resulting from the leaseback of antenna sites on transmission towers sold to Pinnacle Towers, Inc. See Note 3 to MobileMedia's consolidated financial statements. As a percentage of net revenue, services, rents and maintenance expenses were constant at approximately 26.5%.

  Selling expenses for the three months ended March 31, 1999 decreased 10.0% to $14.1 million compared to $15.7 million for the three months ended March 31, 1998. The decrease resulted primarily from lower sales personnel costs of approximately $0.8 million attributable to lower sales headcount, lower advertising expenses of approximately $0.6 million and lower retail distribution channel selling expenses of approximately $0.2 million resulting from lower retail sales. Selling expenses as a percentage of net revenue decreased from 14.3% to 13.8%.

  General and administrative expenses decreased 9.8% to $31.5 million for the three months ended March 31, 1999 compared to $34.9 million for the three months ended March 31, 1998 and decreased as a percentage of net revenues to 30.8% for the three months ended March 31, 1999 from 31.8% for the three months ended March 31, 1998. The decrease primarily resulted from reduced bad debt expense of $1.3 million due to improvements in MobileMedia's billing and collections functions, lower administrative telephone expenses of $1.0 million resulting from lower call volume and lower customer service expenses of $1.4 million primarily resulting from lower headcount.

  Reduction of liabilities subject to compromise was $3.1 million for the three months ended March 31, 1999. See Note 2 to MobileMedia's consolidated financial statements.

  Restructuring costs increased 11.2% from $4.6 million for the three months ended March 31, 1998 to $5.1 million for the three months ended March 31, 1999 due to an increase in professional fees incurred by MobileMedia resulting from its confirmed plan of reorganization on April 12, 1999 (see Note 1 to MobileMedia's consolidated financial statements).

  Depreciation and amortization decreased 11.7% to $28.0 million for the three months ended March 31, 1999 compared to $31.7 million for the three months ended March 31, 1998. The decrease was primarily due to lower pager depreciation attributable to a reduced depreciable base of pager assets and decreased pager purchases. As a percentage of net revenues, depreciation and amortization expense decreased to 27.3% for the three months ended March 31, 1999 from 28.9% for the three months ended March 31, 1998.

  Amortization of deferred gain on tower sale was $1.2 million for the three months ended March 31, 1999. See Note 3 to MobileMedia's consolidated financial statements.

  Operating income (loss) increased 113.1% to income of $0.8 million for the three months ended March 31, 1999 from a loss of $6.1 million for the three months ended March 31, 1998. The increase was primarily due to decreased operating expenses.

  Interest expense decreased 31.5% to $10.0 million for the three months ended March 31, 1999 compared to $14.7 million for the three months ended March 31, 1998. The decrease was primarily due to lower interest expense on MobileMedia's pre-petition credit facility resulting from lower outstanding borrowings in the three months ended March 31, 1999.

  Gain (loss) on sale of assets of $0.3 million for the three months ended March 31, 1999 is primarily due to the write off of equipment related to the resolution of a legal dispute with an equipment provider.

  Other income was $2.1 million for the three months ended March 31, 1999 and primarily resulted from a legal settlement due to MobileMedia as a result of the resolution of a dispute with an equipment provider.

  Loss from continuing operations before income tax provision, as a result of the above factors, decreased to $7.5 million for the three months ended March 31, 1999 compared to $20.7 million for the three months ended March 31, 1998

  Income tax provision increased to $0.2 million for the three months ended March 31, 1999 primarily as a result of state income tax expense.

                                               Year Ended December 31,
                                            ----------------------------------
                                                 1997               1998
                                            ----------------   ---------------
                                                (in thousands, except
                                              percentage and unit data)
Consolidated Statement of Operations Data
Revenues
  Services, rents and maintenance.........  $ 491,174   99.9 % $423,059   99.0 %
  Equipment sales and activation fees.....     36,218    7.4     26,622    6.2
                                            ---------  -----   --------  -----
Total revenues............................    527,392  107.3    449,681  105.2
Cost of products sold.....................    (35,843)  (7.3)   (22,162)  (5.2)
                                            ---------  -----   --------  -----
Net revenues..............................    491,549  100.0    427,519  100.0
Operating expenses
  Services, rents and maintenance.........    139,333   28.3    111,589   26.1
  Selling.................................     69,544   14.2     61,106   14.3
  General and administrative..............    179,599   36.5    133,003   31.1
  Reduction of liabilities subject to
   compromise.............................        --     --     (10,461)  (2.4)
  Restructuring costs.....................     19,811    4.0     18,624    4.4
  Depreciation and amortization...........    140,238   28.6    116,459   27.2
  Amortization of deferred gain on tower
   sale...................................        --     --      (1,556)  (0.4)
                                            ---------  -----   --------  -----
Total operating expenses..................    548,525  111.6    428,764  100.3
                                            ---------  -----   --------  -----
Operating loss............................    (56,976) (11.6)    (1,245)  (0.3)
Other income (expense)
  Interest expense (net)..................    (67,611) (13.7)   (53,043) (12.4)
  Gain on sale of assets..................          3    0.0     93,827   21.9
                                            ---------  -----   --------  -----
Total other income (expense)..............    (67,608) (13.7)    40,784    9.5
                                            ---------  -----   --------  -----
Income (loss) from continuing operations
 before income tax provision..............   (124,584) (25.3)    39,539    9.2
Income tax provision......................        --     --       3,958    0.9
                                            ---------  -----   --------  -----
Income (loss) from continuing operations..  $(124,584) (25.3)% $ 35,581    8.3 %
                                            =========  =====   ========  =====

Other Data
Adjusted EBITDA...........................  $ 103,073  21.0 % $  121,821  28.5 %
Cash flows provided by operating
 activities...............................     14,920             54,462
Cash flows provided by (used in) investing
 activities...............................    (40,556)           115,836
Cash flows provided by (used in) financing
 activities...............................     13,396           (180,000)
ARPU......................................      10.41              10.71
Average monthly operating expense per
 unit.....................................       8.23               7.74
Units in service (at end of period).......  3,440,342          3,143,968

 Year Ended December 31, 1998 Compared With Year Ended December 31, 1997

  Units in service decreased 296,374 from 3,440,342 as of December 31, 1997 to 3,143,968 as of December 31, 1998, a decrease of 8.6%. The decrease was primarily attributable to gross additions which were below expectations.

  Services, rents and maintenance revenues decreased 13.9% to $423.1 million for 1998 compared to $491.2 million for 1997. The decrease was attributable to fewer units in service and was partially offset by a $0.30 increase in ARPU from $10.41 for 1997 to $10.71 for 1998. The increase in ARPU was largely due to a greater percentage of alphanumeric units in service, increased units in service in the direct distribution channel and a smaller percentage in the reseller distribution channel. Alphanumeric units and units sold through the direct distribution channel generally are sold at higher ARPU.

  Equipment sales and activation fees decreased 26.5% to $26.6 million for 1998 compared to $36.2 million for 1997. The decrease in equipment sales was primarily due to a $2.7 million decrease in equipment sold through the retail distribution channel and a $5.7 million decrease in billings for non-returned equipment. Equipment sales and activation fees, less cost of products sold, increased to $4.5 million for 1998 from $0.4 million for 1997. This increase was primarily attributable to sales of used pagers with lower net book values resulting from a change in pager depreciation from a four-year life to a three-year life as of October 1, 1997.

  Net revenues decreased 13.0% to $427.5 million for 1998 compared to $491.5 million for 1997.

  Services, rents and maintenance expenses decreased 19.9% to $111.6 million for 1998 compared to $139.3 million for 1997. This decrease resulted primarily from lower subcontracted paging expenses of approximately $15.9 million arising from billing reconciliations, increased unit cancellations, increased movement of customers to company-owned networks and a reduction of approximately $10.4 million in paging-related telecommunications expenses. The decline in paging-related telecommunications expenses resulted primarily from the FCC's clarification of its interconnection rules pursuant to the Telecommunications Act. These rules prohibit local exchange carriers from charging paging carriers for the cost of dedicated facilities used to deliver local telecommunications traffic to paging networks. The FCC clarification, however, noted that the FCC is considering requests for reconsideration of these rules. In addition, paging-related telecommunications expense declined as a result of a reconfiguration of MobileMedia's network to maximize usage of lower cost facilities. As a percentage of net revenue, services, rents and maintenance expenses decreased from 28.3% to 26.1%.

  Selling expenses for 1998 decreased 12.1% to $61.1 million compared to $69.5 million for 1997. The decrease resulted primarily from lower sales personnel costs of approximately $6.4 million attributable to lower sales headcount and lower retail distribution channel selling expenses of approximately $2.2 million resulting from lower retail sales. Selling expenses as a percentage of net revenues were constant at approximately 14.3%.

  General and administrative expenses decreased 25.9% to $133.0 million for 1998 compared to $179.6 million for 1997 and decreased as a percentage of net revenues to 31.1% for 1998 from 36.5% for 1997. The decrease primarily resulted from reduced bad debt expense of $27.8 million due to improvements in MobileMedia's billing and collections functions, lower administrative telephone expenses of $7.0 million resulting from lower call volume and lower long distance rates as of October 1, 1997 and lower customer service and retail activation expenses of $9.7 million primarily resulting from lower headcount.

  Reduction of liabilities subject to compromise was $10.5 million for the year ended December 31, 1998. See Note 2 to MobileMedia's consolidated financial statements.

  Restructuring costs decreased from $19.8 million for 1997 to $18.6 million for 1998 due to a decline in professional fees incurred by MobileMedia as a result of the bankruptcy filing on January 30, 1997.

  Depreciation and amortization decreased 17.0% to $116.5 million for 1998 compared to $140.2 million for 1997. The decrease was primarily due to lower pager depreciation attributable to a reduced depreciable base of pager assets resulting from the change in useful life from four to three years on October 1, 1997 and decreased pager purchases. As a percentage of net revenues, depreciation and amortization expense decreased to 27.2% for 1998 from 28.5% for 1997.

  Amortization of deferred gain on tower sale was $1.6 million for 1998. See
Note 3 to MobileMedia's consolidated financial statements.

  Operating loss decreased 97.8% to $1.2 million for 1998 from $57.0 million for 1997. The decrease was primarily due to decreased operating expenses.

  Interest expense decreased 21.5% to $53.0 million for 1998 compared to $67.6 million for 1997. The decrease was primarily due to lower interest expense on MobileMedia's debtor-in-possession credit facility resulting from lower outstanding borrowings in 1998.

  Gain on sale of assets increased to $93.8 million for 1998 primarily as a result of the sale of transmission towers and related equipment. See Note 3 to MobileMedia's consolidated financial statements.

  Income (loss) from continuing operations before income tax provision, as a result of the above factors, increased to income of $39.5 million for 1998 compared to a loss of $124.6 million for 1997.

  Income tax provision increased to $4.0 million for 1998 primarily as a result of the sale of transmission towers.

 Year Ended December 31, 1997 Compared with Year Ended December 31, 1996

The following table presents selected items from MobileMedia's Consolidated Statement of Operations and selected other information for the periods indicated:

                                       Year Ended December 31,
                           ------------------------------------------------------
                                     1996                       1997
                           --------------------------- --------------------------
                           (in thousands, except percentage and unit data)
Consolidated Statement of
 Operations Data
Revenues
  Services, rents and
   maintenance...........  $      568,892      100.1 % $     491,174      99.9 %
  Equipment sales and ac-
   tivation fees.........          71,818       12.7          36,218       7.4
                           --------------  ---------   -------------  --------
Total revenues...........         640,710      112.8         527,392     107.3
  Cost of products sold..         (72,595)     (12.8)        (35,843)     (7.3)
                           --------------  ---------   -------------  --------
                                  568,115      100.0         491,549     100.0
Operating expenses
  Services, rents and
   maintenance...........         144,050       25.4         139,333      28.3
  Selling................          96,817       17.0          69,544      14.2
  General and administra-
   tive..................         218,607       38.5         179,599      36.5
  Impairment of long-
   lived assets..........         792,478      139.5             --        --
  Restructuring costs....           4,256        0.7          19,811       4.0
  Depreciation and amor-
   tization..............         348,698       61.4         140,238      28.6
                           --------------  ---------   -------------  --------
Total operating expenses.       1,604,906      282.5         548,525     111.6
                           --------------  ---------   -------------  --------
Operating loss...........      (1,036,791)    (182.5)        (56,976)    (11.6)
Total other expense......         (92,595)     (16.2)        (67,608)    (13.7)
                           --------------  ---------   -------------  --------
Loss before income tax
 benefit.................      (1,129,386)    (198.7)       (124,584)    (25.3)
Income tax benefit.......         (69,442)      12.2             --        --
                           --------------  ---------   -------------  --------
Net loss.................  $   (1,059,944)    (186.5)% $    (124,584)    (25.3)%
                           ==============  =========   =============  ========
Other Data
MobileMedia adjusted
 EBITDA..................  $      108,641       19.1 % $     103,073      21.0 %
Cash flows provided by
 operating activities....  $       57,194              $      14,920
Cash flows used in in-
 vesting activities......  $   (1,028,321)             $     (40,556)
Cash flows provided by
 financing activities....  $      586,111              $      13,396
ARPU.....................  $        11.08              $       10.41
Average monthly operating
 expense per unit (1)....  $         8.95              $        8.23
Units in service (at end
 of period)..............       4,424,107                  3,440,342

--------
(1) Does not include impact of $792.5 million asset impairment writedown in 1996.

  Units in service decreased from 4,424,107 as of December 31, 1996 to 3,440,342 as of December 31, 1997, a decrease of 22.2%. The decrease was attributable to a decrease in gross unit additions and an increase in unit cancellations primarily resulting from acquisition integration difficulties, billing system clean up to remove non-revenue generating units and cancellation of units for non-payment.

  Services, rents and maintenance revenues decreased 13.7% to $491.2 million for 1997 compared to $568.9 million for 1996 due to fewer units in service and lower ARPU. ARPU decreased to $10.41 for 1997 from $11.08 for 1996 largely due to continued competitive market conditions.

  Equipment sales and activation fees decreased 49.6% to $36.2 million for 1997 compared to $71.8 million for 1996. The decrease in equipment sales was primarily attributable to less equipment sold through the retail distribution channel. Equipment sales and activation fees, less cost of products sold, increased from $(0.8) million for 1996 to $0.4 million for 1997 primarily as a result of lower retail sales of equipment sold at a discount. Cost of products sold for 1996 includes a writedown of $3.2 million, reflecting the establishment of a lower of cost or market reserve for units held for resale through MobileMedia's retail and reseller distribution channels.

  Net revenues decreased 13.5% to $491.5 million for 1997 compared to $568.1 million for 1996.

  Services, rents and maintenance expenses decreased 3.3% to $139.3 million for 1997 compared to $144.1 million for 1996, primarily due to billing reconciliation and lower nationwide subcontracted paging expenses resulting from cancellations and customer migration from networks not owned by MobileMedia to company-owned networks.

  Selling expenses for 1997 decreased 28.2% to $69.5 million from $96.8 million for 1996 primarily due to lower sales personnel costs and lower sales commissions attributable to lower sales headcount and lower gross additions. In addition, reseller and retail distribution channel selling expenses declined as a result of lower sales volume. Selling expenses as a percentage of net revenue decreased to 14.2% for 1997 from 17.0% for 1996.

  General and administrative expenses decreased 17.8% to $179.6 million for 1997 compared to $218.6 million for 1996. General and administrative expenses decreased as a percentage of net revenues to 36.5% for 1997 from 38.5% for 1996 primarily due to decreased bad debt expense, customer service expenses related to the assimilation of MobileComm's customer service functions, and consulting fees related to the integration of the acquisitions. Bad debt expense decreased as a result of increased collections resulting from improvements in MobileMedia's billing and collection functions.

  Restructuring costs increased from $4.2 million for 1996 to $19.8 million for 1997 due to professional fees constituting administrative expenses incurred by MobileMedia as a result of the bankruptcy filing on January 30, 1997 as compared to the 1996 expenses incurred in connection with MobileMedia's attempt to restructure its debt.

  Depreciation and amortization decreased 59.8% to $140.2 million for 1997 compared to $348.7 million for 1996. The decrease was primarily due to a writedown of impaired assets by $792.5 million pursuant to Statement of Financial Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" effective December 31, 1996, as described in Note 2 to MobileMedia's consolidated financial statements, amortization of a non-competition agreement related to the MobileComm Acquisition which was fully amortized in 1996 and decreased pager depreciation resulting from a decrease in expenses related to unrecoverable subscriber equipment and a reserve established to lower book values of certain pager models to current market values in 1996. As a percentage of net revenues, depreciation and amortization expense decreased to 28.6% for 1997 from 61.4% for 1996.

  Operating loss decreased to $57.0 million for 1997 from $1,036.8 million for 1996. The decrease was primarily due to the $792.5 million asset impairment writedown effective December 31, 1996 and other factors indicated above.

  Total other expense, principally interest expense, decreased 27.0% to $67.6 million for 1997 compared to $92.6 million for 1996. The decrease was primarily due to interest expense related to MobileMedia's $250.0 million senior subordinated notes due November 1, 2007 and $210.0 million senior subordinated deferred coupon notes not being recognized subsequent to the bankruptcy filing on January 30, 1997.

  Loss before income tax benefit, as a result of the above factors, decreased to $124.6 million for 1997 from $1,129.4 million for 1996.

  Income tax benefit of $69.4 million resulted from the deferred tax adjustment attributable to the $792.5 asset impairment writedown effective December 31, 1996.

Liquidity and Capital Resources

  MobileMedia's operations and strategy require the availability of substantial funds to finance the development and installation of wireless communications systems, to procure subscriber equipment and to service debt. Historically, these requirements have been funded by net cash from operating activities, additional borrowings and capital contributions from its former parent company. Following the MobileMedia acquisition, Arch will need to supply these requirements for MobileMedia. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

 Chapter 11 Filing

  On January 30, 1997, MobileMedia Communications, Inc. and affiliates filed voluntary petitions for relief under the Bankruptcy Code in order to implement an operational and financial restructuring. Until consummation of the MobileMedia acquisition, they operated their businesses as debtors-in-possession subject to the jurisdiction of the bankruptcy court.

 Agreement with Key Suppliers

  In January 1997, the bankruptcy court approved payment of a total of $47.4 million of the pre-petition claims of MobileMedia's key suppliers, Motorola, Glenayre, NEC and Panasonic. MobileMedia also entered into supply agreements with each of the key suppliers.

 Debtor-in-Possession Credit Agreement

  Chase Manhattan Bank and certain other financial institutions initially provided MobileMedia with up to $200.0 million of debtor-in-possession financing during its Chapter 11 proceedings. During 1997, MobileMedia drew down $47.0 million of borrowings to pay the pre-petition claims of key suppliers, and later repaid $37.0 million. During January and February, 1998 MobileMedia repaid an additional $10.0 million. Through subsequent extensions the debtor-in-possession facility was reduced. Currently, the facility is at $75.0 million and expires on December 31, 1999. As of March 31, 1999 there was $5.0 million of funded borrowings under the debtor-in-possession facility.

 Capital Expenditures and Commitments

  Capital expenditures were $26.8 million for the three months ended March 31, 1999 compared to $4.9 million for the three months ended March 31, 1998 and $53.9 million for the year ended December 31, 1998 compared to $40.6 million for the year ended December 31, 1997. Capital expenditures increased $21.9 million for the three months ended March 31, 1999 compared to the three-month period ended March 31, 1998 primarily as a result of increased pager purchases, and $13.3 million for the 1998 year compared to the 1997 year principally as a result of capital spending for the construction of a nationwide NPCS network.

 Sources of Funds

  MobileMedia's net cash provided by operating activities was $17.6 million for the three months ended March 31, 1999 compared to $19.5 million for the three months ended March 31, 1998. Inventories decreased $0.6 million from December 31, 1998 to March 31, 1999 compared to a decrease of $0.4 million from December 31, 1997 to March 31, 1998 as a result of utilizing pager inventory stock and lower sales volume in the retail sales distribution channel. Accounts payable, accrued expenses and other liabilities decreased $2.0 million from December 31, 1998 to March 31, 1999 compared to a increase of $1.4 million from December 31, 1997 to March 31, 1998. Net accounts receivable decreased $1.7 million from December 31, 1998 to March 31, 1999 compared to a decrease of $7.8 million from December 31, 1997 to March 31, 1998, primarily due to collections of past due accounts receivable in the first quarter of 1998 and lower sales volume.

  MobileMedia's net cash provided by operating activities was $54.5 million for the year ended December 31, 1998 compared to $14.9 million for the year ended December 31, 1997. Inventories increased $1.3 million from December 31, 1997 to December 31, 1998 as a result of additional pagers purchased for sale through the retail sales distribution channel. Accounts payable, accrued expenses and other liabilities decreased $7.1 million from $156.4 million as of December 31, 1997 to $149.3 million as of December 31, 1998. Net accounts receivable decreased $16.5 million from $55.4 million as of December 31, 1997 to $38.9 million as of December 31, 1998 due to improved billing and collections functions.

 Tower Sale

  On September 3, 1998, MobileMedia completed the sale of 166 transmission towers for $170.0 million in cash. Under the terms of a lease with the buyer, MobileMedia will continue to own and utilize transmitters, antennas and other equipment located on these towers for an initial period of 15 years at an aggregate annual rental of $10.7 million. The sale was accounted for in accordance with Statement of Financial Accounting Standards No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94.2 million and a deferred gain of $70.0 million. The deferred gain will be amortized over the initial lease period of 15 years. After the sale, MobileMedia distributed the $170.0 million in proceeds to its secured creditors, who had a lien on such assets.

 Debt Obligations

  In addition to the debtor-in-possession credit facility, the debt obligations of MobileMedia during the periods described above also included the following:

  MobileMedia's 1995 credit facility provided for $750.0 million senior secured and guaranteed credit facility with a syndicate of lenders including The Chase Manhattan Bank. As of September 30, 1998 there was $479.0 million outstanding under this facility consisting of term loans of $101.5 million and $304.6 million and loans under a revolving credit facility totaling $72.9 million. This became available on December 4, 1995, in connection with the financing of the MobileComm acquisition. Commencing in 1996, MobileMedia was in default under this facility. As a result of such default and the bankruptcy filing, MobileMedia had no borrowing capacity under this facility. After filing under Chapter 11, MobileMedia brought current its interest payments and made monthly adequate protection payments to the lenders under the 1995 credit facility equal to the amount of interest accruing under such agreement. On September 3, 1998, MobleMedia repaid $170.0 million of borrowings under its 1995 credit facility using proceeds from the sale of 166 transmission towers.

  MobleMedia issued $250.0 million senior subordinated 9 3/8% notes in November 1995, concurrent with MobileMedia's second offering of Class A common stock. See Note 11 to MobileMedia's consolidated financial statements. These notes bore interest at a rate of 9 3/8% payable semiannually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on the 9 3/8% notes which constituted an event of default under the indenture.

  MobleMedia issued $210.0 million of senior subordinated deferred coupon notes, at a discount, in November 1993. These deferred coupon notes accreted at a rate of 10.5%, compounded semiannually, to an aggregate principal amount of $210.0 million by December 1, 1998 after which interest was payable in cash at a rate of 10.5% and was payable semiannually.

Year 2000 Compliance

 State of Readiness

  Prior to the merger, MobileMedia had formed an internal task force comprised of representatives of several departments to address Year 2000 compliance matters. The task force conducted a preliminary review of internal and external areas that are likely to be affected by Year 2000 compliance matters and classified the various areas as mission critical, important or non-critical/non-important.

  With respect to internal matters, MobileMedia had completed a review of its hardware and software to determine whether its business-related application will be Year 2000 ready. Tests revealed relatively few Year 2000-related problems, which were addressed and retested, and the implemented solutions appear to have been successful. There can be no assurance, however, that such testing detected all compliance issues related to the Year 2000 problem.

  With respect to external matters, MobileMedia distributed questionnaires requesting information concerning the Year 2000 readiness of certain vendors. The combined company continues to distribute such questionnaires and are in the process of evaluating vendor responses and preparing contingency plans based on the responses.

 Estimated Year 2000 Compliance Costs

  MobileMedia's information and technology staff addressed technical issues relating to the Year 2000 compliance matters. Based on costs incurred to date, as well as estimated costs to be incurred later in 1999, Arch does not expect the resolution of Year 2000 related problems to have a material adverse effect on its results of operation and financial condition. Costs of the Year 2000 project are based on current estimates and actual results may vary significantly from such estimates once plans are further developed and implemented.

 Risks Relating to Year 2000 Compliance Matters

  See "Risk Factors--Impact of the Year 2000 issue is not fully known".

 Contingency Planning

  MobileMedia began the process, and Arch has continued the process, of assessing contingency plans in the event of either internal or external Year 2000 compliance problems, Arch intends to complete the contingency planning for Year 2000 compliance during calendar year 1999.

New Authoritative Accounting Pronouncements

  See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations" for a description of new accounting pronouncements. Management does not believe that MobileMedia's adoption of SFAS No. 130, SFAS No. 131 and SOP 98-5 has had or will have any material effects.

            UNAUDITED SELECTED PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following selected unaudited pro forma financial information gives effect to the MobileMedia acquisition as if such transaction had been consummated on March 31, 1999 in the case of the balance sheet and on January 1, 1998 in the case of the statement of operations data and the other operating data. The assumptions on which the selected pro forma financial information was prepared differed in certain respects from the definitive terms of the MobileMedia acquisition, but Arch does not believe that these differences are of material significance.

  The following selected pro forma financial information should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and notes. The financial impact of expected operational cost synergies resulting from the MobileMedia acquisition is excluded from this presentation.

  The pro forma information is presented for illustrative purposes only and does not necessarily predict the operating results or financial position that would have occurred if the MobileMedia acquisition had been consummated as of the dates indicated above. Nor does it predict the future operating results or financial position of Arch following the MobileMedia acquisition.

                                                     Year Ended   Three Months
                                                    December 31,     Ended
                                                        1998     March 31, 1999
                                                    ------------ --------------
                                                      (dollars in thousands)
Statement of Operations Data:
Service, rental and maintenance revenues...........  $  785,759    $  189,046
Product sales......................................      69,103        15,552
                                                     ----------    ----------
Total revenues.....................................     854,862       204,598
Cost of products sold..............................     (52,115)      (10,442)
                                                     ----------    ----------
                                                        802,747       194,156

Operating expenses:
 Service rental and maintenance....................     194,717        45,256
 Selling...........................................     110,238        27,147
 General and administrative........................     245,184        57,107
 Depreciation and amortization.....................     362,186        84,456
 Restructuring charge..............................      14,700           --
 Bankruptcy and related expense....................       8,163         2,017
                                                     ----------    ----------
Operating income (loss)............................    (132,441)      (21,827)
Interest and non-operating expenses, net...........     (17,804)      (27,596)
                                                     ----------    ----------
Income (loss) before income tax benefit and ex-
 traordinary item..................................    (150,245)      (49,423)
Income tax benefit (provision).....................      (3,958)         (209)
                                                     ----------    ----------
Income (loss) before extraordinary item............  $ (154,203)   $  (49,632)
                                                     ==========    ==========

Other Operating Data:
Capital expenditures, excluding acquisitions.......  $  167,051    $   49,935
Units in service at end of period(1)...............   7,170,000     7,186,000

                                                                       March 31,
                                                                         1999
                                                                       ---------
Balance Sheet Data:
Current assets........................................................   109,426
Total assets.......................................................... 1,523,903
Long-term debt, less current maturities...............................   955,700
Stockholder's equity..................................................   366,674

--------
(1) Consolidated units in service is calculated by adding the Arch and MobileMedia amounts less an elimination for intercompany units in service.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  The following unaudited pro forma condensed consolidated balance sheet has been prepared to reflect the MobileMedia acquisition, assuming it had occurred on March 31, 1999 and using the purchase method of accounting. Under the purchase method of accounting, the purchase price is allocated to assets acquired and liabilities assumed based on their estimated fair values at the time of the acquisition. Income of the combined company will not include income or loss of MobileMedia prior to the acquisition. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 1998 and the three months ended March 31, 1999 present the results of operations of Arch and MobileMedia assuming the MobileMedia acquisition had been effected on January 1, 1998. You should read the unaudited pro forma financial data in conjunction with the consolidated historical financial statements of Arch and MobileMedia, including the notes to both sets of financial statements.

  The pro forma condensed consolidated financial data is for information purposes only and is not necessarily indicative of the results of future operations of the combined company or the actual results that would have been achieved had the MobileMedia acquisition been consummated during the period indicated. Moreover, the pro forma condensed consolidated financial statements reflect preliminary pro forma adjustments made to combine Arch with MobileMedia using the purchase method of accounting. The actual adjustments will be made after the closing and may differ from those reflected in the pro forma financial statements.

  For purposes of presenting the pro forma condensed consolidated financial statements, Arch has assumed the issuance of 40,948,333 shares of the parent company's common stock at an aggregate market value of $245.7 million and has assumed that none of the non-transferable rights issued to Arch stockholders are exercised.

                           ARCH COMMUNICATIONS, INC.

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                 March 31, 1999
                                 (in thousands)

                                                    Pro Forma Adjustments
                             Arch     MobileMedia                                Pro Forma
                         (Historical) (Historical)    Debits       Credits      Consolidated
                         ------------ ------------  ----------    -----------   ------------
         ASSETS
Current assets:
 Cash and cash
  equivalents...........   $ 10,478           --                                 $   10,478
 Accounts receivable
  net...................     30,757   $    37,270                                    68,027
 Inventories............      9,803         1,609                                    11,412
 Prepaid expenses and
  other.................      9,348        10,161                                    19,509
                           --------   -----------                                ----------
   Total current assets.     60,386        49,040                                   109,426
                           --------   -----------                                ----------
 Property and
  equipment, net........    218,608       225,566                                   444,174
 Intangible and other
  assets................    594,967       279,403      114,317(1)     18,384(1)     970,303
                           --------   -----------                                ----------
                           $873,961   $   554,009                                $1,523,903
                           ========   ===========                                ==========

    LIABILITIES AND
  STOCKHOLDERS' EQUITY
        (DEFICIT)
Current liabilities:
 Current maturities of
  long-term debt........   $  1,250   $   910,681      479,000(1)                $    1,250
                                                       431,681(2)
 Accounts payable.......     26,564        23,940       15,351(2)                    35,153
 Accrued expenses.......     10,068        53,912       12,707(2)                    51,273
 Accrued interest.......     16,886        21,144       17,578(2)                    20,452
 Customer deposits and
  deferred revenue......     16,633        28,892                                    45,525
 Accrued restructuring..     11,032         7,197        7,197(2)     10,000(1)      21,032
                           --------   -----------                                ----------
   Total current
    liabilities.........     82,433     1,045,766                                   174,685
                           --------   -----------                                ----------
 Long-term debt, less
  current maturities....    643,700           --                     312,000(1)     955,700
                           --------   -----------                                ----------
 Deferred income taxes..        --          2,655        2,655(2)                       --
                           --------   -----------                                ----------
 Other long-term
  liabilities...........     26,844        67,278       67,278(2)                    26,844
                           --------   -----------                                ----------
Stockholders' equity
 (deficit) (9):
 Common stock...........        --            --                                        --
 Additional paid-in
  capital...............    642,266       676,025      676,025(3)    245,690(1)     887,956
 Accumulated deficit....   (521,282)   (1,237,715)                   554,447(2)    (521,282)
                                                        18,384(1)    676,025(3)
                                                                      25,627(1)
                           --------   -----------                                ----------
   Total stockholder's
    equity..............    120,984      (561,690)                                  366,674
                           --------   -----------                                ----------
                           $873,961   $   554,009                                $1,523,903
                           ========   ===========                                ==========

Note: The assets and liabilities of the parent company have been omitted, including approximately $393.0 million of long-term debt and accrued interest.

 See accompanying notes to unaudited pro forma condensed consolidated financial statements

                           ARCH COMMUNICATIONS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                      For the Year Ended December 31, 1998
               (in thousands, except share and per share amounts)

                              Arch     MobileMedia     Pro Forma      Pro Forma
                          (Historical) (Historical)   Adjustments    Consolidated
                          ------------ ------------   -----------    ------------
Service, rental and
 maintenance revenues...    $371,154     $423,059      $ (8,454)(4)   $ 785,759
Products sales..........      42,481       26,622           --           69,103
                            --------     --------      --------       ---------
    Total revenues......     413,635      449,681        (8,454)        854,862
Cost of products sold...     (29,953)     (22,162)          --          (52,115)
                            --------     --------      --------       ---------
                             383,682      427,519        (8,454)        802,747
                            --------     --------      --------       ---------
Operating expenses:
  Service, rental and
   maintenance..........      80,782      111,589        10,800 (5)     194,717
                                                         (8,454)(4)
  Selling...............      49,132       61,106           --          110,238
  General and
   administrative.......     112,181      133,003           --          245,184
  Depreciation and
   amortization.........     220,172      114,903        11,432 (6)     362,186
                                                         15,679 (6)
  Restructuring expense
   .....................      14,700          --            --           14,700
  Bankruptcy related
   expense .............         --         8,163 (7)                     8,163
                            --------     --------      --------       ---------
    Total operating
     expenses...........     476,967      428,764        29,457         935,188
                            --------     --------      --------       ---------
Operating income (loss).     (93,285)      (1,245)      (37,911)       (132,441)
Interest expense, net...     (66,409)     (53,043)       53,043 (8)    (105,942)
                                                        (39,533)(8)
Gain on sale of assests
 .......................         --        94,165           --           94,165
Other expenses .........      (5,689)        (338)          --           (6,027)
                            --------     --------      --------       ---------
Income (loss) before
 provision for income
 taxes and extraordinary
 item...................    (165,383)      39,539       (24,401)       (150,245)
Provision for income
 taxes..................         --         3,958           --            3,958
                            --------     --------      --------       ---------
Income (loss) before
 extraordinary item.....    (165,383)    $ 35,581      $(24,401)      $(154,203)
                            ========     ========      ========       =========

Note: Interest expense, net of the parent company has been omitted. The parent company's interest expense for the year ended December 31, 1998 was $37.8 million.

 See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                           ARCH COMMUNICATIONS, INC.

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                   For the Three Months Ended March 31, 1999
               (in thousands, except share and per share amounts)

                               Arch     MobileMedia   Pro Forma     Pro Forma
                           (Historical) (Historical) Adjustments   Consolidated
                           ------------ ------------ -----------   ------------
Service, rental and
 maintenance revenues.....   $ 90,529     $100,631     $(2,114)(4)   $189,046
Products sales............     10,359        5,193                     15,552
                             --------     --------     -------       --------
    Total revenues........    100,888      105,824      (2,114)       204,598
Cost of products sold.....     (6,926)      (3,516)                   (10,442)
                             --------     --------     -------       --------
                               93,962      102,308      (2,114)       194,156
                             --------     --------     -------       --------
Operating expenses:
  Service, rental and
   maintenance............     20,293       27,077      (2,114)(5)     45,256
  Selling.................     13,011       14,136                     27,147
  General and
   administrative.........     25,626       31,481                     57,107
  Depreciation and
   amortization...........     50,876       26,802       2,858 (6)     84,456
                                                         3,920 (6)
  Bankruptcy related
   expense................        --         2,017                      2,017
                             --------     --------     -------       --------
    Total operating
     expenses.............    109,806      101,513       4,664        215,983
                             --------     --------     -------       --------
Operating income (loss)...    (15,844)         795      (6,778)       (21,827)
Interest expense, net.....    (16,253)     (10,018)     (9,883)(8)    (26,136)
                                                        10,018 (8)
Gain on sale of assets....        --         1,740         --           1,740
Other expenses............     (3,200)         --                      (3,200)
                             --------     --------     -------       --------
Income (loss) before
 provision for income
 taxes and extraordinary
 item.....................    (35,297)      (7,483)     (6,643)       (49,423)
Provision for income
 taxes....................        --           209         --             209
                             --------     --------     -------       --------
Income (loss) before
 extraordinary item.......   $(35,297)    $ (7,692)    $(6,643)      $(49,632)
                             ========     ========     =======       ========

Note: Interest expense, net of the parent company has been omitted. The parent company's interest expense for the three months ended March 31, 1999 was $10.2 million.


 See accompanying notes to unaudited proforma condensed consolidated financial statements

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(1) To record

   . $312.0 million of additional Arch borrowings necessary to fund its obligations in connection with the MobileMedia acquisition

   . the issuance of 40,948,333 shares of common stock, having an aggregate value of $245.7 million, to unsecured creditors and standby purchasers

   . the writeoff of $18.4 million of deferred financing costs associated with the former MobileMedia credit facility and

   . the excess of purchase price over the assumed fair value of the identifiable assets acquired.

  The historical book value of the tangible and intangible assets of MobileMedia was assumed to approximate fair value. The excess of purchase price over the assumed fair value of identifiable assets acquired was calculated as follows:

    Consideration exchanged:
      Payments to secured creditors................................... $479,000
      Assumed fair value of shares issued to unsecured creditors......   28,690
                                                                       --------
                                                                        507,690
      Liabilities assumed:
        Administrative costs..........................................   25,000
        Other.........................................................   82,252
                                                                       --------
      Total consideration exchanged...................................  614,942
      Transaction costs...............................................   25,000
      Restructuring reserve...........................................   10,000
                                                                       --------
      Total purchase price............................................  649,942
    Less fair value of tangible and intangible net assets acquired....  535,625
                                                                       --------
    Excess of purchase price over tangible and intangible net assets acquired.........................................................  114,317
                                                                       ========

   --------

 (a) Administrative costs consist of payments to some of MobileMedia's creditors.

 (b) Other liabilities assumed include operating liabilities such as accounts payable, accrued expenses and advance billings which Arch assumed in connection with the MobileMedia acquisition.

 (c) Transaction costs include legal, investment banking, financing, accounting and other costs incurred by Arch to consummate the MobileMedia acquisition.

 (d) Restructuring reserve consists of severance costs related primarily to duplicative general and administrative functions at the corporate, regional and market levels of MobileMedia, such as technical, marketing, finance and other support functions. These terminations will occur as the operations of MobileMedia are integrated into those of Arch and are based on management's preliminary review of synergies that exist between the companies. This analysis is expected to be finalized after consummation of the MobileMedia acquisition and may result in additional amounts to be reserved.

(2) To eliminate liabilities of MobileMedia not assumed by Arch, satisfied in cash or exchanged for common stock.

(3) To eliminate MobileMedia equity balances.

(4) To eliminate revenues and expenses between Arch and MobileMedia.

(5) This entry records the incremental rental expense for the use of transmitter space on the towers that were sold and leased back in MobileMedia's tower sale transaction.

(6) To record the amortization on the excess of purchase price over the tangible and intangible assets acquired, calculated on a straight-line basis over 10 years in the amounts of $11,432 for the year ended
    December 31, 1998 and $2,858 for the three months ended March 31, 1999. The actual amortization recorded after consummation of the MobileMedia acquisition may differ from these amounts due to changes in the price of common stock upon closing of the MobileMedia acquisition as well as full allocation of purchase price to assets and liabilities assumed pursuant to APB No. 16. The amortization relates to the $258.8 million assumed fair value of intangible assets, consisting primarily of FCC licenses with an assumed fair value of $242.7 million and customer lists with an assumed fair value of $16.7 million. This amortization has already been provided in the historical financial statements of MobileMedia. The MobileMedia historical amortization was adjusted by $15,679 for the year ended December 31, 1998 and by $3,920 for the three months ended March 31, 1999 to conform MobileMedia's 25 year estimated useful life of FCC licenses to Arch's 10 year estimated useful life. The estimated useful life of the customer lists was assumed to be 3 years.

(7) These costs represent incremental and non-recurring third-party legal, accounting and financial advisory fees and expenses incurred by MobileMedia related to its administration of its insolvency proceedings.

(8) To remove the interest expense associated with the various MobileMedia credit facilities and notes eliminated as a result of the insolvency proceedings and to record the interest associated with Arch's additional borrowings used to fund the MobileMedia acquisition. Interest was calculated assuming an 11% rate on $173.0 million of additional bank borrowings and a 14.75% rate on $139.0 million of senior notes. Interest expense would be as follows if interest rates on the bank borrowings were to decrease or increase 1/8 of a percent:

      Assumed Change in Interest Rate            Assumed Interest Expense
      -------------------------------      ------------------------------------
                                              Year Ended     Three Months Ended
                                           December 31, 1998   March 31, 1999
                                           ----------------- ------------------
      Increase of 1/8%....................      $39,923            $9,981
      Decrease of 1/8%....................      $39,143            $9,786

                               INDUSTRY OVERVIEW

  Paging is a method of wireless communication which uses an assigned radio frequency to contact a paging subscriber anywhere within a designated service area. A subscriber carries a pager which receives messages by the transmission of a one-way radio signal. To contact a subscriber, a message is usually sent by placing a telephone call to the subscriber's designated telephone number. The telephone call is received by an electronic paging switch which generates a signal that is sent to radio transmitters in the service area. Depending upon the topography of the service area, the operating radius of a radio transmitter typically ranges from three to 20 miles. The transmitters broadcast a signal that is received by the pager a subscriber carries, which alerts the subscriber by a tone or vibration that there is a voice, tone, digital or alphanumeric message. See "Business--Arch's Paging and Messaging Services, Products and Operations".

  The paging industry has been in existence since 1969 when the FCC allocated a group of radio frequencies for use in providing one-way and two-way types of mobile communications services. Throughout its history, the paging industry has been characterized by consolidation, substantial growth and technological change. Historically, the paging industry has been highly fragmented, with a large number of small, local operators. Since the 1980s, concentration in the paging industry has increased as paging companies continue to grow rapidly either internally or through acquisitions.

  Arch believes that paging is the most cost-effective form of mobile wireless communications. Paging has an advantage over conventional telephone service because a pager's reception is not restricted to a single location. Paging has an advantage over a cellular telephone or broadband PCS handset because a pager is smaller, has a longer battery life and, most importantly, because paging units and air time required to transmit an average message cost less than equipment and air time for cellular telephones or broadband PCS handsets. Paging subscribers generally pay a flat monthly service fee for pager services, regardless of the number of messages, unlike cellular telephone or broadband PCS subscribers, whose bills typically have a significant variable usage component. For these reasons, some cellular subscribers use a pager in conjunction with their cellular telephone to screen incoming calls and thus lower the expense of cellular telephone service, and to a lesser extent, some broadband PCS subscribers use a pager in conjunction with their broadband PCS handsets, which often incorporate messaging functions, but have a much shorter battery life.

  The paging industry has benefited from technological advances resulting from research and development conducted by vendors of paging units and transmission equipment. These advances include microcircuitry, liquid crystal display technology and standard digital encoding formats. These advances have enhanced the capability and capacity of paging services while lowering equipment and air time costs. Technological improvements have generally contributed to strong growth in the market for paging services and enable the combined company to provide better quality services at lower prices to its subscribers.

  The paging industry has traditionally distributed its services through direct marketing and sales activities. In recent years, additional channels of distribution have evolved. These include: (1) carrier-operated stores; (2) resellers, who purchase paging services on a wholesale basis from carriers and resell those services on a retail basis to their own customers; (3) agents who solicit customers for carriers and are compensated on a commission basis; (4) retail outlets that often sell a variety of merchandise, including paging units and other telecommunications equipment; and (5) most recently, the Internet. While most paging subscribers traditionally have been business users, industry observers believe that retail consumers have significantly increased their use of paging units in recent years. In addition, paging subscribers have increasingly chosen to purchase rather than lease their paging units. Arch expects these trends to continue.

Competition

  The paging industry is highly competitive. Providers of numeric display paging services compete primarily on the basis of price. Companies in the industry also compete on the basis of coverage area offered to subscribers, available services offered in addition to basic numeric or tone paging, transmission quality, system reliability and customer service. The combined company believes that it will generally compete effectively based on these factors.

  Arch and MobileMedia have competed by maintaining competitive pricing of their products and services, by providing high-quality, reliable transmission networks and by furnishing subscribers a superior level of customer service. Several hundred licensed paging companies provide only local basic numeric or tone paging service. Compared to these companies, the combined company offers wireless messaging services on a local, regional and nationwide basis. It also offers enhanced services such as alphanumeric paging, voice mail and voice mail notifications, news, sports, weather reports and stock quotes.

  The combined company competes with one or more competitors in all markets in which it operates. Some competitors are small, privately owned companies serving one market area but others are large diversified telecommunications companies serving many markets. Some competitors possess financial, technical and other resources greater than those of the combined company. Major paging carriers that currently compete in one or more of the combined company's markets include Paging Network, Inc., Metrocall, Inc. and AirTouch Paging Inc.

  The scope of competition for communications service customers in the combined company's markets will broaden as paging services become increasingly interactive and as two-way services become increasingly competitive. For example, the FCC has created potential sources of competition by auctioning new spectrum for wireless communications services, local multipoint distribution service and the 220-222 MHZ service. Furthermore, the FCC has announced plans to auction licenses in the general wireless communications service, a service created from spectrum reallocated from federal government use in 1995. Moreover, entities offering service on wireless two-way communications technology, including cellular, broadband PCS, N-PCS and specialized mobile radio services, as well as mobile satellite service providers, also compete with the paging services that the combined company provides. See "Risk Factors--Competition and technological change may undermine Arch's business".

  The combined company holds one nationwide and four regional N-PCS licenses. Competitors of the combined company also hold PCS licenses. Some of these competitors have substantially greater resources than the combined company. One of the combined company's competitors, SkyTel, recently introduced a two-way N-PCS wireless data service. Although the combined company cannot predict the types of N-PCS services which will be offered by those companies, the combined company expects that those services will compete with the N-PCS and paging services to be offered by the combined company.

Regulation

  Paging operations and the construction, modification, ownership and acquisition of paging systems are subject to extensive regulation by the FCC under The Communications Act of 1934 and, to a much more limited extent, by public utility or public service commissions in certain states. Each of Arch and MobileMedia is separately licensed to conduct various types of paging operations. Although the following description is intended to address all material aspects of governmental regulation, it does not purport to be a complete discussion of all present and proposed legislation and regulations relating to the paging operations of the combined company.

Federal Regulation

 Regulatory Classification

  Paging companies historically have been subject to different federal regulatory requirements depending upon whether they were providing service as a radio common carrier, or RCC, as a private carrier paging operator, or PCP, or as a reseller. The combined company's paging operations encompass RCC, PCP and resale operations. However, federal legislation enacted in 1993 required the FCC to reduce the disparities in the regulatory treatment of similar mobile services such as RCC and PCP services. The FCC has taken, and continues to take, actions to implement this legislation. As CMRS providers, Arch and MobileMedia are regulated as common carriers, except that the FCC has exempted paging services from some typical common carrier regulations, such as tariff filing and resale requirements, because paging services have been found to be highly competitive.

  The classification of Arch's and MobileMedia's paging operations as CMRS affects the level of permissible foreign ownership in the combined company, as discussed below, and the nature and extent of state regulation. In addition, the FCC now is required to resolve competing requests for CMRS spectrum by conducting auctions. This may have the effect of increasing the costs of acquiring additional spectrum in markets in which the combined company operates. Also, the combined company is obligated to pay certain regulatory fees in connection with their paging operations.

 FCC Regulatory Approvals and Authorizations

  The Communications Act requires radio licensees such as the combined company to obtain prior approval from the FCC for the assignment or transfer of control of any construction permit or station license or authorization or any related rights. This statutory requirement attaches to acquisitions of other paging companies (or other radio licensees) by the combined company as well as transfers of a controlling interest in any of Arch's or MobileMedia's licenses, construction permits or related rights; however the FCC's Wireless Telecommunications Bureau, which directly regulates Arch's and MobileMedia's paging activities, has decided to forbear from enforcing its filing requirements with respect to pro forma assignments and transfers of control of certain wireless authorizations, such as Arch's and MobileMedia's RCC and PCP licenses. Pursuant to this decision, wireless telecommunications carriers now only have to file a written notification of a pro forma transaction within 30 days after the transaction is completed. Note, however, that Arch and MobileMedia may still be required to obtain prior FCC approval for the pro forma assignment or transfer of control of some of their licenses not covered by the forbearance decision, such as certain business radio authorizations.

  To date, the FCC has approved each assignment and transfer of control for which Arch and MobileMedia have sought approval, including the transfer of MobileMedia's licenses in connection with Arch's acquisition of MobileMedia. Although there can be no assurance that any future requests for approval of transfers of control and/or assignments of license will be acted upon in a timely manner by the FCC, or that the FCC will grant the approval requested, neither Arch nor MobileMedia knows of any reason that any such applications will not be approved or granted.

  The FCC paging licenses granted to Arch and MobileMedia are for varying terms of up to 10 years, at the end of which renewal applications must be approved by the FCC. The combined company is unaware of any circumstances which would prevent the grant of any pending or future renewal applications made by Arch or MobileMedia. However, no assurance can be given that any of Arch's or MobileMedia's renewal applications will be free of challenge or will be granted by the FCC. It is possible that there may be competition for radio spectrum associated with licenses as they expire. This would increase the chances of third-party interventions in the renewal proceedings. The FCC has so far granted each license renewal application that Arch or MobileMedia have filed, other than those renewal applications still pending.

  The FCC's review and revision of rules affecting paging companies is ongoing. The regulatory requirements to which the combined company is are subject may change significantly over time. For example, the FCC has decided to adopt a market area licensing scheme for all paging channels under which carriers would be licensed to operate on a particular channel throughout a broad geographic area (such as a major economic area as defined by The Bureau of Economic Affairs of the U.S. Department of Commerce) rather than being licensed on a site-by-site basis. These geographic area licenses will be awarded through an auction. Incumbent paging licensees that do not acquire licenses at auction will be entitled to interference protection from the market area licensee. Arch and MobileMedia have each been participating actively in this proceeding in order to protect their existing operations and retain flexibility, on an interim and long-term basis, to modify systems as necessary to meet subscriber demands.

  Currently, however, the Communications Act requires that Arch and MobileMedia obtain licenses from the FCC to use radio frequencies to conduct their paging operations at specified locations. FCC licenses issued to Arch and MobileMedia set forth the technical parameters, such as power strength and tower height, under which Arch and MobileMedia are authorized to use those frequencies. In many instances, Arch and

MobileMedia require the prior approval of the FCC before they can implement any significant changes to their radio systems. Once the FCC's market area licensing rules are implemented, however, these site-specific licensing obligations will be eliminated, except for applications still required by
Section 22.369 of the FCC rules (request for authority to operate in a designated Quiet Zone), Section 90.77 (request for authority to operate in a protected radio receiving location) and Section 1.1301 et seq. (construction/modification that may have a significant environmental impact) or for coordination with Canada or Mexico.

  The FCC has issued a Further Notice of Proposed Rulemaking in which the FCC seeks comments on, among other matters, (1) whether it should impose coverage requirements on licensees with nationwide exclusivity (such as Arch and MobileMedia), (2) whether these coverage requirements should be imposed on a nationwide or regional basis, and (3) whether--if such requirements are imposed--failure to meet the requirements should result in a revocation of the entire nationwide license or merely a portion of the license. If the FCC were to impose stringent coverage requirements on licensees with nationwide exclusivity, the combined company might have to accelerate the build-out of its systems in certain areas.

 Telecommunications Act of 1996

  The Telecommunications Act directly affects the combined company. Some aspects of the Telecommunications Act place financial obligations upon the combined company and may subject it to increased competition. For example, the FCC has adopted new rules that govern compensation to be paid to pay phone providers which has resulted in increased costs for certain paging services including toll-free 1-800 number paging. Arch and MobileMedia have generally passed these costs on to their subscribers. This makes their services more expensive and could affect the attraction or retention of customers. However, there can be no assurance that the combined company will be able to continue to pass on these costs. These rules are the subject of several judicial appeals. In addition, the FCC also has adopted new rules regarding payments by telecommunications companies into a revamped fund that will provide for the widespread availability of telecommunications services including universal service. Prior to the implementation of the Telecommunications Act, universal service obligations were largely met by local telephone companies, supplemented by long-distance telephone companies. Under the new rules, all telecommunications carriers, including paging companies, are required to contribute to the universal service fund. In addition, certain state regulatory authorities have enacted, or have indicated that they intend to enact, similar contribution requirements based on intrastate revenues. The combined company cannot yet know the impact of these state contribution requirements, if enacted and applied to it. Moreover, neither Arch nor MobileMedia has been able to estimate the amount of any such payments that it will be able to bill to its subscribers; however, payments into the universal service fund will likely increase the cost of doing business.

  Some aspects of the Telecommunications Act could have a beneficial effect on the combined company's business. For example, proposed federal guidelines regarding antenna siting issues may remove local and state barriers to the construction of communications facilities, although states and municipalities continue to exercise significant control with regard to such siting issues.

  Moreover, in a rulemaking proceeding pertaining to interconnection between LECs (local exchange carriers) and CMRS providers such as the combined company, the FCC has concluded that LECs are required to compensate CMRS providers for the reasonable costs incurred by such providers in terminating traffic that originates on LEC facilities, and vice versa. Consistent with this ruling, the FCC has determined that LECs may not charge a CMRS provider or other carrier for terminating LEC-originated traffic or for dedicated facilities used to deliver LEC-originated traffic to one-way paging networks. Nor may LECs charge CMRS providers for number activation and use fees. These interconnection issues are still in dispute, and it is unclear whether the FCC will maintain its current position.

  Depending on further FCC disposition of these issues, the combined company may or may not be successful in securing refunds, future relief or both, with respect to charges for termination of LEC-originated local traffic. If the FCC ultimately reaches an unfavorable resolution, then the combined company believes that it would pursue relief through settlement negotiations, administrative complaint procedures or both. If these issues are ultimately decided in favor of the LECs, each of Arch and MobileMedia likely would be required to pay all past due contested charges and may also be assessed interest and late charges for amounts withheld.

 Future Regulation

  From time to time, federal or state legislators propose legislation which could potentially affect the combined company either beneficially or adversely. It is possible that legislation will be enacted by the federal or state governments, or that regulations will be adopted or actions taken by the FCC or state regulatory authorities, which might materially adversely affect the business of Arch and/or MobileMedia. Changes such as the allocation by the FCC of radio spectrum for services that compete with Arch's and MobileMedia's business could adversely affect Arch's and MobileMedia's results of operations. See "Risk Factors--Government regulation burdens operations".

 Foreign Ownership

  The Communications Act limits foreign investment in and ownership of entities that are licensed as radio common carriers by the FCC. The combined company owns or controls several radio common carriers and is accordingly subject to these foreign investment restrictions. Because Arch's parent company is the parent of radio common carriers (but is not a radio common carrier itself), it may not have more than 25% of its stock owned or voted by aliens or their representatives, a foreign government or its representatives or a foreign corporation if the FCC finds that the public interest would be served by denying such ownership. In connection with the WTO Agreement--agreed to by 69 countries--the FCC adopted rules effective February 9, 1998 that create a very strong presumption in favor of permitting a foreign interest in excess of 25% if the foreign investor's home market country signed the WTO Agreement. Arch's subsidiaries that are radio common carrier licensees are subject to more stringent requirements and may have only up to 20% of their stock owned or voted by aliens or their representatives, a foreign government or their representatives or a foreign corporation. This ownership restriction is not subject to waiver. See""Industry Overview-- Regulation". The certificate of incorporation of Arch's parent company permits the redemption of shares of its capital stock from foreign stockholders where necessary to protect
FCC licenses held by Arch or its subsidiaries, but such redemption would be subject to the availability of capital to Arch's parent company and any restrictions contained in applicable debt instruments and under the Delaware corporations statute, which currently would not permit any such redemptions. The failure to redeem such shares promptly could jeopardize the FCC licenses held by Arch or its subsidiaries. See "--Competition", "-- Regulation" and "Risk Factors--High degree of leverage burdens operations".

State Regulation

  In addition to regulation by the FCC, certain states impose various regulations on the common carrier paging operations of Arch and MobileMedia. Rates, terms and conditions under which Arch and MobileMedia provided services, or any changes to those rates, have also been subject to state regulation. In certain instances, the construction and operation of radio transmitters also will be subject to zoning, land use, public health and safety, consumer protection and other state and local taxes, levies and ordinances. However, as a general rule, states are preempted from exercising rate and entry regulation of CMRS, but may choose to regulate other terms and conditions of service: for example, requiring the identification of an agent to receive complaints. States may also petition the FCC for authority to continue to regulate CMRS rates if certain conditions are met. State filings seeking rate authority have all been denied by the FCC, although new petitions seeking such authority may be filed in the future. Furthermore, some states and localities continue to exert jurisdiction over (1) approval of acquisitions and transfers of wireless systems and (2) resolution of consumer complaints. Arch and MobileMedia believe that to date all required filings for Arch's and MobileMedia's paging operations have been made.

                                    BUSINESS

  The combined company is the second largest paging operator in the United States as measured by units in service and net revenues.

  The combined company believes that it is well positioned to compete effectively in the highly competitive paging industry for the following reasons. The combination of MobileMedia's market presence in major metropolitan markets with Arch's historical emphasis on middle and small markets has significantly broadened the geographic scope of Arch's marketing presence and should position the combined company to compete more effectively for large corporate customers with diverse geographic operations. With a significantly larger subscriber base, the combined company should be better able to obtain strategic distribution arrangements, as well as amortize marketing investments over a larger revenue base. In addition, MobileMedia's third-party retail distribution agreements, which serve the more rapidly growing consumer market, should complement the more than 175 Arch-operated retail outlets. Similarly, MobileMedia's two nationwide paging networks and the associated potential for higher revenue nationwide services should enhance Arch's local coverage and provide an opportunity to take advantage of Arch's distribution networks.

  MobileMedia's plan to deploy its nationwide N-PCS spectrum using its existing network infrastructure, together with Arch's recent agreement with PageMart Wireless described below, should permit Arch to market N-PCS services, such as multi-market alphanumeric and text messaging services, sooner than it would otherwise be able to, and these services are expected to offer higher revenue and more growth potential than basic paging services. Finally, MobileMedia's investments to date in two national call centers should supplement Arch's own call center and complement Arch's strategy of evolving to regional customer service centers. Achieving these intended benefits, however, will depend on a number of factors and no assurance can be given that the benefits will be realized, in whole or in part. See "Risk Factors--Integrating the two companies presents challenges" and "--Arch's Investments in N-PCS Licenses".

Business Strategy

  The combined company's strategic objective is to strengthen its position as one of the leading nationwide paging companies in the United States. It believes that larger, multi-market paging companies enjoy a number of competitive advantages, including:

  . operating efficiencies resulting from more intensive use of existing paging systems;

  .  economies of scale in purchasing and administration;

  .  broader geographic coverage of paging systems;

  .  greater access to capital markets and lower costs of capital;

  .  the ability to obtain additional radio spectrum;

  .  the ability to offer high-quality services at competitive prices; and

  .  enhanced ability to attract and retain management personnel.

  The combined company believes that the current size and scope of its operations afford it many of these advantages, and that it has the scope and presence to effectively compete on a national level. It also believes that the paging industry will undergo further consolidation, and it intends to participate in such consolidation. See "Risk Factors--Integrating the two companies presents challenges".

  Operating Strategy. The combined company's operating objectives are to increase its adjusted EBITDA, deploy its capital efficiently, reduce its financial leverage and expand its customer relationships. The combined company will pursue the following strategies to achieve its operating objectives:

  . Low-Cost Operating Structure. The combined company has selected a low-cost operating strategy as its principal competitive tactic. Management believes that a low-cost operating structure, compared to differentiated premium pricing and niche positioning, the other two fundamental competitive tactics in the paging industry, will maximize its flexibility to offer competitive prices while still achieving target margins and adjusted EBITDA. Arch's management has worked closely with MobileMedia's management to identify redundant managerial and administrative functions that Arch's management believes can be eliminated without material impact to customer related activities. The combined company will continue to improve its low-cost operating structure by consolidating some operating functions, including centralized purchases from key vendors, to achieve economies of scale, and installing technologically advanced and reliable transmission systems.

  . Efficient Capital Deployment. The combined company's principal financial objective is to reduce financial leverage by reducing capital requirements and increasing adjusted EBITDA. To reduce capital expenditures, Arch has already implemented a company-wide focus on the sale, rather than lease, of pagers. This is because subscriber-owned units require a lower level of capital investment than company-owned units. As a result of these efforts to date, the number of subscriber-owned units in service, as a percentage of net new units in service, increased from 65.2% in the year ended December 31, 1997 to 69.7% in the year ended December 31, 1998. In addition, Arch has modified its incentive compensation programs for line managers so that bonuses are based, in part, on capital efficiency.

  . Balanced Distribution. Arch's combination of direct sales, company-owned stores and third-party resellers will be supplemented by MobileMedia's local market direct sales force and its distribution agreements with third-party regional and national retailers. In addition, MobileMedia's national accounts sales force should significantly enhance Arch's efforts to improve distribution to nationwide customers.

  . Capitalize on Revenue Enhancement Opportunities. The combined company will have one of the broadest product offerings in the paging industry, including traditional paging services as well as new services such as assured message delivery and acknowledgement, wireless e-mail and content delivery services. Arch intends to deliver these new services through a strategic alliance with PageMart Wireless, Inc. pursuant to which Arch will utilize and share certain costs of PageMart's N-PCS network. This will provide the combined company with more economical and broader access to higher ARPU nationwide, regional or text messaging services. To date, Arch has marketed these services only on a limited basis through the resale of other carriers' services on less attractive terms. Arch believes there will be a number of new revenue opportunities associated with its approximately 7.2 million units in service, including selling enhanced services which add value such as voice mail, resale of long-distance service and fax storage and retrieval. See "Business--Arch's Paging and Messaging Services, Products and Operations" and "--Arch's Investments in NPCS Licenses".

Arch's Paging and Messaging Services, Products and Operations

  Arch has been a leading provider of wireless messaging services, primarily paging services. Prior to the MobileMedia acquisition, Arch was the third largest paging company in the United States, based on its 4.3 million units in service at March 31, 1999. Arch has operated in 41 states and more than 180 of the 200 largest markets in the United States. Arch has offered local, regional and nationwide paging services employing digital networks covering approximately 85% of the United States population.

  The following table sets forth information about the approximate number of units in service with Arch subscribers and net increases in number of units through internal growth and acquisitions:

                                Units in Service  Net Increase in
                                at Beginning of    Units through       Increase in Units    Units in Service
Year Ended August 31,                Period      Internal Growth(1) through Acquisitions(2) at End of Period
---------------------           ---------------- ------------------ ----------------------- ----------------
  1987....................             4,000            3,000                 12,000              19,000
  1988....................            19,000            8,000                  3,000              30,000
  1989....................            30,000           14,000                 34,000              78,000
  1990....................            78,000           20,000                  4,000             102,000
  1991....................           102,000           24,000                  1,000             127,000
  1992....................           127,000           33,000                    --              160,000
  1993....................           160,000           70,000                 24,000             254,000
  1994....................           254,000          138,000                 18,000             410,000
Four Months Ended December 31,
------------------------------
  1994....................           410,000           64,000                 64,000             538,000
Year Ended December 31,
-----------------------
  1995....................           538,000          366,000              1,102,000           2,006,000
  1996....................         2,006,000          815,000                474,000           3,295,000
  1997....................         3,295,000          595,000                    --            3,890,000
  1998....................         3,890,000          386,000                    --            4,276,000
Three Months Ended March 31,
----------------------------
  1999....................         4,276,000           53,000                    --            4,329,000

  Net increase in units through internal growth includes internal growth in acquired paging businesses after their acquisition by Arch and is net of subscriber cancellations during each applicable period. Increase in units through acquisitions is based on units in service of acquired paging businesses at the time of their acquisition by Arch.

  Arch has provided four basic types of paging services: digital display, alphanumeric display, tone-only and tone-plus-voice. Arch provides digital display, alphanumeric display and tone-only service in all of its markets and tone-plus-voice service in only a few markets.

  A digital display pager permits a caller to transmit to the subscriber a numeric message that may consist of a telephone number, an account number or coded information, and has the capability to store several such numeric messages in memory for later recall by the subscriber. An alphanumeric display pager allows subscribers to receive and store messages consisting of both numbers and letters. A tone-only pager notifies the subscriber that a call has been received by emitting an audible beeping sound or vibration. A tone-plus-voice pager emits a beeping sound followed by a brief voice message.

  Digital display paging service, which was introduced by the paging industry nearly 20 years ago, has in recent years grown at a faster rate than tone-only or tone-plus-voice service and currently represents a majority of all units in service. The growth of alphanumeric display service, which was introduced in the mid-1980s, has been constrained by its difficulty in inputting data, its requirements of specialized equipment and its relatively high use of system capacity during transmission.

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

  The following table summarizes the types of Arch's units in service at specified dates:

                                       December 31,
                         -------------------------------------------    March 31,
                             1996           1997           1998           1999
                         -------------  -------------  -------------  -------------
                           Units    %     Units    %     Units    %     Units    %
Digital display......... 2,796,000  85% 3,284,000  85% 3,586,000  84% 3,635,000  84%
Alphanumeric display....   395,000  12    524,000  13    621,000  14    631,000  14
Tone-only...............    54,000   2     43,000   1     35,000   1     32,000   1
Tone-plus-voice.........    50,000   1     39,000   1     34,000   1     31,000   1
                         --------- ---  --------- ---  --------- ---  --------- ---
 Total.................. 3,295,000 100% 3,890,000 100% 4,276,000 100% 4,329,000 100%
                         ========= ===  ========= ===  ========= ===  ========= ===

  Arch provides paging service to subscribers for a monthly fee. Subscribers either lease the pager from Arch for an additional fixed monthly fee or they own the pager, having purchased it either from Arch or from another vendor. The monthly service fee is generally based upon the type of service provided, the geographic area covered, the number of units provided to the customer and the period of the subscriber's commitment. Subscriber-owned units provide a more rapid recovery of Arch's capital investment than units owned and maintained by Arch, but may generate less recurring revenue. Arch also sells units to third-party resellers who lease or resell units to their own subscribers and resell Arch's paging services under marketing agreements. The following table summarizes the number of Arch-owned and leased, subscriber-owned and reseller-owned units in service at specified dates:

                                       December 31,
                         -------------------------------------------    March 31,
                             1996           1997           1998           1999
                         -------------  -------------  -------------  -------------
                           Units    %     Units    %     Units    %     Units    %
Arch-owned and leased... 1,533,000  47% 1,740,000  45% 1,857,000  43% 1,875,000  43%
Subscriber-owned........   914,000  28  1,087,000  28  1,135,000  27  1,128,000  26
Reseller-owned..........   848,000  25  1,063,000  27  1,284,000  30  1,326,000  31
                         --------- ---  --------- ---  --------- ---  --------- ---
 Total.................. 3,295,000 100% 3,890,000 100% 4,276,000 100% 4,329,000 100%
                         ========= ===  ========= ===  ========= ===  ========= ===

  Arch provides enhancements and ancillary services such as voice mail, personalized greetings, message storage and retrieval, pager loss protection and pager maintenance services. Voice mail allows a caller to leave a recorded message that is stored in Arch's computerized message retrieval center. When a message is left, the subscriber can be automatically alerted through the subscriber's pager and can retrieve the stored message by calling Arch's paging terminal. Personalized greetings allow the subscriber to record a message to greet callers who reach the subscriber's pager or voice mail box. Message storage and retrieval allows a subscriber who leaves Arch's service area to retrieve calls that arrived during the subscriber's absence from the service area. Pager loss protection allows subscribers who lease pagers to limit their costs of replacement upon loss or destruction of a pager. Pager maintenance services are offered to subscribers who own their own equipment. Arch is also in the process of test marketing various other services that add value, and can be integrated with existing paging services. These include, among other services, voice mail, resale of long distance service and fax storage and retrieval.

MobileMedia's Paging and Messaging Services, Products and Operations

  MobileMedia has operated one of the largest paging businesses in the United States, with approximately 3.1 million units in service as of March 31, 1999. Through its sales offices, nationwide retail distribution network, company-operated retail stores and resellers, MobileMedia has offered local, regional and national coverage to subscribers in all 50 states and the District of Columbia, including local coverage to each of the 100 most populated metropolitan markets in the United States. MobileMedia's paging and wireless messaging services consist principally of digital display and alphanumeric display paging services.

 Recent Business Strategy

  After making its bankruptcy filing, MobileMedia restructured its operations with the objective of improving performance, principally in the areas of order entry, billing and collections, inventory controls,

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

management information systems conversion and customer service. MobileMedia also undertook cost reduction analyses and took actions to reduce telecommunications, subcontracting and lease expenses, among others. MobileMedia also sought to refocus its marketing and sales efforts in an attempt to achieve unit additions consistent with positive cash flow, and changed its management structure with the objective of establishing profit and loss accountability in each market.

 Paging and Messaging Services

  MobileMedia currently offers a variety of paging and messaging services. The main paging services offered by MobileMedia are digital display, with approximately 2,448,800 units in service at March 31, 1999 and alphanumeric display, with approximately 645,583 units in service at March 31, 1999. MobileMedia also offers a variety of enhanced services such as voice mail and voice mail notification, e-mail notification and news, sports reports and stock quotes.

  The following table sets forth the number of MobileMedia customers by service type as of the dates indicated.

                                       As of December 31,                           As of March 31,
                         -------------------------------------------------  --------------------------------
                              1996             1997             1998             1998             1999
                         ---------------  ---------------  ---------------  ---------------  ---------------
    Type of Service       Number     %     Number     %     Number     %     Number     %     Number     %
    ---------------      --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Numeric Display......... 3,713,579  83.9% 2,820,443  82.0% 2,499,735  79.5% 2,707,363  81.6% 2,448,800  78.8%
Alphanumeric............   658,769  14.9    593,280  17.2    630,448  20.0    590,076  17.8    645,583  20.8
Other...................    51,759   1.2     26,619   0.8     13,785   0.5     22,114   0.6     12,392   0.4
                         --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Total................... 4,424,107 100.0% 3,440,342 100.0% 3,143,968 100.0% 3,319,553 100.0% 3,106,775 100.0%
                         ========= =====  ========= =====  ========= =====  ========= =====  ========= =====
Customers with
 nationwide services
 (included above).......   325,924          330,254          291,427          328,724          341,316

 Products and Services

  Subscribers for paging services enter into a service contract with MobileMedia that provides for either the purchase or lease of units and the payment of airtime and other charges. As of March 31, 1999, approximately 46.4% of units in service were purchased either by subscribers or by resellers, and approximately 53.6% were owned by MobileMedia and leased to subscribers. MobileMedia-owned units leased to subscribers require capital investment by MobileMedia, while customer-owned and -maintained units, commonly referred to as COAM units, and those owned by resellers do not. MobileMedia also sells its services in bulk quantities to resellers, who subsequently sell MobileMedia's services to end-users. Resellers are responsible for sales, billing, collection and equipment maintenance costs. MobileMedia sells other products and services, including units and accessories and pager replacement and maintenance contracts. The following table sets forth MobileMedia's units in service by ownership as of the dates indicated.

                                        As of December 31,                           As of March 31,
                          -------------------------------------------------  --------------------------------
                               1996             1997             1998             1998             1999
                          ---------------  ---------------  ---------------  ---------------  ---------------
       Ownership           Number     %     Number     %     Number     %     Number     %     Number     %
       ---------          --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Company owned and rented
 to subscribers.........  1,996,141  45.2% 1,712,941  49.8% 1,645,869  52.4% 1,658,463  50.0% 1,666,348  53.6%
COAM....................  1,112,194  25.1    861,250  25.0    728,297  23.2    825,842  24.8    705,108  22.7
Resellers...............  1,315,772  29.7    866,151  25.2    769,802  24.4    835,248  25.2    735,319  23.7
                          --------- -----  --------- -----  --------- -----  --------- -----  --------- -----
Total...................  4,424,107 100.0% 3,440,342 100.0% 3,143,968 100.0% 3,319,553 100.0% 3,106,775 100.0%
                          ========= =====  ========= =====  ========= =====  ========= =====  ========= =====

Networks and Licenses

 MobileMedia's Networks and Licenses, Including N-PCS

  MobileMedia operates local, regional and national paging networks which enable its customers to receive pages over a broad geographical area. The extensive coverage provided by this network infrastructure provides

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

MobileMedia with an advantage over some of its competitors whose networks lack comparable coverage in securing accounts with large corporate clients and retail chains, which frequently demand national network coverage from their paging service provider.

  Although MobileMedia's networks provide local, regional and national coverage, its networks operate over numerous frequencies and are subject to capacity constraints in certain geographic markets. Although the capacity of MobileMedia's networks varies significantly market by market, almost all of MobileMedia's markets have adequate capacity to meet the demands of projected growth for the next several years. The use of multiple frequencies adds complexity to inventory management, customer service and order fulfillment processes. Some of MobileMedia's networks use older technologies and are comparatively costlier to operate.

  MobileMedia is seeking to improve overall network efficiency by deploying new paging terminals, consolidating subscribers on fewer, higher capacity networks and increasing the transmission speed, or baud rate, of certain of its existing networks. MobileMedia believes its investments in its network infrastructure will facilitate and improve the delivery of high quality paging services while at the same time reducing associated costs of such services.

  Nationwide wireless networks. MobileMedia operates two nationwide 900 MHz networks. As part of its MobileComm acquisition, MobileMedia acquired MobileComm's fully operational nationwide wireless "8875" network, which was upgraded in 1996 to incorporate high-speed FLEX(TM) technology developed by Motorola. In addition, in 1996, MobileMedia completed the construction of a second nationwide "5375" network that uses FLEX(TM) technology. The use of FLEX(TM) technology significantly increases transmission capacity and represents a marked improvement over other systems that use older paging protocols.

  Nationwide two-way N-PCS networks. N-PCS networks enable paging companies to offer two-way paging services and to make more efficient use of radio spectrum than do non-PCS networks. MobileMedia purchased five regional licenses through the FCC's 1994 auction of N-PCS licenses, providing the equivalent of a nationwide 50 kHz outbound/12.5 kHz inbound PCS system. In addition, as part of the MobileComm acquisition, MobileMedia acquired a second two-way N-PCS license for a nationwide 50 kHz outbound/12.5 kHz inbound system.

  In order to retain its N-PCS licenses, MobileMedia must comply with certain minimum buildout requirements. With respect to each of the regional PCS licenses purchased at the FCC's 1994 auction, MobileMedia would be required to build out the related PCS system to cover 150,000 sq. km. or 37.5% of each of the five regional populations by April 27, 2000 and 300,000 sq. km. or 75% of each of the five regional populations by April 27, 2005. With respect to the nationwide PCS license acquired as part of the MobileComm acquisition, MobileMedia would be required to build out the related PCS system to cover 750,000 sq. km. or 37.5% of the U.S. population by September 29, 1999 and 1,500,000 sq. km. or 75% of the U.S. population by September 29, 2004. In each instance, the population percentage will be determined by reference to population figures at the time of the applicable deadline. MobileMedia estimates that the costs of these minimum build-outs would be approximately $9.0 million. Although these minimum build-outs would be sufficient to satisfy regulatory requirements, they would not be sufficient for MobileMedia to provide significant N-PCS applications of the types which the combined company intends to provide.

 Arch's Investments in N-PCS Licenses

  Arch has taken the following steps to position itself to participate in new and emerging N-PCS services and applications.

  PageMart Wireless, Inc. In May 1999, Arch and PageMart Wireless, Inc. signed a five-year agreement for the provision of N-PCS services. The agreement calls for Arch and PageMart to share certain capital and operating expenses. Under the agreement, Arch plans to market N-PCS advanced messaging services, including assured message delivery and full two-way messaging, using PageMart's Internet Protocol-based network. Arch

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

expects to begin marketing these services nationwide during the third quarter of 1999. As demand for advanced messaging increases over time, Arch plans to construct its own N-PCS network, leveraging PageMart's infrastructure and receiver sites. Arch believes its arrangements with PageMart will provide it with more economical and broader access to N-PCS services than its prior arrangements with Benbow PCS Ventures, Inc. and CONXUS Communications, Inc. PageMart previously announced similar agreements with each of Metrocall, Inc. and Airtouch Communications, Inc.

  Benbow PCS Ventures, Inc. Through Arch's May 1996 acquisition of Westlink, Arch acquired a 49.9% equity interest in Benbow. Benbow holds exclusive rights to a 50 KHz outbound/12.5 KHz inbound N-PCS license in each of the five regions of the United States. Benbow is a "designated entity" (a small, minority-controlled or female-controlled business) under FCC rules and is entitled to discounts and installment payment schedules in the payment of its N-PCS licenses. Arch has the right to designate one of Benbow's three directors and has veto rights with respect to specified major business decisions by Benbow. Arch provides management services to Benbow, subject to Benbow's ultimate control, under a five-year agreement expiring on October 1, 2000. Arch is paid a management fee and is reimbursed for its expenses. Arch has a right of first refusal with respect to any transfer of shares held by Ms. June Walsh, who holds the remaining 50.1% equity interest in Benbow.

In June 1999, Arch's parent company, Benbow and Ms. Walsh agreed that:

  . the shareholders agreement, the management agreement and the employment agreement governing the establishment and operation of Benbow will be terminated

  . Benbow will not make any further FCC payments and will not pursue construction of an N-PCS system

  . Arch's parent company will not be obligated to fund FCC payments or construction of an N-PCS system by Benbow

  . the parties will seek FCC approval of the forgiveness of Benbow's remaining payment obligations and the transfer of Ms. Walsh's Benbow shares to Arch's parent company

  . the closing of the transaction will occur on the earlier of January 23, 2001 or receipt of FCC approval

  . Arch's parent company will pay Ms. Walsh, in installments, $3.5 million (if the transaction closes before January 23, 2001) or $3.8 million (if the transaction closes on January 23, 2001).

As a result of these arrangements, Benbow will not have any meaningful business operations and is unlikely to retain its N-PCS licenses.

  CONXUS Communications, Inc. Arch currently holds a 6.6% equity interest in CONXUS, which holds exclusive rights to a 50 KHz outbound/50 KHz inbound two-way messaging license throughout the United States. CONXUS, like Benbow, is a "designated entity" under FCC rules. If Arch wishes to purchase N-PCS services of the kind offered by CONXUS, Arch has agreed to contract exclusively with CONXUS for such services so long as such services are competitive in price and quality with comparable services offered by others. Arch is currently acting as a reseller of voice messaging services through CONXUS in a limited number of markets under an agreement which is renewable from year to year unless terminated by either party. On May 18, 1999, CONXUS filed for Chapter 11 protection in the U.S. Bankruptcy Court in Delaware. Arch is unable to predict the effect of CONXUS' bankruptcy filing on Arch's equity interest in CONXUS or the existing agreements between Arch and CONXUS.

Subscribers and Marketing

  The combined company's paging accounts are generally businesses with employees who travel frequently but must be immediately accessible to their offices or customers. Arch's subscribers have historicaly included proprietors of small businesses, professionals, management and medical personnel, field sales personnel and service forces, members of the construction industry and trades, and real estate brokers and developers.

MobileMedia's traditional subscribers include medical personnel, sales and service organizations, specialty trade organizations, manufacturing organizations and governmental agencies. The combined company believes that pager use among retail consumers will increase significantly in the future, although consumers do not currently account for a substantial portion of Arch's subscriber base.

 Arch

  Although today Arch operates in more than 180 of the 200 largest U.S. markets, Arch historically has focused on medium-sized and small market areas with lower rates of pager penetration and attractive demographics. Arch believes that these markets will continue to offer significant opportunities for growth, and that its national scope and presence will also provide Arch with growth opportunities in larger markets.

  Arch markets its paging services through a direct marketing and sales organization which operated approximately 175 retail stores as of March 31, 1998. Arch also markets its paging services indirectly through independent resellers, agents and retailers. Arch typically offers resellers paging services in large quantities at wholesale rates that are lower than retail rates, and resellers offer the services to end-users at a markup. Arch's costs of administering and billing resellers are lower than the costs of direct end-users on a per pager basis.

  Arch also acts as a reseller of other paging carriers' services when existing or potential Arch customers have travel patterns that require paging service beyond the coverage of Arch's own networks.

  In May 1997, Arch established a single national identity, Arch Paging, for its paging services which previously had been marketed under various trademarks. As part of this branding initiative, Arch adopted a new corporate logo, developed a corporate-wide positioning strategy tied to customer service delivery, and launched its Internet Web site at www.arch.com. Arch believes that its unified branding identity has given the Arch name national exposure for the first time and should result in significant economic leverage in its marketing and communications efforts.

 MobileMedia

  MobileMedia's sales and marketing efforts are directed toward adding further units with existing subscribers and identifying new potential subscribers.

  MobileMedia markets its paging services through three primary sales channels: direct, reseller and retail.

  Direct. In the direct channel, MobileMedia leases or sells paging units directly to its customers and bills and services such customers. MobileMedia's direct customers range from individuals and small- and medium-sized businesses to Fortune 500 accounts and government agencies. Business and government accounts typically experience less turnover than consumer accounts. The direct channel will continue to have the highest priority among MobileMedia's marketing and sales efforts, because of its critical contribution to recurring revenue and projected growth. MobileMedia has been engaged in efforts to improve sales productivity and strengthen its direct channel sales force, which suffered from high turnover and open positions during much of 1997. In addition, MobileMedia commenced implementing consumer direct marketing techniques in 1998. As of March 31, 1999, the direct channel accounted for approximately 80.5% of recurring revenue.

  Reseller. In the reseller channel, MobileMedia sells access to its transmission networks in bulk to a third party, who then resells such services to consumers or small businesses or other end users. MobileMedia offers paging services to resellers at bulk discounted rates. The third-party reseller provides customer service, is responsible for pager maintenance and repair costs, invoices the end user and retains the credit risk of the end user, although MobileMedia retains the credit risk of the reseller. Because resellers are responsible for customer equipment, the capital costs that would otherwise be borne by MobileMedia are reduced.

  MobileMedia's resellers generally are not exclusive distributors of MobileMedia's services and often resell paging services of more than one provider. Competition among service providers to attract and maintain reseller distribution is based primarily upon price, including the sale of paging units to resellers at discounted rates. MobileMedia intends to be an active participant in the reseller channels and to concentrate on accounts that are profitable and where longer term partnerships can be established with selected resellers. As of March 31, 1999, the reseller channel accounted for approximately 10.3% of recurring revenue.

  Retail. In the retail channel, MobileMedia sells units to retailers and, after the consumer purchases the pager from the retailer, the consumer contacts MobileMedia to activate service. The retail channel is targeted at the consumer market and consists primarily of national retail chains. Consumers served by the retail channel typically purchase, rather than lease, paging units. This reduces MobileMedia's capital investment requirements. Subscribers obtained through retailers are billed and serviced directly by MobileMedia. Retail distribution permits MobileMedia to penetrate the consumer market by supplementing direct sales efforts. As of March 31, 1999, the retail channel accounted for approximately 9.2% of recurring revenue.

Sources of Equipment

  Arch does not manufacture any of the pagers or other equipment used in its paging operations. The equipment used in Arch's paging operations is generally available for purchase from multiple sources. Arch centralizes price and quantity negotiations for all of its operating subsidiaries to achieve cost savings from volume purchases. Arch buys pagers primarily from Motorola and NEC and purchases terminals and transmitters primarily from Glenayre and Motorola. Arch anticipates that equipment and pagers will continue to be available in the foreseeable future, consistent with normal manufacturing and delivery lead times. See "Risk Factors--Arch cannot control third parties on whom Arch depends for products and services".

  Because of the high degree of compatibility among different models of transmitters, computers and other paging equipment manufactured by suppliers, Arch is able to design its systems without being dependent upon any single source of such equipment. Arch routinely evaluates new developments in paging technology in connection with the design and enhancement of its paging systems and selection of products to be offered to subscribers. Arch believes that its paging system equipment is among the most technologically sophisticated in the paging industry.

  MobileMedia does not manufacture any of the units or related transmitting and paging terminal equipment used in its paging operations. MobileMedia currently purchases units from a limited number of suppliers and in turn sells or leases the units to its subscribers. Motorola is the primary supplier of units to MobileMedia. Glenayre is MobileMedia's primary supplier of paging terminals, paging transmitters and voice mail system equipment. NEC and Panasonic also supply paging units.

Employees

  At March 31, 1999, Arch employed approximately 2,600 persons. None of Arch's employees is represented by a labor union. Arch believes that its employee relations are good. As part of its divisional reorganization, Arch anticipates a net reduction of approximately 10% of its workforce. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations-- Divisional Reorganization".

  At March 31, 1999, MobileMedia employed 2,885 people in various capacities, with 156 in MobileMedia's corporate headquarters in Fort Lee, New Jersey and the balance in its five regions. None of such employees is covered by collective bargaining agreements. MobileMedia believes its employee relations are good.

Trademarks

  Arch owns the service marks "Arch" and "Arch Paging", and holds a federal registration for the service mark "Arch Nationwide Paging" as well as various other trademarks.

  MobileMedia markets its services primarily under the trade name MobileComm and the federally registered mark MOBILECOMM, except in the Greater Metropolitan Cincinnati area and in certain parts of Western Pennsylvania and Western New York, in which it markets its services under the federally registered mark MOBILEMEDIA. MobileMedia markets its messaging services under the federally registered mark VOICESTAR, and other services under the federally registered mark SPORTSCASTER and the unregistered mark MOBILECOMM CITYLINK. MobileMedia also owns other federally registered marks including: DIAL PAGE, DMC DIGITAL MOBILE COMMUNICATIONS, EZ ALERT, MEMORY MANAGER, MESSAGESOFT, MOBILEMEDIA (and design), MOBILEMEDIA (and Globe Design), MOBILEMEDIA PAGING & PERSONALCOM and PAGERXTRA. In addition, MobileMedia has applications on file for federal registration of the marks MMS and MOBILECOMM (and design.)

Properties

  At March 31, 1999, Arch owned four office buildings and leased office space, including its executive offices, in approximately 175 localities in 35 states for use in its paging operations. Arch leases transmitter sites and/or owns transmitters on commercial broadcast towers, buildings and other fixed structures in approximately 3,400 locations in 45 states. Arch's leases are for various terms and provide for monthly lease payments at various rates. Arch believes that it will be able to obtain additional space as needed at acceptable cost. Arch sold off substantially all of its tower sites during 1998 and 1999 and currently rents transmitter space. As part of its divisional reorganization, Arch is closing some office locations and redeploying other real estate assets. See "Arch Management's Discussion and Analysis of Financial Condition and Results of Operations --Effects of Tower Site Sale" and "-- Divisional Reorganization".

  In addition to its FCC licenses and network infrastructure, which includes radio transmission and satellite uplink equipment, MobileMedia has the following categories of assets: (1) pagers, including both pagers held as fixed assets for lease and pager inventory for sale, pager parts and accessories; (2) its subscriber base and related accounts receivable; (3) intellectual property;
(4) real estate and improvements; (5) leased assets; (6) computer and telephone systems and equipment; (7) furniture, fixtures and equipment; (8) goodwill and other intangibles; and (9) cash and cash equivalents.

  MobileMedia relocated its headquarters to Fort Lee, New Jersey in March 1998. At March 31, 1999, MobileMedia leased office space, including its executive offices, in approximately 33 states for use in its paging operations. MobileMedia leases transmitter sites and/or owns transmitters on commercial broadcast towers, buildings and other fixed structures. MobileMedia's leases are for various terms and provide for monthly lease payments at various rates. MobileMedia believes that it will be able to obtain additional space as needed at acceptable cost.

  On September 3, 1998, MobileMedia sold certain transmission towers and associated assets to an unrelated third party and currently rents transmitter space on these towers. MobileMedia recognized proceeds of $170.0 million from the sale and the annual rental expense is approximately $10.7 million.

Litigation

  Arch and its affiliated companies, from time to time, are involved in lawsuits arising in the normal course of business. Arch believes that these currently pending lawsuits will not have a material adverse effect on its financial condition or results of operations.

  MobileMedia disclosed in 1996 that misrepresentations and other violations had occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the fall of 1996. In cooperation with the FCC, outside counsel's investigation was expanded to examine all of MobileMedia's paging licenses, and the results of that investigation were submitted to the FCC on November 8, 1996.

  On January 13, 1997, the FCC issued a Public Notice relating to the status of some of the FCC authorizations held by MobileMedia. Pursuant to the Public Notice, the FCC announced that it had (1) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (2) dismissed approximately 94 applications for fill-in sites around existing paging stations (which had been filed under the so-called "40-mile rule") as defective because they were predicated upon unconstructed facilities and (3) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. With respect to each of the approximately 99 authorizations where the underlying station was untimely constructed, the FCC granted MobileMedia interim operating authority subject to further action by the FCC.

  On April 8, 1997, the FCC adopted an order commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. The order directed an administrative law judge to take evidence and develop a full factual record on directed issues concerning MobileMedia's filing of false forms and applications. MobileMedia was permitted to operate its licensed facilities and provide service to the public during the pendency of the hearing.

  On June 6, 1997, the FCC issued an order staying the hearing proceeding in order to allow MobileMedia to develop and consummate a plan of reorganization providing for a change of control of MobileMedia and a permissible transfer of MobileMedia's FCC licenses.

  On September 2, 1998, MobileMedia and Arch's parent company filed a joint application to transfer control of MobileMedia to Arch's parent company. On February 5, 1999, the FCC released an order granting the transfer and terminating the hearing into MobileMedia's qualifications to remain an FCC licensee, subject to certain conditions which have since been satisfied. The order also required divestiture, within six months after the closing of the MobileMedia acquisition, of certain N-PCS interests and those MobileMedia facilities operating under special temporary authority.

Predecessors to the Combined Company; Events Leading up to MobileMedia's Bankruptcy Filings

  Arch was incorporated in Delaware in 1988 as USA Mobile Communications, Inc. II and changed its name to Arch Communications, Inc. in June 1998. Arch has conducted its operations through wholly owned direct and indirect subsidiaries.

  MobileMedia Communications, Inc. and its publicly traded parent company were each incorporated in Delaware in 1993. In this prospectus, references to MobileMedia refer to MobileMedia Communications, Inc. and its consolidated subsidiaries, but not to the parent company unless we indicate otherwise. In 1995 and 1996, MobileMedia Communications, Inc. acquired the paging and wireless messaging business of Dial Page Inc. and Mobile Communications Corporation of America for approximately $1.1 billion in the aggregate. During 1996, MobileMedia experienced difficulties executing its post-acquisition business strategy. These difficulties related largely to the process of integration of the operations of Dial Page and MobileComm into those of MobileMedia. As a result, MobileMedia did not achieve expected growth in its subscriber base and revenues, nor did it realize anticipated efficiencies and cost reductions from the elimination of duplicative functions. During 1996, MobileMedia's financial position deteriorated. As of September 30, 1996, MobileMedia Communications, Inc. was in violation of certain financial covenants under its $750.0 million 1995 credit agreement, which resulted in the occurrence of events of default under that agreement and precluded MobileMedia from borrowing additional funds. In the fall of 1996, MobileMedia commenced negotiations with The Chase Manhattan Bank, the agent for the lenders under the 1995 credit agreement, regarding the terms of a possible financial restructuring.

  In November and December of 1996, MobileMedia sought to modify payment terms with certain of its larger vendors, some of which had not been paid in accordance with their scheduled payment terms. In the fall of 1996, Motorola, MobileMedia's largest supplier of units and pager repair parts, informed MobileMedia that

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

it would require credit support to assure payment of approximately $35.0 million past due accounts payable and would refuse to accept orders for products or services from and refuse to make shipments to MobileMedia pending resolution of the matter. Subsequently, other key suppliers also made demands on MobileMedia for payment of their past due accounts in the aggregate amount of $11.8 million.

  Between November 1996 and January 1997, MobileMedia failed to make scheduled interest payments of approximately $25.2 million on MobileMedia's 9 3/8% notes and under MobileMedia's 1995 credit agreement.

  Negotiations between MobileMedia and the holders of the MobileMedia 9 3/8% notes and certain other outstanding notes and with MobileMedia's key suppliers continued through late 1996. When it became apparent that MobileMedia would be unable, among other things, to reach agreements with the key suppliers to resume shipments of critical inventory and equipment or to reach agreement with its lenders and on the terms of a restructuring of its indebtedness outside of Chapter 11 of the Bankruptcy Code, MobileMedia concluded that it had no practical alternative other than to seek protection under Chapter 11.

  On January 30, 1997, MobileMedia filed a voluntary petition for reorganization under Chapter 11. For subsequent developments, see "MobileMedia Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview".

The MobileMedia Acquisition

The Merger

  To consummate the MobileMedia acquisition in June 1999, MobileMedia Communications, Inc. was merged with and into a wholly owned subsidiary of Arch's parent company. Immediately following this merger, Arch's parent company contributed all of the outstanding stock of the surviving corporation to a wholly owned subsidiary of Arch. Immediately prior to the merger, MobileMedia's parent company had contributed all of its assets to MobileMedia Communications, Inc. In connection with the merger, MobileMedia Communications, Inc.'s subsidiaries were consolidated into a single subsidiary of MobileMedia Communications, Inc. which became an indirect wholly owned subsidiary of Arch as a result of the merger.

Purchase Price

  Arch's parent company acquired MobileMedia for a combination of cash and parent company securities. The parent company:

 . paid approximately $479.0 million in cash to certain secured creditors of the MobileMedia debtors-in-possession;

 . paid a total of $58.0 million to pay fees and expenses, repay all borrowings outstanding under MobileMedia's post-petition credit facility, pay pre-petition priority claims and post-petition claims incurred by the debtors-in-possession in the ordinary course of business or authorized by the bankruptcy court, and pay principal and accrued interest plus certain indenture trustee fees outstanding under certain senior notes assumed by MobileMedia in the acquisition of the paging and wireless business of Dial Page in 1995;

 . issued 4,781,656 shares of its common stock to unsecured creditors of MobileMedia and MobileMedia's parent company;

 . issued and sold additional shares of its common stock upon exercise of transferable rights issued to unsecured creditors and issued and sold shares of its common stock and sold shares of Class B common stock to four unsecured creditors who agreed to act as standby purchasers and to purchase shares in case transferable rights to purchase those shares were not exercised. The holders of transferable rights and the standby purchasers paid a price of $6.00 per share for a total of 36,207,265 shares and a total purchase price of $217.2 million; and

 . issued to the standby purchasers warrants to acquire up to 1,225,219 shares of its common stock on or before September 1, 2001 at a warrant exercise price of $9.03 per share.

Accounting Treatment

  The merger is being accounted for under the purchase method of accounting; the purchase price will be allocated based on the fair value of the assets acquired and the liabilities assumed. In accordance with GAAP, Arch will be treated as the acquiror in the merger for accounting and financial reporting purposes, and Arch will continue to report its historical financial statements as the historical financial statements of the combined company.

                                   MANAGEMENT

Directors and Executive Officers

  The directors and executive officers of Arch and its parent company are:

          Name            Age                          Position
          ----            ---                          --------
C. Edward Baker, Jr.....   48 Chairman of the Board, Chief Executive Officer and Director
Lyndon R. Daniels.......   46 President and Chief Operating Officer
John B. Saynor..........   58 Executive Vice President and Director
J. Roy Pottle...........   40 Executive Vice President and Chief Financial Officer
Paul H. Kuzia...........   57 Executive Vice President/Technology and Regulatory Affairs
R. Schorr Berman (1)(2).   50 Director
James S. Hughes (1).....   56 Director
Allan L. Rayfield (2)...   64 Director
John A. Shane (1)(2)....   66 Director
John Kornreich..........   53 Director
Edwin M. Banks..........   36 Director
H. Sean Mathis..........   51 Director

--------
(1) Member of the audit committee of the parent company
(2) Member of the executive compensation and stock option committee of the parent company

C. Edward Baker, Jr. has served as Chief Executive Officer and a director of the parent company since 1988 and of Arch since 1995. Mr. Baker became Chairman of the Board of the parent company in 1989 and of Arch in 1995. He also served as President of the parent company from 1988 to January 1998 and of Arch from 1995 to January 1998. From 1986 until joining the parent company in March 1988, Mr. Baker was President and Chief Executive Officer of US West Paging.

Lyndon R. Daniels joined Arch and the parent company in January 1998 as President and Chief Operating Officer. From November 1993 to January 1998, Mr. Daniels was the President and Chief Executive Officer of Pacific Bell Mobile Services, a subsidiary of SBC Communications Inc. From May 1988 until November 1993, Mr. Daniels was the Chief Financial Officer of Pactel Corp., a mobile telephone company.

John B. Saynor has served as a director of the parent company since 1988 and of Arch since 1995. Mr. Saynor has served as Executive Vice President of the parent company since 1990 and of Arch since 1995. Mr. Saynor is a founder of the parent company and served as President and Chief Executive Officer of the parent company from 1986 to March 1988 and as Chairman of the Board from 1986 until May 1989.

J. Roy Pottle joined Arch and the parent company in February 1998 as Executive Vice President and Chief Financial Officer. From October 1994 to February 1998, Mr. Pottle was Vice President/Treasurer of Jones Intercable, Inc., a cable television operator. From September 1989 to October 1994, he served as Vice President and Relationship Manager at The Bank of Nova Scotia, New York Agency.

Paul H. Kuzia has served as Executive Vice President/Technology and Regulatory Affairs of Arch and the parent company since September 1996. He served as Vice President/Engineering and Regulatory Affairs of the parent company from 1988 to September 1996 and of Arch from 1995 to September 1996. Prior to 1988,
Mr. Kuzia was director of operations at Message Center Inc.

R. Schorr Berman has been a director of the parent company since 1986 and of Arch since 1995. Since 1987, he has been the President and Chief Executive Officer of MDT Advisers, Inc., an investment adviser. He is a director of Mercury Computer Systems, Inc. as well as a number of private companies.

James S. Hughes has been a director of the parent company since 1986 and of Arch since 1995. Since 1987, he has been President and Chief Executive Officer of Norwich Corporation, a real estate investment and service firm, and, since 1992, he has served as President and Managing Director of Inventa Corporation, an international business development firm.

Allan L. Rayfield has been a director of the parent company since 1997 and of Arch since 1998. He has been a consultant since 1995. From November 1993 until December 1994, Mr. Rayfield served as Chief Executive Officer of M/A Com Inc., a microwave electrical manufacturing company. From April 1991 until November 1993, he served as Chief Operating Officer of M/A Com Inc. He is a director of Parker Hannifin Corporation and Acme Metals Incorporated.

John A. Shane has been a director of the parent company since 1988 and of Arch since 1995. He has been the President of Palmer Service Corporation since 1972. He has been a general partner of Palmer Partners L.P., a venture capital firm, since 1981. He serves as a director of Overland Data, Inc., United Asset Management Corporation and Gensym Corporation and as a trustee of Nvest Funds.

John Kornreich has been a director of Arch and the parent company since June 1998. Mr. Kornreich has served as a Managing Director of Sandler Capital Management Co., Inc. since 1988.

Edwin M. Banks has been a director of Arch and the parent company since June 1999. He has been employed by W.R. Huff Asset Management since 1988 and currently serves as a portfolio manager. From 1985 until he joined W.R. Huff, Mr. Banks was employed by Merrill Lynch & Company. Mr. Banks also serves as a director of Magellan Health Services, formerly Charter Medical Corporation, and e.spire Corporation, formerly American Communications Services, Inc.

H. Sean Mathis has been a director of Arch and the parent company since June 1999. He has been Chairman of the Board and Chief Executive Officer of Allis Chalmers, Inc. since January 1996 and previously served as a Vice President of that company since 1989. From July 1996 to September 1997, Mr. Mathis was Chairman of the Board of Universal Gym Equipment Inc., a privately owned company which filed for protection under the Bankruptcy Code in July 1997. From 1991 to 1993, Mr. Mathis was President of RCL Acquisition Corp., and from 1993 to 1995 he was President and a director of RCL Capital Corporation, which was merged into DISC Graphics in November 1995. Previously, Mr. Mathis was a director and Chief Operating Officer of Ameriscribe Corporation. Mr. Mathis is a director of Thousand Trails, Inc.

  Arch's directors are elected by its parent company its sole stockholder. They hold office until their successors are elected or their earlier death, resignation or removal. Arch and the parent company currently have the same directors. The parent company's certificate of incorporation and by-laws provide that Arch has a classified board of directors composed of three classes, each of which serves for three years, with one class being elected each year. The term of Messrs. Saynor, Shane and Mathis will expire at the parent company's annual meeting of stockholders to be held in 2000. The term of Messrs. Baker, Berman and Kornreich will expire at the annual meeting of stockholders to be held in 2001. The term of Messrs. Hughes, Rayfield and Banks will expire at the annual meeting of stockholders to be held in 2002.

  Two of the standby purchasers for the MobileMedia acquisition, W.R. Huff and Whippoorwill, have the right to designate one member each for election to Arch's and the parent company's boards of directors. This right of designation will continue through 2002 for W.R. Huff and 2003 for Whippoorwill if the designating stockholder is still entitled to cast at least 5% of all votes at a stockholders' meeting, and will continue afterwards if the designating stockholder is still entitled to cast at least 10% of all such votes. Under this arrangement, Mr. Banks has been elected to Arch's and the parent company's boards of directors on behalf of W.R. Huff and Mr. Mathis has been elected on behalf of Whippoorwill.

  The holders of the parent company's Series C preferred stock have the right, voting as a separate class, to elect one member of its board of directors, and such director has the right to be a member of any committee of the board.
Mr. Kornreich is currently the director elected by the holders of Series C preferred stock. This right of designation will terminate if less than 50% of the Series C preferred stock remains outstanding.

  Executive officers are elected by the board of directors and hold office until their successors are elected or until their earlier death, resignation or removal.

  Most of the executive officers have entered into non-competition agreements with Arch and its parent company which provide that they will not compete with Arch and its parent company for one year following termination, or recruit or hire any other Arch or parent company employee for three years following termination. See "--Executive Retention Agreements".

Certain Relationships and Related Transactions

  Arch's parent company and three other entities have co-founded an offshore corporation to pursue wireless messaging opportunities in Latin America. Arch's parent company and Mr. Hughes each contributed $250,000 to this offshore corporation and each owns approximately 12% of its equity. Parent's Board of Directors has approved an additional investment of $200,000 by Parent, subject to certain conditions.

  Between August 6, 1998 and October 28, 1998, Arch's board of directors approved three full recourse, unsecured demand loans totaling $279,500 from Arch to Mr. Baker. The loans bear interest at approximately 5% annually.

Board Committees

  Arch's board of directors has an audit committee and an executive compensation and stock option committee. The parent company's board of directors has an audit committee and an executive compensation and stock option committee. The audit committee reviews the annual consolidated financial statements of the parent company and its subsidiaries before their submission to the parent company's board of directors and consults with the parent company's independent public accountants to review financial results, internal financial controls and procedures, audit plans and recommendations. The audit committee also recommends the selection, retention or termination of independent public accountants and approves services provided by independent public accountants prior to the provision of such services. The compensation committee recommends to the parent company's board the compensation of executive officers, key managers and directors and administers the parent company's stock option plans. The parent company's board of directors has no standing nominating committee.

Indemnification and Director Liability

  Arch's certificate of incorporation eliminates the liability of its directors for monetary damages for breaches of fiduciary duties, except in certain circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. The certificate of incorporation also requires Arch to indemnify its directors and officers to the fullest extent permitted by the Delaware corporations statute.

Executive Compensation

Summary Compensation Table

  The annual and long-term compensation of Arch's Chief Executive Officer and other executive officers named below was as follows for the years ended December 31, 1996, 1997 and 1998:

                           Summary Compensation Table

                                                                                            Long-Term
                                                          Annual Compensation              Compensation
                                              ------------------------------------------- --------------
                                                                         Other Annual
Name and Principal Position During 1997  Year Salary ($) Bonus ($)(1) Compensation ($)(2) Options (#)(3)
---------------------------------------  ---- ---------- ------------ ------------------- --------------
C. Edward Baker, Jr.....                 1998  $373,742    $135,000        $    600          454,655(4)
 Chairman, President and                 1997   353,317     227,500             600          459,324(4)
 Chief Executive Officer                 1996   329,050      36,833             600          268,860(5)(6)

Lyndon R. Daniels.......                 1998   295,416         --          113,905(7)       140,000
 President and Chief                     1997       --          --              --               --
 Operating Officer
 (joined Arch in January
 1998)

J. Roy Pottle...........                 1998   179,200         --           99,304(7)        90,000
 Executive Vice                          1997       --          --              --               --
 President and Chief
 Financial Officer
 (joined Arch in
 February 1998)

John B. Saynor..........                 1998   157,646      41,770             600           51,739(8)
 Executive Vice                          1997   153,188      72,900             600           15,905(9)
 President                               1996   146,867      15,300             600           20,000(6)

Paul H. Kuzia...........                 1998   165,489      58,435             600           88,848(9)
 Executive Vice                          1997   157,633      77,400             600           16,887(9)
 President/Technology                    1996   133,800      14,620             600            8,000(6)
 and Regulatory Affairs

--------
 (1) Represents bonus paid in such fiscal year with respect to prior year.
 (2) Represents Arch's matching contributions paid under the parent company's 401(k) plan.
 (3) No restricted stock awards or SARs were granted to any of the named executive officers during the years ended December 31, 1996, 1997 or 1998.
 (4) Includes options to purchase 409,688 shares granted as part of the parent company's January 16, 1998 option repricing program.
 (5) Includes options to purchase 106,860 shares replaced in connection with the parent company'sOctober 23, 1996 option repricing program.
 (6) Option replaced in connection with the parent company's January 16, 1998 option repricing program.
 (7) Represents reimbursement for certain relocation costs and associated taxes.
 (8) Includes options to purchase 35,905 shares granted as part of the parent company's January 16, 1998 option repricing program.
 (9) Includes options to purchase 69,687 shares granted as part of the parent company's January 16, 1998 option repricing program.

Executive Retention Agreements

  Arch's parent company is a party to executive retention agreements for a total of 16 executives, including Messrs. Baker, Daniels, Kuzia, Pottle and Saynor.

  The purpose of the executive retention agreements is to assure the continued employment and dedication of the executives without distraction from the possibility of a change in control of the parent company as defined in the executive retention agreements. The executive will be eligible to receive benefits if a change in control occurs, and the parent company terminates the executive's employment at any time within the following

12 months except for cause, disability or death, or the executive terminates employment for good reason, as defined in the executive retention agreements. Such benefits will include (1) a lump sum cash severance payment equal to a specified multiple of the executive's annual base salary in effect at the time of the change in control plus a specified multiple of the executive's average annual bonus paid during the previous three full calendar years, (2) payment of any accrued but unpaid base salary plus any other amounts earned but unpaid through the date of termination and (3) any amounts or benefits required to be paid or provided to the executive or which the executive is eligible to receive following the executive's termination under any plan, program, policy, practice, contract or agreement of the parent company. In addition, for up to 12 months after termination, the parent company must provide the executive with life, disability, accident and health insurance benefits similar to those previously maintained until the executive becomes reemployed with another employer and is eligible to receive substantially equivalent benefits. The specified multiple of salary and bonus for Messrs. Baker, Daniels, Kuzia, Pottle and Saynor is three, and the specified multiple for the other executives is one or two. Good reason is defined to include, among other things, a material reduction in employment responsibilities, compensation or benefits. In the case of Mr. Baker, good reason includes his not becoming the chief executive officer of any entity succeeding or controlling the parent company.

Stock Option Grants

  The following options were granted to the five executive officers named in the summary compensation table during 1998. No SARs were granted during 1998.

                       Option Grants in Last Fiscal Year

                                                                                 Potential
                                                                                Realizable
                                                                             Value at Assumed
                                                                              Annual Rates of
                                                                                Stock Price
                                                                               Appreciation
                                         Individual Grants                  for Options Term(3)
                         -------------------------------------------------- -------------------
                                        Percent of
                                          Total
                                       Options/SARs
                         Options/SARs   Granted to  Exercise or
                           Granted     Employee in   Base Price  Expiration
                            (#)(1)     Fiscal Year  ($/Share)(2)    Date     5% ($)   10% ($)
                         ------------  ------------ ------------ ---------- -------- ----------
C. Edward Baker, Jr. ...    44,967         2.31%      $4.5313     03/04/08  $128,143 $  324,739
                           409,688(4)     21.00        5.0625     01/16/08   553,600  2,110,041
Lyndon R. Daniels.......   140,000         7.18        4.9375     01/02/08   434,723  1,101,674
J. Roy Pottle...........    90,000         4.61        3.5625     02/17/08   201,639    510,994
John B. Saynor..........    15,834         0.81        4.5313     03/04/08    45,122    114,349
                            35,905(4)      1.84        5.0625     01/16/08    48,517    184,924
Paul H. Kuzia...........    19,161         0.98        4.5313     03/04/08    54,603    138,375
                            69,687(4)      3.57        5.0625     01/16/08    94,166    358,913

--------
(1) Options generally become exercisable at a rate of 20% of the shares subject to the option on the first anniversary of the date of grant and 5% of the shares subject to the option per calendar quarter thereafter.
(2) The exercise price is equal to the fair market value of the parent company's common stock on the date of grant.
(3) Amounts represent hypothetical gains that could be achieved for the options if exercised at the end of the option terms. These gains are based on assumed rates of stock appreciation of 5% and 10% compounded annually from the date the options were granted and are not intended to forecast future appreciation of the price of the common stock. The named executive officers will realize gain upon the exercise of these options only if there is an increase in the price of common stock which benefits all stockholders of the parent company proportionately.
(4) Option granted as part of the parent company's January 16, 1998 option repricing program.

Option Exercises and Year-End Option Table

  The named executive officers exercised no stock options or SARs during 1998. They held the following stock options as of December 31, 1998:

              Aggregated Options/SAR Exercises in Last Fiscal Year
                       And Fiscal Year-end Options Values

                                                 Number of Securities        Value of Unexercised
                           Shares                 Underlying Options         In-the-Money Options
                         Acquired on  Value       at Fiscal Year-End          at Fiscal Year-End
                          Exercise   Realized (Exercisable/Unexercisable) (Exercisable/Unexercisable)
          Name               (#)      ($)(1)              (#)                       ($)(2)
          ----           ----------- -------- --------------------------- ---------------------------
C. Edward Baker, Jr ....   94,032    $270,342       113,722       340,933           --            --
Lyndon R. Daniels.......      --          --            --        140,000           --            --
John B. Saynor..........      --          --          5,000        46,739           --            --
J. Roy Pottle...........      --          --            --         90,000           --            --
Paul H. Kuzia...........      --          --         19,920        68,928           --            --

--------
(1) Represents the difference between the exercise price and the fair market value of the parent company's common stock on the date of exercise.
(2) Based on the fair market value of the parent company's common stock on December 31, 1998 ($1.4375 per share) less the option exercise price.

Compensation Committee Interlocks and Insider Participation

  The current members of the parent company's compensation committee are R. Schorr Berman, Allan L. Rayfield and John A. Shane. Messrs. Berman, Rayfield and Shane served on the compensation committee throughout 1998, and Mr. Rayfield joined the compensation committee upon his election as a director in July 1998.

  C. Edward Baker, Jr., the chairman and chief executive officer of the parent company, makes recommendations and participates in discussions regarding executive compensation, but he does not participate directly in discussions regarding his own compensation. No current executive officer of the parent company has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity that has an executive officer who serves as a director of the parent company or as a member of the compensation committee of the parent company.

                             PRINCIPAL STOCKHOLDERS

  All of Arch's outstanding common stock is beneficially owned by its parent company. The following table sets forth certain information about the beneficial ownership of the parent company's common stock as of June 30, 1999, by

  . each person who is known by the parent company to beneficially own more than 5% of its outstanding shares of common stock;

  .  each current director of the parent company;

  . the parent company's chief executive officer and the other named executive officers; and

  . all current directors and executive officers of the parent company as a group.

  Beneficial ownership is determined in accordance with the rules of the SEC based upon voting or investment power over the securities. The number of shares of common stock outstanding that is used in calculating the percentage for each listed person includes any shares that that person has the right to acquire through exercise of warrants or options within 60 days after June 30, 1999. These shares, however, are not deemed to be outstanding for the purpose of calculating the percentage beneficially owned by any other person.

  Unless otherwise indicated, each person or entity listed in the table has sole voting power and investment power, or shares such power with his spouse, with respect to all shares of capital stock listed as owned by such person or entity. The inclusion of shares in the table does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares.

  The table reflects the following transactions which occurred during June
1999:

  . the issuance of a total of 40,988,921 shares of common stock and Class B common stock to the unsecured creditors of MobileMedia and to the stockholders of Arch's parent company;

  . the distribution of warrants to acquire 1,225,219 shares of common stock to the standby purchasers and warrants to acquire 14,861,424 shares of common stock to stockholders of Arch's parent company who did not exercise their nontransferable subscription rights; and

  . a one-for-three reverse stock split. All numbers of shares in this prospectus have been adjusted to reflect this reverse stock split.

  The table assumes

  . the conversion of Series C preferred stock into common stock at the current conversion price of $16.38 per share; and

  . the conversion of Class B common stock into common stock at a one-for-one conversion ratio.

  Because Class B common stock is not entitled to vote in the election of directors, the voting power of its holders is less than their percentages of beneficial ownership shown in the table. Thus, the four standby purchasers listed in the table would be entitled to cast a maximum of 49.0% of the votes in the election of directors, assuming that they --and only they-- exercised outstanding options and warrants. This contrasts with the more than 54.9% of beneficial ownership which is obtained by adding their individual beneficial ownership percentages in the table.

                                                       Number of Shares
                                        ----------------------------------------------
                                            Shares     Options and Warrants
                                        Outstanding at Exercisable Prior to
                 Name                    June 30, 1999  August 29, 1999       Total    Percentage
                 ----                   -------------- -------------------- ---------- ----------
Sandler Capital Management (1)........     1,649,121        2,751,495        4,400,616    8.8%
C. Edward Baker, Jr...................        37,433          127,552          164,985     *
Lyndon R. Daniels.....................         4,000           20,915           24,915     *
John B. Saynor........................        64,641          116,975          181,616     *
J. Roy Pottle.........................           --             9,000            9,000     *
Paul H. Kuzia.........................         1,319           14,717           16,036     *
R. Schorr Berman (2)..................       655,663        1,139,282        1,794,945    3.6%
James S. Hughes.......................        40,196           46,670           86,866     *
John Kornreich (3)....................     1,728,982        2,890,124        4,619,106    9.3%
Allan L. Rayfield.....................           333            3,076            3,409     *
John A. Shane (4).....................         6,855           16,852           23,707     *
Edwin M. Banks (5)....................     8,834,357          569,002        9,403,359   18.9%
H. Sean Mathis .......................           --             1,000            1,000     *
W.R. Huff Asset Management Co., L.L.C.
 (6)..................................     8,834,357          568,002        9,402,359   18.9%
The Northwestern Mutual Life Insurance
 Company (7)..........................     3,243,630          207,543        3,451,173    6.9%
Credit Suisse First Boston
 Corporation..........................     4,504,319            9,770        4,514,089    9.1%
Whippoorwill Associates, Inc. (8).....     7,706,045          439,904        8,145,949   16.4%
Resurgence Asset Management L.L.C. (9)
Resurgence Asset Management
International L.L.C. (9)
Re/Enterprise Asset Management, L.L.C.
(9)...................................     8,919,361              --         8,919,361   17.9%
All current directors and executive
 officers of Arch as a group (12
 persons).............................    11,373,779        4,955,165       16,328,944   32.7%

--------
*Less than 1%
 (1) Sandler has sole voting and investment power over 116,000 of such shares and 200,500 of the shares issuable upon exercise of warrants and shared voting and investment power over the remaining shares and warrants.
 (2) Includes 649,330 shares and 1,122,334 shares issuable upon exercise of warrants held by Memorial Drive Trust, over which Mr. Berman may be deemed to share voting and investment power as administrator and chief executive officer of Memorial Drive Trust. Mr. Berman disclaims beneficial ownership of such shares held by Memorial Drive Trust.
 (3) Includes 1,649,121 shares and 2,751,495 shares issuable upon exercise of warrants beneficially owned by Sandler, over which Mr. Kornreich may be deemed to have voting and investment power as managing director, and 63,333 shares beneficially owned by two limited partnerships, over which Mr. Kornreich may be deemed to have voting and investment power as a general partner. Mr. Kornreich disclaims beneficial ownership of all such shares.
 (4) Includes 350 shares and 606 shares issuable upon exercise of warrants owned by Palmer Service Corporation, over which Mr. Shane may be deemed to have voting and investment power as president and sole stockholder of Palmer Service Corporation, 159 shares issuable upon conversion of $8,000 principal amount of Arch's 6 3/4% convertible subordinated debentures due 2003 held by Palmer Service Corporation, and 418 shares issuable upon conversion of Arch's 6 3/4% convertible subordinated debentures held by Mr. Shane. See "Description of Outstanding Indebtedness--Arch Convertible Debentures".
 (5) Includes 7,528,218 shares and 568,002 shares issuable upon exercise of warrants W.R. Huff manages on behalf of various discretionary accounts and 1,306,139 shares held by The Huff Alternative Income Fund, L.P., an affiliate of W.R. Huff. This director is a portfolio manager of W.R. Huff. This director disclaims beneficial ownership of all such shares.
 (6) Consists of 7,528,218 shares and 568,002 shares issuable upon exercise of warrants W.R. Huff manages on behalf of various discretionary accounts and 1,306,139 shares held by The Huff Alternative Income Fund, L.P., an affiliate of W.R. Huff. This standby purchaser disclaims beneficial ownership of these shares.
 (7) Consists of 2,632,048 shares held by The Northwestern Mutual Life Insurance Company, 158,287 of which are issuable upon exercise of warrants, 638,686 shares held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account (as to which The Northwestern Mutual Life Insurance Company has shared voting and investment power), 38,361 of which are issuable upon exercise of warrants, and 180,439 shares held by the High Yield Bond Portfolio of Northwestern Mutual Series Fund, Inc., a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company and a registered investment company, 10,895 shares of which are issuable upon exercise of warrants. Northwestern Mutual Investment Services, LLC, a wholly-owned subsidiary of The Northwestern Mutual Life Insurance Company and a registered investment advisor, serves as investment adviser to the High Yield Bond Portfolio of Northwestern Mutual Series Fund, Inc.

 (8) All of such shares are owned by various limited partnerships, a limited liability company, a trust and third party accounts for which Whippoorwill Associates, Inc. has discretionary authority and acts as general partner or investment manager.
 (9) Resurgence Asset Management, L.L.C., Resurgence Asset Management International L.L.C. and Re/Enterprise Asset Management, L.L.C. exercise voting power and investment power over these shares on behalf of certain client accounts and accounts managed by their affiliates with which such powers are shared. Additionally, employees of Resurgence Asset Management, L.L.C., Resurgence Asset Management International L.L.C. and Re/Enterprise Asset Management, L.L.C. and their affiliates have an indirect beneficial interest in certain of the client entities which own these shares. Each of Resurgence Asset Management, L.L.C., Resurgence Asset Management International L.L.C. and Re/Enterprise Asset Management, L.L.C. disclaims beneficial ownership of shares owned by their clients. James B. Rubin shares voting and investment power in the above shares as Chief Investment Officer and a Manager of each of Resurgence Asset Management, L.L.C., Resurgence Asset Management International L.L.C. and Re/Enterprise Asset Management, L.L.C. Mr. Rubin disclaims beneficial ownership of these shares.

  Each person or entity listed in the table has an address c/o Arch's parent company except for:

  . Sandler Capital Management, 767 Fifth Avenue, 45th Floor, New York, New York 10153

  . W.R. Huff Asset Management Co., L.L.C., 67 Park Place, Ninth Floor, Morristown, NJ 07960

  . The Northwestern Mutual Life Insurance Company, 720 East Wisconsin Avenue, Milwaukee, Wisconsin 53202

  . Credit Suisse First Boston Corporation, 11 Madison Avenue, New York, New York 10010

  .  Whippoorwill Associates, Inc., 11 Martine Avenue, White Plains, New York
     10606

  . Resurgence Asset Management L.L.C., 10 New King Street, 1st Floor, White Plains, New York 10604.

                    DESCRIPTION OF OUTSTANDING INDEBTEDNESS

  Arch, its parent company and its principal operating subsidiaries each have substantial amounts of outstanding indebtedness that provide necessary funding and impose various limitations on the operations of the combined company. See "Risk Factors--High degree of leverage burdens operations". See also "Prospectus Summary--Corporate Structure" and "Risk Factors--Payments on the notes are structurally subordinated to other debt under Arch's holding company structure".

Secured Credit Facility

  A principal operating subsidiary of Arch has a secured credit facility in the current total amount of $581.0 million with The Bank of New York, Royal Bank of Canada, Toronto Dominion (Texas), Inc., Barclays Bank, PLC and other financial institutions.

  The facility consists of a $175.0 million reducing revolving Tranche A facility, a $100.0 million 364-day revolving credit Tranche B facility and a $306.0 million Tranche C facility. The Tranche A Facility will be reduced on a quarterly basis commencing on September 30, 2000 and will mature on June 30, 2005. The Tranche B Facility converted into a term loan on June 27, 1999 and will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

  Arch, its parent company and substantially all of its operating subsidiaries are either borrowers or guarantors under the secured credit facility. Direct obligations and guarantees under the facility are secured by a pledge of the capital stock of Arch and all principal operating subsidiaries and by security interests in various assets.

  Borrowings under the secured credit facility bear interest based on a reference rate equal to either The Bank of New York's alternate base rate or The Bank of New York's LIBOR rate, in each case plus a margin determined by specified ratios of total debt to annualized EBITDA.

  The secured credit facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A facility. These fees vary depending on specified ratios of total debt to annualized EBITDA.

  The secured credit facility contains restrictions that limit, among other things: additional indebtedness and encumbrances on assets; cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions that exceed certain dollar limitations without the lenders' prior approval; and prepayment of indebtedness other than indebtedness under the secured credit facility. In addition, the secured credit facility requires Arch, its parent company and its subsidiaries to meet certain financial covenants, including ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest service and total indebtedness to EBITDA.

Arch's Senior Notes

  Arch has the following issues of unsecured senior notes outstanding, excluding the old notes and the new notes to which the exchange offer applies:

                                  Interest     Maturity       Interest Payment
        Principal Amount            Rate         Date              Dates
        ----------------          -------- ---------------- --------------------
        $125.0 million ..........   9 1/2% February 1, 2004 February 1, August 1
        $100.0 million ..........      14% November 1, 2004 May 1, November 1
        $127.5 million ..........  12 3/4% July 1, 2007     January 1, July 1

  These senior notes rank equal in right of payment to the old notes and the new notes.

Redemption

  Arch may choose to redeem any amounts of these senior notes during the periods indicated in the following table. The redemption prices will equal the indicated percentages of the principal amount of the notes, together with accrued and unpaid interest to the redemption date:

                           9 1/2% Senior Notes
                 ----------------------------------------------

           Redemption Date                   Redemption Price
           ---------------                   ----------------
           February 1, 1999 to January 31,
            2000............................     104.750%
           February 1, 2000 to January 31,
            2001............................     103.167%
           February 1, 2001 to January 31,
            2002............................     101.583%
           On or after February 1, 2002.....     100.000%

                            14% Senior Notes
                 ----------------------------------------------

           Redemption Date                   Redemption Price
           ---------------                   ----------------
           November 1, 1999 to October 31,
            2000............................     107.000%
           November 1, 2000 to October 31,
            2001............................     104.625%
           November 1, 2001 to October 31,
            2002............................     102.375%
           On or after November 1, 2002.....     100.000%

                          12 3/4% Senior Notes
                 ----------------------------------------------

           Redemption Date                   Redemption Price
           ---------------                   ----------------
           July 1, 2003 to June 30, 2004 ...     106.375%
           July 1, 2004 to June 30, 2005 ...     104.250%
           July 1, 2005 to June 30, 2006 ...     102.125%
           On or after July 1, 2006 ........     100.000%

  In addition, until July 1, 2001, Arch may elect to use the proceeds of a qualifying equity offering to redeem up to 35% in principal amount of the 12 3/4% senior notes, at a redemption price equal to 112.75% of the principal amount of the 12 3/4 senior notes together with accrued interest. Arch may make such a redemption, however, only if 12 3/4% senior notes with an aggregate principal amount of at least $84.5 million remain outstanding immediately after giving effect to any such redemption of 12 3/4% senior notes. Arch is not, however, obligated to redeem any 12 3/4% senior notes with the proceeds of any equity offering.

Restrictive Covenants

  The indentures for the senior notes limit the ability of specified subsidiaries to pay dividends, incur secured or unsecured indebtedness, incur liens, dispose of assets, enter into transactions with affiliates, guarantee parent company obligations, sell or issue stock and engage in any merger, consolidation or sale of substantially all of their assets.

Changes in Control

  Upon the occurrence of a change of control of Arch or its parent company, each holder of senior notes has the right to require repurchase of its senior notes for cash. The repurchase prices for the three series of senior notes vary from 101% to 102% of the principal amount of such notes plus accrued and unpaid interest to the date of repurchase. A change of control of a corporation, as defined in the indentures, includes:

  . the acquisition by a person or group of beneficial ownership of the majority of securities having the right to vote in the election of directors;

  .  specified types of changes in the board of directors;

  . the sale or transfer of all or substantially all of the corporation's assets or

  . merger or consolidation with another corporation which results in a person or group becoming the beneficial owner of a majority of the securities of the surviving corporation having the right to vote in the election of directors.

Events of Default

  The following constitute events of default under the indentures:

  . a default in the timely payment of interest on the senior notes if such default continues for 30 days;

  . a default in the timely payment of principal of, or premium, if any, on any of the senior notes either at maturity, upon redemption or repurchase, by declaration or otherwise;

  . the borrowers' failure to observe or perform any of their other covenants or agreements in the senior notes or in the indenture, but generally only if the failure continues for a period of 30 or 60 days after written notice of default;

  . specified events of bankruptcy, insolvency or reorganization involving the borrowers;

  . a default in timely payment of principal, premium or interest on any indebtedness for borrowed money aggregating $5.0 million or more in principal amount;

  . the occurrence of an event of default as defined in any indenture or instrument involving at least $5.0 million aggregate principal amount of indebtedness for borrowed money that gives rise to the acceleration of such indebtedness;

  . the entry of one or more judgments, orders or decrees for the payment of more than a total of $5.0 million, net of any applicable insurance coverage, against the borrowers or any of their properties; or

  . the holder of any secured indebtedness aggregating at least $5.0 million in principal amount seeks foreclosure, set-off or other recourse against assets of the borrowers having an aggregate fair market value of more than $5.0 million.

Parent Company's Discount Notes

  In March 1996, Arch's parent company issued discount notes representing $467.4 million in aggregate principal amount at maturity. The discount notes are scheduled to mature on March 15, 2008. The discount notes were issued at a substantial discount from the principal amount due at maturity. Interest does not accrue on the discount notes prior to March 15, 2001. After that date, interest will accrue at the rate of 10 7/8% per year, payable semi-annually on March 15 and September 15, commencing September 15, 2001.

  The parent company may choose to redeem any amount of discount notes on or after March 15, 2001 at the following redemption prices, together with accrued and unpaid interest to the redemption date:

         Redemption Date                     Redemption Price
         ---------------               ----------------------------
         March 15, 2001 to March 14,
          2002.......................  104.078% of principal amount
         March 15, 2002 to March 14,
          2003.......................  102.719% of principal amount
         March 15, 2003 to March 14,
          2004.......................  101.359% of principal amount
         On or after March 15, 2004 .  100.000% of principal amount

  The indenture for the discount notes contains restrictive covenants, change in control provisions and events of default that are generally comparable to those of Arch's senior notes described above.

Parent Company's Convertible Debentures

  Arch's parent company has outstanding $13.4 million in principal amount of 6 3/4% convertible subordinated debentures due 2003. Interest is payable twice a year on June 1 and December 1. The convertible debentures are scheduled to mature on December 1, 2003. The principal amount of the convertible debentures is currently convertible into common stock of the parent company at a conversion price of $16.38 per share at any time prior to redemption or maturity.

  The parent company may choose to redeem any amount of the convertible debentures at any time, at the following redemption prices, together with accrued and unpaid interest to the redemption date:

      Redemption Date                                    Redemption Price
      ---------------                              ----------------------------
      December 1, 1997 to November 30, 1998....... 104.050% of principal amount
      December 1, 1998 to November 30, 1999....... 103.375% of principal amount
      December 1, 1999 to November 30, 2000....... 102.700% of principal amount
      December 1, 2000 to November 30, 2001....... 102.025% of principal amount
      December 1, 2001 to November 30, 2002....... 101.350% of principal amount
      December 1, 2002 to November 30, 2003....... 100.675% of principal amount
      On or after December 1, 2003................ 100.000% of principal amount

  The convertible debentures represent senior unsecured obligations of the parent company and are subordinated to senior indebtedness of the parent company, as defined in the indenture. The indenture does not contain any limitation or restriction on the incurrence of senior indebtedness or other indebtedness or securities of the parent company or its subsidiaries.

  Upon the occurrence of a fundamental change, as defined in the indenture, each holder of convertible debentures has the right to require the parent company to repurchase its convertible debentures for cash, at a repurchase price of 100% of the principal amount of the convertible debentures, plus accrued interest to the repurchase date. The following constitute fundamental changes:

  . acquisition by a person or a group of beneficial ownership of stock of the parent company entitled to exercise a majority of the total voting power of all capital stock, unless such beneficial ownership is approved by the parent company's board of directors;

  .  specified types of changes in the parent company's board of directors;

  . any merger, share exchange, or sale or transfer of all or substantially all of the assets of the parent company to another person, with specified exceptions;

  . the purchase by the parent company of beneficial ownership of shares of its common stock if the purchase would result in a default under any of the parent company's senior debt agreements; or

  . distributions of common stock by the parent company to its stockholders in specified circumstances.

  The following constitute events of default under the indenture:

  . a default in the timely payment of any interest on the convertible debentures if such default continues for 30 days;

  . a default in the timely payment of principal or premium on any convertible debenture at maturity, upon redemption or otherwise;

  . a default in the performance of any other covenant or agreement of the parent company that continues for 30 days after written notice of default;

  . a default under any indebtedness for money borrowed by the parent company that results in more than $5.0 million of indebtedness being accelerated; or

  . the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to the parent company.

                             DESCRIPTION OF NOTES


  We have issued the notes under an indenture, dated as of April 9, 1999, between us and IBJ Whitehall Bank & Trust Company, as trustee. The terms of the notes include those stated in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939. The following description is a summary of the material provisions of the indenture and of the related exchange and registration rights agreement. The summary does not restate those agreements in their entirety. We urge you to read the indenture, the exchange and registration rights agreement and the Trust Indenture Act because they, and not this description, define your rights as holders of the notes. To obtain copies of the indenture and the exchange and registration rights agreement, see "Where You Can Find Additional Information". The precise definitions of some of the terms used in the following summary are set forth below under "--Definitions". All references to "Arch" or "us" in this "Description of Notes" refer only to Arch Communications, Inc. and do not include its subsidiaries or its parent company.

  Arch is an intermediate holding company with no material assets except the stock of its subsidiaries. Because the operations of Arch are conducted entirely through its subsidiaries, Arch's cash flow and consequent ability to service its debt, including the notes, depend upon the earnings of the subsidiaries and the distribution of those earnings to Arch or upon loans or other payments of funds by the subsidiaries to Arch. Arch's subsidiaries and its parent company have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make any funds available for that purpose, whether by dividends, loans or other payments.

  At present, all of Arch's subsidiaries are restricted subsidiaries, as defined in the indenture. However, under certain circumstances, we will be able to designate current or future subsidiaries as unrestricted subsidiaries. Unrestricted subsidiaries will not be limited by any of the restrictive covenants contained in the indenture.

Principal, Maturity and Interest

  The notes have an aggregate principal amount of $147,000,000 and will mature on April 15, 2008. Interest on the notes will accrue at the rate of 13 3/4% per year, payable in cash twice a year in arrears on each April 15 and October 15, beginning October 15, 1999. We will pay interest to the persons in whose names the notes are registered at the close of business on the immediately preceding March 31 or September 30. Interest will initially accrue from April 6, 1999. After interest has been paid at least once, interest will continue to accrue from the date it was most recently paid or duly provided for. We will compute interest on the basis of a 360-day year of twelve 30-day months. See "Material Federal Income Tax Considerations".

  The notes are issuable only in registered form, without coupons, in denominations of $1,000 or any whole multiple of $1,000. Principal, interest, premium and any liquidated damages will be payable at the office or agency of Arch maintained for that purpose and the notes may be presented for transfer or exchange there also. Our office or agency for this purpose will be the principal corporate trust office of the trustee unless we designate otherwise. At our option, we may pay interest by check mailed to registered holders of the notes at the addresses set forth on the registry books maintained by the trustee, which will initially act as registrar and transfer agent for the notes. No service charge will be made for any exchange or registration of transfer of notes, but we may require payment of an amount sufficient to cover any associated tax or other governmental charge.

Seniority; Ranking

  The notes are senior unsecured obligations of Arch, ranking equally in right of payment with all unsubordinated debt of Arch and senior to all subordinated debt of Arch. See "--Definitions". However, the notes will be structurally subordinated to all liabilities of Arch's subsidiaries. This includes trade payables, capitalized lease obligations and debt that may be incurred by Arch's subsidiaries under their bank credit facilities or other current or future financing arrangements. Any right of Arch to receive assets of any subsidiary upon the subsidiary's liquidation or reorganization will be structurally subordinated to the claims of that subsidiary's creditors. If
Arch is itself recognized as a creditor of the subsidiary Arch's claims would still be subject to any security interests in the assets of the subsidiary and to any liabilities of the subsidiary senior to Arch's claims, and may otherwise be challenged in a liquidation or reorganization proceeding. At March 31, 1999, after giving pro forma effect to the consummation of the MobileMedia acquisition, the notes would have been structurally subordinated to approximately $574.6 million of liabilities of Arch's subsidiaries.

  In addition, Arch's parent company will not have any obligation to pay any amounts due on the notes or to make any funds available for that purpose. At March 31, 1999, the parent company had approximately $393.0 million of liabilities, excluding liabilities of its subsidiaries and the parent company's guarantees of those liabilities.

  The notes will not be secured by any collateral.

Optional Redemption

  We may elect to redeem the notes as a whole or from time to time in part, at any time beginning April 15, 2004 on between 30 and 60 days' prior notice. The redemption prices will equal the following percentages of principal amount, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date:

                                                   Redemption
           Redemption Date                           Price
           ---------------                         ----------
           April 15, 2004 through April 14, 2005..  106.875%
           April 15, 2005 through April 14, 2006..  104.583%
           April 15, 2006 through April 14, 2007..  102.291%
           After April 14, 2007...................  100.000%

  In addition, before April 15, 2002 we may elect to redeem up to 35% of the original aggregate principal amount of the notes at a redemption price equal to 113.75% of the principal amount of the notes being redeemed, plus accrued and unpaid interest and liquidated damages, if any, to the day before redemption, if

  . we pay the redemption price using the net proceeds of an equity offering and we make payment within 75 days after the closing of the offering; and

  . immediately after giving effect to the redemption, notes with an aggregate principal amount of at least $95.6 million remain outstanding.

Selection and Notice

  If we optionally redeem only part of the notes at any time, the trustee will select notes for redemption on a pro rata basis unless the notes are listed on a national securities exchange. In that case, the trustee will follow the requirements of the principal national securities exchange on which the notes are listed. However, notes of $1,000 principal amount or less may be redeemed only as a whole and not in part. We must mail notices of any optional redemption by first class mail between 30 and 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of any optional redemption may not be made subject to conditions. If any note is to be redeemed in part only, the notice of optional redemption that relates to that note will state the portion of the principal amount to be redeemed. We will cancel the original note and issue a new note in a principal amount equal to the unredeemed portion, registered in the name of the holder of the original note. Notes called for optional redemption become due on the date fixed for redemption. Beginning on the redemption date, interest and liquidated damages, if any, will cease to accrue on notes or portions of notes called for redemption.

Sinking Funds

  The notes will not have the benefit of any sinking fund obligations.

Repurchase at the Option of Holders

 Change of Control

  If a change of control, as defined on page 119, occurs at any time, then each holder of notes will have the right to require us to purchase all or any portion of its notes, in whole multiples of $1,000, for cash at a purchase price equal to 101% of the principal amount of its notes, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase, pursuant to the offer described below and the other procedures required by the indenture.

  Within 30 days following any change of control, we will notify the trustee and give written notice of the change of control to each holder of notes by first class mail, postage prepaid, at its registered address. The notice must state, among other things:

  .  the change of control purchase price;

  . the change of control purchase date, which will be a business day between 30 days and 60 days from the date the notice is mailed or any later date that is necessary to comply with requirements under the Exchange Act;

  . that any note not tendered will continue to accrue interest and liquidated damages, if any;

  . that any notes accepted for payment pursuant to the change of control offer will cease to accrue interest and liquidated damages, if any, after the change of control purchase date, unless we default in the payment of the change of control purchase price; and

  . other procedures that a holder of notes must follow to accept a change of control offer or to withdraw an acceptance once it has been made.

  If a change of control offer is made, there can be no assurance that we will have available, or be able to obtain, funds sufficient to pay the change of control purchase price for all of the notes that might be tendered by holders of the notes seeking to accept the change of control offer. Our bank credit facilities will limit any purchases of the notes by us unless the indebtedness under the bank credit facilities is fully repaid. We cannot be sure that, after a change of control, we will be able to obtain the necessary consents from the lenders under the bank credit facilities or from any other debt holders to consummate a change of control offer. If we fail to make or consummate the change of control offer or pay the change of control purchase price when due, an event of default would result under the indenture and the trustee and the holders of the notes would then have the rights described under "Events of Default and Remedies".

  In addition to our obligations under the indenture with respect to the notes if a change of control occurs, the bank credit facilities contain a provision defining what constitutes a change of control and designating it as an event of default which will obligate us to immediately repay amounts outstanding under the bank credit facilities.

  One of the events which constitutes a change of control under the indenture is the disposition of "all or substantially all" of our assets or the assets of our parent company. The phrase "all or substantially all" has not been interpreted to represent a specific quantitative test under New York law, which governs the indenture. As a consequence, if holders of the notes elect to require us to purchase the notes and we choose to contest such election, we cannot be sure how a court interpreting New York law would interpret the phrase.

  The definition of change of control in the indenture is limited in scope. The provisions of the indenture will not afford you, as noteholders, the right to require us to repurchase your notes following a transaction which is not defined as a change of control, even if the transaction may adversely affect you as noteholders. Such transactions may include a highly leveraged transaction; various transactions with our management or our affiliates; a reorganization, restructuring, merger or similar transaction involving our company; or an acquisition of our company by management or its affiliates. A transaction involving our management or its affiliates, or a transaction involving a recapitalization of our company, would result in a change of control only if it is the type of transaction specified in the definition. See "--Definitions". Any proposed highly leveraged transaction, whether or not constituting a change of control, would be required to comply with the other covenants in the indenture, including those described under "Incurrence of Indebtedness" and "Liens".

  In connection with a change of control offer, the Company must comply with the applicable tender offer rules under the Exchange Act, including Rule 14e-1, and any other applicable securities laws and regulations.

 Asset Sales

  Arch will not engage in any asset sale and will not permit any restricted subsidiary to do so, unless

  . the consideration received by Arch or the restricted subsidiary from the asset sale equals or exceeds the fair market value of the assets sold, as determined by the board of directors of Arch, whose good faith determination will be conclusive;

  . at least 85% of the consideration received by Arch or the relevant restricted subsidiary from the asset sale consists of

    .  cash or cash equivalents; and/or

    . the assumption by the recipient of debt of Arch that ranks equal in right of payment with the notes, or any debt of a restricted subsidiary, and the release of Arch or the restricted subsidiary from all liability on the debt that is assumed.

  If Arch or any restricted subsidiary engages in an asset sale, Arch may use the net cash proceeds of the asset sale, within 12 months after the asset sale, to

  . make a permanent reduction of amounts outstanding under the bank credit facilities or repay or prepay any then outstanding debt of Arch that ranks equal in right of payment with the notes, or any debt of a restricted subsidiary; or

  . invest, or enter into a legally binding agreement to invest, within 90 days, in

    . properties and assets to replace the properties and assets that were the subject of the asset sale, or

    . properties and assets that will be used in the telecommunications businesses of Arch or its restricted subsidiaries.

If a legally binding agreement to invest net cash proceeds is terminated, then Arch may, within 90 days of such termination or within 12 months of such asset sale, whichever is later, actually invest the net cash proceeds as provided in the first or second clause above. Before applying the net cash proceeds of an asset sale pursuant to the second clause above, Arch may use the net cash proceeds to temporarily reduce borrowings under the bank credit facilities. We refer to the amount of any net cash proceeds not used in the way described in this paragraph as excess proceeds.

  When the aggregate amount of excess proceeds exceeds $5.0 million, Arch will make an offer to purchase the maximum principal amount of notes that may be purchased with the excess proceeds. Arch will extend the offer to all noteholders, on a pro rata basis, in accordance with the procedures set forth in the indenture. The offer price for each note will be payable in cash. The price will equal 100% of the principal amount of the note, plus accrued and unpaid interest and liquidated damages, if any, to the date the offer to purchase is closed. To the extent that the aggregate principal amount of notes tendered in response to our offer to purchase is less than the excess proceeds, Arch may use the remaining excess proceeds for other general corporate purposes not prohibited by the indenture. If the aggregate principal amount of notes validly tendered and not withdrawn by their holders exceeds the excess proceeds, notes to be purchased will be selected on a pro rata basis. Upon completion of our offer to purchase, the amount of excess proceeds will be reset to zero.

 Special Offer to Purchase

  If at any time before the release date, as defined on page 107 under "Restrictive Covenants--Limitations on Specified Covenants", occurs,

  .  Arch does not have qualified public debt outstanding or

  .  Arch seeks a qualified waiver, as defined,

then, before the date on which there is no longer any qualified public debt outstanding or the qualified waiver becomes effective, Arch must complete a special offer to purchase any and all outstanding notes. The cash redemption price will depend on the date of purchase:

  . Before April 15, 2004, the redemption price will be 100% of the principal amount of the note plus premium, accrued and unpaid interest and liquidated damages, if any, to the date of purchase.

  . After April 15, 2004, the redemption price will be the same as the optional redemption price then in effect for optional redemptions of notes as described under "Optional Redemption".

Restrictive Covenants

 Restricted Payments

  Arch will not, directly or indirectly, take any of the following actions and will not permit any restricted subsidiary to do so:

  . declare or pay any dividend on any shares of the capital stock of Arch or any restricted subsidiary, or make any distribution to stockholders, other than

    . dividends or distributions payable solely in qualified equity interests of Arch and

    . dividends or distributions by a restricted subsidiary payable to Arch or another restricted subsidiary;

  . purchase, redeem or otherwise acquire or retire for value, directly or indirectly, any shares of capital stock of Arch, any restricted subsidiary or any affiliate of Arch, or any options, warrants or other rights to acquire shares of capital stock other than

    .  disqualified stock or

    .  capital stock owned by Arch or any of its restricted subsidiaries;

  . make any principal payment on any subordinated debt, including disqualified stock;

  . make any loan, advance, capital contribution to or other investment in any affiliate of Arch or guarantee any of any affiliate's obligations, except for a permitted investment; and

  . make any other investment in any person, other than a permitted investment;

unless at the time of, and immediately after giving effect to, the proposed action:

  . no default or event of default has occurred and is continuing;

  . Arch could incur at least $1.00 of additional debt, other than permitted debt, in accordance with the provisions described under the "Incurrence of Indebtedness" covenant; and

  . the aggregate amount of all restricted payments of the types listed above, declared or made after the issue date of the notes, does not exceed the sum of:

    .  the excess of 100% of the aggregate consolidated cash flow of Arch

      . measured on a cumulative basis during the period beginning on April 1, 1999 and ending on the last day of Arch's most recent fiscal quarter for which internal financial statements are available ending before the date of the proposed restricted payment, and

      . excluding from consolidated cash flow for all purposes other than determining whether Arch may make, or may permit a restricted subsidiary to, make investments in any person, the net income, but not the net loss, of any restricted subsidiary to the extent that the declaration or payment of dividends or similar distributions by such restricted subsidiary is restricted, directly or indirectly, except to the extent that such net income could be paid to Arch or one of its restricted subsidiaries by loans, advances, intercompany transfers, principal repayments or otherwise,

    . over the product of 2.0 times consolidated interest expense accrued on a cumulative basis during the same period; plus

    . the aggregate net proceeds received by Arch from the issuance or sale of qualified equity interests of Arch,

      . other than issuances or sales to a restricted subsidiary or in connection with the MobileMedia acquisition, and

      . including the fair market value of property other than cash as determined by Arch's board of directors, whose good faith determination will be conclusive; plus

    . the aggregate net proceeds received by Arch from the issuance or sale of debt securities or disqualified stock that have been converted into or exchanged for qualified stock of Arch,

      . other than issuances or sales to a restricted subsidiary or in connection with the MobileMedia acquisition, and

      . including the fair market value of property other than cash as determined by Arch's board of directors, whose good faith determination will be conclusive,

      . together with the aggregate net cash proceeds received by Arch at the time of such conversion or exchange; plus

    .  without duplication, the lesser of

      . the net cash proceeds received by Arch or a wholly owned restricted subsidiary upon the sale of any unrestricted subsidiary or

      . the amount of Arch's or such restricted subsidiary's investment in the unrestricted subsidiary that is sold.

The sum of all these amounts is referred to as the permitted amount of restricted payments.

  However, Arch and its restricted subsidiaries may take any one or more of the following actions, whether singly or in combination:

      1. the payment of any dividend within 60 days after it is declared if on the day it is declared the payment would not have been prohibited by the provisions described above;

      2. the repurchase, redemption, defeasance or other acquisition or retirement for value of any shares of capital stock of Arch, in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale of qualified equity interests of Arch, except for a sale to a restricted subsidiary;

      3. the purchase, redemption, defeasance or other acquisition or retirement for value of subordinated debt in exchange for, or out of the net cash proceeds of, a substantially concurrent issuance and sale of shares of qualified stock of Arch, except for a sale to a restricted subsidiary;

      4. the purchase, redemption, defeasance or other acquisition or retirement for value of subordinated debt, plus the amount of any premium required to be paid in connection with the refinancing under the terms of the debt being refinanced or the amount of any premium reasonably determined by Arch as necessary to accomplish the refinancing through a tender offer or privately negotiated repurchase, in exchange for, or out of the net cash proceeds of, a substantially concurrent incurrence or sale of subordinated debt of Arch, except for a sale to a restricted subsidiary, so long as

      . the new subordinated debt is subordinated to the notes to the same extent as the subordinated debt that is purchased, redeemed, acquired or retired;

      . the new subordinated debt has an average life longer than the average life of the notes and a final stated maturity of principal later than the final stated maturity of the notes; and

      .  no default or event of default has occurred and is continuing;

      5. payments, whether made in cash, property or securities, by Arch or any subsidiary to any employee of Arch or any subsidiary in connection with the issuance or redemption of stock of any such company pursuant to any employee stock option plan or board resolution to the extent that such payments do not exceed $500,000 in the aggregate during any fiscal year or $2.0 million in the aggregate during the term of the notes;

      6. the repurchase of any subordinated debt at a purchase price that does not exceed 101% of its principal amount following a change of control in accordance with provisions similar to the "Repurchase at the Option of Holders--Change of Control" covenant, if before the repurchase Arch has made a change of control offer as provided in that covenant with respect to the notes and has repurchased all notes validly tendered for payment in connection with the change of control offer;

      7. investments in persons made with, or out of the net cash proceeds of a substantially concurrent issuance and sale of, shares of qualified stock of Arch, except for a sale to a restricted subsidiary;

      8. investments which do not exceed $20.0 million in the aggregate in persons which have all or substantially all of their operations in the telecommunications business;

      9. payments to Arch's parent company on or after September 14, 2001 to enable the parent company to pay when due accrued but unpaid interest on the parent company's 10 7/8% senior discount notes due 2008, if

      . such amounts are promptly used by the parent company to pay such interest; and

      . at the time of such payment and giving pro forma effect to such payment, Arch's consolidated cash flow ratio would be less than
         5.0 to 1.0;

      10. investments in Benbow PCS Ventures, Inc. of up to $50.0 million in the aggregate; and

      11. any other payment or payments of up to $5.0 million in the aggregate which would otherwise constitute a restricted payment.

  The restricted payments described in clauses 2, 3, 5, 6, 7, 8, 9, 10 and 11 above will reduce the permitted amount of restricted payments that would otherwise be available under the provisions summarized in the first paragraph of this section. The restricted payments described in clauses 1 and 4 above will not reduce the amount that would otherwise be available for restricted payments.

  For the purpose of making any calculations under the indenture,

  . an investment will include the fair market value of the net assets of any restricted subsidiary at the time that the restricted subsidiary is designated an unrestricted subsidiary and will, for the purpose of this covenant, exclude the fair market value of the net assets of any unrestricted subsidiary that is designated as a restricted subsidiary;

  . any property transferred to or from an unrestricted subsidiary will be valued at fair market value at the time of such transfer; provided that, in each case, the fair market value of an asset or property is as determined by the board of directors of Arch in good faith; and

  . subject to what we have just said, the amount of any restricted payment not made in cash will be determined by the board of directors of Arch, whose good faith determination will be conclusive.

  If the aggregate amount of all restricted payments calculated under these provisions includes an investment in an unrestricted subsidiary or other person that later becomes a restricted subsidiary, the investment will no longer be counted as a restricted payment for purposes of calculating the aggregate amount of restricted payments.

  If an investment resulted in the making of a restricted payment, the aggregate amount of all restricted payments calculated under these provisions will be reduced by the amount of any net reduction in that investment that results from the payment of interest or dividends, loan repayment, transfer of assets or otherwise, to the extent the net reduction is not included in Arch's consolidated adjusted net income; provided that the aggregate amount of all restricted payments may not be reduced by more than the lesser of (1) the cash proceeds received by Arch and its restricted subsidiaries in connection with the net reduction and (2) the initial amount of the investment.

  In computing Arch's consolidated cash flow under the second paragraph of this section,

  . Arch may use audited financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of Arch for the remaining portion of the revelant period; and

  . Arch will be permitted to rely in good faith on the financial statements and other financial data derived from its books and records that are available on the date of determination. If Arch makes a restricted payment which, when made, would be permitted under the requirements of the indenture, in the good faith determination of the board of directors of Arch that restricted payment will be deemed to have been made in compliance with the indenture even though later adjustments may be made in good faith to Arch's financial statements affecting its consolidated adjusted net income for any period.

 Incurrence of Indebtedness

  Arch will incur debt, and will permit any restricted subsidiary to do so, only if, at the time of the incurrence and after giving effect to the incurrence, Arch's consolidated cash flow ratio would be less than 5.5 to 1.0.

  In making this calculation, there shall be excluded from debt for purposes of calculating the consolidated cash flow ratio all debt of Arch and its restricted subsidiaries incurred pursuant to clause 1 of the definition of permitted debt which appears below, and pro forma effect will be given to

  . the incurrence of the debt to be incurred and the application of the net proceeds from the debt to refinance other debt; and

  . the acquisition by purchase, merger or otherwise or the disposition by sale, merger or otherwise of any company, entity or business acquired or disposed of by Arch or its restricted subsidiaries since the first day of the most recent full fiscal quarter, as if such acquisition or disposition occurred at the beginning of the most recent full fiscal quarter.

  Despite the limitation just described, Arch may incur the following additional debt, known as permitted debt, and may permit its restricted subsidiaries to do so:

    1. debt under the bank credit facilities in an aggregate amount not to exceed $100.0 million at any one time outstanding, less any amounts by which the commitments under those facilities are permanently reduced pursuant to the provisions of those facilities as described under "Repurchase at the Option of Holders--Asset Sales";

    2. other debt of Arch or any restricted subsidiary outstanding on the date of the indenture;

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

    3. debt owed by Arch to any wholly owned restricted subsidiary or owed by any wholly owned restricted subsidiary to Arch or any other wholly owned restricted subsidiary, if such debt is held by Arch or a wholly owned restricted subsidiary and any debt owed by Arch is subordinated debt;

    4. debt represented by the notes;

    5. debt incurred or incurrable in respect of letters of credit, bankers' acceptances or similar facilities not to exceed $5.0 million at any one time outstanding;

    6. capital lease obligations whose attributable value does not exceed $5.0 million at any one time outstanding;

    7. debt of Arch or any restricted subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets, including shares of capital stock;

    8. debt of Arch or any restricted subsidiary, including trade letters of credit, in respect of purchase money obligations not to exceed $5.0 million at any time outstanding;

    9. debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, if such debt is extinguished within two business days of its incurrence; and

    10. any renewals, extensions, substitutions, replacements or other refinancings of any outstanding debt, other than debt incurred pursuant to clause 1, 7 or 9 of this definition, including any successive refinancings, so long as

    . the principal amount of any such new debt does not exceed the principal amount being refinanced; or

    . if the debt being refinanced provides for less than its principal amount to be due and payable upon a declaration of acceleration, the principal does not exceed

      .   such lesser amount so refinanced, plus

      . the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the debt refinanced or the amount of any premium reasonably determined by Arch as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus

      . the amount of reasonable expenses incurred by Arch in connection with such refinancing;

    . in the case of any refinancing of subordinated debt, such new debt is made subordinate to the notes at least to the same extent as the debt being refinanced;

    . in the case of any refinancing of the notes or any debt that ranks equal in right of payment with the notes, such new debt is made equal in right of payment or subordinated to the notes; and

    .  such refinancing debt

      . does not have an average life less than the average life of the debt being refinanced;

      . does not have a final scheduled maturity earlier than the final scheduled maturity of the debt being refinanced; and

      . does not permit redemption at the option of the holder earlier than the earliest permissible date of redemption at the option of the holder of the debt being refinanced.

 Liens

  Arch will not incur any debt, and will not permit any restricted subsidiary to incur any debt, which is secured, directly or indirectly, with a lien on the property, assets or any income or profits from such property or assets of Arch or any restricted subsidiary

  .  except for permitted liens; or

  . unless at the same time, or earlier, the notes, including all payments of principal, premium, interest and liquidated damages, if any, are secured equally and ratably with or prior to the obligation or liability secured by the lien for so long as the obligation or liability is secured in that manner.

 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

  Arch will not, and will not permit any restricted subsidiary to, create, assume or otherwise cause or suffer to exist or to become effective any consensual encumbrance or restriction on the ability of any restricted subsidiary to

  .  pay any dividends or make any other distributions on its capital stock;

  . make payments in respect of any debt owed to Arch or any restricted subsidiary;

  .  make loans or advances to Arch or any restricted subsidiary; or

  . transfer any of its property or assets to Arch or any restricted subsidiary,

other than

  . those under the bank credit facilities existing as of the date of issuance of the notes;

  . those under other debt of Arch, its parent company or any restricted subsidiary existing as of the date of issuance of the notes; or

  . those that may be contained in future agreements if they are no more restrictive than those referred to in the immediately preceding two clauses;

  .  those required by the notes;

  . customary non-assignment or sublease provisions of any lease governing a leasehold interest of Arch or any restricted subsidiary;

  . consensual encumbrances or restrictions binding upon any person at the time that person becomes a subsidiary of Arch, if the encumbrances or restrictions were not incurred in anticipation of that person becoming a subsidiary of Arch;

  .  encumbrances and restrictions imposed by applicable law; or

  . any restrictions with respect to a restricted subsidiary imposed by an agreement which has been entered into for the sale or disposition of all or substantially all of the capital stock or assets of that subsidiary pending the closing of the sale or disposition.

Nothing contained in this covenant shall prevent Arch from entering into any agreement permitted by the "Liens" covenant, if the encumbrance or restriction in any such agreement is limited to the transfer of the property or assets which is subject to the agreement.

 Consolidation, Merger or Sale of Assets

  Arch will not

  .   consolidate with or merge with or into any other person, or

  . convey, transfer or lease its properties and assets as an entirety to any person or persons, or

  . permit any restricted subsidiary to enter into any such transaction or series of transactions, if such transaction or series of transactions, in the aggregate, would result in the conveyance, transfer or lease of all or substantially all of the properties and assets of Arch and its restricted subsidiaries on a consolidated basis to any person, unless:

  .  either

    .  Arch is the surviving corporation; or

    . the person formed by such consolidation or into which Arch or a restricted subsidiary is merged or the person which acquires, by conveyance, transfer or lease, the properties and assets of Arch or such restricted subsidiary substantially as an entirety

      . is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state or the District of Columbia; and

      . expressly assumes, by a supplemental indenture executed and delivered to the trustee, in form satisfactory to the trustee, Arch's obligation for the due and punctual payment of the principal, premium, if any, and interest on all the notes and the performance and observance of every covenant of the indenture to be performed or observed on the part of Arch;

  . immediately after giving effect to such transaction or series of transactions and treating any obligation of Arch or a subsidiary in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no default or event of default has occurred and is continuing;

  . immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis, Arch, or the surviving entity if Arch is not the continuing obligor under the indenture, could incur at least $1.00 of additional debt, other than permitted debt, under the provisions of the "Incurrence of Indebtedness" covenant

    . on the assumption that the transaction or series of transactions occurred on the first day of the last full fiscal quarter immediately prior to the actual consummation of such transaction or series of transactions,

    . with the appropriate adjustments with respect to the transaction or series of transactions being included in such pro forma calculation; and

  . if any of the property or assets of Arch or any of its restricted subsidiaries would become subject to any lien, the provisions of the "Liens" covenant are complied with.

  In connection with any such consolidation, merger, conveyance, transfer or lease, Arch or the surviving entity shall deliver to the trustee, in form and substance reasonably satisfactory to the trustee, an officer's certificate, attaching the computations to demonstrate compliance with the third clause above, and an opinion of counsel, each stating that

  . the consolidation, merger, conveyance, transfer or lease complies with the requirements of the covenant described under "Consolidation, Merger or Sale of Assets",

  . any supplemental indenture required in connection with such transaction complies with that covenant; and

  . all conditions precedent relating to such transaction provided for in that covenant have been complied with.

  Upon any transaction or series of transactions that are of the type described in the immediately preceding paragraphs, and that are effected in accordance with the conditions described above, the surviving entity shall succeed to Arch, shall be substituted for Arch, and may exercise every right and power of Arch under the indenture with the same effect as if the surviving entity had been named as Arch in the indenture. When a surviving entity duly assumes all of the obligations and covenants of Arch pursuant to the indenture and the notes, the predecessor person shall be relieved of all such obligations, except in the case of a lease.

 Transactions with Affiliates and Related Persons

  Arch will not, and will not permit any restricted subsidiary to, directly or indirectly, enter into any transaction or series of transactions with any affiliate of Arch or any related person other than Arch or a wholly owned restricted subsidiary, unless

  . the transaction or series of transactions is on terms no less favorable to Arch or such restricted subsidiary than those that could be obtained in a comparable arm's-length transaction with an entity that is not an affiliate or a related person; and

  . if the transaction or series of transactions involves aggregate consideration in excess of $1.0 million, then such transaction or series of transactions is approved by a resolution adopted by a majority of Arch's board of directors, including the approval of a majority of the disinterested directors. Any such transaction or series of transactions approved in that manner shall be conclusively deemed to be on terms no less favorable to Arch or such restricted subsidiary than those that could be obtained in an arm's-length transaction.

  This restriction will not apply, however, to

  . transactions between Arch or any of its restricted subsidiaries and any employee of Arch or any of its restricted subsidiaries that are entered into in the ordinary course of business;

  . the payment of reasonable and customary regular fees and expenses to directors of Arch;

  . the making of indemnification, contribution or similar payments to any director or officer of Arch or any restricted subsidiary under charter or by-law provisions, whether now in effect or subsequently amended, or any indemnification or similar agreement with any director or officer; or

  . the entering into of any such indemnification agreements with any current or future directors or officers of Arch or any restricted subsidiary.

 Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries

  Arch

  . will not permit any restricted subsidiary to issue any capital stock, except to Arch or a restricted subsidiary; and

  . will not permit any person other than Arch or a restricted subsidiary to own any capital stock of any restricted subsidiary;

  except that


  . Arch or any restricted subsidiary may issue and sell all, but not less than all, of the issued and outstanding capital stock of any restricted subsidiary owned by it in compliance with the other provisions of the indenture; or

  . Arch may acquire less than all of the equity ownership or voting stock of a person that will be a subsidiary upon the consummation of the acquisition.

 Subsidiary Guarantees

  Arch will not

  . permit any of its restricted subsidiaries, directly or indirectly, to guarantee or secure through the granting of liens the payment of any debt of Arch, other than debt under or with respect to the bank credit facilities and associated permitted liens; or

  . pledge any intercompany notes representing obligations of any of its restricted subsidiaries to secure the payment of any debt of Arch, other than debt under or with respect to the bank credit facilities and associated permitted liens, unless such subsidiary

    .executes a supplemental indenture evidencing its guarantee of the notes; or

    . in the case of a grant of a security interest or the pledge of an intercompany note, the holders of the notes receive a security interest in the intercompany note or in the asset to which such security interest relates; except that this provision will not apply to guarantees of, or liens granted to secure, Arch's 9 1/2% notes and 14% notes if those guarantees or liens are required to be granted solely and as a direct result of the granting of guarantees or liens with respect to the bank credit facilities.

 Unrestricted Subsidiaries

  Arch's board of directors may designate any subsidiary, including any newly acquired or newly formed subsidiary, to be an unrestricted subsidiary so long as

  . neither Arch nor any restricted subsidiary is directly or indirectly liable for any debt of such subsidiary;

  . no default with respect to any debt of such subsidiary would permit, upon notice, lapse of time or otherwise, any holder of any other debt of Arch or any restricted subsidiary to declare a default on such other debt or cause the payment of such other debt to be accelerated or payable prior to its stated maturity;

  . any investment in such subsidiary made as a result of designating such subsidiary an unrestricted subsidiary will not violate the provisions of the "Restricted Payments" covenant;

  . every contract, agreement, arrangement, understanding or obligation of any kind, whether written or oral, between such subsidiary and Arch or any restricted subsidiary is on terms that might be obtained at the time from persons who are not affiliates of Arch; and

  . neither Arch nor any restricted subsidiary has any obligation to subscribe for additional shares of capital stock or other equity interest in such subsidiary, or to maintain or preserve such subsidiary's financial condition or to cause such subsidiary to achieve certain levels of operating results. However, Arch may not designate as an unrestricted subsidiary any subsidiary which is a significant subsidiary on the date of the indenture, and may not sell, transfer or otherwise dispose of any properties or assets of any significant subsidiary to an unrestricted subsidiary, except in the ordinary course of business.

  Arch's board of directors may designate any unrestricted subsidiary as a restricted subsidiary. However, such designation will be deemed to be an incurrence of debt by a restricted subsidiary of any outstanding debt of such unrestricted subsidiary and such designation will only be permitted if

  . such debt is permitted under the "Incurrence of Indebtedness" covenant and

  . no default or event of default would be in existence following such designation.

 Payments for Consent

  Neither Arch nor any of its subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless the same consideration is offered to be paid or is paid to all holders of notes that consent, waive or agree to amend during the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 Reports

  Arch will file on a timely basis with the SEC the annual reports, quarterly reports and other documents that it would be required to file if it were subject to Section 13 or 15 of the Exchange Act, whether or not Arch has a class of securities registered under the Exchange Act, to the extent such filings are accepted by the SEC. Arch will also

  . file with the trustee, and upon written request, provide to each noteholder at Arch's cost, copies of such reports and documents within 15 days after the date on which Arch files the reports and documents with the SEC or the date on which Arch would be required to file the reports and documents if Arch were required to do so; and

  . if filing such reports and documents with the SEC is not accepted by the SEC or is prohibited under the Exchange Act, supply at Arch's cost copies of such reports and documents to any prospective noteholder promptly upon written request.

 Limitations on Specified Covenants

  For so long as Arch or any of its restricted subsidiaries constitutes a restricted subsidiary of Arch's parent company under the terms of the indenture for the parent company's discount notes, with respect to any such restricted subsidiary of the parent company, each of the covenants described under "-- Incurrence of Indebtedness", "--Liens", "--Consolidation, Merger or Sale of Assets", "--Restricted Payments", "--Transactions with Affiliates and Related Persons", "--Limitation on Issuances and Sales of Capital Stock of Restricted Subsidiaries", "--Subsidiary Guarantees", and the first clause of "Repurchase at the Option of Holders--Asset Sales" shall not create or cause to become effective any encumbrance or restriction of any kind on the ability of any restricted subsidiary of the parent company to:

  . pay dividends, in cash or otherwise, or make any other distributions on or in respect of its capital stock;

  . pay any debt owed to the parent company or any other restricted subsidiary of the parent company;

  . make loans or advances to the parent company or any other restricted subsidiary of the parent company;

  . transfer any of its properties or assets to the parent company or any other restricted subsidiary of the parent company; or

  . guarantee any debt of the parent company or any other restricted subsidiary of the parent company; provided that

    . after any restricted subsidiary of the parent company ceases to constitute a restricted subsidiary under the indenture for the parent company's discount notes, the provisions of this sentence shall cease to apply with respect to it; and

    . after any or all of restrictions described in Section 1010 of the indenture for the parent company's discount notes ("Limitations on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries") cease to be in effect in whole or in part, whether due to purchase, redemption, defeasance, conversion, exchange, repurchase, any other acquisition or retirement or maturity of the indenture for the parent company's discount notes, or due to an amendment, consent, waiver or agreement in respect of such restrictions, or otherwise, then, in spite of any other restrictions or limitations contained in any other agreement which may then be in effect, the provisions of this sentence shall cease to apply, in whole or in part, to the extent the termination of such provisions does not cause a breach of the covenant described in Section 1010 of the indenture for the parent company's discount notes. The date on which all of the provisions of this sentence cease to apply is referred to as the release date.

Events of Default and Remedies

  The following are events of default under the indenture:

    1. default in the payment of any interest or liquidated damages on any note when it becomes due and payable if the default continues for 30 days;

    2. default in the payment of the principal of or premium, if any, on any note at its maturity;

    3. failure to perform or comply with the indenture provisions described under "Repurchase at the Option of Holders--Change of Control", "Repurchase at the Option of Holders--Special Offer to Purchase" or "Certain Covenants--Consolidation, Merger or Sale of Assets";

    4. default in the performance, or breach, of any covenant or agreement contained in the indenture, other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with elsewhere in "Events of Default", and if the default or breach continues for 60 days after written notice is given to Arch by the trustee or to Arch and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

    5. either:

    . an event of default has occurred under any mortgage, bond, indenture, loan agreement or other document evidencing an issue of debt of Arch or a restricted subsidiary, other than Benbow
       Investments, Inc., for so long as the 9 1/2% notes and the 14% notes remain outstanding, if

      . the other issue has an aggregate outstanding principal amount of at least $5.0 million; and

      . the default has resulted in such debt becoming due and payable prior to the date on which it would otherwise become due and payable, whether by declaration or otherwise; or

    . a default has occurred in any payment when due at final maturity of any such debt;

    6. any person entitled to take the actions described in this clause, after the occurrence of any event of default under any agreement or instrument evidencing any debt in excess of $5.0 million in the aggregate of Arch or any restricted subsidiary,

    . notifies the trustee of the intended sale or disposition of any assets of Arch or any restricted subsidiary that have been pledged to or for the benefit of the person to secure the debt, or

    .  commences proceedings, or

    .  takes action to retain in satisfaction of any debt, or

    . to collect on, seize, dispose of or apply, any assets of Arch or any restricted subsidiary, pursuant to the terms of any agreement or instrument evidencing any such debt of Arch or any restricted subsidiary or in accordance with applicable law;

    7. one or more final judgments or orders

    . are rendered against Arch or any restricted subsidiary which require the payment of money, either individually or in an aggregate amount, in excess of $5.0 million;

    .  are not discharged; and

    . 60 days elapse without a stay of enforcement being in effect for such judgment or order, by reason of a pending appeal or otherwise;

    8. the occurrence of specified events of bankruptcy, insolvency or reorganization with respect to Arch, any significant subsidiary or any two or more restricted subsidiaries, which if considered as a single person, would constitute a significant subsidiary; or

    9. the pledged collateral becomes subject to any lien other than the lien under the security agreement that secures the notes or Arch challenges the lien on the pledged collateral before the pledged collateral is to be released to Arch.

  If an event of default specified in clauses 1 through 7 or 9 above occurs and is continuing, then the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding may declare all amounts payable on all of the outstanding notes to be due and payable immediately. This includes principal, accrued and unpaid interest and premium and liquidated damages, if any, as of such date of declaration. The trustee must give a notice in writing to Arch and the holders must give notice to Arch and the trustee. Upon any such declaration of acceleration all amounts payable in respect of the notes will become immediately due and payable. If an event of default specified in clause 8 above occurs, then all of the outstanding notes will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of notes.

  After a declaration of acceleration under the indenture, the holders of a majority in aggregate principal amount of the notes then outstanding, by written notice to Arch and the trustee, may rescind such declaration and its consequences if:

  . a judgment or decree for payment of the money due has not been obtained by the trustee,

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

  .  Arch has paid or deposited with the trustee a sum sufficient to pay:

    .  all overdue interest on all notes,

    . any unpaid principal, premium and liquidated damages, if any, which has become due on any outstanding notes independently from such declaration of acceleration and interest on such amount at the rate borne by the notes,

    . interest upon overdue interest, premium and liquidated damages, if any, and overdue principal at the rate borne by the notes to the extent that payment of such interest is lawful, and

    . all sums paid or advanced by the trustee under the indenture and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

  . all events of default, other than the non-payment of amounts of principal, premium, liquidated damages, if any, or interest which became due solely because of such declaration of acceleration, have been cured or waived.

  Rescinding a declaration of acceleration will not affect or impair the rights of the holders if another default occurs later.

  The holders of a majority in aggregate principal amount of the notes then outstanding may waive any past defaults under the indenture, on behalf of the holders of all the notes, except that they cannot waive a default

  . in the payment of the principal, premium, liquidated damages, if any or interest on any note, or

  . in respect of a covenant or provision which under the indenture requires unanimous consent for modification or waiver.

  If the trustee knows that a default or an event of default is continuing, the trustee must mail a notice to each holder of the notes within 30 days after it first occurs, or if the trustee only learns of it later, promptly upon learning of it. If the default or event of default does not involve non-payment, the trustee may withhold the notice to the holders of the notes if its board of directors, executive committee or a committee of its trust officers determines in good faith that withholding the notice is in the interest of the holders.

  A noteholder may institute any proceeding with respect to the indenture or for any remedy under the indenture only if the holder has previously given the trustee written notice of a continuing event of default and the holders of at least 25% in aggregate principal amount of the notes then outstanding have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee

    . has not received contrary directions from the holders of a majority in aggregate principal amount of the notes then outstanding, and

    . has failed to institute such proceeding within 60 days. However, these limitations do not apply to a suit instituted by a holder of a note for enforcement of payment of any amounts then due.

  Arch must furnish to the trustee annual statements as to its performance of its obligations under the indenture and as to any default in such performance. Arch must also notify the trustee within five days of becoming aware of any default or event of default.

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

  No individual who is a director, officer, employee, incorporator or stockholder of Arch or any restricted subsidiary will have any liability in that capacity for any obligations of Arch or such restricted subsidiary under the notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each noteholder waives and releases all such liability when it accepts a note. The waiver and release are part of the consideration for issuance of the notes. However, this waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that a waiver of that type is against public policy.

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

Legal Defeasance or Covenant Defeasance

  Arch may terminate its obligations with respect to the outstanding notes at its option and at any time. This is known as defeasing the notes. Defeasance means that Arch will be deemed to have paid and discharged the entire debt represented by the outstanding notes, except for

  . the rights of holders of outstanding notes to receive payments due on the notes when such payments are due, solely from the trust fund described below,

  .  the defeasance provisions of the indenture,

  .  the rights, powers, trusts, duties and immunities of the trustee and

  . Arch's obligations to issue temporary notes, register the transfer or exchange of any notes, replace mutilated, destroyed, lost or stolen notes, maintain an office or agency for payments in respect of the notes and segregate and hold such payments in trust.

  In addition, Arch may, at its option and at any time, elect to terminate the obligations of Arch with respect to particular covenants specified in the indenture described under "--Restrictive Covenants" above. This is referred to as covenant defeasance. Any omission to comply with obligations that have been defeased shall not constitute a default or an event of default.

  In order to exercise either defeasance or covenant defeasance:

  . Arch must irrevocably deposit with the trustee, as trust funds in trust, specifically pledged as security for the noteholders, and dedicated solely to the benefit of the noteholders, an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay and discharge all amounts due on the outstanding notes at maturity or upon redemption; this amount may take the form of money, government securities which through the scheduled payment of principal and interest on such securities will provide a sufficient amount of money, or a combination of money and government securities;

  . no default or event of default is continuing when the deposit is made and no event of bankruptcy under clause 8 of "Events of Default" above occurs at any time within 91 days after the deposit is made;

  . such defeasance or covenant defeasance does not cause the trustee to have a conflicting interest, as defined in the indenture and for purposes of the Trust Indenture Act, with respect to any securities of Arch;

  . such defeasance or covenant defeasance does not breach, violate or constitute a default under, any material agreement or instrument to which Arch is a party or by which it is bound or cause the trust or the trustee to be subject to the Investment Company Act of 1940;

  . in the case of defeasance, Arch has delivered to the trustee an opinion of counsel

    . stating that Arch has received a ruling from the Internal Revenue Service stating that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred; or

    . confirming that the tax consequences are as described above due to a change in applicable federal income tax law since the date of the indenture, or the publication by the Internal Revenue Service of a document that may be used or cited as precedent to the same effect;

  . in the case of covenant defeasance, Arch has delivered to the trustee an opinion of counsel to the effect that the holders of the notes outstanding will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

  . Arch has delivered to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance or the covenant defeasance have been complied with.

Satisfaction and Discharge

  At Arch's request, the indenture will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the notes, as expressly provided for in the indenture, and the trustee, at Arch's expense, will execute proper instruments acknowledging satisfaction and discharge of the indenture when:

  .  either

    . all the notes previously authenticated and delivered have been delivered to the trustee for cancellation, other than destroyed, lost or stolen notes which have been replaced or paid and notes which have been subject to defeasance as described under "--Legal Defeasance or Covenant Defeasance", or

    .  all notes not previously delivered to the trustee for cancellation

      .  have become due and payable,

      .  will become due and payable at stated maturity within one year or

      . are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of redemption by the trustee in Arch's name, and at Arch's expense, and Arch has irrevocably deposited or caused to be deposited with the trustee funds in trust for the purpose in an amount sufficient to pay and discharge the entire debt on such notes not previously delivered to the trustee for cancellation, for principal, premium, liquidated damages, if any, and interest to the date of such deposit, in the case of notes which have come due and payable, or to the stated maturity or redemption date, as the case may be;

  . Arch has paid or caused to be paid all other sums payable by it under the indenture; and

  . Arch has delivered to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided in the indenture relating to the satisfaction and discharge of the indenture have been complied with.


Transfer and Exchange

  A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and Arch may require a holder to pay any taxes and fees required by law or permitted by the indenture. Arch is not required to transfer or exchange any note selected for redemption. Neither Arch nor the registrar will be required to

  . issue, exchange or register the transfer of notes between the opening of business on a business day 15 days before the day of mailing of any notice of redemption of notes and ending at the close of business on the day of the mailing or

  . exchange or register the transfer of any note selected for redemption in whole or in part, except the unredeemed portion of any note that is being redeemed in part.

Amendment, Supplement and Waiver

  Modifications and amendments of the indenture may be made by Arch and the trustee with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding, except that the consent of the holder of every outstanding note affected by the modification or change is required if the modification or amendment may:

  . change the stated maturity of the principal of any note, or any installment of interest or liquidated damages, if any, on, any note, or reduce the principal amount of any note or the rate of interest or

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

     liquidated damages, if any, on any note or any premium payable upon the redemption of any note, or change the place of payment, or the coin or currency of payment for amounts due under any note, or impair the right to institute suit for the enforcement of any payment after the stated maturity of such payment or, in the case of redemption, on or after the redemption date;

  . reduce the premium payable upon a special offer to purchase or alter the provisions, including the definitions, set forth under "Repurchase at the Option of Holders--Special Offer to Purchase" above in a manner adverse to the holders;

  . reduce the percentage in aggregate principal amount of the notes then outstanding whose holders must consent to any such amendment or any waiver of compliance with specified provisions of the indenture or specified defaults and their consequences provided for under the indenture; or

  . modify any provisions relating to "Amendment, Supplement and Waiver" or the fourth full paragraph under "Events of Default" above, except to increase the percentage of outstanding notes required to consent to such actions or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of every outstanding note affected by the modification or waiver.

  The holders of a majority in aggregate principal amount of the notes then outstanding may waive compliance with certain restrictive covenants and provisions of the indenture except as set forth above.

Concerning the Trustee

  IBJ Whitehall Bank & Trust Company, the trustee under the indenture, will be the initial paying agent and registrar for the notes.

  The indenture provides that, except while an event of default is continuing, the trustee will perform only those duties that are specifically set forth in the indenture. Under the indenture, the holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. If an event of default is continuing, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs. Subject to these provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder shall have offered to the trustee indemnity reasonably satisfactory to it against any loss, liability or expense.

  The indenture and provisions of the Trust Indenture Act incorporated by reference into the indenture contain limitations on the rights of the trustee, should it become a creditor of Arch, to obtain payment of claims in various circumstances or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee is permitted to engage in other transactions, except that if it acquires any conflicting interest, as defined in the indenture, it must eliminate the conflict upon the occurrence of an event of default or else resign.

Book-Entry, Delivery and Form

  The notes will be represented by a single, permanent global note, which may be subdivided, in definitive, fully-registered form without interest coupons in minimum denominations of $1,000 and whole multiples of $1,000. The global note will be deposited with the trustee as custodian for DTC. It will be registered in the name of a nominee of DTC for credit to the separate accounts of the purchasers at DTC.

  Notes will be issued in definitive, fully-registered form without interest coupons in minimum denominations of $1,000 and whole multiples of $1,000 if they are transferred before registration under the Securities Act in accordance with the provisions of the indenture, or after registration.

  The Notes are not issuable in bearer form. The global note may be transferred, in whole or in part, only to another nominee of DTC.

  The global note and any certificated securities will be subject to certain restrictions on transfer set forth in the notes and in the indenture and old notes will bear legends regarding such restrictions.

 The Global Note

  DTC or its custodian will credit, on its internal system, the principal amounts of the individual beneficial interests represented by the global note to the accounts of persons who have accounts with DTC. Ownership of beneficial interests in the global note will be limited to participants in DTC's system having accounts with DTC and participants in other securities clearance organizations or persons who hold interests through participants. Ownership of beneficial interests in the global note by participants will be shown on records maintained by DTC or its nominee. Ownership by persons other than participants will be shown on the records of participants. Transfer of ownership will be effected only through these records.

  So long as DTC or its nominee is the registered owner or holder of the global note DTC or its nominee will be considered the sole owner or holder of the notes represented by the global note for all purposes under the indenture and the notes. Owners of beneficial interests in the global note will not be considered to be the owners or holders of any notes under the indenture. Also, any beneficial owner of an interest in the global note will be able to transfer that interest only in accordance with DTC's applicable procedures in addition to the procedures under the indenture and, if applicable, those of Euroclear and Cedel Bank.

  Investors may hold their interests in the global note directly through DTC if they are participants in DTC, or indirectly through organizations which are participants in DTC, including Cedel Bank and Euroclear. Cedel Bank and Euroclear will hold interests in the global note on behalf of their participants through their depositaries, which in turn will hold such interests in the global note in customers' securities accounts in the depositaries' names on the books of DTC. Citibank, N.A., New York, will initially act as depositary for Cedel Bank and Morgan Guaranty Trust Company of New York, Brussels office, will initially act as depositary for Euroclear.

  Payments of principal, interest, premium and liquidated damages, if any, on the global note will be made to DTC or its nominee, as the registered owner of the global note. Arch, the trustee, and any paying agent will have no responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note or for maintaining, supervising or reviewing any records relating to those beneficial ownership interests.

  Arch expects that DTC or its nominee, upon receipt of any payment of principal, interest, premium or liquidated damages, if any, in respect of the global note, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of DTC or its nominee. Arch also expects that payments by participants to owners of beneficial interests in the global note held through such participants, including Cedel Bank and Euroclear, will be governed by standing instructions and customary practices and, in the case of Cedel Bank and Euroclear, in accordance with the rules and procedures of Cedel Bank and Euroclear. Such payments will be the responsibility of the participants.

  Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global note to such persons may be limited. Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and various banks, the ability of a person having a beneficial interest in the global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions relating to such interest, may be affected by the lack of a physical certificate evidencing such interest. Transfers between participants in Euroclear and Cedel Bank will be effected in the ordinary way in accordance with their respective rules and operating procedures.

  Cross-market transfers between DTC participants, on the one hand, and directly or indirectly through Euroclear or Cedel Bank participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of Euroclear or Cedel Bank, by the appropriate depositary. However, such cross-market transactions will require delivery of instructions to Euroclear or Cedel Bank, by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (Brussels time). Euroclear or Cedel Bank will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivery or receiving interests in the global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Cedel Bank participants and Euroclear participants may not deliver instructions directly to the depositaries for Cedel Bank or Euroclear.

  Arch expects that DTC will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below, only at the direction of a participant and only as it relates to that participant's interest in the global note. However, if an event of default is continuing, or in the limited circumstances described below, DTC will surrender the global note; in that case, certificated notes in definitive form will be distributed to DTC's participants. The giving of notices and other communications by DTC to participants in DTC, by participants in DTC to persons who hold accounts with them and by such persons to holders of beneficial interests in the global note will be governed by arrangements between them, subject to any statutory or regulatory requirements as may exist from time to time.

  Arch understands that DTC is a limited-purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities for its participants. It facilitates the clearance and settlement of transactions in these securities, such as transfers and pledges, through electronic computerized book-entry changes in participants' accounts. This eliminates the need for physical movement of securities certificates. Participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the NASD. Access to the DTC system is also available to other persons such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

  Although DTC, Cedel Bank and Euroclear have agreed to procedures described above in order to facilitate transfers of interests in the global note among participants in DTC, Cedel Bank and Euroclear, they are under no obligation to continue to perform those procedures. The procedures may be changed or discontinued at any time. Arch and the trustee will have no responsibility for any other person's performance obligations under the rules and procedures governing those operations. This includes the obligations of DTC, Cedel Bank and Euroclear and their participants and indirect participants.

Additional Information Concerning Euroclear and Cedel Bank

  Euroclear and Cedel Bank hold securities for participating organizations. They facilitate the clearance and settlement of transactions in those securities between their participants through electronic book-entry changes in the participants' accounts. Euroclear and Cedel Bank provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Cedel Bank interface with U.S. securities markets. Euroclear and Cedel Bank participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and other organizations. Indirect access to Euroclear and Cedel Bank is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Cedel Bank participant, either directly or indirectly.

  Morgan Guaranty Trust Company of New York serves as Euroclear's depositary and Citibank, N.A., serves as Cedel's depositary. When beneficial interests are to be transferred from the account of a participant to the account of a Euroclear participant or a Cedel Bank participant, the purchaser must send instructions to Euroclear or Cedel Bank through a participant at least one business day before settlement. Euroclear or Cedel Bank will instruct its depositary to receive the beneficial interests against payment. Payment will include interest attributable to the beneficial interests from and including the last payment date to and including the day before the settlement date, on the basis of a calendar year consisting of twelve 30-day calendar months. For transactions settling on the 31st day of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by the depositary to the participant's account against delivery of the beneficial interests. After settlement has been completed, the beneficial interests will be credited to the appropriate clearing systems and will be credited by the clearing system, in accordance with its usual procedures, to the account of the Euroclear participants or Cedel Bank participants. Credit for the beneficial interests will appear on the next business day (Brussels time) and the cash debit will be back-valued to, and interest attributable to the beneficial interests will accrue from, the value date, which would be the preceding business day when settlement occurs in New York. If the trade fails and settlement is not completed on the intended value date, the Euroclear or Cedel Bank cash debit will instead be valued as of the actual settlement date.

  Euroclear participants and Cedel Bank participants will need to make available to their clearing system the funds necessary to process same-day funds settlement. The most direct means of doing this is to preposition funds for settlement, either from cash on hand or existing lines of credit, as the participant would for any settlement occurring within Euroclear or Cedel Bank. Under this approach, they may take on credit exposure to Euroclear or Cedel Bank until the beneficial interests are credited to their accounts one day later. Finally, day traders that use Euroclear or Cedel Bank and that purchase beneficial interests from participants for credit to Euroclear participants or Cedel Bank participants should note that these trades will automatically fail on the sale side unless affirmative action is taken to avoid these potential problems.

  Due to time zone differences in their favor, Euroclear participants and Cedel Bank participants may employ their customary procedures for transactions in which beneficial interests are to be transferred by their clearing system, through Morgan Guaranty Trust Company of New York or Citibank, N.A., to another participant. The seller must send instructions to Euroclear or Cedel Bank through a participant at least one business day prior to settlement. In these cases, Euroclear or Cedel Bank will instruct its depositary to credit the beneficial interests to the participant's account against payment. Payment will include interest attributable to the beneficial interests from and including the last payment date to and including the day before the settlement date on the basis of a calendar year consisting of twelve 30-day calendar months. For transactions settling on the 31st day of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Euroclear participant or Cedel Bank participant the following business day, and receipt of the cash proceeds in the Euroclear or Cedel Bank participant's account will be back-valued to the value date, which would be the preceding business day, when settlement occurs in New York. If the Euroclear participant or Cedel Bank participant has a line of credit with its clearing system and elects to draw on such line of credit in anticipation of receipt of the sale proceeds in its account, the back-valuation may substantially reduce or offset any overdraft charges incurred over that one-day period. If the trade fails and settlement is not completed on the intended value date, receipt of the cash proceeds in the Euroclear or Cedel Bank participant's account will instead be valued as of the actual settlement date.

Certificated Securities

  The global note is exchangeable for certificated securities only

  . if Arch notifies the trustee that it elects to have notes issued in definitive registered form;

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  .  if the depositary

    . notifies Arch that it is unwilling or unable to continue as depositary for the global note or

    .  ceases to be a clearing agency registered under the Exchange Act; or

  . if an event of default is continuing or any event which would be an event of default after notice or lapse of time or both is continuing.

Such certificated securities shall be registered in the names of the owners of the beneficial interests in the global note as provided by the participants. Upon issuance of notes in definitive form, the trustee is required to register the notes in the name of the person or persons identified as the beneficial owners, or their nominee, as the depositary shall direct, and cause the notes to be delivered to the registered owner.

  Arch and the trustee will not be liable for any delay by the holder of a global note or the depositary in identifying the beneficial owners of notes. Arch and the trustee may conclusively rely on instructions from the holder of a global note or the depositary for all purposes and will be relying on those instructions.

Same-Day Settlement and Payment

  The indenture requires that payments of principal, premium, interest and liquidated damages, if any on the notes represented by the global note be made by wire transfer of immediately available funds to the accounts specified by the holder of a global note. With respect to certificated securities, Arch will make all payments of principal, premium, interest and liquidated damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders of the certificated securities. If no such account is specified, Arch will mail a check to the holder's registered address.

Registration Rights; Liquidated Damages

  The exchange and registration rights agreement required Arch to file a registration statement with the SEC on the appropriate form under the Securities Act registering the new notes that are to be exchanged for old notes. After this registration statement is declared effective, Arch will offer to the holders of old notes who are able to make required representations the opportunity to exchange their old notes for new notes. Arch will also file with the SEC a second registration statement, known as a shelf registration statement, to cover resales of the notes by holders who satisfy specified conditions relating to the provision of information in connection with the shelf registration statement, if

  . Arch is not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy or

  . any holder of old notes notifies Arch within 19 days after consummation of the exchange offer that

    . it is prohibited by law or SEC policy from participating in the exchange offer or

    . it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the registration statement for the exchange offer is not appropriate or available for such resales or

  . it is a broker-dealer and owns notes acquired directly from Arch or an affiliate of Arch.

Arch will use its best efforts to cause each required registration statement to be declared effective as promptly as possible by the SEC. These requirements do not apply to notes after

  . the note has been exchanged for a new note in the exchange offer by a person other than a broker-dealer,

  . the resale of a new note, acquired in the exchange offer by a broker-dealer, to a purchaser who has received from the broker-dealer a copy of the prospectus contained in the registration statement for the exchange offer,

  . effective registration of the note under the Securities Act and disposal of the note in accordance with the shelf registration statement or

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  .  distribution of a note to the public pursuant to Rule 144 under the
     Securities Act.

  The exchange and registration rights agreement further provides that

  . Arch must use its best efforts to have the registration statement for the exchange offer declared effective by the SEC by October 31, 1999,

  . unless the exchange offer would violate applicable law or SEC policy, Arch must commence the exchange offer and use its best efforts to issue new notes, in exchange for all old notes that are tendered, within 30 business days after the registration statement is declared effective by the SEC, and

  . if obligated to file a shelf registration statement, Arch must use its best efforts to file the shelf registration statement with the SEC within 30 days after the filing obligation arises and in any event before August 3, 1999 and to cause the shelf registration statement to be declared effective by the SEC within 90 days after the obligation arises.

  Arch must pay liquidated damages to each noteholder if

  . Arch fails to file either registration statement required by the exchange and registration rights agreement by the date specified for such filing,

  . a registration statement is not declared effective by the SEC by the target date specified for effectiveness,

  . Arch fails to complete the exchange offer within 30 business days of the target date for effectiveness or

  . a registration statement is declared effective but then ceases to be effective or usable for resales of notes during the periods specified in the exchange and registration rights agreement.

Liquidated damages will accrue from the day that one of the defaults described above first occurs until all defaults have been cured. During the first 90 days immediately after a default first occurs, liquidated damages will be at a rate of 25 basis points per year on the principal amount of the notes. The rate of the liquidated damages will increase by an additional 25 basis points per year on the principal amount of notes at the beginning of each subsequent 90-day period, up to a maximum rate of liquidated damages of 100 basis points per year on the principal amount of the notes. Arch will pay all accrued and unpaid liquidated damages on each regular interest payment date to the global note holder by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no wire transfer accounts have been specified. Following the cure of all defaults under the exchange and registration rights agreement, the accrual of liquidated damages will cease.

  Noteholders will be required to make specified representations to Arch, as described in the exchange and registration rights agreement, in order to participate in the exchange offer and will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement within the time periods set forth in the exchange and registration rights agreement in order to have their notes included in the shelf registration statement and benefit from the provisions about liquidated damages set forth above.

Certain Definitions

  There are certain defined terms used in the indenture. You should read the indenture for a full definition of all these terms, as well as other terms used in this prospectus for which no definition is provided in this prospectus:

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  Acquired debt means debt of a person

  . existing at the time the person is merged with or into Arch or becomes a subsidiary,

  .  assumed in connection with the acquisition of assets from the person or

  .  secured by a lien encumbering assets acquired from the person.

  Affiliate means, with respect to any specified person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with the specified person. For the purposes of this definition, control means the power to direct the management and policies of a person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

  Applicable premium means, with respect to the notes on the day they are repurchased pursuant to a special purchase offer, the greater of

  .  1% of the then outstanding principal amount of such note, and

  .  the amount by which

    . the present value at such time of the redemption price of such note at April 15, 2004, as described under "Optional Redemption", plus all required interest payments excluding accrued but unpaid interest due on the note through April 15, 2004, computed using a discount rate equal to the treasury rate plus 50 basis points, exceeds

    .  the then outstanding principal amount of such note.

  Asset sale means any kind of transfer to any person, whether through sale, issuance, conveyance, transfer, lease or other disposition, including disposition by way of merger, consolidation or sale and leaseback transaction, directly or indirectly, in one transaction or a series of related transactions, of:

  .  any capital stock of any restricted subsidiary;

  . all or substantially all of the properties and assets of Arch and its restricted subsidiaries representing a division or line of business; or

  . any other properties or assets of Arch or any restricted subsidiary, other than in the ordinary course of business.

  The term asset sale shall not include any transfer of properties or assets

    . that is governed by the provisions of the indenture described under "Consolidation, Merger or Sale of Assets",

    .  between or among Arch and its restricted subsidiaries,

    . constituting an investment in a telecommunications business, if permitted under the "Restricted Payments" covenant,

    . representing obsolete or permanently retired equipment and facilities or

    . the gross proceeds of which, exclusive of indemnities, do not exceed $1.0 million for any particular item or $2.0 million in the aggregate for any fiscal year of Arch.

  Attributable value means, with respect to any lease, the present value of the obligations of the lessee of the property subject to the lease for rental payments during the shorter of

  . the remaining term of the lease, including any period for which the lease has been extended or may be extended at the option of the lessor, or

  . the period during which the lessee is not entitled to terminate the lease without penalty or upon payment of penalty if on the date of determination it is the lessee's intention to terminate the lease when it becomes entitled to do so. If the first event to occur is the lessee's becoming eligible to terminate the lease upon payment of a penalty, the rental payments shall include the penalty. In calculating the present value of the rental payments, all amounts required to be paid on account of

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     maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges shall be excluded. The present value should be discounted at the interest rate implicit in the lease, or, if not known, at Arch's incremental borrowing rate.

  Average life means, with respect to amounts payable under any debt or disqualified stock,

  .  the sum of the products of

    . the number of years from the date of determination to the date or dates of each principal payment times

    . the amount of each such successive scheduled principal payment, divided by

  .  the sum of all such principal payments.

  Bank credit facilities means one or more credit or loan agreements or facilities, including revolving credit facilities or working capital facilities or term loans, whether now existing or created after the date of the indenture, with a bank or other financial institution or group of banks or other financial institutions, as such agreements or facilities may be amended, modified, supplemented, increased, restated or replaced from time to time, and includes without limitation the second amended and restated credit agreement (tranche A, tranche B and tranche C facilities), dated as of June 29, 1998, among a subsidiary of Arch, various lenders and agents, and The Bank of New York, as administrative agent, together with all associated loan documents, as amended as of September 14, 1998, December 8, 1998 and February 22, 1999, and as each such agreement and document may be amended, restated, supplemented, refinanced, increased or otherwise modified from time to time.

  Capital lease obligation means, with respect to any person, an obligation incurred in the ordinary course of business under or in connection with any capital lease of real or personal property which has been recorded as a capitalized lease in accordance with GAAP.

  Capital stock of any person means

  . any and all shares, interests, partnership interests, participation, rights in or other equivalents, however designated, of such person's equity interest, however designated, and

  . any rights, other than debt securities convertible into capital stock, warrants or options exchangeable for or convertible into such capital stock, whether now outstanding or issued after the date of the indenture.

  Change of control means the occurrence of any of the following events:

  . any person or group, as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, becomes the beneficial owner, directly or indirectly, of more than a majority of the voting power of all classes of voting stock of Arch or its parent company; the term beneficial owner is as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time;

  . Arch or its parent company consolidates with, or merges with or into, another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with, or merges with or into, Arch or its parent company, in any such event pursuant to a transaction in which the outstanding voting stock of Arch or its parent company is converted into or exchanged for cash, securities or other property, except any transaction where

    . the outstanding voting stock of Arch or its parent company is not converted or exchanged at all, except to the extent necessary to reflect a change in the jurisdiction of incorporation, or is converted into or exchanged for

      . capital stock, other than disqualified stock, of the surviving or transferee person or

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      .  cash, securities or other property, other than capital stock described in the foregoing clause of the surviving or transferee person in an amount that could be paid as a restricted payment as described under the "Restricted Payments" covenant and immediately after such transaction, no person or group, as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, is the beneficial owner, as defined above, directly or indirectly, of more than a majority of the total outstanding voting stock of the surviving or transferee person;

  . during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of Arch or its parent company, together with any new directors whose election to the board of directors, or whose nomination for election by the stockholders of Arch or its parent company was approved by a vote of two thirds of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the board of directors of Arch or its parent company then in office; or

  . Arch or its parent company is liquidated or dissolved or adopts a plan of liquidation or dissolution other than in a transaction which complies with the provisions described under "--Consolidation, Merger or Sale of Assets" below.

  Consolidated adjusted net income means, for any period, the net income or net loss of Arch and its restricted subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, adjusted to the extent included in calculating such net income or loss by excluding

  . any net after-tax extraordinary gains or losses, less all related fees and expenses,

  . any net after-tax gains or losses, less all related fees and expenses, attributable to asset sales,

  . the portion of net income or loss of any unrestricted subsidiary or other person except for Arch or a restricted subsidiary, in which Arch or any restricted subsidiary has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to Arch or any restricted subsidiary in cash dividends or distributions by such person during such period, and

  . the net income or loss of any person combined with Arch or any restricted subsidiary on a "pooling of interests" basis attributable to any period prior to the date of combination.

  Consolidated cash flow means consolidated adjusted net income increased, without duplication, by

  .  consolidated interest expense, plus

  .  consolidated income tax expense, plus

  .  consolidated non-cash charges.

  Consolidated cash flow ratio means the ratio of

  . the aggregate principal amount of debt of Arch and its restricted subsidiaries on a consolidated basis outstanding as of the date of calculation to

  . consolidated cash flow for the most recently ended full fiscal quarter multiplied by four.

  Consolidated income tax expense means the provision for federal, state, local and foreign income taxes of Arch and its restricted subsidiaries as determined on a consolidated basis in accordance with GAAP.

  Consolidated interest expense means, without duplication, the sum of

  . the amount which would be set forth opposite the caption "interest expense", or any like caption, on a consolidated statement of operations of Arch and its restricted subsidiaries, in conformity with GAAP including,

    .  amortization of debt discount,

    . the net cost of interest rate contracts including amortization of discounts,

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    .  the interest portion of any deferred payment obligation,

    .  amortization of debt issuance costs,

    . the interest component of capital lease obligations of Arch and its restricted subsidiaries, and

    . the portion of any rental obligation of Arch and its restricted subsidiaries in respect of any sale and leaseback transaction allocable during such period to interest expense, determined as if it were treated as a capital lease obligation, plus

  . all interest on any debt of any other person guaranteed and paid by Arch or any of its restricted subsidiaries.

Consolidated interest expense will not, however, include any gain or loss from extinguishment of debt, including write-off of debt issuance costs.

  Consolidated non-cash charges means, the aggregate depreciation, amortization and other non-cash expenses of Arch and its restricted subsidiaries reducing consolidated adjusted net income, determined on a consolidated basis in accordance with GAAP, excluding any non-cash charge that requires an accrual of or reserve for cash charges for any future period.

  The debt of a person means, without duplication,

  .  every obligation of that person for money borrowed,

  . every obligation of that person evidenced by bonds, debentures, notes or other similar instruments,

  . every reimbursement obligation of that person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of that person,

  . every obligation of that person issued or assumed as the deferred purchase price of property or services,

  . the attributable value of every capital lease obligation and sale and leaseback transaction of that person,

  . all disqualified stock of that person valued at its maximum fixed repurchase price, plus accrued and unpaid dividends and

  . every guarantee by that person of an obligation of the type referred to in the previous six clauses, of another person and dividends of another person.

An obligation constitutes debt of a person whether recourse is to all or a portion of that person's assets, and whether or not contingent. For purposes of this definition, the "maximum fixed repurchase price" of any disqualified stock that does not have a fixed repurchase price will be calculated in accordance with the terms of such disqualified stock as if such disqualified stock were repurchased on any date on which debt is required to be determined pursuant to the indenture, and if the price is based upon, or measured by, the fair market value of such disqualified stock, the fair market value will be determined in good faith by the board of directors of the issuer of such disqualified stock. In no case, however, will trade accounts payable and accrued liabilities arising in the ordinary course of business and any liability for federal, state or local taxes or other taxes owed by a person be considered debt for purposes of this definition. The amount outstanding at any time of any debt issued with original issue discount is the aggregate principal amount of such debt, less the remaining unamortized portion of the original issue discount of such debt at such time, as determined in accordance with GAAP.

  Default means any event that is, or after notice or passage of time or both would be, an event of default.

  Disinterested director means, when Arch's board of directors is required to deliver a resolution under the indenture regarding any transaction or series of transactions, a director who does not have any material direct or indirect financial interest in or with respect to the transaction or series of transactions, other than solely because of that director's ownership of capital stock or other securities of Arch.


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  Disqualified stock means any class or series of capital stock that

  . is, or upon the happening of an event or passage of time would be, required to be redeemed before the final stated maturity of the notes or

  . is redeemable at the option of its holder at any time before final stated maturity of the notes, or

  . is convertible into or exchangeable at the option of its holder for debt securities at any time before final stated maturity of the notes,

either by its terms, by the terms of any security into which it is convertible or exchangeable at the option of the holder thereof or by contract or otherwise.

  Equity offering means an offering of equity securities of Arch or its parent company for cash to persons other than Arch or its subsidiaries.

  GAAP means generally accepted accounting principles in the United States, consistently applied, that are in effect on the date of the indenture.

  Government securities means direct obligations of the United States of America, obligations fully guaranteed by the United States of America, or participation in pools consisting solely of obligations of or obligations guaranteed by the United States of America, if

  . the full faith and credit of the United States of America is pledged to back payment of the guarantee or obligations and

  . the securities are not callable or redeemable at the option of their issuer.

  Guarantee means

  . a guarantee, direct or indirect, in any manner, of any part or all of an obligation except by endorsement of negotiable instruments for collection in the ordinary course of business and

  . an agreement, direct or indirect, contingent or otherwise, whose practical effect is to assure in any way the payment or performance of all or any part of an obligation or payment of damages in the event of non-performance, including the obligation to reimburse amounts drawn down under letters of credit securing such obligations.

  Incur means, to incur, create, issue, assume, guarantee or otherwise become liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, a debt. However, the accrual of interest or the accretion of original issue discount shall not be considered an incurrence of debt.

  Investment means, directly or indirectly,

  . any advance, loan or capital contribution to any person, the purchase of any stock, bonds, notes, debentures or other securities of any person, the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of any person, the guarantee of any obligation of, any person or the making of any investment in any person,

  . the designation of any restricted subsidiary as an unrestricted subsidiary and

  . the transfer of any assets or properties from Arch or a restricted subsidiary to any unrestricted subsidiary, other than the transfer of assets or properties in the ordinary course of business.

However, investments will not include extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

  Lien means any mortgage, charge, pledge, statutory lien, other lien, privilege, security interest, hypothecation, assignment for security, claim, preference, priority or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired. The

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interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement will be considered to be a lien on the assets sold or leased.

  Maturity means the date on which any principal of a note becomes due and payable as provided in the note or in the indenture, whether at the stated maturity of the principal of the note or by declaration of acceleration, call for redemption, purchase or otherwise.

  The term MobileMedia acquisition includes the merger of MobileMedia into a subsidiary of Arch's parent company, the related rights offerings of the parent company's stock, and additional borrowings under the bank credit facilities.

  The net cash proceeds of any asset sale are the proceeds of such sale in the form of cash or cash equivalents, including payments in respect of deferred payment obligations when received in the form of cash or cash equivalents, or stock or other assets when disposed for cash or cash equivalents, except to the extent that such obligations are financed or sold by Arch or any restricted subsidiary with recourse to Arch or any restricted subsidiary, net of

  . brokerage commissions, legal and investment banking fees and expenses and other fees and expenses related to the asset sale,

  .  provisions for all taxes payable as a result of the asset sale,

  . payments made to retire debt that is secured by the assets that are sold,

  . amounts required to be paid to any person other than Arch or any restricted subsidiary owning a beneficial interest in the assets that are sold and

  . appropriate amounts to be provided by Arch or any restricted subsidiary as a reserve required in accordance with GAAP against any liabilities associated with the asset sale and retained by the seller after the asset sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with the asset sale.

  Permitted investments means any of the following:

    .  investments in

      . any evidence of debt consisting of government securities with a maturity of 180 days or less;

      . certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000; and

      . commercial paper with a maturity of 180 days or less issued by a corporation that is not an affiliate of Arch and is organized under the laws of any state of the United States or the District of Columbia and having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services;

    . investments by Arch or any restricted subsidiary in another person, if as result of such investment the other person

      .  becomes a restricted subsidiary or

      . is merged or consolidated with or into Arch or a restricted subsidiary or transfers or conveys all or substantially all of its assets to, Arch or a restricted subsidiary;

    . investments by Arch or any restricted subsidiary in another person made pursuant to the terms of a definitive merger, stock purchase or similar agreement providing for a business combination transaction between Arch or a restricted subsidiary and such person if

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      .  within 365 days of the date of the investment, such other person, pursuant to the terms of such agreement, becomes a restricted subsidiary or is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, Arch or a restricted subsidiary, or

      . if the agreement is terminated before the transactions it contemplates are closed, Arch or such restricted subsidiary liquidates such Investment within 365 days of such termination.

    . investments by Arch or any of the restricted subsidiaries in one another;

    . investments in assets owned or used in the ordinary course of business;

    .  investments in existence on June 3, 1999; and

    . promissory notes received as a result of asset sales permitted under the "Asset Sales" covenant.

  Permitted liens means any of the following:

    . liens on property or assets of Arch or a restricted subsidiary securing debt under or with respect to the bank credit facilities or which are required to secure Arch's 9 1/2% senior notes and 14% senior notes solely and as a direct result of the granting of liens with respect to the bank credit facilities;

    . liens in existence on the issuance date of the notes, except for liens securing debt under the bank credit facilities existing on the issuance date of the notes;

    .  liens securing the notes;

    . liens on property or assets of a restricted subsidiary securing debt of the restricted subsidiary other than guarantees with respect to debt of Arch;

    . any interest or title of a lessor under any capital lease obligation or sale and leaseback transaction under which Arch is lessee so long as the attributable value secured by the lien does not exceed the principal amount of debt permitted under the "Incurrence of Indebtedness" covenant;

    . liens securing acquired debt created before the incurrence of such debt by Arch and not in connection with or in contemplation of incurring such debt if the lien does not extend to any property or assets of Arch other than the assets acquired in connection with the incurrence of the acquired debt;

    . liens arising from purchase money mortgages and purchase security interests incurred in the ordinary course of the business of Arch, if

      . the related debt is not secured by any property or assets of Arch other than the property and assets that are acquired and

      . the lien securing the debt is created within 60 days of the acquisition;

    . statutory liens or landlords' and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other similar liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings, if Arch has made whatever reserve or other appropriate provision may be required in conformity with GAAP;

    . liens for taxes, assessments, government charges or claims that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, if Arch has made whatever reserve or other appropriate provision may be required in conformity with GAAP;

    . liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

    .  rights of banks to set off deposits against debts owed to them;

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    .  other liens incidental to the conduct of the business of Arch or any of its subsidiaries, or the ownership of their assets that do not materially detract from the value of the property subject to the liens;

    . liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, government contracts, performance bonds and other obligations of a similar nature incurred in the ordinary course of business, other than contracts for the payment of money;

    . easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the business of Arch and the restricted subsidiaries, taken as a whole, incurred in the ordinary course of business;

    . liens arising by reason of any judgment, decree or order of any court so long as such lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of the judgment, decree or order have not been finally terminated or the period within which such proceedings may be initiated has not expired; and

    . any extension, renewal or replacement, in whole or in part, of any lien described in the previous 15 clauses if any such extension, renewal or replacement does not extend to any additional property or assets.

  Person means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of a government.

  Property of any person means all types of real, personal, tangible, intangible or mixed property owned by that person whether or not included in the most recent consolidated balance sheet of that person under GAAP.

  Public debt means any debt represented by debt securities issued by Arch in connection with a public offering, whether or not underwritten, or a private placement if such private placement is underwritten for resale pursuant to Rule 144A, Regulation S or otherwise under the Securities Act or sold on an agency basis by a broker-dealer or one of its affiliates. However, the term public debt does not include any debt under the bank credit facilities or any other commercial bank borrowings or similar borrowings, recourse transfers of financial assets, capital leases or other types of borrowings incurred in a manner not customarily viewed as a securities offering.

  Qualified equity interest means any qualified stock and all warrants, options or other rights to acquire qualified stock but excludes any debt security that is convertible into or exchangeable for capital stock.

  Qualified public debt means Arch's 12 3/4% senior notes and any other public debt with covenants applicable to Arch and its subsidiaries that correspond to the parent limited covenants and that are no less restrictive on Arch and its subsidiaries than the covenants contained in the indenture for the 12 3/4% notes, as reasonably determined in good faith by the boards of directors of Arch and its parent company and evidenced in a resolution of those boards.

  Qualified stock of any person means any and all capital stock of such person other than disqualified stock.

  Qualified waiver means an amendment, waiver, consent or other agreement, or series of related amendments, waivers, consents or other agreements, in respect of the terms of any or all of the covenants under the terms of outstanding qualified public debt that correspond with the parent limited covenants, where the effect of such amendment, waiver, consent or agreement, or series of related amendments, waivers, consents or other agreements, is that any or all of such covenants are less restrictive to Arch and its subsidiaries than the covenants set forth in the indenture for Arch's 12 3/4% senior notes as in effect upon issuance of the notes, as reasonably determined in good faith by the boards of directors of Arch and its parent company, and evidenced in a resolution of those boards.

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

  Related person means any beneficial owner of 10% or more of Arch's voting stock.

  Restricted subsidiary means any subsidiary other than an unrestricted subsidiary.

  Rights offerings means the offerings of rights to purchase common stock of Arch's parent company in connection with the MobileMedia acquisition.

  Sale and leaseback transaction means any transaction or series of related transactions pursuant to which a person sells or transfers any property or asset in connection with the leasing of the property or asset to the seller or transferor or the resale of the property or asset against installment payments.

  Significant subsidiary means any restricted subsidiary that, together with its subsidiaries,

    . accounted for more than 10% of the consolidated revenues of Arch and its restricted subsidiaries during Arch's most recent fiscal year or

    . as of the end of that fiscal year, was the owner of more than 10% of the consolidated assets of Arch and its restricted subsidiaries, all as set forth on the most recently available consolidated financial statements of Arch for that fiscal year.

  Stated maturity means

    . when used with respect to any note or any installment of interest on a note, the date specified in such note as the fixed date on which the principal of the note or such installment of interest is due and payable and

    . when used with respect to any other debt, means the date specified in the instrument governing the debt as the fixed date on which the principal of the debt or any installment of interest on the debt is due and payable.

  Subordinated debt means debt of Arch that is subordinated in right of payment to the notes.

  Subsidiary means a person if a majority of the equity ownership or voting stock of that person is owned, directly or indirectly, by Arch and/or one or more other subsidiaries of Arch.

  Treasury rate means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity most nearly equal to the period from the special purchase date to April 15, 2004. However, if the period from the special purchase date to April 15, 2004 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the treasury rate shall be obtained by linear interpolation, calculated to the nearest one-twelfth of a year, from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the special purchase date to April 15, 2004 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. United States Treasury securities will be selected on the basis of information compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days before the special purchase date, or, if such Statistical Release is no longer published, any publicly available source or similar market data.

  Unrestricted subsidiary means

    . any subsidiary that is designated by Arch's board of directors as an unrestricted subsidiary in accordance with the "Unrestricted Subsidiaries" covenant and

    .  any subsidiary of an unrestricted subsidiary.

  Voting stock means any class or classes of capital stock whose holders have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of any person, irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power if any contingency happens.

Governing Law

  The indenture, the notes, the security agreement and the exchange and registration rights agreement are governed by the laws of the State of New York, without regard to conflicts of laws principles recognized in New York, and are to be construed in accordance with those laws.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

  The following discussion addresses the material United States federal income tax considerations relating to the exchange offer and the purchase, ownership and disposition of the notes. This discussion is based on the provisions of the Internal Revenue Code, the applicable treasury regulations promulgated or proposed under the tax code, judicial authority and current administrative rulings and practice. All of these authorities may change without notice, possibly on a retroactive basis. This summary deals only with holders that will hold notes as capital assets within the meaning of Section 1221 of the tax code. It does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks and other financial institutions; tax-exempt organizations; insurance companies; traders or dealers in securities or currencies; custodians, nominees or similar financial intermediaries holding notes for others; or persons that will hold notes as a position in a hedging transaction, straddle or conversion transaction for tax purposes. This summary does not discuss the tax consequences of any conversion of currency into or out of the United States dollar as such a conversion relates to the purchase, ownership or disposition of the notes. Arch has not sought any ruling from the Internal Revenue Service with respect to the statements made and the conclusions reached in the following summary. There can be no assurance that the IRS will agree with such statements and conclusions. INVESTORS IN THE NEW NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Consequences of the Exchange Offer to Holders

  Hale and Dorr LLP, counsel to Arch, has rendered an opinion to Arch that the exchange of old notes for new notes pursuant to the exchange offer will not be taxable to an exchanging holder for federal income tax purposes. As a result, an exchanging holder

  . will not recognize taxable gain or loss as a result of exchanging old notes for new notes pursuant to the exchange offer;

  . the holding period of the new notes will include the holding period of the old notes exchanged for them; and

  . the adjusted tax basis of the new notes will be the same as the adjusted tax basis of the old notes exchanged for them immediately before the exchange.

The exchange offer will result in no federal income tax consequences to a holder of notes who does not participate in the exchange offer. A copy of the opinion is attached as Exhibit 8.1 to the registration statement of which this prospectus is a part.

United States Holders

  A United States holder is the beneficial owner of a note that for United States federal income tax purposes is

  .  a citizen or resident of the United States;

  . a corporation created or organized in or under the laws of the United States or any state;

  . a partnership or other business entity created or organized in or under the laws of the United States or any state and that is properly treated as a United States person for tax purposes;

  . an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or

  . a trust whose administration is subject to the primary supervision of a United States court and with respect to which one or more United States persons have the authority to control all substantial decisions.

  An individual may, subject to certain exceptions, be deemed to be a United States resident, as opposed to a non-resident alien, because he or she is present in the United States on at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for such purposes all of the days present in the current year, one-third of the days present in the immediately preceding year, and one-sixth of the days present in the second preceding year. Resident aliens are subject to United States federal income tax as if they were United States citizens. A holder that is not a United States holder is referred to as a non-United States holder.

 Payment of Interest

  Stated interest on a note generally will be includible in the income of a United States holder as ordinary income at the time such interest is received or accrued, in accordance with the holder's method of accounting for United States federal income tax purposes.

  The notes were issued at a discount from their stated principal amount. The amount of the discount is equal to the difference between the stated redemption price at maturity of a note and its issue price. In addition to stated interest, a holder must include the discount in gross income as ordinary interest income on an economic accrual basis, without regard to the holder's regular method of accounting. The discount must, therefore, be included in income before the receipt of the cash representing that income, and the discount will not be includible in income again when actually received. The amount includible in gross income is the sum of the daily portions of the discount generally calculated under a constant yield method for all days during a taxable year in which a holder owns a note.

  The issue price of a note is generally the initial offering price at which a substantial amount of the notes is sold. The stated redemption price at maturity is the sum of all payments on the note other than any qualified stated interest payments. Qualified stated interest is defined as any one of a series of payments equal to the product of

  .  the outstanding principal balance of the note times

  . a single fixed rate, or certain variable rates of interest, that is unconditionally payable at least annually.

United States holders should consult their own tax advisors regarding tax considerations relating to the discount.

 Market Discount

  United States holders should be aware that the resale of a note may be affected by the market discount rules of the tax code. Under these rules, a subsequent purchaser of a note acquiring the note at a market discount generally would be required to include as ordinary income a portion of the gain realized upon the disposition or retirement of the note to the extent of the market discount that has accrued while the debt instrument was held by the purchaser.

  A purchaser at a market discount includes the purchase of a note after its original issuance at a price less than the note's stated redemption price at maturity. The amount of market discount, if any, will generally equal the excess of:

  . the sum of the issue price of the note and the aggregate amount of the original issue discount includible in the gross income of all United States holders, over

  .  the purchase price.

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

Gain recognized on the disposition, including a redemption, by a United States holder of a note that has accrued market discount will be treated as ordinary income, and not capital gain, to the extent of the accrued market discount, but only if the amount of market discount exceeds a statutorily-defined de minimus amount.

  Under the de minimis exception, there is no market discount on a note if the excess of the stated redemption price at maturity of the note over the holders's tax basis in the note is less than 0.25% of the stated redemption price at maturity multiplied by the number of complete years after the acquisition date to the note's date of maturity. Unless the holder elects otherwise, as described below, the accrued market discount would be the amount calculated by multiplying the market discount by a fraction;

  . the numerator of which is the number of days the obligation has been held by the holder; and

  . the denominator of which is the number of days after the holder acquisition of the obligation up to and including its maturity date.

  A United States holder of a note acquired at market discount will be deemed to have realized an amount equal to the fair market value of the note if the holder disposes of the note in specified transactions other than a sale, exchange or involuntary conversion, even though the transaction is otherwise non-taxable (for example, a gift). The United States holder will be required to recognize as ordinary income any accrued market discount to the extent of the deemed gain. A holder of a note acquired at a market discount also may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until it is disposed of in a taxable transaction.

  A United States holder of a note acquired at market discount may elect to include the market discount in income as it accrues. This election would apply to all market discount obligations acquired by the electing United States holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the IRS. If a United States holder of a note elects to include market discount in income currently, the rules discussed above with respect to ordinary income recognition resulting from sales and certain other dispositions and to deferral of interest deductions would not apply.

 Market Premium

  A note may also be acquired at a bond premium, generally equal to the excess, if any, of its tax basis over the amount payable at maturity or, if a smaller premium would result, on an earlier call date. A United States holder may elect to amortize the bond premium, in which case amortizable bond premium is allocated to payments of interest and treated as an offset to interest income.

  If an election to amortize bond premium is not made, a United States holder must include the full amount of each interest payment in income in accordance with its regular method of tax accounting and will generally receive a tax benefit from the bond premium only upon computing its gain or loss upon the sale or other disposition or payment of the principal amount of the note.

 Sale, Exchange or Redemption of Notes

  Upon the sale, exchange or redemption of a note, a United States holder generally will recognize capital gain or loss equal to the difference between

  . the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption, except to the extent such amount is attributable to accrued interest income, which is taxable as ordinary income; and

  .  such holder's adjusted tax basis in the note.

A United States holder's adjusted tax basis in a note generally will equal the cost of the note to such holder, less any principal payments received by such holder plus the discount previously included in income. Such capital gain or loss will be long-term if the United States holder's holding period is more than 12 months and will be short-term if the holding period is 12 months or less. Long-term capital gains recognized by individuals are generally taxed at a maximum federal tax rate of 20%, and short-term capital gains are generally taxed at a maximum federal tax rate of 39.6%.

 Information Reporting and Backup Withholding

  In general, information reporting requirements will apply to certain noncorporate United States holders with respect to payments of principal, premium, interest and original issue discount on a note, and to payments of the proceeds of the sale of a note. The receipt of such payments may be subject to "backup withholding" at a 31% rate under certain circumstances. Backup withholding generally applies only if the holder

  . fails to furnish his or her Social Security or other taxpayer identification number within a reasonable time after the request for it;

  .  furnishes an incorrect taxpayer identification number;

  . is notified by the IRS that he or she has failed to report properly interest, dividends or original issue discount; or

  . fails, under specified circumstances, to provide a certified statement, signed under penalties of perjury, that the taxpayer identification number provided is the correct number and that he or she is not subject to backup withholding.

Any amounts withheld under the backup withholding rules from a payment to a United States holder will be allowed as a credit against such holder's United States federal income tax and may entitle the holder to a refund, provided that the required information is furnished to the IRS.

Non-United States Holders

 Payment of Interest

  Generally, interest income of a non-United States holder that is not effectively connected with a United States trade or business will be subject to a withholding tax at a 30% rate or any lower rate that may be prescribed by an income tax treaty between the United States and the holder's country of residence. However, interest paid on a note to a non-United States holder will qualify for the portfolio interest exemption and, therefore, will not be subject to United States federal income tax or withholding tax if

  . such interest income is not effectively connected with a United States trade or business of the non-United States holder and

  .  the non-United States holder

    . does not actually or constructively own 10% or more of the combined voting power of all classes of stock of Arch entitled to vote,

    . is not a controlled foreign corporation related to Arch, actually or constructively through stock ownership under section 864(d)(4) of the tax code,

    . is not a bank which acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business, and

    .  either

      . provides to Arch or its agent a Form W-8BEN or a suitable substitute form signed under penalties of perjury that includes its name and address and certifies as to the holder's non-United States status, or

      . provides a Form W-8BEN or a suitable substitute form or other appropriate documentation signed under the penalties of perjury to a qualified intermediary such as a securities clearing organization, bank or other financial institution, which in turn provides to Arch or its agent a Form W-8IMY.

  Under an exception to the original issue discount rules described above, the discount which accrues to the benefit of a non-United States holder will not be taxed currently as interest income for United States federal income tax purposes. Rather, the non-United States holder will be subject to United States tax at the time of payment, sale, or exchange of a note at a 30% rate, or, if applicable, a lower treaty rate, on the discount which accrued while the note was held by the non-United States holder. The discount will qualify for the portfolio interest exemption under the same conditions described in the preceding paragraph.

  A non-United States holder which does not qualify for the "portfolio interest exemption" may nevertheless be entitled to an exemption from, or reduction on the rate of, the United States withholding tax on the interest and discount if such holder

  . resides in a jurisdiction which has a favorable income tax treaty with the United States,

  .  satisfies the conditions for the application of such treaty, and

  . provides to Arch or its agent a Form W-8BEN or a suitable substitute form.

  Except to the extent that an applicable treaty otherwise provides, a non-United States holder generally will be taxed in the same manner as a United States holder with respect to interest and discount if the interest and discount is effectively connected with a United States trade or business of the non-United States holder. Effectively connected interest and discount received by a corporate non-United States holder may also, under certain circumstances, be subject to an additional branch profits tax at a 30% rate or, if applicable, a lower treaty rate. Even though such effectively connected interest and discount is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding if the non-United States holder delivers a properly executed IRS Form W-8ECI to Arch or its agent.

 Sale, Exchange or Redemption of Notes

  A non-United States holder of a note will generally not be subject to United States federal income tax or withholding tax on any gain realized on the sale, exchange or redemption of the note, other than gain attributable to accrued interest or discount, unless

  . the gain is effectively connected with a United States trade or business of the non-United States holder,

  . in the case of a non-United States holder who is an individual, the holder is present in the United States for a period or periods aggregating 183 days or more during the taxable year of the disposition, or

  . the holder is subject to tax pursuant to the provisions of the tax code applicable to certain United States expatriates.

The amount of gain realized upon the sale, exchange, or redemption of a note may include amounts attributable to accrued interest and the discount. Gain attributable to accrued interest and discount will be taxable, if at all, as described above under "--Non-United States Holders--Payment of Interest".

 Information Reporting and Backup Withholding

  United States information reporting requirements and backup withholding will not apply to payments of principal or interest on a note to a non-United States holder made outside the United States. United States information reporting requirements and backup withholding will not apply to payments of principal or interest on a note to a non-United States holder made within the United States if the Form W-8BEN described in "--Non-United States Holders--Payment of Interest" is duly provided by such holder, provided that Arch or its agent does not have actual knowledge that the holder is a United States person.

  Information reporting requirements and backup withholding will not apply to any payment of the proceeds of the sale of a note effected outside the United States by a foreign office of a broker, as that term is defined in applicable treasury regulations, if such broker is neither

  .  a foreign office of a United States broker, nor

  . a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, nor

  . a controlled foreign corporation within the meaning of section 957(a) of the tax code, and the broker has documentary evidence of the holder's foreign status, has no actual knowledge that the evidence is false, and meets certain other conditions.

Payment of the proceeds of any such sale effected outside the United States by a foreign office of a United States broker or by a foreign office of a foreign broker that is described in the second or third clauses of the preceding sentence will not be subject to backup withholding, but will be subject to information reporting requirements unless such broker has documentary evidence in its records that the beneficial owner is a non-United States holder and certain other conditions are met, or the beneficial owner otherwise establishes an exemption. Payment of the proceeds of any such sale to or through the United States office of a broker is subject to information reporting and backup withholding requirements, unless the beneficial owner of the note provides the Form W-8BEN described in "--Non-United States Holders--Payment of Interest" or otherwise establishes an exemption, provided that the broker does not have actual knowledge that such owner is a United States holder or that the conditions of an exemption are not in fact satisfied.

  Tax consequences may differ from those described above for a non-United States holder who provides a Form W-8BEN or acceptable substitute therefor but fails to renew such form, after its expiration, in accordance with applicable treasury regulations.

  Any amounts withheld under the backup withholding rules from a payment to a non-United States holder would be allowed as a refund or a credit against the holder's United States federal income tax liability, provided the required information is timely furnished to the IRS.


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

                              PLAN OF DISTRIBUTION

  Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of new notes received in exchange for market-making activities or other trading activities. Arch has agreed that for a period not less than one year after the expiration date of the exchange offer, or such shorter period as will terminate when all new notes acquired by participating broker-dealers, as that term is defined in the exchange and registration rights agreement, have been resold by such broker-dealers, it will make this prospectus, as amended or supplemented, available to any broker-dealer that requests it in the letter of transmittal for use in connection with any such resale. In addition, until October 4, 1999 all dealers effecting transactions in new notes may be required to deliver a prospectus.

  Arch will not receive any proceeds from any sale of new notes by broker-dealers or any other persons. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act because it acknowledges that it will deliver a prospectus or because it delivers a prospectus,

  Arch has agreed to pay all expenses incident to Arch's performance and compliance with the exchange and registration rights agreement, including the expenses of one counsel for the holders of the old notes and will indemnify the holders of old notes, including any broker-dealers, and various parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

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

                                 LEGAL MATTERS

  The validity of the notes offered hereby will be passed upon for Arch by Hale and Dorr LLP, 60 State Street, Boston, Massachusetts.

                                    EXPERTS

  The financial statements of Arch included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports which are included in this prospectus in reliance upon their authority as experts in accounting and auditing in giving those reports.

  Ernst & Young LLP, independent auditors, have audited MobileMedia's consolidated financial statements at December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, as set forth in their report. Their report contains an explanatory paragraph describing conditions that raise substantial doubt about MobileMedia's ability to continue as a going concern as described in Note 1 of MobileMedia's notes to consolidated financial statements. We have included MobileMedia's financial statements in the prospectus and registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

  The descriptions of the regulatory requirements under the Communications Act and associated regulations set forth under "Risk Factors--Government regulation may burden operations" and "Industry Overview--Regulation", except for matters that are unique to MobileMedia, have been included under the authority of Wilkinson, Barker, Knauer LLP, as experts in telecommunications law. FCC matters unique to MobileMedia included in the description of these regulatory requirements have been included under the authority of Wiley, Rein & Fielding as experts in telecommunications law. Stockholders of Arch should not rely on Wilkinson, Barker, Knauer LLP or Wiley, Rein & Fielding with respect to any other matters.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Arch Communications, Inc. and Subsidiaries

Report of Independent Public Accountants.................................  F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998 and March
 31, 1999 (unaudited)....................................................  F-3

Consolidated Statements of Operations for Each of the Three Years in the
 Period Ended December 31, 1998 and for the Three Months Ended March 31,
 1998 and 1999 (unaudited)...............................................  F-4

Consolidated Statements of Stockholder's Equity for Each of the Three
 Years in the Period Ended December 31, 1998 and for the Three Months
 Ended March 31, 1999 (unaudited)........................................  F-5

Consolidated Statements of Cash Flows for Each of the Three Years in the
 Period Ended December 31, 1998 and for the Three Months Ended March 31,
 1998 and 1999 (unaudited)...............................................  F-6

Notes to Consolidated Financial Statements...............................  F-7

MobileMedia Communications, Inc. and Subsidiaries

Report of Independent Auditors........................................... F-19

Consolidated Balance Sheets as of December 31, 1997 and 1998 and March
 31, 1999 (unaudited).................................................... F-20

Consolidated Statements of Operations for Each of the Three Years in the
 Period Ended December 31, 1998 and for the Three Months Ended March 31,
 1998 and 1999 (unaudited)............................................... F-21

Consolidated Statement of Changes in Stockholders' Equity (Deficit) for
 Each of the Three Years in the Period Ended December 31, 1998 and for
 the Three Months Ended March 31, 1999 (unaudited)....................... F-22

Consolidated Statements of Cash Flows for Each of the Three Years in the
 Period Ended December 31, 1998 and for the Three Months Ended March 31,
 1998 and 1999 (unaudited)............................................... F-23

Notes to Consolidated Financial Statements............................... F-24

                    Report of Independent Public Accountants

To Arch Communications, Inc.:

  We have audited the accompanying consolidated balance sheets of Arch Communications, Inc., a wholly owned subsidiary of Arch Communications Group, Inc. (a Delaware corporation) (the "Company") and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholder's equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and the schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Arch Communications, Inc. and subsidiaries as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

  Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed in Item 21(b)(a) is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. The schedule has been subjected to the auditing procedures applied in the audits of the basic consolidated financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic consolidated financial statements taken as a whole.

                                          /s/ Arthur Andersen LLP
Boston, Massachusetts
February 24, 1999 (except with respect to the matters discussed in Note 12, as to which the date is June 28, 1999)

                           ARCH COMMUNICATIONS, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

                          CONSOLIDATED BALANCE SHEETS
                      (in thousands, except share amounts)

                                                 December 31,        March 31,
                                             ---------------------  -----------
                                                1997       1998        1999
                                             ----------  ---------  -----------
                                                                    (unaudited)
                   ASSETS
Current assets:
  Cash and cash equivalents................. $    1,887  $      22   $ 10,478
  Accounts receivable (less reserves of
   $5,744, $6,583 and $6,173 in 1997, 1998
   and 1999, respectively)..................     30,147     30,753     30,757
  Inventories...............................     12,633     10,319      9,803
  Prepaid expenses and other................      4,917      8,007      9,348
                                             ----------  ---------   --------
    Total current assets....................     49,584     49,101     60,386
                                             ----------  ---------   --------
Property and equipment, at cost:
  Land, buildings and improvements..........     10,089     10,480     10,539
  Paging and computer equipment.............    361,713    400,312    411,351
  Furniture, fixtures and vehicles..........     16,233     17,381     17,673
                                             ----------  ---------   --------
                                                388,035    428,173    439,563
  Less accumulated depreciation and
   amortization.............................    146,542    209,128    220,955
                                             ----------  ---------   --------
  Property and equipment, net...............    241,493    219,045    218,608
                                             ----------  ---------   --------
Intangible and other assets (less accumu-
 lated amortization of $258,856,
 $368,903 and $383,039 in 1997, 1998 and
 1999, respectively)........................    718,969    626,439    594,967
                                             ----------  ---------   --------
                                             $1,010,046  $ 894,585   $873,961
                                             ==========  =========   ========
    LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Current maturities of long-term debt...... $   24,513  $   1,250   $  1,250
  Accounts payable..........................     22,486     25,683     26,564
  Accrued restructuring charge..............        --      11,909     11,032
  Accrued expenses..........................     11,894     11,689     10,068
  Accrued interest..........................     11,174     20,922     16,886
  Customer deposits.........................      6,150      4,528      4,380
  Deferred revenue..........................      8,787     10,958     12,253
                                             ----------  ---------   --------
    Total current liabilities...............     85,004     86,939     82,433
                                             ----------  ---------   --------
Long-term debt, less current maturities.....    623,000    620,629    643,700
                                             ----------  ---------   --------
Other long-term liabilities.................        --      27,235     26,844
                                             ----------  ---------   --------
Commitments and contingencies
Stockholder's equity:
  Common stock--$.01 par value, authorized
   1,000 shares, issued and
   outstanding 849 shares...................        --         --         --
  Additional paid-in capital................    617,563    642,406    642,266
  Accumulated deficit.......................   (315,521)  (482,624)  (521,282)
                                             ----------  ---------   --------
    Total stockholder's equity..............    302,042    159,782    120,984
                                             ----------  ---------   --------
                                             $1,010,046  $ 894,585   $873,961
                                             ==========  =========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

                           ARCH COMMUNICATIONS, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                           Three Months Ended
                             Years Ended December 31,           March 31,
                           ------------------------------  --------------------
                             1996      1997       1998       1998       1999
                           --------  ---------  ---------  ---------  ---------
                                                               (unaudited)
Service, rental and
 maintenance revenues....  $291,399  $ 351,944  $ 371,154  $  91,397  $  90,529
Product sales............    39,971     44,897     42,481     10,642     10,359
                           --------  ---------  ---------  ---------  ---------
    Total revenues.......   331,370    396,841    413,635    102,039    100,888
Cost of products sold....   (27,469)   (29,158)   (29,953)    (7,366)    (6,926)
                           --------  ---------  ---------  ---------  ---------
                            303,901    367,683    383,682     94,673     93,962
                           --------  ---------  ---------  ---------  ---------
Operating expenses:
  Service, rental and
   maintenance...........    64,957     79,836     80,782     20,189     20,293
  Selling................    46,962     51,474     49,132     11,870     13,011
  General and
   administrative........    86,181    106,041    112,181     28,318     25,626
  Depreciation and
   amortization..........   191,101    231,376    220,172     53,471     50,876
  Restructuring charge...       --         --      14,700        --         --
                           --------  ---------  ---------  ---------  ---------
    Total operating
     expenses............   389,201    468,727    476,967    113,848    109,806
                           --------  ---------  ---------  ---------  ---------
Operating income (loss)..   (85,300)  (101,044)   (93,285)   (19,175)   (15,844)
Interest expense.........   (50,330)   (63,680)   (68,094)   (16,396)   (16,773)
Interest income..........     1,270        796      1,685        126        520
Equity in loss of
 affiliate...............    (1,968)    (3,872)    (5,689)    (1,055)    (3,200)
                           --------  ---------  ---------  ---------  ---------
Income (loss) before in-
 come tax benefit, ex-
 traordinary item and ac-
 counting change.........  (136,328)  (167,800)  (165,383)   (36,500)   (35,297)
Benefit from income
 taxes...................    51,207     21,172        --         --         --
                           --------  ---------  ---------  ---------  ---------
Income (loss) before ex-
 traordinary item and ac-
 counting change.........   (85,121)  (146,628)  (165,383)   (36,500)   (35,297)
Extraordinary charge from
 early extinguishment of
 debt....................    (1,904)       --      (1,720)       --         --
Cumulative effect of
 accounting change.......       --         --         --         --      (3,361)
                           --------  ---------  ---------  ---------  ---------
Net income (loss)........  $(87,025) $(146,628) $(167,103) $ (36,500) $ (38,658)
                           ========  =========  =========  =========  =========


  The accompanying notes are an integral part of these consolidated financial statements.

                           ARCH COMMUNICATIONS, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDER'S EQUITY
                                 (in thousands)

                                           Additional                 Total
                                    Common  Paid-in   Accumulated Stockholder's
                                    Stock   Capital     Deficit      Equity
                                    ------ ---------- ----------- -------------
Balance, December 31, 1995.........  $--    $358,411   $ (81,868)   $ 276,543
  Capital Contribution from Arch
   Communications
   Group, Inc......................   --     262,329         --       262,329
  Net loss.........................   --         --      (87,025)     (87,025)
                                     ----   --------   ---------    ---------
Balance, December 31, 1996.........   --     620,740    (168,893)     451,847
  Distribution to Arch
   Communications Group, Inc.......   --      (3,177)        --        (3,177)
  Net loss.........................   --         --     (146,628)    (146,628)
                                     ----   --------   ---------    ---------
Balance, December 31, 1997.........   --     617,563    (315,521)     302,042
  Capital Contribution from Arch
   Communications
   Group, Inc......................   --      24,843         --        24,843
  Net loss.........................   --         --     (167,103)    (167,103)
                                     ----   --------   ---------    ---------
Balance, December 31, 1998.........   --     642,406    (482,624)     159,782
  Distribution to Arch
   Communications Group, Inc.
   (unaudited).....................   --        (140)        --          (140)
  Net loss (unaudited).............   --         --      (38,658)     (38,658)
                                     ----   --------   ---------    ---------
Balance, March 31, 1999
 (unaudited).......................  $--    $642,266   $(521,282)   $ 120,984
                                     ====   ========   =========    =========


  The accompanying notes are an integral part of these consolidated financial statements.

                           ARCH COMMUNICATIONS, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                           Three Months Ended
                             Years Ended December 31,           March 31,
                           ------------------------------  --------------------
                             1996      1997       1998       1998       1999
                           --------  ---------  ---------  ---------  ---------
                                                               (unaudited)
Cash flows from operating
 activities:
  Net income (loss) .....  $(87,025) $(146,628) $(167,103) $ (36,500) $ (38,658)
  Adjustments to recon-
   cile net income (loss)
   to net cash
   provided by operating
   activities:
  Depreciation and
   amortization..........   191,101    231,376    220,172     53,471     50,876
  Deferred income tax
   benefit...............   (51,207)   (21,172)       --         --         --
  Extraordinary charge
   from early
   extinguishment of
   debt..................     1,904        --       1,720        --         --
  Cumulative effect of
   accounting change.....       --         --         --         --       3,361
  Equity in loss of
   affiliate.............     1,968      3,872      5,689      1,055      3,200
  Accretion of discount
   on senior notes.......       --         --         141        --          71
  Gain on Tower Site
   Sale..................       --         --      (2,500)       --        (507)
  Accounts receivable
   loss provision........     8,198      7,181      8,545      1,831      2,335
  Changes in assets and
   liabilities, net of
   effect from
   acquisitions of paging
   companies:
    Accounts receivable..   (15,513)   (11,984)    (9,151)    (3,108)    (2,339)
    Inventories..........     1,845     (2,394)     2,314     (5,569)       516
    Prepaid expenses and
     other...............        89       (386)    (3,090)     1,351     (1,341)
    Accounts payable and
     accrued expenses....   (12,440)     3,683     24,649     (4,222)    (5,653)
    Customer deposits and
     deferred revenue....     1,556      1,058        549      1,673      1,147
    Other long-term
     liabilities.........       --         --         --         --        (502)
                           --------  ---------  ---------  ---------  ---------
Net cash provided by
 operating activities....    40,476     64,606     81,935      9,982     12,506
                           --------  ---------  ---------  ---------  ---------
Cash flows from investing
 activities:
  Additions to property
   and equipment, net....  (138,899)   (87,868)   (79,249)   (15,915)   (21,125)
  Additions to intangible
   and other assets......   (16,676)   (14,899)   (33,935)    (5,404)    (4,403)
  Net proceeds from Tower
   Site Sale.............       --         --      30,316        --         618
  Acquisition of paging
   companies, net of cash
   acquired..............  (325,420)       --         --         --         --
                           --------  ---------  ---------  ---------  ---------
Net cash used for
 investing activities....  (480,995)  (102,767)   (82,868)   (21,319)   (24,910)
                           --------  ---------  ---------  ---------  ---------
Cash flows from financing
 activities:
  Issuance of long-term
   debt..................   401,000     91,000    463,239     24,500     23,000
  Repayment of long-term
   debt..................  (225,166)   (49,046)  (489,014)   (12,259)       --
  Capital contribution
   from (distribution to)
   Arch
   Communications Group,
   Inc. .................   262,329     (3,177)    24,843        298       (140)
                           --------  ---------  ---------  ---------  ---------
Net cash provided by
 (used in) financing
 activities..............   438,163     38,777       (932)    12,539     22,860
                           --------  ---------  ---------  ---------  ---------
Net (decrease) increase
 in cash and cash
 equivalents.............    (2,356)       616     (1,865)     1,202     10,456
Cash and cash
 equivalents, beginning
 of period...............     3,627      1,271      1,887      1,887         22
                           --------  ---------  ---------  ---------  ---------
Cash and cash
 equivalents, end of
 period..................  $  1,271  $   1,887  $      22  $   3,089  $  10,478
                           ========  =========  =========  =========  =========
Supplemental disclosure:
  Interest paid..........  $ 46,448  $  61,322  $  56,249  $  15,289  $  20,212
                           ========  =========  =========  =========  =========
  Liabilities assumed in
   acquisition of paging
   companies.............  $ 58,233  $     --   $     --   $     --   $     --
                           ========  =========  =========  =========  =========



  The accompanying notes are an integral part of these consolidated financial statements.

                           ARCH COMMUNICATIONS, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Significant Accounting Policies

  Organization--Arch Communications, Inc. ("Arch" or the "Company") is a leading provider of wireless messaging services, primarily paging services, and is the third largest paging company in the United States (based on units in service). The financial statements for the Company represent the merger of Arch Communications Enterprises, Inc. ("ACE") with and into a subsidiary of USA Mobile Communications, Inc. II ("USAM"). ACE, USAM and the Company are wholly-owned subsidiaries of Arch Communications Group, Inc. ("Parent").

  Unaudited Interim Consolidated Financial Statements--The consolidated balance sheets as of March 31, 1999, the consolidated statements of operations and cash flows for the three months ended March 31, 1998 and 1999 and the consolidated statement of stockholders' equity (deficit) for the three months ended March 31, 1999 are unaudited and, in the opinion of the Company's management, include all adjustments and accruals, consisting only of normal recurring accrual adjustments, which are necessary for a fair presentation of the Company's consolidated financial position, results of operations and cash flows. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full year.

  Principles of Consolidation--The accompanying consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Revenue Recognition--Arch recognizes revenue under rental and service agreements with customers as the related services are performed. Maintenance revenues and related costs are recognized ratably over the respective terms of the agreements. Sales of equipment are recognized upon delivery. Commissions are recognized as an expense when incurred.

  Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash Equivalents--Cash equivalents include short-term, interest-bearing instruments purchased with remaining maturities of three months or less. The carrying amount approximates fair value due to the relatively short period to maturity of these instruments.

  Inventories--Inventories consist of new pagers which are held primarily for resale. Inventories are stated at the lower of cost or market, with cost determined on a first-in, first-out basis.

  Property and Equipment--Pagers sold or otherwise retired are removed from the accounts at their net book value using the first-in, first-out method. Property and equipment is stated at cost and is depreciated using the straight-line method over the following estimated useful lives:

                                                                      Estimated
                                                                        Useful
      Asset Classification                                               Life
      --------------------                                            ----------
      Buildings and improvements.....................................  20 Years
      Leasehold improvements......................................... Lease Term
      Pagers.........................................................  3 Years
      Paging and computer equipment.................................. 5-8 Years
      Furniture and fixtures......................................... 5-8 Years
      Vehicles.......................................................  3 Years

                           ARCH COMMUNICATIONS, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Depreciation and amortization expense related to property and equipment totaled $87.5 million, $108.0 million and $101.1 million for the years ended December 31, 1996, 1997 and 1998, respectively.

  Intangible and Other Assets--Intangible and other assets, net of accumulated amortization, are composed of the following (in thousands):

                                                     December 31,     March 31,
                                                   ----------------- -----------
                                                     1997     1998      1999
                                                   -------- -------- -----------
                                                                     (unaudited)
      Goodwill.................................... $312,017 $271,808  $261,782
      Purchased FCC licenses......................  293,922  256,519   247,193
      Purchased subscriber lists..................   87,281   56,825    49,456
      Deferred financing costs....................      526   13,983    14,616
      Investment in Benbow PCS Ventures, Inc......    6,189   11,347     8,953
      Investment in CONXUS Communications, Inc....    6,500    6,500     6,500
      Non-competition agreements..................    2,783    1,790     1,525
      Other.......................................    9,751    7,667     4,942
                                                   -------- --------  --------
                                                   $718,969 $626,439  $594,967
                                                   ======== ========  ========

  Amortization expense related to intangible and other assets totaled $103.7 million, $123.4 million and $119.1 million for the years ended December 31, 1996, 1997 and 1998, respectively.

  Subscriber lists, Federal Communications Commission ("FCC") licenses and goodwill are amortized over their estimated useful lives, ranging from five to ten years using the straight-line method. Non-competition agreements are amortized over the terms of the agreements using the straight-line method. Other assets consist of contract rights, organizational and FCC application and development costs which are amortized using the straight-line method over their estimated useful lives not exceeding ten years. Development and start up costs include nonrecurring, direct costs incurred in the development and expansion of paging systems, and are amortized over a two-year period. In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Arch adopted SOP 98-5 effective January 1, 1999. Initial application of SOP 98-5 was reported as the cumulative effect of a change in accounting principle.

  Deferred financing costs incurred in connection with Arch's credit agreements (see Note 3) are being amortized over periods not to exceed the terms of the related agreements. As credit agreements are amended and restated, unamortized deferred financing costs are written off as an extraordinary charge. During 1996 and 1998, charges of $1.9 million and $1.7 million, respectively, were recognized in connection with the closing of new credit facilities.

  In connection with Arch's May 1996 acquisition of Westlink Holdings, Inc. ("Westlink") (see Note 2), Arch acquired Westlink's 49.9% share of the capital stock of Benbow PCS Ventures, Inc. ("Benbow"). Benbow has exclusive rights to a 50kHz outbound/12.5kHz inbound narrowband personal communications license in each of the central and western regions of the United States. Arch is obligated, to the extent such funds are not available to Benbow from other sources, and subject to the approval of Arch's designee on Benbow's Board of Directors, to advance Benbow sufficient funds to service debt obligations incurred by Benbow in connection with its acquisition of its narrowband PCS licenses and to finance the build out of a regional narrowband PCS system. Arch's investment in Benbow is accounted for under the equity method whereby Arch's share of Benbow's losses, since the acquisition date of Westlink, are recognized in Arch's accompanying consolidated statements of operations under the caption equity in loss of affiliate.

                           ARCH COMMUNICATIONS, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  On November 8, 1994, CONXUS Communications, Inc. ("CONXUS"), formerly PCS Development Corporation, was successful in acquiring the rights to a two-way paging license in five designated regions in the United States in the FCC narrowband wireless spectrum auction. As of December 31, 1998, Arch's investment in CONXUS totaled $6.5 million and is accounted for under the cost method.

  In accordance with Statement of Financial Accounting Standards ("SFAS") No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets To Be Disposed Of" Arch evaluates the recoverability of its carrying value of the Company's long-lived assets and certain intangible assets based on estimated undiscounted cash flows to be generated from each of such assets as compared to the original estimates used in measuring the assets. To the extent impairment is identified, Arch reduces the carrying value of such impaired assets. To date, Arch has not had any such impairments.

  Fair Value of Financial Instruments--Arch's financial instruments, as defined under SFAS No. 107 "Disclosures about Fair Value of Financial Instruments", include its cash, its debt financing and interest rate protection agreements. The fair value of cash is equal to the carrying value at December 31, 1997 and 1998.

  As discussed in Note 3, Arch's debt financing primarily consists of senior bank debt and fixed rate senior notes. Arch considers the fair value of senior bank debt to be equal to the carrying value since the related facilities bear a current market rate of interest. Arch's fixed rate senior notes are traded publicly. The following table depicts the fair value of the fixed rate senior notes based on the current market quote as of December 31, 1997 and 1998 (in thousands):

                                            December 31, 1997 December 31, 1998
                                            ----------------- -----------------
                                            Carrying   Fair   Carrying   Fair
Description                                  Value    Value    Value    Value
-----------                                 --------  -----   --------  -----
9 1/2% Senior Notes due 2004............... $125,000 $122,488 $125,000 $112,500
14% Senior Notes due 2004..................  100,000  112,540  100,000  103,000
12 3/4% Senior Notes due 2007..............      --       --   127,604  127,604

  Arch had off-balance-sheet interest rate protection agreements consisting of interest rate swaps and interest rate caps with notional amounts of $140.0 million and $80.0 million, respectively, at December 31, 1997 and $265.0 million and $40.0 million, respectively, at December 31, 1998. The fair values of the interest rate swaps and interest rate caps were $47,000 and $9,000, respectively, at December 31, 1997. The cost to terminate the outstanding interest rate swaps and interest rate caps at December 31, 1998 would have been $6.4 million. See Note 3.

  Reclassifications--Certain amounts of prior periods were reclassified to conform with the 1998 presentation.

2. Acquisitions

  In May 1996, Arch completed its acquisition of all the outstanding capital stock of Westlink for $325.4 million in cash, including direct transaction costs. The purchase price was allocated based on the fair values of assets acquired and liabilities assumed (including deferred income taxes arising in purchase accounting), which amounted to $383.6 million and $58.2 million, respectively.

  This acquisition has been accounted for as a purchase, and the results of its operations have been included in the consolidated financial statements from the date of the acquisition. Goodwill resulting from the acquisition is being amortized over a ten-year period using the straight-line method.

                           ARCH COMMUNICATIONS, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition had occurred at the beginning of the period presented, after giving effect to certain adjustments, including depreciation and amortization of acquired assets and interest expense on acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made at the beginning of the period presented, or of results that may occur in the future.

                                                                  Year Ended
                                                               December 31, 1996
                                                               -----------------
                                                                (unaudited and
                                                                 in thousands)
      Revenues................................................     $358,900
      Income (loss) before extraordinary item.................     (100,807)
      Net income (loss).......................................     (102,711)

3. Long-term Debt

  Long-term debt consisted of the following (in thousands):

                                                     December 31,     March 31,
                                                   ----------------- -----------
                                                     1997     1998      1999
                                                   -------- -------- -----------
                                                                     (unaudited)
      Senior Bank Debt............................ $422,500 $267,000  $290,000
      9 1/2% Senior Notes due 2004................  125,000  125,000   125,000
      14% Senior Notes due 2004...................  100,000  100,000   100,000
      12 3/4% Senior Notes due 2007...............      --   127,604   127,675
      Other.......................................       13    2,275     2,275
                                                   -------- --------  --------
                                                    647,513  621,879   644,950
      Less--Current maturities....................   24,513    1,250     1,250
                                                   -------- --------  --------
      Long-term debt.............................. $623,000 $620,629  $643,700
                                                   ======== ========  ========

  Senior Bank Debt--The Company, through its operating subsidiary, Arch Paging, Inc. ("API") entered into senior secured revolving credit and term loan facilities in the aggregate amount of $400.0 million (collectively, the "API Credit Facility") consisting of (i) a $175.0 million reducing revolving credit facility (the "Tranche A Facility"), (ii) a $100.0 million 364-day revolving credit facility under which the principal amount outstanding on June 27, 1999 will convert to a term loan (the "Tranche B Facility") and (iii) a $125.0 million term loan (the "Tranche C Facility").

  The Tranche A Facility will be subject to scheduled quarterly reductions commencing on September 30, 2000 and will mature on June 30, 2005. The term loan portion of the Tranche B Facility will be amortized in quarterly installments commencing September 30, 2000, with an ultimate maturity date of June 30, 2005. The Tranche C Facility will be amortized in annual installments commencing December 31, 1999, with an ultimate maturity date of June 30, 2006.

  API's obligations under the API Credit Facility are secured by its pledge of its interests in Arch LLC and Arch Connecticut Valley, Inc. The API Credit Facility is guaranteed by Parent, Arch and Arch LLC and Arch Connecticut Valley, Inc. Parent's guarantee is secured by a pledge of Parent's stock and notes in Arch, and the guarantees of Arch LLC and Arch Connecticut Valley, Inc. are secured by a security interest in those assets that were pledged under ACE's former credit facility.

                           ARCH COMMUNICATIONS, INC.
        (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  Borrowings under the API Credit Facility bear interest based on a reference rate equal to either the agent Bank's Alternate Base Rate or LIBOR, in each case plus a margin based on Arch's or API's ratio of total debt to annualized Adjusted EBITDA.

  The API Credit Facility requires payment of fees on the daily average amount available to be borrowed under the Tranche A Facility and the Tranche B Facility, which fees vary depending on Arch's or API's ratio of total debt to annualized Adjusted EBITDA.

  The API Credit Facility requires that at least 50% of Arch's total debt, including the outstanding borrowings under the API Credit Facility, be subject to a fixed interest rate or interest rate protection agreements. Entering into interest rate cap and swap agreements involves both the credit risk of dealing with counterparties and their ability to meet the terms of the contracts and interest rate risk. In the event of nonperformance by the counterparty to these interest rate protection agreements, API would be subject to the prevailing interest rates specified in the API Credit Facility.

  Under the interest rate swap agreements, the Company will pay the difference between LIBOR and the fixed swap rate if the swap rate exceeds LIBOR, and the Company will receive the difference between LIBOR and the fixed swap rate if LIBOR exceeds the swap rate. Settlement occurs on the quarterly reset dates specified by the terms of the contracts. The notional principal amount of the interest rate swaps outstanding was $65.0 million at December 31, 1998. The weighted average fixed payment rate was 5.93%, while the weighted average rate of variable interest payments under the API Credit Facility was 5.30% at December 31, 1998. At December 31, 1997 and 1998, the Company had a net receivable of $18,000 and a net payable of $47,000, respectively, on the interest rate swaps.

  The interest rate cap agreements will pay the Company the difference between LIBOR and the cap level if LIBOR exceeds the cap levels at any of the quarterly reset dates. If LIBOR remains below the cap level, no payment is made to the Company. The total notional amount of the interest rate cap agreements was $40.0 million with cap levels between 7.5% and 8% at December 31, 1998. The transaction fees for these instruments are being amortized over the terms of the agreements.

  The API Credit Facility contains restrictions that limit, among other things: additional indebtedness and encumbrances on assets; cash dividends and other distributions; mergers and sales of assets; the repurchase or redemption of capital stock; investments; acquisitions that exceed certain dollar limitations without the lenders' prior approval; and prepayment of indebtedness other than indebtedness under the API Credit Facility. In addition, the API Credit Facility requires API and its subsidiaries to meet certain financial covenants, including covenants with respect to ratios of EBITDA to fixed charges, EBITDA to debt service, EBITDA to interest service and total indebtedness to EBITDA. As of December 31, 1998, API and its operating subsidiaries were in compliance with the covenants of the API Credit Facility.

  As of December 31, 1998, $267.0 million was outstanding and $93.5 million was available under the API Credit Facility. At December 31, 1998, such advances bore interest at an average annual rate of 8.45%.

  On November 16, 1998, the lenders to API approved an increase in API's existing credit facility from $400.0 million to $600.0 million. The increase of $200.0 million (the "API Credit Facility Increase") was to fund a portion of the cash necessary for Parent to complete the MobileMedia Merger. The API Credit Facility Increase was available by its terms only through March 31, 1999. In March 1999, API amended its existing credit facility to increase the credit facility from $400.0 million to $581.0 million.

                           ARCH COMMUNICATIONS, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Senior Notes--Interest on the 14% Senior Notes due 2004 (the "14% Notes") and the 9 1/2% Senior Notes due 2004 (collectively, the "Senior Notes") is payable semi-annually. The Senior Notes contain certain restrictive and financial covenants, which limit, among other things, (i) the incurrence of additional indebtedness by Arch and its Restricted Subsidiaries (as defined therein); (ii) the payment of dividends and other restricted payments by Arch and its Restricted Subsidiaries; (iii) asset sales; (iv) transactions with affiliates;
(v) the incurrence of liens; and (vi) mergers and consolidations.

  Arch has entered into interest rate swap agreements in connection with the 14% Notes. Under the interest rate swap agreements, the Company has effectively reduced the interest rate on the 14% Notes from 14% to the fixed swap rate of 9.45%. In the event of nonperformance by the counterparty to these interest rate protection agreements, the Company would be subject to the 14% interest rate specified on the notes. As of December 31, 1998, the Company had received $2,275,000 in excess of the amounts paid under the swap agreements, which is included in long-term debt in the accompanying balance sheet. At December 31, 1998, the Company had a net receivable of $733,500 on these interest rate swaps.

  On June 29, 1998, Arch issued and sold $130.0 million principal amount of 12 3/4% Senior Notes due 2007 (the "12 3/4% Notes") for net proceeds of $122.6 million (after deducting the discount to the initial purchasers and estimated offering expenses payable by Arch). The 12 3/4% Notes were sold at an initial price to investors of 98.049%. The 12 3/4% Notes mature on July 1, 2007 and bear interest at a rate of 12 3/4% per annum, payable semi-annually in arrears on January 1 and July 1 of each year, commencing January 1, 1999.

  The indenture under which the 12 3/4% Notes were issued ("the Indenture") contains certain covenants that, among other things, limit the ability of Arch to incur additional indebtedness, issue preferred stock, pay dividends or make other distributions, repurchase Capital Stock (as defined in the Indenture), repay subordinated indebtedness or make other Restricted Payments (as defined in the Indenture), create certain liens, enter into certain transactions with affiliates, sell assets, issue or sell Capital Stock of Arch's Restricted Subsidiaries (as defined in the Indenture) or enter into certain mergers and consolidations.

  Maturities of Debt--Scheduled long-term debt maturities at December 31, 1998 and at March 31, 1999, are as follows (in thousands):

                                                      December 31,  March 31,
      Year Ending December 31,                            1998        1999
      ------------------------                        ------------ -----------
                                                                   (unaudited)
      1999...........................................   $  1,250    $  1,250
      2000...........................................     17,725      20,025
      2001...........................................     29,650      34,250
      2002...........................................     29,650      34,250
      2003...........................................     29,650      34,250
      Thereafter.....................................    513,954     520,925
                                                        --------    --------
                                                        $621,879    $644,950
                                                        ========    ========

4. Income Taxes

  Arch accounts for income taxes under the provisions of SFAS No. 109 "Accounting for Income Taxes". Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities, given the provisions of enacted laws.

                           ARCH COMMUNICATIONS, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The components of the net deferred tax asset (liability) recognized in the accompanying consolidated balance sheets at December 31, 1997 and 1998 are as follows (in thousands):

                                                              1997      1998
                                                            --------  ---------
      Deferred tax assets ................................. $134,944  $ 179,484
      Deferred tax liabilities ............................  (90,122)   (67,652)
                                                            --------  ---------
                                                              44,822    111,832
      Valuation allowance .................................  (44,822)  (111,832)
                                                            --------  ---------
                                                            $    --   $     --
                                                            ========  =========

  The approximate effect of each type of temporary difference and carryforward at December 31, 1997 and 1998 is summarized as follows (in thousands):

                                                              1997      1998
                                                            --------  ---------
      Net operating losses ................................ $106,214  $ 128,213
      Intangibles and other assets ........................  (87,444)   (62,084)
      Depreciation of property and equipment ..............   24,388     39,941
      Accruals and reserves ...............................    1,664      5,762
                                                            --------  ---------
                                                              44,822    111,832
      Valuation allowance .................................  (44,822)  (111,832)
                                                            --------  ---------
                                                            $    --   $     --
                                                            ========  =========

  The effective income tax rate differs from the statutory federal tax rate primarily due to the nondeductibility of goodwill amortization and the inability to recognize the benefit of current net operating loss ("NOL") carryforwards. The NOL carryforwards expire at various dates through 2013. The Internal Revenue Code contains provisions that may limit the NOL carryforwards available to be used in any given year if certain events occur, including significant changes in ownership, as defined.

  The Company has established a valuation reserve against its net deferred tax asset until it becomes more likely than not that this asset will be realized in the foreseeable future.

5. Commitments and Contingencies

  In March 1996, Parent completed a public offering of 10 7/8 Senior Discount Notes ("Parent Discount Notes") in aggregate principal amount at maturity of $467.4 million ($275.0 million initial accreted value). The Parent Discount Notes mature on March 15, 2008. Interest does not accrue on the Parent Discount Notes prior to March 15, 2001. Thereafter, interest on the Parent Discount Notes will accrue at the rate of 10 7/8% per annum (approximately $50.8 million), payable semi-annually. Parent has no significant business operations and its primary asset represents its investment in Arch. The ability of Parent to make payments of principal and interest on the Parent Discount Notes will be dependent upon Arch's achieving and sustaining levels of performance in the future that would permit the Company to pay dividends, distributions or fees to Parent which are sufficient to permit such payments on the Parent Discount Notes.

  In the ordinary course of business, the Company and its subsidiaries are defendants in a variety of judicial proceedings. In the opinion of management, there is no proceeding pending, or to the knowledge of management threatened, which, in the event of an adverse decision, would result in a material adverse change in the financial condition of the Company.

                           ARCH COMMUNICATIONS, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  Arch has operating leases for office and transmitting sites with lease terms ranging from one month to approximately ten years. In most cases, Arch expects that, in the normal course of business, leases will be renewed or replaced by other leases.

  Future minimum lease payments under noncancellable operating leases at December 31, 1998 are as follows (in thousands):

      Year Ending December 31,
      ------------------------
      1999.............................................................. $21,372
      2000..............................................................  13,826
      2001..............................................................   8,853
      2002..............................................................   6,026
      2003..............................................................   2,495
      Thereafter........................................................   1,516
                                                                         -------
        Total........................................................... $54,088
                                                                         =======

  Total rent expense under operating leases for the years ended December 31, 1996, 1997 and 1998 approximated $14.7 million, $19.8 million and $19.6 million, respectively.

6. Employee Benefit Plans

  Retirement Savings Plan--Arch has a retirement savings plan, qualifying under
Section 401(k) of the Internal Revenue Code covering eligible employees, as defined. Under the plan, a participant may elect to defer receipt of a stated percentage of the compensation which would otherwise be payable to the participant for any plan year (the "deferred amount") provided, however, that the deferred amount shall not exceed the maximum amount permitted under Section 401(k) of the Internal Revenue Code. The plan provides for employer matching contributions. Matching contributions for the years ended December 31, 1996, 1997 and 1998 approximated $217,000, $302,000 and $278,000, respectively.

  Stock Options--Employees of Arch are eligible to be granted options under Parent's stock option plans. Parent has a 1989 Stock Option Plan (the "1989 Plan") and a 1997 Stock Option Plan (the "1997 Plan"), which provide for the grant of incentive and nonqualified stock options to key employees, directors and consultants to purchase Parent's common stock. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Options generally vest over a five-year period from the date of grant with the first such vesting (20% of granted options) occurring one year from the date of grant and continuing ratably at 5% on a quarterly basis thereafter. However, in certain circumstances, options may be immediately exercised in full. Options generally have a duration of 10 years. The 1989 Plan provides for the granting of options to purchase a total of 376,315 shares of common stock. All outstanding options on September 7, 1995, under the 1989 Plan, became fully exercisable and vested as a result of the USAM Merger. The 1997 Plan provides for the granting of options to purchase a total of 2,000,000 shares of common stock.

  Effective October 23, 1996, the Compensation Committee of the Board of Directors of Parent authorized the grant of new options to each employee who had an outstanding option at a price greater than $37.50 (the fair market value of Parent's common stock on October 23, 1996). The new option would be for the total number of shares (both vested and unvested) subject to each employee's outstanding stock option agreement(s). As a result of this action 141,402 options were terminated and regranted at a price of $37.50. The Company treated this as a cancellation and reissuance under APB opinion No. 25, "Accounting for Stock Issued to Employees".

                           ARCH COMMUNICATIONS, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  As a result of the USAM Merger, Parent assumed a stock option plan originally adopted by USA Mobile in 1994 and amended and restated on January 26, 1995 (the "1994 Plan"), which provides for the grant of up to 200,500 options to purchase Parent's common stock. Under the 1994 Plan, incentive stock options may be granted to employees and nonqualified stock options may be granted to employees, directors and consultants. Incentive stock options are granted at exercise prices not less than the fair market value on the date of grant. Option duration and vesting provisions are similar to the 1989 Plan. All outstanding options under the 1994 Plan became fully exercisable and vested as a result of the USAM Merger.

  On December 16, 1997, the Compensation Committee of the Board of Directors of Parent authorized the Company to offer an election to its employees who had outstanding options at a price greater than $15.19 to cancel such options and accept new options at a lower price. In January 1998, as a result of this election by certain of its employees, the Company canceled 361,072 options with exercise prices ranging from $17.82 to $61.88 and granted the same number of new options with an exercise price of $15.19 per share, the fair market value of the stock on December 16, 1997.

  The following table summarizes the activity under Parent's stock option plans for the periods presented:

                                                                        Weighted
                                                                        Average
                                                             Number of  Exercise
                                                              Options    Price
                                                             ---------  --------
   Options Outstanding at December 31, 1995 ................  335,250    $39.06
     Granted ...............................................  231,738     46.37
     Exercised .............................................  (56,436)    26.07
     Terminated ............................................ (161,487)    64.79
                                                             --------    ------
   Options Outstanding at December 31, 1996 ................  349,065     34.11
     Granted ...............................................  166,785     20.03
     Exercised .............................................      --        --
     Terminated ............................................  (62,207)    31.97
                                                             --------    ------
   Options Outstanding at December 31, 1997 ................  453,643     29.22
     Granted ...............................................  656,096     14.27
     Exercised .............................................  (31,344)     9.38
     Terminated ............................................ (430,127)    28.52
                                                             --------    ------
   Options Outstanding at December 31, 1998 ................  648,268    $15.51
                                                             ========    ======
   Options Exercisable at December 31, 1998 ................  111,249    $20.77
                                                             ========    ======

  The following table summarizes the options outstanding and options exercisable by price range at December 31, 1998:

                                Weighted
                                 Average   Weighted             Weighted
                                Remaining  Average              Average
     Range of        Options   Contractual Exercise   Options   Exercise
 Exercise Prices   Outstanding    Life      Price   Exercisable  Price
 ---------------   ----------- ----------- -------- ----------- --------
 $ 4.31 -- $12.38     54,178      9.38      $10.08      1,500    $ 5.66
  13.59 --  13.59    170,389      9.17       13.59        --        --
  13.69 --  14.81     50,875      9.00       14.72      2,209     13.78
  15.19 --  15.19    323,018      9.04       15.19     77,321     15.19
  18.75 --  82.68     49,808      7.02       30.86     30,219     36.32
 ----------------    -------      ----      ------    -------    ------
 $ 4.31 -- $82.68    648,268      8.94      $15.51    111,249    $20.77
 ================    =======      ====      ======    =======    ======

                           ARCH COMMUNICATIONS, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)

  Employee Stock Purchase Plans--Employees of Arch may participate in Parent's stock purchase plans. On May 28, 1996, Parent's stockholders approved the 1996 Employee Stock Purchase Plan (the "1996 ESPP"). The 1996 ESPP allows eligible employees the right to purchase common stock, through payroll deductions not exceeding 10% of their compensation, at the lower of 85% of the market price at the beginning or the end of each six-month offering period. During 1996, 1997 and 1998, 15,614, 50,447 and 85,996 shares were issued at an average price per share of $23.91, $15.87 and $6.39, respectively. At December 31, 1998, 14,609 shares are available for future issuance.

  On January 26, 1999, Parent's stockholders approved the 1999 Employee Stock Purchase Plan ( the "1999 ESPP"). The 1999 ESPP allows eligible employees the right to purchase common stock, through payroll deductions not exceeding 10% of their compensation, at the lower of 85% of the market price at the beginning or the end of each six-month offering period. Parent's stockholders authorized 500,000 shares for future issuance under this plan.

 Accounting for Stock-Based Compensation--Arch accounts for its stock option and stock purchase plans under APB Opinion No. 25 "Accounting for Stock Issued to Employees". Since all options have been issued at a grant price equal to fair market value, no compensation cost has been recognized in the Statement of Operations. Had compensation cost for these plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation", Arch's net income
(loss) would have been increased to the following pro forma amounts:

                                                     Year Ended December 31,
                                                 -------------------------------
                                                   1996       1997       1998
                                                 --------- ---------- ----------
                                                         (in thousands)
      Net income (loss), as reported ........... $(87,025) $(146,628) $(167,103)
      Net income (loss), pro forma .............  (88,149)  (148,224)  (169,117)

  Because the SFAS No. 123 method of accounting has not been applied to the options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. In computing these pro forma amounts, Arch has assumed risk-free interest rates of 4.5%--6%, an expected life of 5 years, an expected dividend yield of zero and an expected volatility of 50%--85%.

  The weighted average fair values (computed consistent with SFAS No. 123) of options granted under all plans in 1996, 1997 and 1998 were $14.85, $10.11 and $8.34, respectively. The weighted average fair value of shares sold under the ESPP in 1996, 1997 and 1998 was $16.38, $8.49 and $5.64, respectively.

7. Related Party Transactions

  Intercompany Transactions with Arch Communications Group, Inc.--On June 29, 1998, two partnerships managed by Sandler Capital Management Company, Inc., an investment management firm, together with certain other private investors, made an equity investment in Parent of $25.0 million in the form of Series C Convertible Preferred Stock of Parent ("Series C Preferred Stock"). Simultaneously, Parent contributed to Arch as an equity investment $24.0 million of the net proceeds from the sale of Series C Preferred Stock, Arch contributed such amount to API as an equity investment and API used such amount to repay indebtedness under ACE's existing credit facility as part of the establishment of the Amended Credit Facility.

                           ARCH COMMUNICATIONS, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


8. Tower Site Sale

  In April 1998, Arch announced an agreement to sell certain of its tower site assets (the "Tower Site Sale") for approximately $38.0 million in cash (subject to adjustment), of which $1.3 million was paid to entities affiliated with Benbow in payment for certain assets owned by such entities and included in the Tower Site Sale. In the Tower Site Sale, Arch is selling communications towers, real estate, site management contracts and/or leasehold interests involving 133 sites in 22 states and will rent space on the towers on which it currently operates communications equipment to service its own paging network. Arch used its net proceeds from the Tower Site Sale to repay indebtedness under the API Credit Facility. Arch held the initial closing of the Tower Site Sale on June 26, 1998 with gross proceeds to Arch of approximately $12.0 million (excluding $1.3 million which was paid to entities affiliated with Benbow for certain assets which such entities sold as part of this transaction) and held a second closing on September 29, 1998 with gross proceeds to Arch of approximately $20.4 million.

  Arch entered into options to repurchase each site and until this continuing involvement ends the gain is deferred and included in other long-term liabilities. At December 31, 1998, Arch had sold 117 of the 133 sites, which resulted in a total gain of approximately $23.5 million and through December 31, 1998 approximately $2.5 million of this gain had been recognized in the statement of operations and is included in operating income.

9. Divisional Reorganization

  In June 1998, Parent's Board of Directors approved a reorganization of Arch's operations (the "Divisional Reorganization"). As part of the Divisional Reorganization, which is being implemented over a period of 18 to 24 months, Arch has consolidated its former Midwest, Western and Northern divisions into four existing operating divisions and is in the process of consolidating certain regional administrative support functions, such as customer service, collections, inventory and billing, to reduce redundancy and take advantage of various operating efficiencies. In connection with the Divisional Reorganization, Arch (i) anticipates a net reduction of approximately 10% of its workforce, (ii) is closing certain office locations and redeploying other assets and (iii) recorded a restructuring charge of $14.7 million in 1998. The restructuring charge consisted of approximately (i) $9.7 million for employee severance, (ii) $3.5 million for lease obligations and terminations and (iii) $1.5 million of other costs. Due to the MobileMedia acquisition (see Note 12), Arch's management is reassessing the size and scope of the divisional reorganization. Arch is also determining the size and scope of additional restructuring reserves required as a direct result of the MobileMedia acquisition.

  The provision for lease obligations and terminations relates primarily to future lease commitments on local, regional and divisional office facilities that will be closed as part of the Divisional Reorganization. The charge represents future lease obligations, on such leases past the dates the offices will be closed by the Company, or for certain leases, the cost of terminating the leases prior to their scheduled expiration. Cash payments on the leases and lease terminations will occur over the remaining lease terms, the majority of which expire prior to 2001.

  Through the elimination of certain local and regional administrative operations and the consolidation of certain support functions, the Company will eliminate approximately 280 net positions. As a result of eliminating these positions, the Company will involuntarily terminate an estimated 900 personnel. The majority of the positions to be eliminated will be related to customer service, collections, inventory and billing functions in local and regional offices which will be closed as a result of the Divisional Reorganization. As of December 31, 1998, 217 employees had been terminated due to the Divisional Reorganization. The majority of the remaining severance and benefits costs to be paid by the Company will be paid during 1999.

                           ARCH COMMUNICATIONS, INC.
         (A WHOLLY-OWNED SUBSIDIARY OF ARCH COMMUNICATIONS GROUP, INC.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(Continued)


  The Company's restructuring activity as of December 31, 1998 and March 31, 1999 is as follows (in thousands):

                                                                             (unaudited)
                                                            Remaining               Remaining
                                  Reserve   Utilization of   Reserve    Utilization  Reserve
                                 Initially     Reserve     December 31, of Reserve  at March
                                Established    in 1998         1998       in 1999   31, 1999
                                ----------- -------------- ------------ ----------- ---------
      Severance costs ........    $ 9,700       $2,165       $  7,535      $710      $ 6,825
      Lease obligation costs..      3,500          366          3,134       142        2,992
      Other costs ............      1,500          260          1,240        25        1,215
                                  -------       ------       --------      ----      -------
        Total ................    $14,700       $2,791       $ 11,909      $877      $11,032
                                  =======       ======       ========      ====      =======

10. Segment Reporting

  The Company operates in one industry: providing wireless messaging services. On December 31, 1998, the Company operated approximately 175 retail stores in 35 states of the United States.

11. Quarterly Financial Results (Unaudited)

  Quarterly financial information for the years ended December 31, 1997 and 1998 is summarized below (in thousands):

                                         First     Second    Third     Fourth
                                        Quarter   Quarter   Quarter   Quarter
                                        --------  --------  --------  --------
   Year Ended December 31, 1997:
   Revenues............................ $ 95,539  $ 98,729  $101,331  $101,242
   Operating income (loss).............  (26,389)  (29,403)  (26,965)  (18,287)
   Net income (loss)...................  (37,337)  (40,680)  (38,683)  (29,928)
   Year Ended December 31, 1998:
   Revenues............................ $102,039  $103,546  $104,052  $103,998
   Operating income (loss).............  (19,175)  (35,114)  (20,568)  (18,428)
   Income (loss) before extraordinary
    item...............................  (36,500)  (52,711)  (38,209)  (37,963)
   Extraordinary charge................      --     (1,720)      --        --
   Net income (loss)...................  (36,500)  (54,431)  (38,209)  (37,963)

12. Subsequent Event

  On June 3, 1999, Parent acquire MobileMedia Communications, Inc. for a $479.0 million in cash and approximately 4.8 million shares of Parent's common stock. Parent financed the acquisition through the issuance of approximately 36.2 million shares of Parent's common stock in a rights offering at $6.00 per share, $134.6 million through the issuance of $147.0 million principal amount of 13 3/4% senior notes due 2008 by Arch and $181.0 additional borrowings under the API Credit Facility.

  On June 28, 1999, Parent effected a one for three reverse stock split. Parent's share data included in Note 6 for all periods presented have been adjusted to give effect to this reverse stock split.

                         Report of Independent Auditors

The Board of Directors
MobileMedia Communications, Inc.

  We have audited the accompanying consolidated balance sheets of MobileMedia Communications, Inc. and Subsidiaries ("MobileMedia") as of December 31, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of MobileMedia Communications, Inc. and Subsidiaries at December 31, 1997 and 1998 and the consolidated results of their operations and cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that MobileMedia will continue as a going concern. As more fully described in Note 1, on January 30, 1997, MobileMedia Corporation and substantially all of its subsidiaries filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the Bankruptcy Court). Additionally, as more fully described in Note 11, on April 8, 1997, the Federal Communications Commission ("FCC") issued a Public Notice commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. These events, and circumstances relating to the Chapter 11 filing with the Bankruptcy Court, including MobileMedia's highly leveraged financial structure, non-compliance with certain covenants of loan agreements with banks and note indentures, net working capital deficiency and recurring losses from operations, raise substantial doubt about MobileMedia's ability to continue as a going concern. Although MobileMedia is currently operating the business as a debtor-in-possession under the jurisdiction of the Bankruptcy Court, the continuation of the business as a going concern is contingent upon, among other things, the ability to (a) gain approval of the creditors and confirmation by the Bankruptcy Court of a plan of reorganization, (b) maintain compliance with all covenants under the debtor-in-possession financing agreement, (c) achieve satisfactory levels of future operating profit and (d) retain FCC qualification as a licensee. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of these uncertainties.

                                          /s/ Ernst & Young LLP

MetroPark, New Jersey
February 12, 1999, except for the eighth paragraph of Note 1 and the second paragraph of Note 6, as to which the date is March 26, 1999 and the ninth paragraph of Note 1, as to which the date is April 12, 1999

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                 (in thousands)

                                              December 31,
                                         ------------------------   March 31,
                                            1997         1998         1999
                                         -----------  -----------  -----------
                 ASSETS                                            (unaudited)
Current assets
  Cash and cash equivalents............. $    10,920  $     1,218  $       --
  Accounts receivable (less allowance
   for uncollectible accounts of
   $26,500, $15,000 and $14,893 in 1997,
   1998 and 1999, respectively) ........      55,432       38,942       37,270
  Inventories...........................         868        2,192        1,609
  Prepaid expense.......................       5,108        5,523        5,261
  Other current assets..................       2,783        4,855        4,900
                                         -----------  -----------  -----------
    Total current assets................      75,111       52,730       49,040
                                         -----------  -----------  -----------
Investment in net assets of equity
 affiliate..............................       1,788        1,400          --
Property and equipment, net.............     257,937      219,642      225,566
Intangible assets, net..................     295,358      266,109      258,793
Other assets............................      24,940       21,573       20,610
                                         -----------  -----------  -----------
    Total assets........................ $   655,134  $   561,454  $   554,009
                                         ===========  ===========  ===========
 LIABILITIES AND STOCKHOLDERS' DEFICIT
Liabilities not subject to compromise
  Debtor-In-Possession (DIP) credit
   facility............................. $    10,000  $       --   $     5,000
  Accrued restructuring costs...........       4,897        5,163        7,197
  Accrued wages, benefits and payroll...      11,894       12,033        9,944
  Book cash overdraft...................         --           --         1,255
  Accounts payable--post petition.......       2,362        1,703        7,334
  Accrued interest......................       4,777        3,692        3,566
  Accrued expenses and other current
   liabilities..........................      35,959       35,735       30,061
  Current income taxes payable..........         --         2,871        1,200
  Advance billing and customer
   deposits.............................      34,252       28,554       28,892
  Deferred gain on tower sale...........         --        68,444       67,278
                                         -----------  -----------  -----------
    Total liabilities not subject to
     compromise.........................     104,141      158,195      161,727
                                         -----------  -----------  -----------
Liabilities subject to compromise
  Accrued wages, benefits and payroll
   taxes................................         562          647          476
  Accrued interest......................      18,450       17,579       17,578
  Accounts payable--pre petition........      19,646       15,410       15,351
  Accrued expenses and other current
   liabilities..........................      20,663       15,285       12,231
  Debt..................................   1,075,681      905,681      905,681
  Other liabilities.....................       2,915          --           --
                                         -----------  -----------  -----------
    Total liabilities subject to
     compromise.........................   1,137,917      954,602      951,317
                                         -----------  -----------  -----------
  Deferred tax liabilities..............       2,655        2,655        2,655
Stockholders' deficit
  Common stock (1 share, no par value,
   issued and outstanding at
   December 31, 1997 and 1998 and March
   31, 1999)............................         --           --           --
  Additional paid-in-capital............     676,025      676,025      676,025
  Accumulated deficit--pre petition.....  (1,154,420)  (1,154,420)  (1,154,420)
  Accumulated deficit--post petition....    (111,184)     (75,603)     (83,295)
                                         -----------  -----------  -----------
    Total stockholders' deficit.........    (589,579)    (553,998)    (561,690)
                                         -----------  -----------  -----------
    Total liabilities and stockholders'
     deficit............................ $   655,134  $   561,454  $   554,009
                                         ===========  ===========  ===========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (in thousands)

                                                               Three Months
                              Year Ended December 31,         Ended March 31,
                           --------------------------------  ------------------
                              1996        1997       1998      1998      1999
                           -----------  ---------  --------  --------  --------
Revenue                                                         (unaudited)
  Services, rents and
   maintenance...........  $   568,892  $ 491,174  $423,059  $108,542  $100,631
  Product sales..........       71,818     36,218    26,622     6,621     5,193
                           -----------  ---------  --------  --------  --------
    Total revenues.......      640,710    527,392   449,681   115,163   105,824
Cost of products sold....      (72,595)   (35,843)  (22,162)   (5,513)   (3,516)
                           -----------  ---------  --------  --------  --------
                               568,115    491,549   427,519   109,650   102,308
Operating expenses
  Services, rents and
   maintenance...........      144,050    139,333   111,589    28,899    27,077
  Selling................       96,817     69,544    61,106    15,703    14,136
  General and
   administrative........      218,607    179,599   133,003    34,908    31,481
  Reduction of
   liabilities subject to
   compromise............          --         --    (10,461)      --     (3,050)
  Impairment of long-
   lived assets..........      792,478        --        --        --        --
  Restructuring costs....        4,256     19,811    18,624     4,558     5,067
  Depreciation...........      136,434    110,376    86,624    24,193    20,501
  Amortization...........      212,264     29,862    29,835     7,478     7,468
  Amortization of
   deferred gain on tower
   sale..................          --         --     (1,556)      --     (1,167)
                           -----------  ---------  --------  --------  --------
    Total operating
     expenses............    1,604,906    548,525   428,764   115,739   101,513
                           -----------  ---------  --------  --------  --------
Operating Income (loss)..   (1,036,791)   (56,976)   (1,245)   (6,089)      795
Other income (expense)
  Interest expense, net..      (92,663)   (67,611)  (53,043)  (14,626)  (10,018)
  Gain (loss) on
   sale/disposal of
   assets................           68          3    94,165         1      (323)
  Other..................          --         --       (338)      --      2,063
                           -----------  ---------  --------  --------  --------
    Total other expense..      (92,595)   (67,608)   40,784   (14,625)   (8,278)
                           -----------  ---------  --------  --------  --------
Income (loss) before
 income taxes (benefit)..   (1,129,386)  (124,584)   39,539   (20,714)   (7,483)
Income taxes (benefit)...      (69,442)       --      3,958       --        209
                           -----------  ---------  --------  --------  --------
Net income (loss)........  $(1,059,944) $(124,584) $ 35,581  $(20,714) $ (7,692)
                           ===========  =========  ========  ========  ========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                                 (in thousands)

                                           Accumulated  Accumulated
                                Additional   Deficit      Deficit
                                 Paid in      Pre-         Post-
                                 Capital    Petition     Petition      Total
                                ---------- -----------  ----------- -----------
Balance at December 31, 1995..   $659,829  $   (81,076)  $       0  $   578,753
Capital contribution from
 MobileMedia..................     12,800          --          --        12,800
Net loss......................        --    (1,059,944)        --    (1,059,944)
                                 --------  -----------   ---------  -----------
Balance at December 31, 1996..    672,629   (1,141,020)          0     (468,391)
Capital contribution from
 MobileMedia..................      3,396          --          --         3,396
Net loss......................        --       (13,400)   (111,184)    (124,584)
                                 --------  -----------   ---------  -----------
Balance at December 31, 1997..    676,025   (1,154,420)   (111,184)    (589,579)
Net income....................        --           --       35,581       35,581
                                 --------  -----------   ---------  -----------
Balance at December 31, 1998
 .............................    676,025   (1,154,420)    (75,603)    (553,998)
Net loss (unaudited)..........        --           --       (7,692)      (7,692)
                                 --------  -----------   ---------  -----------
Balance at March 31, 1999
 (unaudited)..................   $676,025  $(1,154,420)  $ (83,295) $  (561,690)
                                 ========  ===========   =========  ===========



                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (in thousands)

                                                             Three Months Ended
                              Year Ended December 31,             March 31,
                          ---------------------------------  --------------------
                             1996        1997       1998       1998       1999
                          -----------  ---------  ---------  ---------  ---------
Operating activities                                             (unaudited)
  Net income (loss).....  $(1,059,944) $(124,584) $  35,581   $(20,714)  $ (7,692)
Adjustments to reconcile
 net loss to net cash
 provided by (used in)
 Operating activities:
  Depreciation and amor-
   tization.............      348,698    140,238    116,459     31,672     27,969
  Amortization of de-
   ferred gain on tower
   sale.................          --         --      (1,556)       --      (1,167)
  Income tax benefit....      (69,442)       --         --         --         --
  Accretion of note pay-
   able discount........       16,792      1,485        --         --         --
  Provision for uncol-
   lectible accounts....       56,556     65,181     14,841      4,981      2,131
  Reduction of liabili-
   ties subject to com-
   promise..............          --         --     (10,461)       --      (3,050)
  Recognized gain on
   sale of tower as-
   sets.................          --         --     (94,165)       --         --
  Impairment of long-
   lived assets.........      792,478        --         --         --         --
  Undistributed earnings
   of affiliate, net....          160         69        (87)        22        --
Change in operating as-
 sets and liabilities:
  Accounts receivable...      (55,965)   (53,904)     1,649      2,813       (459)
  Inventories...........        2,433     12,514     (1,324)       407        583
  Prepaid expenses and
   other assets.........       12,145       (686)       590     (1,052)     1,028
  Accounts payable, ac-
   crued expenses and
   other liabilities....       13,283    (25,393)    (7,065)     1,413     (1,791)
                          -----------  ---------  ---------  ---------  ---------
  Net cash provided by
   (used in) operating
   activities...........       57,194     14,920     54,462     19,542     17,552
                          -----------  ---------  ---------  ---------  ---------
Investing activities:
  Construction and capi-
   tal expenditures, in-
   cluding net changes
   in pager assets......     (161,861)   (40,556)   (53,867)    (4,854)   (26,806)
  Net proceeds from the
   sale of tower as-
   sets.................          --         --     169,703        --         --
  Net proceeds from the
   sale of investment
   in Abacus............          --         --         --         --       1,400
  Net loss on the dis-
   posal of fixed as-
   sets.................          --         --         --         --         381
  Acquisition of busi-
   nesses...............     (866,460)       --         --         --         --
                          -----------  ---------  ---------  ---------  ---------
Net cash provided by
 (used in) investing ac-
 tivities...............   (1,028,321)   (40,556)   115,836     (4,854)   (25,025)
                          -----------  ---------  ---------  ---------  ---------
Financing activities:
  Book cash overdraft...          --         --         --         --       1,255
  Capital contribution
   by MobileMedia Corpo-
   ration...............       12,800      3,396        --         --         --
  Payment of debt issue
   costs................       (6,939)       --         --         --         --
  Borrowing from revolv-
   ing credit facili-
   ties.................      580,250        --         --         --         --
  Repayments on revolv-
   ing credit facili-
   ties.................          --         --    (170,000)       --         --
  Borrowing from DIP
   credit facilities....          --      47,000        --         --       5,000
  Repayments on DIP
   credit facilities....          --     (37,000)   (10,000)   (10,000)       --
                          -----------  ---------  ---------  ---------  ---------
Net cash provided by
 (used in) financing ac-
 tivities...............      586,111     13,396   (180,000)   (10,000)     6,255
                          -----------  ---------  ---------  ---------  ---------
Net (decrease) increase
 in cash, cash equiva-
 lents designated and
 cash designated for the
 MobileComm acquisi-
 tion...................     (385,016)   (12,240)    (9,702)     4,688     (1,218)
Cash and cash equiva-
 lents at beginning of
 period.................      408,176     23,160     10,920     10,920      1,218
                          -----------  ---------  ---------  ---------  ---------
Cash and cash equiva-
 lents at end of peri-
 od.....................  $    23,160  $  10,920  $   1,218  $  15,608  $       0
                          ===========  =========  =========  =========  =========

                            See accompanying notes.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (dollars in thousands)

1. Chapter 11 Reorganization and Basis of Presentation

  On January 30, 1997 (the "Petition date"), MobileMedia Corporation ("Parent"), its wholly owned subsidiary MobileMedia Communications, Inc., and all seventeen of MobileMedia Communications, Inc.'s subsidiaries ("MobileMedia") (collectively with Parent, the "Debtors"), filed for protection under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The Debtors are operating as debtors-in-possession and are subject to the jurisdiction of the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under Chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of its creditors and stockholders. In addition to permitting rehabilitation of the debtor, another goal of Chapter 11 is to promote equality of treatment of creditors and equity security holders of equal rank with respect to the restructuring of debt. In furtherance of these two goals, upon the filing of a petition for reorganization under Chapter 11, section 362(a) of the Bankruptcy Code generally provides for an automatic stay of substantially all acts and proceedings against the debtor and its property, including all attempts to collect claims or enforce liens that arose prior to the commencement of the debtor's case under Chapter 11.

  The Bankruptcy Court has exercised supervisory powers over the operations of the Debtors with respect to the employment of attorneys, investment bankers and other professionals, and transactions out of the Debtors' ordinary course of business or otherwise requiring bankruptcy court approval under the Bankruptcy Code. The Debtors have been paying undisputed obligations that have arisen subsequent to the Petition date on a timely basis.

  Since the Petition date, the Bankruptcy Court has entered orders, among other things, allowing the Debtors (i) to pay certain customer refunds and deposits in the ordinary course of business, (ii) to pay wages, salaries and benefits owing to employees, and (iii) to pay specified pre-petition taxes owing to various governmental entities. On February 6, 1997, the Bankruptcy Court entered an order authorizing the Debtors to pay approximately $46,000 in pre-petition amounts owing to certain essential vendors.

  Under the Bankruptcy Code, the Debtors may elect to assume or reject real estate leases, employment contracts, personal property leases, service contracts and other unexpired executory pre-petition leases and contracts, subject to Bankruptcy Court approval. Assumption of a contract requires the Debtors, among other things, to cure all defaults under the contract, including payment of all pre-petition liabilities. Rejection of a contract constitutes a breach of that contract as of the moment immediately preceding the Chapter 11 filing and the other party has the right to assert a general, unsecured claim against the bankruptcy estate for damages arising out of such breach. These parties may also seek to assert post-petition administrative claims against the Debtors to the extent that the Debtors utilize the collateral or services of such parties subsequent to the commencement of the Chapter 11 proceedings. The Debtors cannot presently determine or reasonably estimate the ultimate liability that may result from payments required to cure defaults under assumed leases and contracts or from the filing of claims for all leases and contracts which may be rejected.

  In connection with the Chapter 11 filing, the Debtors notified all known claimants that pursuant to an order of the Bankruptcy Court, all proofs of claims, on account of pre-petition obligations, other than for certain governmental entities, were required to be filed by June 16, 1997 (the "Bar Date"). As of March 31, 1999, approximately 2,581 proofs of claim had been filed against the Debtors. Included among the claims filed are claims of unspecified and undeterminable amounts. The Debtors consider the amounts set forth in certain proofs of claim to be inaccurate estimates of the Debtors' liabilities. As of March 31, 1999, the Debtors had secured orders of the Bankruptcy Court reducing approximately 1,607 claims filed in an aggregate amount of approximately $143,362 to an allowed amount of $10,239. As of March 31, 1999, the Debtors had also analyzed and resolved an additional 876 proofs of claim, representing an aggregate allowed amount of $8,389. The Debtors expect the objection process to continue.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

  On August 20, 1998, MobileMedia announced that it had executed a merger agreement with Arch Communications Group, Inc. ("Arch"), pursuant to which MobileMedia Communications, Inc. will be merged with and into a wholly-owned subsidiary of Arch. Immediately prior to the Merger, Parent will contribute all of its assets to MobileMedia Communications, Inc. Also on August 20, 1998, the Debtors filed a First Amended Joint Plan of Reorganization that reflects the proposed merger with Arch. On September 3, 1998, Arch and MobileMedia executed an amendment to the merger agreement and the Debtors filed a subsequent Second Amended Joint Plan of Reorganization. On December 1, 1998 Arch and MobileMedia executed a second amendment to the merger agreement and on December 2, 1998, the Debtors filed a Third Amended Joint Plan of Reorganization (the "Plan"). As of February 9, 1999, Arch and MobileMedia executed a third amendment to the merger agreement. Under the Plan, the Debtors' secured creditors will receive cash in an amount equal to their allowed pre-petition claims and the Debtors' unsecured creditors will receive cash or equity securities of Arch in satisfaction of their pre-petition claims against the Debtors. Because there are a variety of conditions precedent to the consummation of the Plan and the merger with Arch, there can be no assurance that the transactions contemplated thereby will be consummated.

  In December 1998 and January 1999, MobileMedia solicited the votes of its creditors on the Plan. 100% of the voting creditors in Class 4 voted to accept the Plan. As to Allowed Claims in Class 5, 83% in number and 91% in amount of those voting voted to accept the Plan. Of the Allowed Claims in Class 6 that voted on the Plan, 968 of such holders (approximately 94% in number and 69% in amount) voted to accept the Plan, and 61 of such holders (approximately 6% in number and 31% in amount) voted to reject the Plan.

  Objections to confirmation were filed by New Generation Advisors, Inc. ("New Generation"), Merrill Lynch Phoenix Fund, Inc., Merrill Lynch Corporate Bond Fund, Inc.--High Income Portfolio and State Street Research High Income Fund (the "Objectors"). On February 12, 1999, at a continued hearing on confirmation of the Plan, the Bankruptcy Court ordered MobileMedia to provide due diligence to a nominee of New Generation, to prepare supplemental disclosure to the holders of Allowed Claims in Class 6, and to resolicit the votes of such holders on the Plan. At a hearing held before the Bankruptcy Court on February 18, 1999, the Bankruptcy Court entered an order approving a form of Notice and Supplemental Disclosure, directing MobileMedia to resolicit the votes of all holders of Allowed Class 6 Claims and establishing March 23, 1999 as (a) the Supplemental Voting Deadline for Class 6 and (b) the deadline for any further objections to confirmation of the Plan arising out of the matters set forth in the Notice of Supplemental Disclosure. No further objections to the Plan were received by March 23, 1999. Taking into account the resolicitation of Class 6, the Plan was accepted by 59.6% in number and 69.3% in dollar amount of voting Class 6 creditors.

  On March 22, 1999, the Debtors and various other parties (including the Objectors, Arch, the Committee and the Agent for the Company's pre-petition secured lenders) executed a stipulation (the "Stipulation") that was approved by the Bankruptcy Court, effective as of March 23, 1999. The Stipulation resolved the pending objections to the Plan by providing for the withdrawal of the Objectors' objections and the waiver of all appeal rights of the Objectors. The Plan was confirmed by the Bankruptcy Court on April 12, 1999.

  The consolidated financial statements at December 31, 1997, 1998 and March 31, 1999 (unaudited) have been prepared on a going concern basis which assumes continuity of operations and realization of assets and liquidation of liabilities in the ordinary course of business. As discussed herein, there are significant uncertainties relating to the ability of MobileMedia to continue as a going concern. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or the amounts and classification of liabilities that might be necessary as a result of the outcome of the uncertainties discussed herein.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

2. The Company and Summary of Significant Accounting Policies

 The Company

  MobileMedia provides paging and wireless messaging services in the United States, including the 100 largest metropolitan areas.

 Consolidation

  The consolidated financial statements include the accounts of MobileMedia and its wholly-owned subsidiaries (MobileMedia Communications, Inc. (California), MobileMedia Paging, Inc., MobileMedia DP Properties, Inc., Dial Page Southeast, Inc., Radio Call Company of Va., Inc., MobileMedia PCS, Inc., Mobile Communications Corporation of America, MobileComm of Florida, Inc., MobileComm of Tennessee, Inc., MobileComm of the Midsouth, Inc., MobileComm Nationwide Operations, Inc., MobileComm of the West, Inc., MobileComm of the Northeast, Inc., MobileComm of the Southeast, Inc., MobileComm of the Southeast Private Carrier Operations, Inc., MobileComm of the Southwest, Inc. and FWS Radio, Inc.). All significant intercompany accounts and transactions have been eliminated.

 Cash Equivalents

  MobileMedia considers all highly-liquid securities with an original maturity of less than three months to be cash equivalents.

 Concentrations of Credit Risk

  Financial instruments that potentially subject MobileMedia to concentrations of credit risk consist principally of temporary cash investments and accounts receivable. MobileMedia places its cash with high-quality institutions and, by policy, limits its credit exposure to any one institution. Although MobileMedia faces significant credit risk from its customers, such risk does not result from a concentration of credit risk as a result of the large number of customers which comprise MobileMedia's customer base. MobileMedia generally does not require collateral or other security to support customer receivables.

 Inventories

  MobileMedia values inventories at the lower of specific cost or market value. Inventories consist of pagers held specifically for resale by MobileMedia.

 Revenue Recognition

  MobileMedia recognizes revenue under service, rent and maintenance agreements with customers at the time the related services are performed. Advance billings for services are deferred and recognized as revenue when earned. MobileMedia leases (as lessor) certain pagers under operating leases. Sales of pagers are recognized upon delivery.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

 Property and Equipment

  Effective October 1, 1997, MobileMedia shortened the estimated useful life of pagers from four to three years. This change resulted in additional depreciation expense of approximately $2,500 in 1997.

  Property and equipment are stated at cost, less accumulated depreciation.

  MobileMedia purchases a significant percentage of its pagers from one supplier. Any disruption of such supply could have a material impact on MobileMedia's operations.

  Expenditures for maintenance are charged to expense as incurred.

  Upon retirement of pagers, the cost and related accumulated depreciation are removed from the accounts and the net book value, if any, is charged to depreciation expense. Upon the sale of pagers, the net book value is charged to cost of products sold.

  Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

      Pagers.........................................................    3 years
      Radio transmission equipment...................................   10 years
      Computer equipment.............................................    4 years
      Furniture and fixtures.........................................    5 years
      Leasehold improvements......................................... 1-10 years
      Buildings......................................................   30 years

 Intangible Assets

  Intangible assets consist primarily of customer lists and FCC licenses which are being amortized principally using the straight-line method over periods ranging from 3 to 25 years. In connection with the impairment writedown discussed below, MobileMedia revised the useful lives of FCC licenses and customer lists to 25 years and 3 years, respectively.

 Impairment of Long-Lived Assets

  In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", MobileMedia records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the net book value of those assets. In 1997, MobileMedia determined impairment existed with respect to its long-lived assets as of December 31, 1996. Such determination was based upon the existence of adverse business circumstances, such as MobileMedia's bankruptcy, its 1996 operating results and the uncertainty associated with the pending FCC proceeding. In July 1998, MobileMedia evaluated the ongoing value of its long-lived assets effective December 31, 1996 and, based on this evaluation, MobileMedia determined that intangible assets with a net book value of $1,118,231 were impaired and wrote them down by $792,478 to their estimated fair value. Fair value was determined through the application of generally accepted valuation methods to MobileMedia's projected cash flows, discounted at an estimated market rate of interest. The remaining carrying amount of long-lived assets are expected to be recovered based on MobileMedia's estimates of cash flows. However, it is possible that such estimates could change based upon the uncertainties of the bankruptcy process and because future operating and financial results may differ from those projected which may require further writedowns to fair value.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)


 Debt Issue Costs

  Debt issue costs, which relate to the long term debt discussed in Note 6, are reported as "Other assets" in the accompanying balance sheets. Such costs amounted to $22,939 at December 31, 1997 and $19,295 at December 31, 1998 and $18,384 at March 31, 1999 (unaudited) and are being amortized on a straight line basis over the term of the related debt.

 Book Cash Overdraft

  Under MobileMedia's cash management system, checks issued but not presented to banks occasionally result in overdraft balances for accounting purposes and are classified as "Book cash overdraft" in the balance sheet.

 Liabilities Subject to Compromise

  Liabilities subject to compromise consists of pre-petition liabilities that may be affected by a plan of reorganization. In accordance with AICPA Statement of Position 90-7 "Financial Reporting by Entities in Reorganization under the Bankruptcy Code", MobileMedia records liabilities subject to compromise based on the expected amount of the allowed claims related to these liabilities. Accordingly, in December 1998 and March 1999 MobileMedia reduced such liabilities by approximately $10,461 and $3,050 (unaudited), respectively, to reflect changes in estimated allowed claims.

 Restructuring Costs

  Restructuring costs are primarily comprised of professional fees constituting administrative expenses incurred by MobileMedia as a result of reorganization under Chapter 11 of the Bankruptcy Code.

 Income Taxes

  Income taxes are accounted for by the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

 New Authoritative Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which is effective for years beginning after December 15, 1997. SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for financial statements for fiscal years beginning after December 15, 1997. MobileMedia has adopted SFAS No. 131 as of December 31, 1998. Such adoption did not have an impact on MobileMedia's financial reporting.

  In April 1998, the Accounting Standards Executive Committee of the Financial Accounting Standards Board issued Statement of Position 98-5 ("SOP 98-5") "Reporting on the Costs of Start-Up Activities". SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. Initial application of SOP 98-5 will be reported as the cumulative effect of a change in accounting principle. MobileMedia has adopted SOP 98-5 effective January 1, 1999. Such adoption did not have any effect on MobileMedia's financial position or results of operations.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

3. Acquisitions and Divestitures

  On September 3, 1998, MobileMedia completed the sale of 166 transmission towers to Pinnacle Towers, Inc. ("Pinnacle") for $170,000 in cash (the "Tower Sale"). Under the terms of a lease with Pinnacle, MobileMedia will lease antenna sites located on these towers for an initial period of 15 years at an aggregate annual rental of $10,700. The sale was accounted for in accordance with Statement of Financial Accounting Standards No. 28, Accounting for Sales with Leasebacks, and resulted in a recognized gain of $94,200 and a deferred gain of $70,000. The deferred gain will be amortized on a straight-line basis over the initial lease period of 15 years. Subsequent to the sale, MobileMedia distributed the $170,000 in proceeds to its secured creditors, who had a lien on such assets.

  On January 4, 1996, MobileMedia completed its acquisition of MobileComm, BellSouth's paging and wireless messaging unit, and an associated nationwide two-way narrowband 50/12.5 kHz PCS license, and BellSouth agreed to enter into a two-year non-compete agreement and a five-year reseller agreement with MobileMedia (the "MobileComm Acquisition"). The aggregate consideration paid for the MobileComm Acquisition (excluding fees and expenses and related financing costs) was approximately $928,709.

  The MobileComm Acquisition has been accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 and, accordingly, the financial statements for the periods subsequent to January 4, 1996 reflect the purchase price and transaction costs of $24,328, allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values as of January 4, 1996. The allocation of the purchase price is summarized as follows:

                                                                  (in thousands)
      Current assets.............................................   $  55,301
      Property and equipment.....................................     112,986
      Intangible assets..........................................     934,269
      Other assets...............................................         143
      Liabilities assumed........................................    (149,662)
                                                                    ---------
                                                                    $ 953,037
                                                                    =========

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

4. Property and Equipment

  Property and equipment are summarized as follows:

                                                  December 31,     March
                                                -----------------   31,
                                                  1997     1998     1999
                                                -------- -------- --------
                                                 (in thousands)   (unaudited)
      Pagers................................... $196,791 $176,610 $190,903
      Radio transmission equipment.............  202,296  203,048  204,054
      Computer equipment.......................   30,896   32,679   32,866
      Furniture and fixtures...................   20,918   22,019   21,187
      Leasehold improvements...................   14,652   16,516   16,745
      Construction in progress.................    1,128   11,624   13,140
      Land, buildings and other................    7,911    6,697    6,591
                                                -------- -------- --------
                                                 474,592  469,193  485,486
      Accumulated depreciation.................  216,655  249,551  259,920
                                                -------- -------- --------
      Property and equipment, net.............. $257,937 $219,642 $225,566
                                                ======== ======== ========

5. Intangible Assets

                                                  December 31,                            March 31, 1999 (unaudited)
                         -------------------------------------------------------------- ------------------------------
                                      1997                            1998
                         ------------------------------- ------------------------------
                                   Accumulated                    Accumulated                    Accumulated
                           Cost    Amortization   Net      Cost   Amortization   Net      Cost   Amortization   Net
                         --------- ------------ -------- -------- ------------ -------- -------- ------------ --------
FCC Licenses............ $ 261,323   $ (8,918)  $252,405 $261,523   $(16,891)  $244,632 $261,623   $(18,937)  $242,686
Customer lists..........    64,430    (21,477)    42,953   64,430    (42,953)    21,477   64,430    (48,323)    16,107
                         ---------   --------   -------- --------   --------   -------- --------   --------   --------
                         $ 325,753   $(30,395)  $295,358 $325,953   $(59,844)  $266,109 $326,053   $(67,260)  $258,793
                         =========   ========   ======== ========   ========   ======== ========   ========   ========

  MobileMedia is not amortizing the cost of two nationwide Personal Communications Services ("PCS") licenses, one acquired directly from the FCC and the other as a result of the MobileComm acquisition, because the construction of paging networks related to such licenses has not been completed. These networks are expected to begin commercial operation in 1999 and, accordingly, amortization of these licenses will begin at such time.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

6. Debt

  Debt is summarized as follows:

                                                   December 31,      March 31,
                                                ------------------- -----------
                                                   1997      1998      1999
                                                ---------- -------- -----------
                                                                    (unaudited)
      DIP credit facility...................... $   10,000 $    --   $  5,000
      Revolving loan...........................     99,000   72,900    72,900
      Term loan................................    550,000  406,100   406,100
      10 1/2% Senior Subordinated Deferred
       Coupon Notes due December 1, 2003.......    174,125  174,125   174,125
      9 3/8% Senior Subordinated Notes due
       November 1, 2007........................    250,000  250,000   250,000
      Dial Page Notes..........................      1,570    1,570     1,570
      Note Payable.............................        986      986       986
                                                ---------- --------  --------
        Total debt............................. $1,085,681 $905,681  $910,681
                                                ========== ========  ========

  The debt obligations of MobileMedia include:

    1) A debtor-in-possession credit facility ("DIP Facility") with a syndicate of lenders including The Chase Manhattan Bank, as Agent (the "DIP Lenders"). As of March 31, 1999 there was $5,000 of borrowings outstanding under this facility, as of December 31, 1998 there were no funded borrowings and as of December 31, 1997, there was $10,000 of borrowings outstanding under this facility. MobileMedia is subject to certain financial and operating restrictions customary to credit facilities of this type including a limitation on periodic capital expenditures, minimum allowable periodic EBITDA and retention of a turnaround professional. Additionally, MobileMedia is required to make monthly interest payments to the DIP Lenders and pay a commitment fee of 0.5% on any unused portion of the DIP Facility. The DIP Facility bears interest at a rate of LIBOR plus 250 basis points or Base Rate plus 150 basis points, at the option of MobileMedia. During 1997, the Debtors drew down $47,000 of borrowings and repaid $37,000 under the DIP Facility. During January and February, 1998 the Debtors repaid an additional $10,000. On January 27, 1998, the DIP Facility was amended and reduced from $200,000 to $100,000. On August 12, 1998, MobileMedia received approval from the Bankruptcy Court to extend the DIP Facility to March 31, 1999 and further reduce it from $100,000 to $75,000. MobileMedia has negotiated an extension of the DIP Facility through and including December 31, 1999.

    2) A $750,000 senior secured and guaranteed credit agreement (the "Pre-Petition Credit Agreement") with a syndicate of lenders including The Chase Manhattan Bank, as Agent. As of March 31, 1999 and December 31, 1998 there was $479,000 outstanding under this facility consisting of term loans of $101,500 and $304,600 and loans under a revolving credit facility totaling $72,900. This agreement was entered into on December 4, 1995, in connection with the financing of the MobileComm Acquisition. Commencing in 1996 MobileMedia was in default under this agreement. As a result of such default and the bankruptcy filing, MobileMedia has no borrowing capacity under this agreement. Since the Petition date, MobileMedia has brought current its interest payments and has been making monthly payments to the lenders under the Pre-Petition Credit Agreement equal to the amount of interest accruing under such agreement. On September 3, 1998, MobileMedia repaid $170,000 of borrowings under the Pre-Petition Credit Agreement with proceeds from the Tower Sale (see Note 3).

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)


    3) $250,000 Senior Subordinated Notes due November 1, 2007 (the "9 3/8% Notes") issued in November 1995. These notes bear interest at a rate of 9 3/8% payable semi-annually on May 1 and November 1 of each year. On November 1, 1996, MobileMedia did not make its scheduled interest payment on its 9 3/8% Notes which constituted an event of default. The note holders have not exercised any rights or remedies afforded holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

    4) $210,000 of Senior Subordinated Deferred Coupon Notes (the "Deferred Coupon Notes") issued, at a discount, in November 1993. The Deferred Coupon Notes accrete at a rate of 10 1/2%, compounded semi-annually, to an aggregate principal amount of $210,000 by December 1, 1998 after which interest is paid in cash at a rate of 10 1/2% and is payable semi-annually. By virtue of the missed interest payments on the 9 3/8% Notes and the Pre-Petition Credit Agreement an event of default has occurred. The note holders have not exercised any rights or remedies afforded such holders (which rights include, but are not limited to, acceleration of the stated maturity of the notes). Since the Petition date, any such right or remedy is subject to the automatic stay created by the Bankruptcy Code.

 Interest Expense on Debt

  Interest paid during the years ended December 31, 1996, 1997 and 1998, and the three months ended March 31, 1998 and 1999 (unaudited) was $65,978, $70,817, $51,560, $13,915 and $9,383 respectively. Total interest cost incurred for the years ended December 31, 1996, 1997 and 1998 was $94,231, $68,409 and $53,982, respectively of which $1,292, $176 and $228 was capitalized. Total interest cost incurred for the three months ended March 31, 1998 and 1999 (unaudited), was $14,793 and $10,248, respectively, of which $21 and $149 was capitalized.

  Subsequent to the Petition date, interest was accrued and paid only on the Pre-Petition Credit Agreement and the DIP Facility. If not for the filing, interest expense for the year ended December 31, 1997 and 1998 and March 31, 1998 and 1999 (unaudited), would have been approximately $104,152, $97,776, $25,724 and $21,187, respectively.

7. Income Taxes

  The components of income tax benefit (expense) are as follows:

                                                           Year Ended December
                                                                   31,
                                                          ---------------------
                                                           1996   1997   1998
                                                          ------- ----- -------
      Current:
        Federal.......................................... $   --  $ --  $(1,757)
        State and local..................................     --    --   (2,201)
                                                          ------- ----- -------
                                                              --    --   (3,958)
      Deferred:
        Federal..........................................  52,081   --      --
        State and local..................................  17,361   --      --
                                                          ------- ----- -------
          Total.......................................... $69,442 $ --  $(3,958)
                                                          ======= ===== =======

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)


  MobileMedia is included in the Parent's consolidated federal income tax return. Income taxes are presented in the accompanying financial statements as if MobileMedia filed tax returns as a separate consolidated entity.

  A reconciliation of income tax benefit (expense) and the amount computed by applying the statutory federal income tax rate to loss before income taxes is as follows:

                                                    Year Ended December 31,
                                                   ---------------------------
                                                     1996     1997      1998
                                                   --------  -------  --------
Tax benefit (expense) at federal statutory rate... $395,285  $43,604  $(13,838)
Goodwill and intangible amortization and
 writedown........................................  (95,362)     --        --
State income taxes................................      --       --     (1,783)
Nondeductible expenses............................      --       --     (4,765)
Valuation allowance on federal deferred tax
 assets........................................... (230,481) (43,604)   16,428
                                                   --------  -------  --------
  Total........................................... $ 69,442  $   --   $ (3,958)
                                                   ========  =======  ========

  Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for federal and state income tax purposes. The components of deferred tax liabilities are as follows:

                                                              December 31,
                                                            ------------------
                                                              1997      1998
                                                            --------  --------
Deferred tax liabilities:
  Difference in book and tax basis of fixed assets......... $ 10,206  $ 19,974
  Other....................................................       68        27
                                                            --------  --------
    Deferred tax liabilities...............................   10,274    20,001
Deferred tax assets:
  Tax credit carryforwards.................................      --      1,757
  Accounts receivable reserves.............................   10,578     6,000
  Differences between the book and tax basis of intangible
   assets..................................................  128,462   121,526
  Difference between book and tax basis of accrued
   liabilities.............................................    5,089     4,794
  Net operating loss carryforward..........................  161,840   135,458
  Deferred gain on tower sale..............................      --     27,378
                                                            --------  --------
    Total deferred assets..................................  305,969   296,913
    Valuation allowances for deferred tax assets........... (298,350) (279,567)
                                                            --------  --------
    Deferred tax assets....................................    7,619    17,346
                                                            ========  ========
    Net deferred tax liabilities........................... $  2,655  $  2,655
                                                            ========  ========

  As of December 31, 1998, MobileMedia has available net operating loss carryforwards for tax purposes of approximately $330,000 which expire in years 2008 through 2012. Utilization of these losses may be limited under Section 382 of the Internal Revenue Code.

  MobileMedia believes consummation of the public offering of 15,525,000 shares of Parent's Class A Common Stock on November 7, 1995 caused an ownership change for MobileMedia for purposes of Section 382 of the Code. As a result, the use of MobileMedia's pre-ownership change net operating loss

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)
carryforwards will be limited annually by the Section 382 Limitation, which is estimated to be approximately $40,000. In addition, if a second ownership change has occurred subsequent to November 7, 1995, which has not yet been determined, use of MobileMedia's net operating losses would be severely limited. It is also anticipated that the net operating loss carryforwards and certain other tax attributes of MobileMedia will be substantially reduced and their utilization signifantly limited as a result of consummation of the Plan.

8. Leases

  Certain facilities and equipment used in operations are held under operating leases. Rental expenses under operating leases were $44,574, 43,453, $40,936, $10,423 and $12,989 for the years ended December 31, 1996, 1997 and 1998 and the three months ended March 31, 1998 and 1999 (unaudited), respectively. At December 31, 1998, the aggregate minimum rental commitments under leases were as follows:

      1999............................................................. $ 48,951
      2000.............................................................   25,457
      2001.............................................................   19,250
      2002.............................................................   15,726
      2003.............................................................   13,327
      Thereafter.......................................................   15,783
                                                                        --------
                                                                        $138,494
                                                                        ========

9. Employee Benefit Plans

  MobileMedia has adopted a retirement savings plan that allows all employees who have been employed for one year and have at least 1,000 hours of credited service to contribute and defer up to 15% of their compensation. Effective February 1, 1996, MobileMedia began a matching contribution of 50% of the first 2% of the elected deferral plus an additional 25% of the next 4% of the elected deferral. MobileMedia's matching contribution was $700 in 1996, $730 in 1997 and $692 in 1998 and $160 and $178 for the three months ended March 31, 1998 and 1999 (unaudited), respectively.

10. Stock Option Plans

  MobileMedia has two stock option plans under which approximately 1.3 million options are currently outstanding. Under the proposed Plan of Reorganization, MobileMedia's equity holders will receive no value for their ownership interests in the Company, and accordingly, the options are also deemed to have no value.

11. Commitments and Contingencies

  MobileMedia is party to a number of lawsuits and other matters arising in the ordinary course of business.

  As announced on September 27, 1996 and October 21, 1996, MobileMedia disclosed that misrepresentations and other violations had occurred during the licensing process for as many as 400 to 500, or approximately 6% to 7%, of its approximately 8,000 local transmission one-way paging stations. MobileMedia caused an investigation to be conducted by its outside counsel, and a comprehensive report regarding these matters was provided to the FCC in the fall of 1996.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)

  On January 13, 1997, the FCC issued a Public Notice relating to the status of certain FCC authorizations held by MobileMedia. Pursuant to the Public Notice, the FCC announced that it had (i) automatically terminated approximately 185 authorizations for paging facilities that were not constructed by the expiration date of their construction permits and remained unconstructed, (ii) dismissed as defective approximately 94 applications for fill-in sites around existing paging stations because they were predicated upon unconstructed facilities and (iii) automatically terminated approximately 99 other authorizations for paging facilities that were constructed after the expiration date of their construction permits. However, the FCC granted MobileMedia interim operating authority to operate transmitters in this last category subject to further action by the FCC.

  On April 8, 1997, the FCC adopted an order commencing an administrative hearing into the qualification of MobileMedia to remain a licensee. The order directed an Administrative Law Judge to take evidence and develop a full factual record on directed issues concerning MobileMedia's filing of false forms and applications. MobileMedia was permitted to operate its licensed facilities and provide service to the public during the pendency of the hearing.

  On June 6, 1997, the FCC issued an order staying the hearing proceeding in order to allow MobileMedia to develop and consummate a plan of reorganization that provides for a change of control of MobileMedia and a permissible transfer of MobileMedia's FCC licenses. The grant of the stay was premised on the availability of an FCC doctrine known as Second Thursday, which provides that, if there is a change of control that meets certain conditions, the regulatory issues designated for administrative hearing will be resolved by the transfer of MobileMedia's FCC licenses to the new owners of MobileMedia and the hearing will not proceed. The stay was originally granted for ten months and was extended by the FCC through October 6, 1998.

  On September 2, 1998, MobileMedia and Arch Communications Group, Inc. ("Arch") filed a joint Second Thursday application. The FCC released an order granting the application on February 5, 1999. The order, which is conditioned on confirmation of the plan and consummation thereof within nine months, expressly terminated the administrative hearing and resolved the issues designated therein. The order denied the parties' request for permanent authority to operate transmitters for which MobileMedia was granted interim authority on January 13, 1997. If the Merger is consummated, Arch must cease operating these facilities within 6 months after the merger. The order also denied the parties' request for a waiver of the spectrum cap (which prohibits narrowband PCS licensees from having ownership interest in more than three channels in any geographic area). Arch must divest any excess channels within 6 months after the merger.

  Prior to the Petition date, five actions allegedly arising under the federal securities laws were filed against MobileMedia and certain of its present and former officers, directors and underwriters in the United States District Court for the District of New Jersey (the "New Jersey District Court"). These actions were subsequently consolidated as In re MobileMedia Securities Litigation, No. 96-5723 (AJL) (the "New Jersey Actions"). A consolidated amended complaint (the "Complaint") was filed on November 21, 1997. The Complaint does not name MobileMedia as a defendant.

  In June 1997, the Debtors initiated an Adversary Proceeding in the Bankruptcy Court to stay the prosecution of the New Jersey Actions. Pursuant to a Stipulation entered into among the Debtors and the plaintiffs in the New Jersey Actions and "So Ordered" by the Bankruptcy Court on October 31, 1997, the plaintiffs in the New Jersey Actions could conduct only limited discovery in connection with the New Jersey Actions and could not file any pleadings, except responses to motions to dismiss, until the earlier of September 30, 1998 and the effective date of a plan of reorganization. On October 21, 1998, the defendents' motion to dismiss the New Jersey Actions filed with the New Jersey District Court on January 16, 1998 was denied.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)


  In addition to the New Jersey Actions, two lawsuits (together, the "California Actions" and, together with the New Jersey Actions, the "Securities Actions") were filed in September 1997 in the United States District Court for the Northern District of California and the Superior Court of California naming as defendants certain former officers and certain present and former directors of MobileMedia, certain investment entities and the Debtors' independent auditors. None of the Debtors is named as defendant in the California Actions.

  On November 4, 1997, the Debtors commenced an adversary proceeding in the Bankruptcy Court seeking to stay the prosecution of the California Actions against the named defendants. At hearings held on December 10, 1997 and May 29, 1998, the Bankruptcy Court enjoined the plaintiffs in the California Actions until September 15, 1998 from taking certain actions in connection with the California Actions, with certain exceptions.

  The plaintiffs in both the New Jersey Actions and California Actions are currently conducting discovery of MobileMedia in connection with their prosecution of the actions against the named defendants. Following consummation of the Plan of Reorganization, the Company may be subject to further discovery in these proceedings.

  Neither the New Jersey Actions nor the California Actions name any of the Debtors as a defendant. However, proofs of claim have been filed against the Debtors by the plaintiffs in the New Jersey Actions, and both the New Jersey Actions and the California Actions may give rise to claims against the Debtors' Directors, Officers and Corporate Liability Insurance Policy. It is anticipated that under any plan of reorganization for MobileMedia these Claims will receive no distributions.

12. Other Investments

  On March 21, 1995, MobileMedia purchased a 33% interest in Abacus Communications Partners, L.P., ("Abacus") a Delaware limited partnership, from Abacus Business Services, Inc. for $1,641. Abacus Communications Partners, L.P. is one of MobileMedia's alphanumeric dispatch services providers. The investment has been accounted for under the equity method in accordance with Accounting Principles Board Opinion No. 18. Under the equity method, original investments are recorded at cost and adjusted by MobileMedia's share of undistributed earnings or losses of the purchased company. MobileMedia's share of income (loss) of affiliate, net of distribution, for the years ended December 31, 1996, 1997 and 1998, was $160, $69, and $(87), respectively. On
December 30, 1998 MobileMedia reached an agreement to sell its interest in Abacus to Abacus Exchange Inc. for $1,400 and subsequently completed the sale on January 25, 1999. Accordingly, MobileMedia wrote down its investment in Abacus from $1,612 to $1,400 as of December 31, 1998.

13. Impact of Year 2000 (unaudited)

General

  Computer systems were originally designed to recognize calendar years by the last two digits in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. Any of MobileMedia's computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. As a result, in less than two years, the computerized systems (including both information and

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)
non-information technology systems) and applications used by MobileMedia will need to be reviewed, evaluated and, if and where necessary, modified or replaced to ensure that all financial, information and operating systems are Year 2000 compliant.

 State of Readiness

  MobileMedia has formed an internal task force comprised of representatives of its various relevant departments to address Year 2000 compliance matters. The task force has undertaken a preliminary review of internal and external areas that are likely to be affected by Year 2000 compliance matters and has classified the various areas as mission critical, important or non-critical/non-important.

  With respect to internal matters, MobileMedia has completed a review of its hardware and software to determine whether its business-related applications (including applications relating to distribution, finance, inventories, operations, pager activation, purchasing and sales/marketing) will be Year 2000 compliant. In addition, in the last quarter of 1998, programs designed to identify Year 2000 problems associated with dates embedded in certain business-related files were created and executed to identify any Year 2000 compliance issues. The testing unearthed a few Year 2000 problems all of which have been addressed and retested for Year 2000 readiness. Additional testing took place the first quarter of 1999, which included testing of MobileMedia's financial and human resource software packages. Although the results of these tests are still being analyzed, relatively few Year 2000 problems were identified. There can be no assurance, however, that such testing has detected, or will detect, all compliance issues related to the Year 2000 problem.

  With respect to external matters, MobileMedia has distributed questionnaires and requests for certification to its mission-critical vendors and is in the process of obtaining and reviewing the responses. The questionnaires have requested information concerning embedded technologies of such vendors, the hardware and software applications used by such vendors and the Year 2000 compliance efforts of such vendors. MobileMedia is in the process of evaluating vendor responses and preparing contingency plans based on the responses.

 Estimated Year 2000 Compliance Costs

  MobileMedia has an information technology staff of approximately 68 people that has addressed technical issues relating to Year 2000 compliance matters. Through December 31, 1998, MobileMedia has incurred approximately $50 in costs (excluding in-house labor and hardware) in connection with Year 2000 compliance matters. In addition, MobileMedia has purchased upgraded hardware at a cost of approximately $175 for use as redundant equipment in testing for Year 2000 problems in an isolated production environment. MobileMedia estimates that it will expend approximately $500 on additional hardware, software and other items related to the Year 2000 compliance matters.

  In addition, MobileMedia estimates that it will incur approximately $200 in costs relating to Year 2000 remediation efforts for its paging network hardware. MobileMedia also upgraded its paging network hardware during 1998 and plans further upgrades in fiscal year 1999. Such upgrades have not been and are not expected to be purchased solely for remediation of the Year 2000 compliance problems; such upgrades are not themselves expected to have Year 2000 compliance problems.

               MOBILEMEDIA COMMUNICATIONS, INC. AND SUBSIDIARIES

                             (dollars in thousands)


 Risks Relating to Year 2000 Compliance Matters

  MobileMedia has a goal to become Year 2000 compliant with respect to internal matters during 1999. Although MobileMedia has begun testing of its internal business-related hardware and software applications, there can be no assurances that such testing will detect all applications that may be affected by Year 2000 compliance problems. With respect to external matters, due to the multi-dependent and interdependent issues raised by Year 2000 compliance, including many factors beyond its control, MobileMedia may face the possibility that one or more of its mission-critical vendors, such as its utilities, telephone carriers, equipment manufacturers or satellite carriers, may not be Year 2000 compliant on a timely basis. Because of the unique nature of such vendors, alternate providers may not be available. Finally, MobileMedia does not manufacture any of the pagers, paging-related hardware or network equipment used by MobileMedia or its customers in connection with MobileMedia's paging operations. Although MobileMedia has tested such equipment, it has also relied upon the representations of its vendors with respect to their Year 2000 readiness. MobileMedia can give no assurance as to the accuracy of such vendors' representations.

 Contingency Planning

  MobileMedia has begun the process of assessing contingency plans that might be available in the event of either internal or external Year 2000 compliance problems. To this end, MobileMedia's various internal departments have begun to prepare assessments of potential contingency alternatives. The task force will undertake a review of these assessments in respect of application of contingency plans on a department-by-department basis and on a company-wide basis. MobileMedia intends to complete its contingency planning for Year 2000 compliance during calendar year 1999.

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 We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

                               ----------------

                           SUMMARY TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary........................................................    1
Risk Factors..............................................................    9
Forward-Looking Statements................................................   18
Use of Proceeds...........................................................   18
Capitalization............................................................   19
The Exchange Offer........................................................   20
Selected Historical Consolidated Financial and Operating Data--Arch.......   28
Arch Management's Discussion and Analysis of Financial Condition and
 Results of Operations....................................................   30
Selected Historical Consolidated Financial and Operating Data--MobileMedia
 .........................................................................   40
MobileMedia Management's Discussion and Analysis of Financial Condition
 and Results of Operations ...............................................   42
Unaudited Selected Pro Forma Consolidated Financial Data..................   54
Unaudited Pro Forma Condensed Consolidated Financial Statements...........   55
Industry Overview.........................................................   61
Business..................................................................   66
Management................................................................   79
Principal Stockholders....................................................   85
Description of Outstanding Indebtedness...................................   88
Description of Notes......................................................   92
Material Federal Income Tax Considerations................................  125
Plan of Distribution......................................................  131
Legal Matters.............................................................  132
Experts...................................................................  132
Index to Financial Statements.............................................  F-1

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                                 $147,000,000

               [LOGO OF ARCH COMMUNICATIONS, INC. APPEARS HERE]

                           Arch Communications, Inc.

                               Offer to Exchange

                         13 3/4% Senior Notes due 2008

                          For All Outstanding 13 3/4%

                             Senior Notes due 2008


                           ------------------------

                                  PROSPECTUS

                           ------------------------


                                August 26, 1999

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